As filed with the Securities and Exchange Commission on May 13, 2010

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

US FEDERAL PROPERTIES TRUST, INC.

(Exact name of registrant as specified in its governing instruments)

4705 Central Street

Kansas City, MO 64112

(816) 531-2082

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard Baier

Chief Executive Officer and President

US Federal Properties Trust, Inc.

4705 Central Street

Kansas City, MO 64112

(816) 531-2082

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert R. Kaplan, Jr., Esq. Robert R. Kaplan, Esq. Gregory Kaplan, PLC 7 East Second Street Richmond, Virginia 23224 (804) 423-7921	Edward F. Petrosky, Esq. J. Gerard Cummins, Esq. Sidley Austin LLP 787 Seventh Ave. New York, New York 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting Company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, $0.01 par value per share	$350,000,000	$24,955

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 13, 2010

US Federal Properties Trust, Inc.

             Shares

Common Stock

We are a newly organized, internally-managed real estate company formed to continue and grow our business of acquiring, developing, financing, owning and managing properties leased primarily to the United States of America, acting either through the General Services Administration or another federal government agency or department. Upon completion of this offering and our formation transactions, we will own 15 single-tenant properties, located in 10 states, currently containing 498,245 rentable square feet, all of which are 100% leased by the federal government.

This is our initial public offering. We are offering             shares of our common stock. We anticipate that the initial public offering price will be between $             and $             per share. We intend to apply to list our common stock on the New York Stock Exchange, or NYSE, under the symbol “USFP.” Currently, no public market exists for our common stock.

We are organized as a Maryland corporation and intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our short taxable year ending December 31, 2010. Upon completion of this offering, subject to certain exceptions described in this prospectus, our charter provides that no person may own, or be deemed to own, more than 9.8% by number of shares or value, whichever is more restrictive, of the outstanding shares of our common stock or 9.8% by value of our stock in the aggregate.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 22.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission or other regulatory authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to US Federal Properties Trust, Inc.	$	$

We have granted the underwriters the right to purchase up to             additional shares of our common stock at the public offering price less the underwriting discount within 30 days after the date of this prospectus to cover over-allotments, if any.

The underwriters expect to deliver shares of our common stock on                     , 2010.

Deutsche Bank Securities	UBS Investment Bank

The date of this prospectus is                    , 2010.

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, liquidity, funds from operations, or FFO, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, references to “company,” “we,” “us” or “our” refer to (1) US Federal Properties Trust, Inc., a Maryland corporation, and its consolidated subsidiaries, including US Federal Properties Partnership, LP, a Delaware limited partnership, which we refer to as “our operating partnership,” and BC Development Co.—USFP, LLC, a Delaware limited liability company that is a subsidiary of our operating partnership, which we refer to as “our development company,” except where it is clear from the context that the term means only the issuer of the shares of our common stock, US Federal Properties Trust, Inc., and (2) with respect to the period prior to this offering, the business of DHS Denver, LLC, or “DHS Denver,” Great Falls Courthouse, LLC, or “Great Falls,” Jacksonville Field Office, LLC, or “Jacksonville Field,” and DHS Salt Lake LLC, or “DHS Salt Lake”; references to “our contribution properties” refer to the properties contributed to us by our contributors; references to “our acquisition properties” refer to properties we have contracted to acquire upon completion of this offering; references to “our initial properties” refer to our contribution properties and our acquisition properties, collectively; references to “our contributors” refer to Richard Baier, Cathleen M. Baier and Daniel K. Carr in his or her capacity of contributing their equity interests in our contribution properties to us; references to “our predecessor” refer to US Federal Properties Trust Predecessor, which represents a combination

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of Great Falls and Jacksonville Field; references to “BC Development Co.” refer to the development company that is owned by Daniel K. Carr and Cathleen M. Baier, and which will assign its name to our development company; references to “Lane4” refer to Lane4 Management, Inc., a company majority-owned by Richard Baier and Daniel K. Carr; references to “minority owners” refer to owners of minority interests in DHS Denver, Great Falls and Jacksonville Field; references to “our common stock” refer to common stock, $0.01 par value per share, in US Federal Properties Trust, Inc.; references to “OP units” refer to units of limited partnership interest in our operating partnership that are redeemable for cash or exchangeable, at our option, for shares of our common stock on a one-for-one basis, subject to certain adjustments; “RSUs” refer to our restricted stock units which are contractual promises to deliver shares of our common stock in the future upon satisfaction of certain conditions; references to “our charter” or “our bylaws” refer to our Articles of Amendment and Restatement or our Amended and Restated Bylaws, respectively; references to “annualized base rent,” unless otherwise specified, refer to the base rent payable for March 2010, multiplied by 12, without reference to any operating cost adjustments; and references to “weighted-average,” unless otherwise specified, refer to averages weighted by rentable square feet. Unless otherwise indicated, the information contained in this prospectus assumes that (a) the shares of our common stock to be sold in this offering are sold at $         per share, the mid-point of the price range set forth on the cover page of this prospectus, and (b) the underwriters’ over-allotment option is not exercised.

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PROSPECTUS SUMMARY

This summary highlights some of the information included elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before making a decision to invest in shares of our common stock. In addition to this summary, you also should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus.

US Federal Properties Trust, Inc.

We are a newly organized, internally-managed real estate company formed to continue and grow the business of acquiring, developing, financing, owning and managing properties leased primarily to the United States of America, acting either through the General Services Administration, or GSA, or another federal government agency or department, carried out through our predecessor and related entities prior to this offering. Our senior management team is led by Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, who, together with, Daniel K. Carr, our Executive Vice President and Chief Development Officer, and Cathleen M. Baier, our Executive Vice President, Government Operations, founded our business. In 1998, Messrs. Baier and Carr began pursuing developments of build-to-suit federal government-leased properties. Ms. Baier joined Messrs. Baier and Carr in 2003 and together they developed build-to-suit federal government-leased properties under the name “BC Development.” They have developed eight federal government-leased build-to-suit properties since 2001 and are currently developing one additional such property, containing an aggregate of 605,190 rentable square feet, including all of our contribution properties. We intend to grow our portfolio primarily through acquisitions of federal government-leased properties and by developing build-to-suit federal government-leased properties secured through competitive bidding. We believe that the strong credit quality of the federal government tenant base, combined with our long-term leases, will enable us to generate attractive risk-adjusted returns.

Upon completion of this offering and our formation transactions, we will own 15 single-tenant federal government-leased properties (including our 11 acquisition properties) currently containing 498,245 rentable square feet. One of our initial properties, which we anticipate will contain 69,225 rentable square feet, is currently under development and is targeted for completion in the fall of 2011. We cannot assure you that we will acquire any or all of our acquisition properties on the terms contemplated in the respective purchase agreements, or at all. As of March 31, 2010, the weighted-average age of our initial properties currently in service was 15.1 months, the weighted-average remaining lease term of our initial properties currently in service, assuming the exercise of all early termination rights, was 12.3 years, and the weighted-average remaining lease term of our initial properties currently in service, assuming no early termination rights are exercised, was 14.5 years. All of our initial properties are 100% leased by the federal government on behalf of agencies and departments such as the Federal Bureau of Investigation, or the FBI, the federal courts, the Social Security Administration, or the SSA, the Department of Veteran’s Affairs, or the VA, and the Department of Homeland Security, or the DHS.

We also have identified a pipeline of potential acquisitions to enhance our portfolio and have entered into two non-binding letters of intent for the acquisition of two properties leased to the federal government. The first property contains approximately 31,000 square feet and has a purchase price of approximately $8 million. The second property contains approximately 112,000 square feet and has a purchase price of approximately $2.9 million plus the assumption of debt encumbering the property of approximately $20 million. We cannot assure you that we will enter into agreements for the acquisition of either or both of these properties on the terms contemplated in such letters of intent or ultimately will consummate their acquisition.

From 1967 to March 2010, the amount of GSA leased space grew from 46 million square feet to 188 million square feet. We believe the growth in GSA leasing will continue into the future due to federal government budgetary policies that generally focus on cash expenditures rather than cost accruals, making it difficult for the federal government to commit to large scale capital investments to develop new federal government-owned properties. We further believe that increased government regulation under the present administration, in part to address issues such as financial institution and healthcare reform, may substantially increase the federal government’s demand for leased office space.

We believe that due to the economic downturn and the related increase in the U.S. unemployment rate, many owners of federal government-leased properties that own these properties as part of a wider portfolio of office properties are facing financial distress. Higher vacancy rates combined with downward pressure on lease rates have resulted in lower cash flows and made it increasingly difficult for these owners, especially those with significant leverage on their portfolios, to repay or refinance their debt obligations. Accordingly, we believe these owners may be forced to dispose of certain of these properties, including federal government-leased properties, at attractive valuations for buyers.

Our senior management team has extensive experience in acquiring, developing, financing, owning, managing and leasing Class A office properties, including federal government-leased properties across the U.S. Our senior management team has developed a strong network of relationships with the GSA and with real estate owners, developers, operators, brokers and lenders and possesses an in-depth knowledge of the GSA procurement process, GSA requirements and other GSA considerations. Our senior management team, other than our Chief Financial Officer, has worked together since 2004 and is led by Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, who has over 30 years of experience in commercial real estate and previously held principal and executive positions at CB Richard Ellis and other real estate organizations and served as the President of the Building Owners and Managers Association International, or BOMA, a real estate industry organization with approximately 20,000 members, including the GSA.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our short taxable year ending December 31, 2010.

Our principal executive offices are located at 4705 Central Street, Kansas City, MO, 64112. Our telephone number is (816) 531-2082. Our website is http://www.usfptrust.com. The contents of our website are not a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

Our Properties

Upon completion of this offering and our formation transactions, we will own 15 single-tenant federal government-leased properties (including our 11 acquisition properties) containing 498,245 rentable square feet. One of our initial properties, which we anticipate will contain 69,225 rentable square feet, is currently under development and is targeted for completion in the fall of 2011. Information about our initial properties as of March 31, 2010 is set forth in the table below.

Property/Location	Type of Property	Year Built(1)		Rentable Square Feet(2)	Lease information
					Percent Leased	Federal Government Occupant	Commencement Date, Early Termination Date and Expiration Date	Annualized Base Rent(3)
Our In-Service Contribution Properties
Jacksonville, Florida 6061 Gate Parkway Jacksonville, FL	Office	2009		129,895	100%	FBI	• February 20, 2009 • No early termination • February 19, 2024	$4,676,220

Denver, Colorado 12445 East Caley Ave. Centennial, CO	Office	2009		54,927	100%	DHS	• September 1, 2009 • September 1, 2019(4) • August 31, 2024	1,729,113

Great Falls, Montana(5) 125 West Central Ave. Great Falls, MT	Office	2009		48,411	100%	Federal Courts	• June 26, 2009 • No early termination • June 25, 2029	2,089,902

Subtotal of In-Service Contribution Properties				233,233				$8,495,235

Our Acquisition Properties
Lufkin, Texas 2206 N. John Redditt Dr. Lufkin, TX	Medical	2009		37,000	100%	VA	• August 1, 2009 • No early termination • July 31, 2029	$636,400

Pembroke Pines, Florida 15500 Pines Blvd. Pembroke Pines, FL	Office	2006		30,183	100%	Customs and Border Patrol, or the Border Patrol	• July 18, 2006 • No early termination • July 17, 2021	1,235,994

Lawrence, Massachusetts 2 Mill Street Lawrence, MA	Office	2009		28,325	100%	U.S. Bureau of Citizenship and Immigration Services, or the CIS	• June 8, 2009 • June 7, 2019(6) • June 7, 2024	1,369,570

Richford, Vermont 1629 Saint Albans Road Richford, VT	Office	2009		26,456	100%	Border Patrol	• December 1, 2009 • November 30, 2024(7) • November 30, 2029	953,474

Cleveland, Ohio 20637 Emerald Parkway Cleveland, OH	Office	2007		24,881	100%	Military Entrance Processing Station, or the MEPS	• September 14, 2007 • September 13, 2017(7) • September 13, 2022	741,798

Durham, North Carolina 301 Roycroft Dr. Durham, NC	Office	2008		23,530	100%	CIS	• March 10, 2008 • March 10, 2018(7) • March 9, 2023	966,093

Sevierville, Tennessee 1827 Jack Delozier Dr. Sevierville, TN	Office	2008		21,405	100%	U.S. Department of Transportation, or the DOT	• July 1, 2008 • No early termination • June 30, 2018	582,529

San Antonio, Texas 3438 E. Southcross Blvd. San Antonio, TX	Office	2008		20,700	100%	SSA	• February 15, 2008 • February 14, 2018(6) • February 14, 2023	550,117

Beaumont, Texas 8455 Dishman Road Beaumont, TX	Office	2009		18,609	100%	SSA	• July 17, 2009 • July 17, 2019(6) • July 16, 2024	553,108

Waco, Texas 1700 Lake Air Dr. Waco, TX	Office	2009		17,823	100%	SSA	• August 17, 2009 • August 17, 2019(6) • August 16, 2024	617,523

Centerville, Ohio 7747 Clyo Road Centerville, OH	Office	2008		16,100	100%	FBI	• July 1, 2008 • No early termination • June 30, 2018	491,464

Subtotal of Acquisition Properties				265,012				$8,698,070

Total In-Service Contribution Properties and Acquisition Properties				498,245				$17,193,305

Our Contribution Property in Development
Salt Lake City, Utah 2987 South Decker Lake Dr. Salt Lake City, UT	Office	Fall 2011	(8)	69,225	100%	DHS	• Date of Substantial Completion of the Building • Early termination after tenth year(6) • Fifteen years from commencement date	$2,284,425	(9)

Total				567,470				$19,477,730

(1)	Year built represents the year in which construction was completed.
(2)	Rentable square feet represents total rentable area at the property.
(3)	Annualized base rent means the base rent payable under the applicable lease for March 2010, multiplied by 12, without reference to any operating cost adjustments in such lease.
(4)	Upon 120 days’ notice.
(5)	Subject to a ground lease that expires in 2082.
(6)	Upon 60 days’ notice.
(7)	Upon 90 days’ notice.
(8)	Expected completion date.
(9)	Initial annual base rent upon completion of construction, excluding a one-time rent concession to the federal government of $487,704.

The following charts depict the federal government occupant and geographical diversity of our initial properties, other than our Salt Lake City, Utah development property, based on annualized base rent as of March 31, 2010.

Federal Government Occupant Diversity	Geographical Diversity

Industry Overview and Market Opportunity

The following information only addresses federal government leasing activities conducted under the auspices of the GSA. Certain federal government agencies or departments, such as the Department of Defense or the VA, will lease property directly, through the GSA or both.

Overview of the GSA

Formed in 1949, the GSA is responsible for providing goods, services and workspace facilities to various agencies and departments of the federal government. The GSA is composed of the Federal Acquisition Services Department, Public Buildings Services Department, 12 staff offices that support the GSA, the Office of Inspector General and the Civilian Board of Contract Appeals.

The GSA’s Public Building Services Department is one of the largest commercial real estate organizations in the world. As of September 2009, the GSA’s property inventory consisted of over 8,600 owned and leased assets with approximately 352 million square feet, housing over one million federal employees, according to the GSA 2009 Agency Financial Report. According to the GSA Government Leasing News Winter 2008 Report, the amount of GSA-owned space has remained relatively constant from 1967 to 2007, while the amount of GSA-leased space has grown from 46 million square feet to 178 million square feet during the same period. The GSA’s total leased portfolio space is expected to further grow to 194 million square feet and 197 million square feet by the end of 2010 and 2011, respectively, according to the GSA Real Property Activities Federal Funds Budget for the years 2010 and 2011.

Growth in GSA Leased Space

Sources: GSA Government Leasing News Winter 2008 Report, GSA March 2010 Lease Inventory and GSA Real Property Activities Federal Funds Budget for 2011.

We believe the growth in GSA leasing will continue into the future due to federal government budgetary policies that generally focus on cash expenditures rather than cost accruals. Additionally, the buildings in the GSA’s owned portfolio have an average age of 46 years and currently require approximately $5 billion in repairs and alterations, according to the GSA 2009 Agency Financial Report. This may result in GSA utilizing an increasing portion of its public building services budget to repair and maintain its existing owned properties. We believe that the above factors may make it difficult for the GSA to commit to large scale capital investments to develop new GSA-owned properties. We further believe that increased government regulation under the present administration, in part to address issues such as financial institution and healthcare reform, may substantially increase the federal government’s demand for leased office space.

GSA Build-to-Suit Lease Procurement Process

The GSA build-to-suit lease procurement process is detailed, requiring in-depth knowledge of GSA policies and procedures. GSA procurement bids are generally awarded on the basis of best-value proposals, not just on the lowest-price basis, but on a combination of technical expertise, cost factors and development experience. Developers need to possess niche construction expertise and exhibit comprehensive knowledge of GSA security standards and “green lease,” Leadership in Energy and Environmental Design, or LEED®, accreditation policies. The above factors contribute to high barriers to entry for new developers in the GSA build-to-suit lease market.

As illustrated in the chart below, the GSA build-to-suit lease market has increased occupancy by 26 million square feet from 2000 to 2009.

Cumulative Increase in GSA Build-to-Suit Lease Occupancy Since 2000 (1)

Source: GSA—March 2010 Lease Inventory.

(1)	Comprised of properties with total rentable space greater than 20,000 square feet that are 100% leased by the GSA.

Competitive Landscape and Investment Opportunities

We believe that the federal government leasing market is highly fragmented with the majority of ownership concentrated among small regional entities. Our competitors in the federal government-leasing market include REITs, private equity investors, high net worth individuals and local, regional and national owners and developers. Many of these real estate industry participants currently own federal government-leased properties as part of a broader portfolio of office properties. Due to the economic downturn and the related increase in the U.S. unemployment rate, demand for office space generally has significantly declined. As a result, vacancy rates for commercial tenants have increased and there has been downward pressure on lease rates. Accordingly, we believe that many real estate industry participants owning office properties, especially those with significant leverage on their portfolios, are facing difficulties repaying or refinancing their debt obligations due to lower cash flows and may be forced to dispose of certain of their properties, which may include federal government-leased properties.

Until recently, financing was readily available for project developers in the GSA build-to-suit leased property market. However, we believe that the current credit market conditions have severely impacted the availability of construction debt financing. We believe that this may force many of our competitors that are currently executing GSA build-to-suit development projects to seek financing from sources other than traditional construction lenders to meet their capital needs.

We are aware of several instances where the GSA awarded a project to a qualified developer and the developer subsequently failed in its efforts to obtain construction debt financing. As a result, the GSA now requires developers to provide fully committed debt financing as part of their final bid. We will look to actively capitalize on opportunities that would implement our growth strategies, which may include entering into joint-development projects.

Competitive Strengths

We believe that we distinguish ourselves from other owners, operators and developers of federal government-leased properties through the following competitive strengths:

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Successful and Extensive Track Record Working with the GSA. Our senior management team has a proven track record in federal government build-to-suit property development that we believe provides us with a significant advantage over other developers in competing for future federal government build-to-suit development contracts. The GSA build-to-suit process is detailed and requires significant technical expertise as well as extensive knowledge of GSA building requirements. Our senior management team has developed a strong network of relationships with the GSA and possesses an in-depth knowledge of the GSA procurement process, GSA requirements and GSA organizational dynamics. Our contributors have developed eight federal government-leased build-to-suit properties under our BC Development brand since 2001 and are currently developing one additional such property, containing an aggregate of 605,190 rentable square feet with a cost of over $170 million (including $18.2 million that we estimate will be incurred in connection with the development of our Salt Lake City, Utah property).

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Experienced Senior Management Team With In-Depth Knowledge of Commercial Real Estate. Our senior management team has extensive experience in acquiring, developing, financing, owning, managing and leasing Class A office properties, including federal government-leased properties across the U.S. Our senior management team also has developed relationships with real estate owners, developers, brokers and lenders. As a result, they have acquired or developed over $820 million of commercial real estate properties, based on the aggregate purchase price or cost of the properties (including $18.2 million that we estimate will be incurred in connection with the development of our Salt Lake City, Utah property).

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Internally Managed REIT with Strong In-House Capabilities. We are internally managed and possess significant asset management expertise, including underwriting and leasing capabilities. We believe we are one of the few companies focused on the federal government real estate market that combines a strong understanding of the evolving real estate needs of the federal government with the capability to acquire large scale assets and develop high quality build-to-suit federal government-leased properties nationally and then, in each case, to oversee the operation of the properties effectively.

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High Quality, Newer Portfolio that is 100% Long-Term Leased to the Federal Government. Upon completion of this offering and our formation transactions, we will own a portfolio consisting of 15 single-tenant federal government-leased properties currently containing 498,245 rentable square feet, all of which are 100% leased by the federal government. As of March 31, 2010, the weighted-average age of our initial properties currently in service was 15.1 months, the weighted-average remaining lease term of our initial properties currently in service, assuming the exercise of all early termination rights, was 12.3 years, and the weighted-average remaining lease term of our initial properties currently in service, assuming no early termination rights are exercised, was 14.5 years. The earliest lease termination or expiration date is September 13, 2017.

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Strong Credit Quality of Our Federal Government Tenant Base. Our federal government leases are full faith and credit obligations of the United States and are not subject to the risk of government appropriations. The GSA lease market is characterized by high rates of lease renewals, with net renewal rates from 2002 to 2008 of 94% according to the GSA’s website. In addition, federal government leases typically provide for inflation-linked increases associated with certain property operating costs that mitigate the variability in those costs. We expect that the strong credit quality of our federal government tenant base, our long-term leases, our partial operating cost reimbursements and our relatively low tenant improvements and leasing commissions will collectively contribute to the stability of our operating income.

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Growth Oriented Capital Structure with No Legacy Issues and Access to Financing. We intend to finance future acquisitions and developments with a combination of the remaining net proceeds from this offering, borrowings under our revolving credit facility, which we intend to enter into upon or shortly following completion of this offering, the issuance of equity and debt securities in the capital markets, mortgage indebtedness and short-term construction loans. We expect that our enhanced access to capital as a public company will provide us with a significant advantage in acquiring single-tenant federal government-leased properties and securing federal government build-to-suit development contracts, as many of the real estate participants focused in these areas are private companies. In addition, we believe that the strong credit quality of our federal government tenant base will provide us with greater access to attractive financing opportunities as compared to non-government tenant-focused companies.

Our Business and Growth Strategies

Our objective is to maximize total returns for our stockholders through the pursuit of the following business and growth strategies:

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Focus on Newer Properties Leased Primarily to the Federal Government. We will seek to acquire or develop properties leased to the federal government that meet or exceed the federal government’s security, environmental and other standards and requirements for leased properties. Our business principally focuses on important agencies and departments of the federal government such as the FBI, the federal courts, the SSA, the VA and the DHS. We believe that the anticipated increase in leased properties by the federal government and the strong credit quality of our federal government tenant base, combined with our focus on long-term leases, will enable us to generate attractive risk-adjusted returns.

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Pursue Attractive Acquisition Opportunities. We believe there are and will be attractive acquisition opportunities for properties leased primarily to the federal government that will generate attractive risk-adjusted returns. We intend to pursue acquisitions through our existing relationships with other developers of federal government properties, the GSA and other governmental agency-owners and other owners of office properties and industry participants around the country. As a public company, we believe that owners will view us as a more attractive and credible buyer than many private competitors.

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Pursue Development of New Properties Leased in Advance to the Federal Government. We will continue to develop build-to-suit federal government properties through our internal development capabilities and use of our BC Development brand. We currently have six in-process bids with the GSA. Generally, we plan to work with the federal government to design and build Class A office properties that are over 20,000 rentable square feet and meet predetermined security, environmental and other specifications. We believe that our thorough understanding of the federal government’s procurement processes and standards, our long-standing relationships with the GSA and other agencies and departments of the federal government and other industry participants and our differentiated capabilities will enable us to compete effectively for federal government development opportunities. Projects leased in advance to the federal government eliminate speculative lease-up risks and reduce financing risks because the federal government typically commits to lease 100% of development projects on a long-term basis.

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Form Joint-Development Projects with Third-Party Developers to Acquire Federal Government-Leased Properties. We intend to pursue joint-development projects with third-party developers that have received an award for the development of federal government properties. We believe that our experience and access to capital will make us an attractive partner, particularly when compared to small regional and private developers. In a joint-development project, we and a third-party developer would collaborate to complete a development project, and we would agree to acquire the property prior to or upon completion of the development. We believe that this is an attractive growth strategy because the market for the development of federal government properties is highly fragmented.

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Active Asset Management. Our senior management team will use disciplined asset management and leasing strategies designed to maximize each property’s performance and value. In particular, we intend to expand our properties where possible, focus on increasing rental rates upon lease renewals and reducing operating expenses, analyze property values in an effort to decrease real estate tax assessments and selectively pursue strategic acquisitions, developments, redevelopments and dispositions. We expect that these strategies will enhance property operating results and valuations without the necessity of relying on recovering real estate and general economic market fundamentals.

Summary Risk Factors

An investment in our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” before making a decision to invest in our common stock.

•	Our primary business is currently limited to the ownership and operation of single-tenant federal government-leased properties.

•	We were organized recently and our senior management team has no experience in operating a REIT or public company.

•	We cannot assure you that we will be able to consummate the purchase of any or all of our acquisition properties or to integrate them successfully into our business.

•	We anticipate that our initial properties will be widely dispersed geographically, which may adversely affect our ability to manage them effectively.

•

In connection with our formation transactions, we expect to increase substantially the number of properties that we own. These and other future property acquisitions and developments may not yield the returns we expect and could result in disruptions to our business, strain our resources and/or dilute our common stockholders.

•

Our growth depends, in part, on successfully identifying and consummating acquisitions of single-tenant federal government-leased properties, and any delay or failure on our part to identify, finance and consummate acquisitions on favorable terms could materially and adversely affect us.

•

Developing and redeveloping properties will expose us to additional risks beyond those associated with owning and operating federal government-leased properties and could materially and adversely affect us.

•	If we are unable to renew leases or re-let space promptly on favorable terms or tenants choose not to exercise any available lease renewal options, we could be materially and adversely affected.

•	Most of our leases include early termination provisions that permit the federal government to terminate its lease with us prior to the lease expiration date.

•	An increase in the amount of federal government-owned real estate relative to federal government-leased real estate may materially and adversely affect us.

•	The federal government’s “green lease” policies may materially and adversely affect us.

•	Competition may impede our ability to attract and retain tenants or re-let space, which could materially and adversely affect us.

•

We are generally required to pay for all maintenance, repairs, base property taxes, utilities and insurance; amounts recoverable under our leases for increased operating costs may be less than the actual costs we incur.

•	The departure of any of our key personnel with long-standing business relationships could materially and adversely affect us.

•	Our tax protection agreements could limit our ability to sell or otherwise dispose of our contribution properties or make any such sale or other disposition more costly.

•

Any sale by our contributors or other members of our senior management team of ownership interests in us and speculation about such possible sales may materially and adversely affect the market price of our common stock.

•	We may be assuming unknown or unquantifiable liabilities, including environmental liabilities, associated with our initial properties, and such liabilities could materially and adversely affect us.

•	We may pursue less vigorous enforcement of the terms of our agreements with our contributors and Lane4 because of conflicts of interest, which could materially and adversely affect us.

•

Our future debt obligations may expose us to interest rate fluctuations and the risk of default and may leave us with insufficient cash to meet our debt service requirements and repay our debt, satisfy our operational requirements, pay dividends to our stockholders (including those necessary for our qualification as a REIT) and successfully execute our growth strategy.

•	Our inability to obtain financing on favorable terms, or at all, particularly in light of ongoing conditions in the lending and capital markets, could materially and adversely affect us.

•

We have not obtained appraisals of our initial properties in connection with this offering and our formation transactions, and the consideration paid by us for our initial properties may exceed their individual fair market values.

•	Our contributors exercised significant influence with respect to the terms of our formation transactions.

•	Certain provisions of Maryland law could inhibit a change in control of us, which, in turn, may negatively affect the market price of our common stock.

•	Our failure to qualify or remain qualified as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

•	Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

•

There is currently no public market for our common stock and an active trading market for our common stock may not develop following this offering, which would negatively affect the market price of our common stock and make it more difficult for you to sell your shares on favorable terms, or at all.

•

Future issuances of debt securities, which would rank senior to our common stock upon our liquidation, and future issuances of equity securities (including OP units), which would dilute the holdings of our existing common stockholders and may be senior to our common stock for the purposes of making distributions, periodically or upon liquidation, may negatively affect the market price of our common stock.

•	We cannot assure you as to the timing, form or amount of any dividends to our common stockholders.

Our Organizational Structure

We were formed as a Maryland corporation on March 9, 2010. We are internally-managed and self-administered. Our operating partnership was formed as a Delaware limited partnership on April 21, 2010, and our development company was formed as a Delaware limited liability company on April 27, 2010. We are the sole general partner of our operating partnership, and our operating partnership is the sole owner of our development company. We will conduct substantially all of our business through our operating partnership and its subsidiaries, including our development company. Upon completion of this offering and our formation transactions, we will own a     % limited partnership interest in our operating partnership. The remaining     % limited partnership interest will be owned by our contributors and the minority owners.

Formation Transactions

Prior to or concurrently with this offering, we will have engaged in the following formation transactions that are designed to consolidate the ownership of our contribution properties under our operating partnership, facilitate the acquisition of our acquisition properties and enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our short taxable year ending December 31, 2010:

•	We will contribute the net proceeds of this offering to our operating partnership in exchange for a number of OP units equal to the number of shares of our common stock sold in this offering.

•	Pursuant to the contribution agreement among our contributors, the minority owners, our operating partnership and us:

•

our operating partnership will acquire 100% of the ownership interests in our contribution properties in exchange for (1) with respect to our contributors, an aggregate of              OP units and $             in cash and (2) with respect to the minority owners, an aggregate of              OP units, with the cash consideration to be paid using a portion of the net proceeds from this offering;

•

our contributors and the minority owners have severally agreed to indemnify us for a period of one year with respect to the breach of any representation, warranty, covenant or agreement made or to be performed by them contained in the contribution agreement for claims over $50,000 in the aggregate, subject to a cap equal to the value of the OP units issued pursuant to the contribution agreement;

•

we have agreed to indemnify our contributors and the minority owners for a period of one year with respect to the breach of any representation, warranty, covenant or agreement made or to be performed by us or our operating partnership contained in the contribution agreement, and we have also agreed to indemnify our contributors with respect to any failure by us to comply with the development requirements of the lease for our Salt Lake City, Utah property; and

•

our operating partnership has agreed to remit to our contributors payments received from the federal government in respect of $             of change orders completed during the development of our in-service contribution properties and invoiced but unpaid as of the completion of this offering.

•

Pursuant to purchase and sale agreements between certain third-party sellers and BC Development Co., which will be assigned to our operating partnership or wholly-owned subsidiaries of our operating partnership, our operating partnership or its subsidiaries will acquire, subject to the satisfaction of all closing conditions, our 11 acquisition properties for an aggregate purchase price of approximately $77.5 million, including the reimbursement of deposits aggregating $380,000 in respect of our acquisition properties made or required to be made by BC Development Co., and an aggregate of $             transaction costs, including the reimbursement of $             transaction costs advanced by BC Development Co., in each case in cash with a portion of the net proceeds from this offering.

•

We will pay to BC Development Co. $             in cash with a portion of the net proceeds from this offering for the reimbursement of advances relating to out of pocket costs associated with our formation, this offering and the purchase of our acquisition properties (excluding $380,000 of property deposits and $             of transaction costs).

•

Effective upon completion of this offering, we will enter into tax protection agreements with our contributors and the minority owners. Pursuant to the terms of these agreements, if we sell or otherwise dispose of any interest in any of our contribution properties that generates more than $             of built-in gain for our contributors and the minority owners, as a group, in any single year through December 31, 2020, we will indemnify our contributors and the minority owners for tax liabilities incurred with respect to an aggregate built-in gain in excess of $             and tax liabilities incurred as a result of such tax protection payment. The required indemnification will decrease ratably over the course of the term of the tax protection agreements, declining to zero by the end of 2020. The aggregate built-in gain on our contribution properties upon completion of this offering is estimated to be approximately $            . In addition, our tax protection agreements will provide that, during the period from the completion of this offering through December 31, 2020, our operating partnership will offer our contributors and the minority owners who received OP units in our formation transactions and who continue to hold such OP units the opportunity to guarantee an aggregate of $             of our operating partnership’s debt. If we fail to make such opportunities available, we will be required to deliver to each such contributor or minority owner, as the case may be, a cash payment intended to approximate such contributor’s or minority owner’s tax liability resulting from our failure to make such opportunities available to such contributor or minority owner, including any gross up necessary to cover any income tax incurred by such contributor or minority owner as a result of such tax protection payment.

•

Pursuant to an assignment agreement between our development company and BC Development Co., our development company will acquire the intellectual property rights to the BC Development name and brand in perpetuity. Furthermore, BC Development Co. has six in-process bids with the GSA and, in the assignment agreement, it will agree that, if any or all of these bids are awarded to it, it will designate a special purpose entity wholly owned by our operating partnership to receive each such award. Our development company will license the BC Development name back to BC Development Co. until all outstanding bids have been awarded.

•

We expect to repay all of the outstanding mortgage indebtedness encumbering our three in-service contribution properties, which was $77.8 million as of March 31, 2010, with a portion of the net proceeds from this offering.

•

We believe that it initially will be most cost effective to outsource property management to Lane4, a company majority-owned by Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, and Daniel K. Carr, our Executive Vice President and Chief Development Officer, for management of our initial properties and any future properties that we elect to have Lane4 manage. Accordingly, we will enter into a property management agreement with Lane4, pursuant to which we will be obligated to pay Lane4 an annual fee equal to $0.50 per rentable square foot of each property managed by Lane4, subject to a minimum of $1,500 per month per property, plus the reimbursement of Lane4 expenses that are included in each Lane4-managed property’s budget approved by our nominating and governance committee, and other Lane4 expenses that do not exceed $5,000 for each Lane4-managed property unless approved by our nominating and governance committee. Our nominating and governance committee is composed entirely of independent directors. Prior to Lane4’s engagement under this agreement to manage one or more of our properties acquired or developed in the future, property management services will be competitively bid and reviewed and approved by our nominating and governance committee. Messrs. Baier and Carr have agreed to submit a proposal to our board of directors to internalize all property management services and terminate the property management agreement with Lane4 at no cost to us once the size of our portfolio reaches 1.5 million rentable square feet, although no assurance can be given that our size threshold will be reached, that our board of directors will approve any submitted proposal or that any approved proposal will be beneficial to us.

•	Each member of our senior management team will enter into an employment agreement with us providing such member with salary, severance and other benefits.

•

Our senior management team will be granted an aggregate of              RSUs, vesting in three equal annual installments beginning on the one-year anniversary of the date of grant, representing     % of the outstanding shares of our common stock on a fully-diluted basis, excluding shares of our common stock, if any, issued upon exercise of the underwriters’ over-allotment option.

•	Each independent director will be granted restricted shares of our common stock upon completion of this offering.

Consequences of this Offering and Our Formation Transactions

The following diagram depicts our ownership structure and the ownership structure of our operating partnership and our development company after giving effect to this offering and our formation transactions, excluding shares of our common stock, if any, issued upon exercise of the underwriters’ over-allotment option:

(1)	Our senior management team, includes Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, , our Chief Financial Officer, Daniel K. Carr, our Executive Vice President and Chief Development Officer, Cathleen M. Baier, our Executive Vice President, Government Operations, Edwin M. Stanton, our Executive Vice President and Chief Investment Officer, and Nicholas J. Rhodes, our Executive Vice President, Chief Operating Officer, Treasurer and Secretary.
(2)	Includes (a) an aggregate of RSUs granted to members of our senior management team under the US Federal Properties Trust, Inc. 2010 Equity Incentive Plan, or our equity incentive plan, and (b) an aggregate of restricted shares of our common stock granted to our independent directors under our equity incentive plan.
(3)	Represents an aggregate of OP units owned by our contributors and the minority owners and issued as part of our formation transactions.

Benefits to Related Parties

In connection with this offering and our formation transactions, our contributors, our senior management team and members of our board of directors will receive material financial and other benefits, as described below. For a more detailed discussion of these benefits, see “Management” and “Certain Relationships and Related Party Transactions.”

Formation Transactions. In connection with our formation transactions, our contributors will exchange their ownership interests in our contribution properties for an aggregate of              OP units and $             in cash, and we will pay to BC Development Co. $             in cash for the reimbursement of advances relating to out of pocket costs associated with our formation, this offering and the purchase of our acquisition properties (including property deposits and transaction costs), in each case, with the cash consideration to be paid using a portion of the net proceeds from this offering. In addition, our operating partnership has agreed to remit to our contributors payments received from the federal government in respect of $             of change orders completed during the development of our in-service contribution properties and invoiced but unpaid as of the completion of this offering.

Release of Guarantees. Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, and Daniel K. Carr, our Executive Vice President and Chief Development Officer, have jointly and severally guaranteed all of the outstanding indebtedness secured by our three in-service contribution properties, which was $77.8 million as of March 31, 2010, and of this indebtedness, the Daniel K. Carr Trust, an affiliate of Mr. Carr, is also a guarantor of the approximately $14.1 million of the outstanding indebtedness secured by our Denver, Colorado contribution property. Our repayment of all of the outstanding indebtedness encumbering our three in-service contribution properties with a portion of the net proceeds from this offering will result in the release of these guarantees.

In connection with our formation transactions, our Salt Lake City, Utah development property will be contributed subject to mortgage indebtedness encumbering that property. Messrs. Baier and Carr, and Leanne Carr, Mr. Carr’s wife, have jointly and severally guaranteed up to approximately $10.2 million of the indebtedness secured by our Salt Lake City, Utah property. Cathleen M. Baier and the minority owners will have the opportunity to enter into guarantees for up to approximately $2 million in the aggregate related to this construction loan. In connection with the contribution of our Salt Lake City, Utah development property, we will indemnify each of Messrs. Baier and Carr, Ms. Carr, Ms. Baier and the minority owners for any liability incurred pursuant to their guarantees of the construction loan to the extent such liability exceeds approximately $2 million in the aggregate.

Tax Protection Agreements. Effective upon completion of this offering, we will enter into tax protection agreements with our contributors and the minority owners. Pursuant to the terms of these agreements, if we sell or otherwise dispose of any interest in any of our contribution properties that generates more than $             of built-in gain for our contributors and the minority owners, as a group, in any single year through December 31, 2020, we will indemnify our contributors and the minority owners for tax liabilities incurred with respect to an aggregate built-in gain in excess of $             and tax liabilities incurred as a result of such tax protection payment. The required indemnification will decrease ratably over the course of the term of the tax protection agreements, declining to zero by the end of 2020. The aggregate built-in gain on our contribution properties upon completion of this offering is estimated to be approximately $            . In addition, our tax protection agreements will provide that, during the period from the completion of this offering through December 31, 2020, our operating partnership will offer our contributors and the minority owners who received OP units in our formation transactions and who continue to hold such OP units the opportunity to guarantee an aggregate of $             of our operating partnership’s debt. If we fail to make such opportunities available, we will be required to deliver to each such contributor or minority owner, as the case may be, a cash payment intended to approximate such contributor’s or minority owner’s tax liability resulting from our failure to make such opportunities available to such contributor or minority owner, including any gross up necessary to cover any income tax incurred by such contributor or minority owner as a result of such tax protection payment.

Indemnification in Connection with Contribution Agreement. We have agreed to indemnify our contributors and the minority owners for a period of one year with respect to the breach of any representation, warranty, covenant or agreement made or to be performed by us or operating partnership contained in the contribution agreement. We have also agreed to indemnify our contributors with respect to any failure by us to comply with the development requirements of the lease for our Salt Lake City, Utah property.

Property Management Agreement. We will enter into a property management agreement with Lane4, a company majority-owned by Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, and Daniel K. Carr, our Executive Vice President and Chief Development Officer, for management of our initial properties and any future properties that we elect to have Lane4 manage. Pursuant to the agreement, we will be obligated to pay Lane4 an annual fee equal to $0.50 per rentable square foot of each property managed by Lane4, subject to a minimum of $1,500 per month per property, plus the reimbursement of Lane4 expenses that are included in each Lane4-managed property’s budget approved by our nominating and governance committee, and other Lane4 expenses that do not exceed $5,000 for each Lane4-managed property unless approved by our nominating and governance committee.

Employment Agreements. Each member of our senior management team will enter into an employment agreement with us providing such member with salary, severance and other benefits.

Equity Incentive Plan Grants. Our senior management team will be granted an aggregate of              RSUs. In particular, Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, will be granted              RSUs;             , our Chief Financial Officer, will be granted              RSUs; Daniel K. Carr, our Executive Vice President and Chief Development Officer, will be granted              RSUs; Cathleen M. Baier, our Executive Vice President, Government Operations, will be granted              RSUs; Edwin M. Stanton, our Executive Vice President and Chief Investment Officer, will be granted              RSUs; and Nicholas J. Rhodes, our Executive Vice President, Chief Operating Officer, Treasurer and Secretary, will be granted              RSUs.

Director Compensation. Each independent director will be granted              restricted shares of our common stock upon completion of this offering.

Registration Rights Agreement. We will enter into a registration rights agreement with our contributors and the minority owners pursuant to which we will agree, among other things, to register at any time which is 14 months after the completion of this offering the resale of any shares of our common stock that are exchanged for OP units issued to them as part of our formation transactions.

New Credit Facility and Debt Capitalization

We are in discussions to obtain commitments for a revolving credit facility that we anticipate will be in place upon or shortly following completion of this offering. We anticipate that this revolving credit facility will be used to fund acquisitions, developments, redevelopments and capital expenditures and for general corporate purposes.

Upon completion of this offering and our formation transactions, our only outstanding indebtedness will be the construction loan secured by our Salt Lake City, Utah property, which had an outstanding balance of approximately $1.4 million as of March 31, 2010. The maximum borrowing capacity of this construction loan is $16.9 million. This indebtedness matures on March 1, 2012, subject to extension under certain circumstances to March 1, 2015.

Restrictions on Ownership and Transfer of Shares

REIT Matters

Our charter, subject to certain exceptions and after the application of certain attribution rules, prohibits any person from directly or indirectly owning more than 9.8% by number of shares or value, whichever is more restrictive, of the outstanding shares of our common stock or 9.8% by value of our outstanding stock in the aggregate, which we refer to in this prospectus collectively as the stock ownership limits. Our charter also prohibits any person from directly or indirectly owning our stock of any class if such ownership would result in us being “closely held” under Section 856(h) of the Internal Revenue Code of 1986, as amended, or the Code, or otherwise cause us to fail to qualify as a REIT.

Our charter generally provides that any stock owned or transferred in violation of the foregoing restrictions will be automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee will acquire no rights in such stock. If the foregoing is ineffective for any reason to prevent a violation of these restrictions, then our charter provides that the transfer of such stock will be void.

No person may transfer our stock or any interest in our stock if the transfer would result in our stock being beneficially owned by fewer than 100 persons. Our charter provides that any attempt to transfer our stock in violation of this minimum will be void.

Registration Rights

We will enter into a registration rights agreement with our contributors and the minority owners pursuant to which we will agree, among other things, to register the resale of any shares of our common stock that are exchanged for OP units issued to them as part of our formation transactions. These registration rights require us to seek to register all shares of our common stock that may be exchanged for OP units effective as of that date which is 14 months following completion of this offering on a “shelf” registration statement under the Securities Act of 1933, as amended, or the Securities Act. We will also grant such holders the right to include such shares of our common stock in any registration statements we may file in connection with any future public equity offerings, subject to the terms of the lockup arrangements described herein and subject to the right of the underwriters of those offerings to reduce the total number of such shares of our common stock to be sold by selling stockholders in those offerings.

In addition, prior to completion of this offering, we intend to file a registration statement on Form S-8 to register the total number of shares of our common stock that may be issued under our equity incentive plan.

Lockup Agreements

We, our contributors, the minority owners, members of our senior management team and our directors have agreed with the underwriters not to offer, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock (including OP units) or derivatives of our common stock for a period of one year after the date of this prospectus, without the prior written consent of Deutsche Bank Securities Inc. and UBS Securities LLC, subject to limited exceptions.

Conflicts of Interest

We are party to the contribution agreement with our contributors and the minority owners pursuant to which they will contribute to us all of the ownership interests in our contribution properties as part of our formation transactions. Our contributors serve either as directors, members of our senior management team or both. We will be entitled to indemnification and damages in the event of the breach of any representation, warranty, covenant or agreement made by our contributors or the minority owners pursuant to the contribution agreement. We will also enter into tax protection agreements with our contributors. In addition, each of our contributors and other members of our senior management team will enter into an employment agreement that includes a non-competition covenant or requires as a condition of his or her employment that he or she enter into a non-competition agreement with us.

We will enter into a property management agreement with Lane4, a company majority-owned by Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, and Daniel K. Carr, our Executive Vice President and Chief Development Officer, for management of our initial properties and any future properties that we elect to have Lane4 manage. Pursuant to this agreement, we will be obligated to pay Lane4 an annual fee equal to $0.50 per rentable square foot of each property managed by Lane4, subject to a minimum of $1,500 per month per property, plus the reimbursement of Lane4 expenses that are included in each Lane4-managed property’s budget approved by our nominating and governance committee, and other Lane4 expenses that do not exceed $5,000 for each Lane4-managed property unless approved by our nominating and governance committee. Prior to Lane4’s engagement under this agreement to manage one or more of our properties acquired or developed in the future, property management services will be competitively bid and reviewed and approved by our nominating and governance committee. Messrs. Baier and Carr have agreed to submit a proposal to our board of directors to internalize all property management services and terminate the property management agreement with Lane4 at no cost to us once the size of our portfolio reaches 1.5 million rentable square feet, although no assurance can be given that our size threshold will be reached, that our board of directors will approve any submitted proposal or that any approved proposal will be beneficial to us.

These agreements, including any consideration payable by us under each such agreement, were not negotiated at arm’s length, and the terms of these agreements may not be as favorable to us as if they were so negotiated. To the extent that any breach, dispute or ambiguity arises with respect to any of these agreements, we may choose not to enforce, or to enforce less vigorously, our rights under these agreements due to our ongoing relationships with our contributors and other members of our senior management team and the majority ownership of Lane4 by Messrs. Baier and Carr.

Distribution Policy

We generally must distribute at least 90% of our REIT taxable income each year (subject to certain adjustments) to our stockholders in order to qualify as a REIT under the Code. We intend to pay cash dividends to our stockholders on a quarterly basis. We intend to pay a pro rata dividend with respect to the period commencing on completion of this offering and ending              based on $             per share for a full quarter. On an annualized basis, this would be $             per share, or an annual dividend rate of approximately     % based on the mid-point of the price range set forth on the cover page of this prospectus. We intend to maintain our initial dividend rate per share for the twelve-month period following completion of this offering unless our financial condition, cash flows, liquidity, FFO, results of operations or prospects, economic conditions or other factors differ materially from the assumptions used in projecting our initial dividend rate. However, although we anticipate initially making quarterly dividends to our common stockholders, the timing, form and amount of any dividends will be at the sole discretion of our board of directors and will depend upon a number of factors, as to which no assurance can be given. We do not intend to reduce our initial dividend rate per share if the underwriters exercise their over-allotment option.

We may, under certain circumstances, particularly when we are required to report taxable income in advance of the receipt of related cash, pay a dividend only partly in cash and partly as a taxable distribution of shares of our common stock as part of a distribution in which common stockholders may elect to receive shares of our common stock or (subject to a limit measured as a percentage of the total dividend) cash, or in a form other than cash. For additional details, see “Distribution Policy.”

REIT Qualification

In connection with this offering, we intend to elect to be treated as a REIT under Sections 856 through 859 of the Code commencing with our short taxable year ending on December 31, 2010. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our dividend levels and the diversity of ownership of our stock. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally will not be subject to U.S. federal income tax on our taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and generally will be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Accordingly, our failure to qualify as a REIT could materially and adversely affect us, including our ability to pay dividends to our stockholders in the future. Even if we qualify as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property. See “U.S. Federal Income Tax Considerations—Taxation of Our Company.”

The Offering

Shares of our common stock offered by us	shares(1)

Shares of our common stock to be outstanding after this offering	shares(1)(2)

Shares of our common stock and OP units to be outstanding after this offering	shares/OP units(1)(2)(3)

Use of proceeds	We intend to use the net proceeds from this offering to: repay $77.8 million of outstanding indebtedness on our three in-service contribution properties; acquire interests in our contribution properties, in part, for $ ; purchase our acquisition properties for approximately $77.5 million, including the reimbursement of $380,000 of advances made or required to be made by BC Development Co. for certain deposits related to our acquisition properties, and an aggregate of $ transaction costs, including the reimbursement of $ transaction costs advanced by BC Development Co.; reimburse BC Development Co. in the aggregate amount of $ relating to out of pocket costs associated with our formation, this offering and the purchase of our acquisition properties (excluding $380,000 of property deposits and $ of transaction costs); and for working capital and general corporate purposes, including future acquisitions and developments. See “Use of Proceeds.”

Proposed NYSE symbol	“USFP”

Ownership and transfer restrictions	Our charter, subject to certain exceptions, prohibits any person from directly or indirectly owning more than 9.8% by number of shares or value, whichever is more restrictive, of the outstanding shares of our common stock or 9.8% by value of our stock in the aggregate. See “Description of Stock—Restrictions on Ownership and Transfer.”

Risk factors	Investing in shares of our common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before making a decision to invest in shares of our common stock.

(1)	Assumes the underwriters’ over-allotment option to purchase up to an additional shares of our common stock is not exercised.
(2)	Includes (a) an aggregate of RSUs granted to members of our senior management team under our equity incentive plan and (b) an aggregate of restricted shares of our common stock granted to our independent directors under our equity incentive plan. Excludes shares of our common stock available for future grant under our equity incentive plan, assuming shares of our common stock are sold in this offering. Our equity incentive plan provides for grants of equity-based awards up to an aggregate of % of the issued and outstanding shares of our common stock on a fully diluted basis, including any shares of our common stock issued upon exercise of the underwriters’ over-allotment option. See “Management—US Federal Properties Trust, Inc. 2010 Equity Incentive Plan.”
(3)	Includes an aggregate of OP units owned by our contributors and the minority owners issued as part of our formation transactions. Excludes OP units held by us.

Summary Selected Financial and Pro Forma Financial Information

The following table presents certain historical and pro forma operating, balance sheet and other data of our company and our predecessor. Our predecessor is not a legal entity, but rather a combination of Great Falls and Jacksonville Field, two real estate entities owned primarily by our contributors. Historical data for us (with our operating partnership) are not presented below because we have not had any operating activity since our March 9, 2010 incorporation other than the issuance of 1,000 shares of our common stock in connection with our initial capitalization, which we intend to repurchase upon completion of this offering.

The following historical operating data for the years ended December 31, 2009, 2008 and 2007 and the balance sheet data as of December 31, 2009 and 2008 of our predecessor were derived from the audited combined financial statements of our predecessor, appearing elsewhere in this prospectus. Our predecessor did not begin revenue producing operations until 2009. The following pro forma operating and balance sheet data were derived from our unaudited pro forma financial statements, appearing elsewhere in this prospectus, and reflect the completion of this offering and our formation transactions. The following historical and pro forma data should be read in conjunction with the financial statements and notes thereto, as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds” and the audited statements of revenues and certain operating expenses of DHS Denver and the acquisition properties, all appearing elsewhere in this prospectus.

The unaudited pro forma financial information in this section is not intended to replace the audited financial statements of our predecessor or the audited statements of revenues and certain operating expenses of DHS Denver and the acquisition properties nor does it necessarily reflect what our results of operations, financial position and cash flows would have been if we had previously operated as a stand-alone combined company during all periods presented. Accordingly, the summary selected historical and pro forma data should not be relied upon as an indicator of our future results of operations, financial position or cash flows.

	Year ended December 31,
	Pro Forma 2009		Historical
			2009	2008	2007
	(dollars in thousands, except per share data)
Operating data
Rental income		$12,421	$5,378	$—	$—

Expenses:
Real estate taxes		557	108	—	—
Utility expenses		889	398	—	—
Other operating expenses		1,587	700	—	—
Depreciation and amortization		3,478	1,493	—	—
General and administrative			45	—	—

Total expenses			2,744	—	—

Operating income			2,634	—	—
Unrealized gain (loss) of derivatives		—	568	(568)	—
Interest expense		—	(1,449)	—	—

Net income (loss)			1,753	(568)	—
Net income attributable to non-controlling interests			—	—	—

Net income (loss) attributable to controlling interest	$		$1,753	$(568)	$—

Net income per basic and diluted share	$		N/M	N/M	N/M

Weighted average shares outstanding	$		N/M	N/M	N/M

Other data
Funds from operations(1)	$		$3,246	$(568)	$—

	As of December 31,
	Pro Forma 2009	Historical
		2009	2008	2007
	(dollars in thousands)
Balance sheet data
Real estate properties, net	$149,568	$64,160	$49,742	$12,005
Cash		249	34	—
Total assets		65,796	50,191	12,572
Bank loans payable	—	63,800	48,104	9,972
Total liabilities	7,223	65,975	50,011	12,054
Controlling interest equity		(179)	180	518
Non-controlling interest equity	—	—	—	—
Total stockholders’ equity		(179)	180	518

Other data
Number of operating properties(2)	14	2	—	—
Percentage leased	100%	100%	N/M	N/M

N/M	- Not meaningful.
(1)	We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. FFO is intended to exclude historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income (loss). We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with accounting principles generally accepted in the United States, or GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Furthermore, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions to our stockholders.

The following table is a reconciliation of our net income to FFO:

	Year ended December 31,
	Pro Forma 2009(2)		Historical
			2009	2008	2007
	(dollars in thousands)
Net income (loss)	$		$1,753	$(568)	$—
Depreciation and amortization		3,478	1,493	—	—

FFO	$		$3,246	$(568)	$—

(2)	While development of the two contribution properties owned by our predecessor started in 2007, the term of the operating leases did not commence until February 2009 and June 2009, respectively. The 2009 pro forma includes the results of our 14 in-service initial properties, of which only 6 properties comprising 136,799 rentable square feet, or 27.5% of our in-service initial properties, were in service at January 1, 2009. Our Salt Lake City, Utah contribution property began construction in March 2010.

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, including our historical and pro forma financial statements and the notes thereto, before making a decision to invest in shares of our common stock in this offering. The realization of any of the following risks could materially and adversely affect our business, prospects, financial condition, cash flows, liquidity, FFO, results of operations, share price, ability to service our indebtedness and ability to pay cash dividends to our stockholders (including those necessary to maintain our REIT status) and could cause you to lose all or a significant part of your investment in shares of our common stock. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business and Our Properties

Our primary business is currently limited to the ownership and operation of single-tenant federal government-leased properties.

Our current strategy is to acquire, develop, own, operate and manage single-tenant federal government-leased properties. Consequently, we are subject to risks inherent in investments in one sector of the real estate industry. This strategy limits asset diversification of our investment portfolio. Furthermore, because investments in real estate are inherently illiquid, it is difficult to limit our risk in response to economic, market and other conditions. See “—Risks Related to the Real Estate Industry—Illiquidity of real estate investments could impede our ability to change our portfolio, which could materially and adversely affect us” below.

We were organized recently and our senior management team has no experience in operating a REIT or public company.

We were organized in March 2010. Therefore, we are subject to the risks associated with the operation of any new organization. Our senior management team does not have any experience operating a REIT or a public company. Consequently, you will be unable to fully evaluate our senior management team’s public company operational capabilities and ability to successfully execute our business strategy. Furthermore, as a publicly-traded REIT, we will be required to develop and implement substantial control systems, policies and procedures in order to maintain our REIT status and satisfy our periodic SEC reporting, and NYSE listing, requirements. We cannot assure you that our senior management team’s past experience will be sufficient to successfully develop and implement these systems, policies and procedures and operate our company. Failure to do so could jeopardize our status as a REIT or NYSE-listed company, and the loss of either status would materially and adversely affect us.

We cannot assure you that we will be able to consummate the purchase of any or all of our acquisition properties or to integrate them successfully into our business.

As part of our formation transactions, we have contracted to acquire, upon completion of this offering, 11 federal government-leased properties containing 265,012 rentable square feet for an aggregate purchase price of approximately $77.5 million. We intend to acquire these properties with a portion of the net proceeds from this offering. However, our acquisition of these properties is subject to due diligence, closing and other conditions. Furthermore, we have not owned properties in many of the markets in which our acquisition properties reside. Accordingly, we cannot assure you that the acquisition of any one or all of these properties will be consummated, and our failure to acquire one or more of these properties or to integrate them successfully into our business could materially and adversely affect us.

Our acquisition property located in Durham, North Carolina is subject to a right of first refusal under which a third party has a right to buy the property from the seller of the property at the same price that we have agreed to pay ($8,315,226) for that property. If the third party does not exercise this right within 30 days of receiving notice that their right of first refusal has been triggered, the seller may proceed in selling the property to us. If the third party exercises its right of first refusal, we will not acquire the property.

Nine of our eleven acquisition properties will be purchased as part of two separate portfolio acquisitions, the Rainier portfolio (six properties containing an aggregate of 140,697 rentable square feet) and the Texas SSA portfolio (three properties containing an aggregate of 57,132 rentable square feet). Under the portfolio purchase agreements, in the event we determine not to acquire any property in either portfolio as a result of any issues that we identify during the due diligence period or for matters such as a casualty loss, we will not be able to purchase any of the properties in the applicable portfolio.

We anticipate that our initial properties will be widely dispersed geographically, which may adversely affect our ability to manage them effectively.

We have elected not to limit our acquisition, development or joint-development activities by geography. Upon completion of this offering and our formation transactions, we anticipate that our initial properties will be located in 10 states. As we acquire and develop additional properties, the geographic diversity of our properties may also grow. The costs of property and asset management, as well as the effectiveness of our senior management team, could be affected adversely by the burden of managing assets over an unspecified geographic area in the United States.

In connection with our formation transactions, we expect to increase substantially the number of properties that we own. These and other future property acquisitions and developments may not yield the returns we expect and could result in disruptions to our business, strain our resources and/or dilute our common stockholders.

As part of our formation transactions, we have contracted to acquire, upon completion of this offering, 11 federal government-leased properties containing 265,012 rentable square feet for an aggregate purchase price of approximately $77.5 million, substantially increasing the number of our properties. Since we will not have any operational experience with our acquisition properties and other future property acquisitions and developments, they may fail to perform in accordance with expectations, including those relating to operational (including leasing), geographical or other synergies with our other properties, as a result of our failure to integrate them successfully into our business or otherwise. Moreover, you will be unable to evaluate the merits of our future property acquisitions and developments. In addition, our Salt Lake City, Utah development property, as well as any future development properties or properties we may acquire with a view to redevelopment and/or repositioning, may subject us to unanticipated financing issues, costs, complications and delays, including delays or refusals in obtaining all necessary zoning, land use, building, occupancy and other governmental permits and authorizations. Properties that we acquire also may be subject to unknown liabilities for which we have limited or no recourse, such as environmental liabilities or liabilities to the government, tenants, third-party creditors, vendors or other persons. There can be no assurance that the demands and costs of pursuing acquisitions and developments will be offset by the integration of any new properties into our portfolio, which may result in new properties not yielding the returns we originally expect. Furthermore, we may issue shares of our common stock or OP units as consideration for a property acquisition, which would dilute our current common stockholders if such acquisition is not accretive. In addition, the currently contemplated and future growth of our property portfolio could disrupt our business by placing significant strain on our operational, management, administrative and financial resources, particularly if we determine to accelerate the number of properties we pursue and/or consummate or decide to pursue multiple properties at one time.

Our growth depends, in part, on successfully identifying and consummating acquisitions of single-tenant federal government-leased properties, and any delay or failure on our part to identify, finance and consummate acquisitions on favorable terms could materially and adversely affect us.

Our ability to expand through acquisitions is integral to our growth strategy and requires us first to identify suitable acquisition candidates. A key component of our growth strategy is to focus our acquisitions on single-

tenant federal government-leased properties. There are a limited number of properties that fit this strategy, and we will have fewer opportunities to grow our portfolio than entities that purchase properties that are primarily leased to state government or non-government tenants. Also, because of the strong credit quality of our federal government tenant base, we face significant competition for acquisitions of single-tenant federal government-leased properties from many investors, including publicly traded REITs, high net worth individuals, commercial developers, real estate companies and institutional investors with more substantial resources and access to capital than we have. This competition may require us to accept less favorable terms (including higher purchase prices) in order to consummate a particular acquisition. In addition, we may identify a portfolio of properties that are owned by one potential seller. It is not uncommon for a seller of a portfolio of properties to be unwilling to allow the carve-out of one or more properties from the portfolio of properties if, for due diligence or other reasons, we do not wish to pursue or complete the purchase of one or more of such properties. As a result, we may be required to purchase an under-performing or otherwise deficient property in order to obtain the valuable properties in a portfolio or forego the entire opportunity. Accordingly, for all of these reasons, we cannot assure you that we will be able to identify single-tenant federal government-leased properties or portfolios of properties available for sale, negotiate and consummate their acquisition on favorable terms, or at all, obtain the most efficient form of financing, or any financing at all, for such acquisitions or have sufficient resources internally to fund such acquisition without external financing. See “—Risks Related to Our Debt Financing—Our inability to obtain financing on favorable terms, or at all, particularly in light of ongoing conditions in the lending and capital markets, could materially and adversely affect us” below. Any delay or failure on our part to identify, negotiate, finance and consummate such acquisitions on favorable terms could materially and adversely affect us.

While our primary acquisition focus will be on single-tenant federal government-leased properties, we will consider state and local government single-tenant lease opportunities that we believe will offer attractive risk-adjusted returns. We believe that most, if not all, of these opportunities will involve leases to state and local governmental bodies that will be subject to annual appropriations or that will carry credit risk greater than that associated with our full faith and credit leases to the federal government.

We may acquire properties in geographic regions within the United States in which we do not currently operate. To the extent we choose to acquire properties in new geographic regions, we will not possess the same level of familiarity with acquiring and operating properties in these markets, which could adversely affect our ability to acquire and operate such properties successfully or at all or to achieve expected performance, which could materially and adversely affect us.

Developing and redeveloping properties will expose us to additional risks beyond those associated with owning and operating federal government-leased properties and could materially and adversely affect us.

Our future growth will depend, in part, upon our ability to successfully complete the one contribution property that we are currently building and to successfully identify and execute additional development and redevelopment opportunities either on our own or with strategically selected joint-development partners. Our development and redevelopment activities may be adversely affected by:

•	abandonment of development opportunities after expending significant cash and other resources to determine feasibility, requiring us to expense costs incurred in connection with the abandoned project;

•	construction costs of a project exceeding our original estimates;

•	failure to complete a project on schedule or in conformity with building plans and specifications;

•	the lack of available construction financing on favorable terms or at all;

•	the lack of available permanent financing upon completion of a project initially financed through construction loans on favorable terms or at all;

•	failure to obtain, or delays in obtaining, necessary zoning, land use, building, occupancy and other required governmental permits and authorizations;

•	liability for injuries and accidents occurring during the construction process and for environmental liabilities, including those that may result from off-site disposal of construction materials;

•	revocation of a member of our senior management team’s federal government security clearance;

•	our inability to comply with the federal government’s procurement standards and processes in place from time to time;

•	the federal government’s preference for small business developers; and

•

circumstances beyond our control, including: work stoppages, labor disputes, shortages of qualified trades people, such as carpenters, roofers, electricians and plumbers, changes in laws relating to union organizing activity, lack of adequate utility infrastructure and services, our reliance on local subcontractors, who may not be adequately capitalized or insured, and shortages, delay in availability, or fluctuations in prices of, building materials.

Any of these circumstances could give rise to challenges in obtaining federal government build-to-suit development projects or to delays in the start or completion of, or could increase the cost of, developing or redeveloping one or more of our properties. We cannot assure you that we will be able to recover any increased costs by raising our lease rates. Additionally, due to the amount of time required for planning, constructing and leasing of development and redevelopment properties, we may not realize a significant cash return for several years. Furthermore, any of these circumstances could hinder our growth and materially and adversely affect us. In addition, new development and redevelopment activities, regardless of whether or not they are ultimately successful, typically require substantial time and attention from management.

Maintaining our development and redevelopment capabilities involves significant costs, including compensation expense for our personnel and related overhead. To the extent we cease or limit our development or redevelopment activity, these costs will no longer be offset by revenues from properties that we develop or redevelop.

In deciding whether to develop or redevelop a particular property, we make certain assumptions regarding the expected future performance of that property. The failure to timely deliver build-to-suit buildings related to federal government leases typically results in the release from lease payments for the period of time until the project is complete and may permit the federal government to terminate the lease. In addition, the federal government will be entitled to damages equal to the cost of obtaining a replacement lease. Any substantial, unanticipated delays or expenses could reduce the investment returns from these development or redevelopment projects and otherwise materially and adversely affect us.

Our contribution property located in Salt Lake City, Utah is currently under construction and subject to the risks described above. Upon completion, this property will comprise approximately 12.2% of the total rentable square feet of our initial properties.

We may develop properties in geographic regions within the United States in which we do not currently operate. To the extent we choose to develop properties in new geographic regions, we will not possess the same level of familiarity with developing and operating properties in these markets, which could adversely affect our ability to develop and operate such properties successfully or at all or to achieve expected performance, which could materially and adversely affect us.

We could be materially and adversely affected by our lack of sole decision-making authority in joint-development projects.

Following completion of this offering, we intend to pursue joint-development projects. We could be materially and adversely affected by our lack of sole decision-making authority, our reliance on co-developers’ financial condition and liquidity and disputes between us and our co-developers. In addition, investments in joint-development projects, under certain circumstances, involve risks not present were a third-party not involved, including the possibility that co-developers might become bankrupt or fail to fund their share of required capital contributions. Co-developers may have economic or other business interests or goals which are inconsistent with our business interests or goals and may be in a position to take actions contrary to our policies or objectives. Such investments also may have the potential risk of impasses on decisions, such as a sale, because neither we nor the co-developer would have full control over joint-development project. Disputes between us and co-developers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and efforts on our business. Consequently, actions by or disputes with co-developers might result in subjecting properties owned by the joint-development project to additional risk. In addition, we may in certain circumstances be liable for the actions of our co-developers.

If we are unable to renew leases or re-let space promptly on favorable terms or tenants choose not to exercise any available lease renewal options, we could be materially and adversely affected.

As of March 31, 2010, the weighted-average remaining lease term of our initial properties currently in service, assuming the exercise of all early termination rights, was 12.3 years, and the weighted-average remaining lease term of our initial properties currently in service, assuming no early termination rights are exercised, was 14.5 years. Assuming no early termination rights are exercised, leases representing approximately 6.2% of our annualized rental income based on rents for March 2010 (or approximately 7.5% of our occupied square footage) will expire by 2020. Assuming all early termination rights are exercised, leases representing 44.2% of our annualized rental income based on rents for March 2010 (or approximately 45.4% of our occupied square footage) will expire or terminate by 2020. Although we expect to seek to renew our leases with the federal government for the current occupant when these leases expire, we can provide no assurance that we will be successful in doing so on favorable or even the same terms (including rental rates), or at all, especially if market conditions are adverse at the relevant time. Our properties are, and we expect will be, primarily single-tenant federal government-leased properties that are often built or modified according to specialized needs of federal agencies or departments, including law enforcement and defense/intelligence. As such, if we are unable to renew our leases with current tenants, it may be difficult to find tenants that will lease such specialized facilities and, as a result, we may be unable to re-let any or all of the vacated tenant space promptly upon the expiration or early termination of leases or be required to accept extremely unfavorable lease terms (including lower rental rates), grant significant tenant concessions, incur significant capital expenditures to retrofit the property or incur substantial leasing commissions, any of which could materially and adversely affect us.

Most of our leases include early termination provisions that permit the federal government to terminate its lease with us prior to the lease expiration date.

We expect that all or substantially all of our rents will come from the federal government. Most of our leases include early termination provisions that permit the federal government to terminate its lease with us after a specified date before the lease expiration date with little or no liability. By 2020, early termination rights become exercisable with respect to approximately 37.9% of the occupied square footage of our initial properties currently in service, which contribute approximately 38.0% of our annualized base rent from our in-service leases. For fiscal policy reasons, security concerns or other reasons, some or all of these federal government occupants may decide to vacate our properties at or prior to the expiration of their lease term. Furthermore, these properties are often built or modified to specialized needs of particular agencies or departments of the federal government, including law enforcement and defense/intelligence, at considerable cost of development or modification. These additional costs are recovered typically through enhanced rent rates designed to recapture the cost over the full lease term. When we purchase recently constructed properties, we will likely pay a price that reflects these enhanced rent rates. Should a tenant of one our facilities elect to vacate our properties at or prior to the expiration of their lease term, it is unlikely that we would be able to fully recover our costs by finding a tenant or tenants beyond the federal government willing to pay these enhanced rates. It also would be unlikely to market the property at a price that would be likely to reflect the enhanced rent rates. Accordingly, if a significant number of such vacancies occur, we could be materially and adversely affected.

An increase in the amount of federal government-owned real estate relative to federal government-leased real estate may materially and adversely affect us.

The recently adopted American Recovery and Reinvestment Act of 2009 includes several billion dollars for construction, repair and alteration of federal government-owned buildings. We do not know how expenditure of these funds will impact us. If there is a large increase in the amount of federal government-owned real estate relative to federal government-leased real estate as a consequence of this legislation or otherwise, there will be fewer opportunities to develop and own federal government build-to-suit properties. In addition, certain tenants may relocate from our properties to federal government-owned real estate. Furthermore, it may become more difficult for us to renew our federal government leases when they expire or to locate additional properties that are leased to single federal government occupants in order to grow our business. Any of these matters could materially and adversely affect us.

The federal government’s “green lease” policies may materially and adversely affect us.

In recent years, the federal government has instituted “green lease” policies which allow a government occupant to require LEED® certification in selecting new premises or renewing leases at existing premises. Obtaining such certifications and labels may be costly and time consuming, and our failure to do so may result in our competitive disadvantage in acquiring new, or retaining existing, federal government occupants. As of April 30, 2010, 52.5% of the rentable square footage of our initial properties currently in service has not yet received a LEED® certification. Obtaining such certification could result in enhanced costs not projected by us. The failure to obtain any such certification or satisfy any other “green lease” policies could materially and adversely affect us.

We face significant competition in bidding for the award of build-to-suit development leases from the federal government.

Because of the strong credit quality of the federal government, as well as the “full faith and credit” support of the long-term leases often executed for build-to-suit development, there is usually significant competition for the award of these leases. There is no guaranty that we will be awarded a lease for which we submit a bid. Furthermore, continued general economic uncertainty may increase competition for these leases. Leasing rates to the federal government typically are arrived at by projecting the recovery of the costs of construction, anticipated operating expenses, as well as the desired profit and financing structure, to arrive at the lease rates to be paid over the term of the lease. Our perception of competition for a particular development may cause us to reduce our offered lease rate for such development. If we have inaccurately estimated our costs of construction or anticipated operating expenses, among other variables, it is likely that we will have incorrectly priced our lease rates, and we could be materially and adversely affected.

We may not be able to recover pre-development costs for developments.

The federal government enters into leases for build-to-suit developments on the basis of a competitive award process. As part of that process, each bidder typically is required to locate and secure land for the proposed development, as well as prepare construction plans and engage in other pre-development activities. As such, in the intervening period between a request for proposal and the award of a lease, we may incur significant pre-development and other costs in order to compete for the award of the particular lease. Ultimately, if we are not awarded the lease, we will not be able to recoup the costs we incurred to date, and the resulting losses could be material.

Unionization or work stoppages could have an adverse effect on us.

At times, our contractors are required to use unionized construction workers or to pay the prevailing wage in a jurisdiction to such workers in connection with the construction of single-tenant federal government-leased properties for which lease awards have been made to us. Because of the labor intensive and price competitive nature of the construction business, the cost of unionization and/or prevailing wage requirements for new developments could be substantial. Unionization and prevailing wage requirements could adversely affect a new development’s profitability. Union activity or a union workforce could increase the risk of a strike or other work stoppage, which would adversely affect our ability to meet our construction timetables and the success of the development.

Federal regulations regarding any of our future large-scale acquisition or construction projects will require the use of a project labor agreement that may impact our pricing, our bids and our ability to comply with other federal regulations regarding the employment of small business contractors.

In connection with acquisition and developments of federal government-leased properties, we are required to comply with the federal regulations regarding large-scale projects. Such regulations include a requirement that (i) we develop a small business plan to ensure that we employ a certain number of small businesses during the development, construction and management of our projects, and (ii) we use a project labor agreement when required by the GSA. A project labor agreement is a pre-hire collective bargaining agreement that establishes the terms and conditions of the employment of our contractors and subcontractors for a specific project. Such an agreement may be required for any future projects that are in excess of $25 million. A project labor agreement will require, among other items that we pay a union wage to all of our contractors and subcontractors. This requirement may impede our ability to actively recruit small businesses. If our ability to actively recruit small business is impeded because of a project labor agreement, we may default on our obligations to the federal government, which may result in the termination of the subject lease and the requirement for us to pay liquidated damages and, therefore, may negatively impact our ability to obtain leases from the GSA in the future, which would materially and adversely affect us.

We are generally required to pay for all maintenance, repairs, base property taxes, utilities and insurance; amounts recoverable under our leases for increased operating costs may be less than the actual costs we incur.

Our leases generally require us to pay for maintenance, repairs, base property taxes, utilities and insurance. However, the federal government is typically obligated to pay us adjusted rent for increases in certain operating costs (e.g., the costs of cleaning services, supplies, materials, maintenance, trash removal, landscaping, water, sewer charges, heating, electricity, repairs and certain administrative expenses but not including insurance), which is increased annually based on a cost of living index rather than the actual amount of our costs. As a result, the amount payable to us based upon the cost of living increase may be less than our actual increased operating costs. Furthermore, the federal government is typically obligated to reimburse us for increases in real property taxes above a base amount but only if we provide the proper documentation in a timely manner. Notwithstanding federal government reimbursement obligations, we remain primarily responsible for the payment of all such costs and taxes.

Federal government-leased properties may have a higher risk of terrorist attack.

Because our primary tenant will be the federal government, our properties may have a higher risk of terrorist attack than similar properties that are leased to non-government tenants. Terrorist attacks may negatively affect our properties in a manner that materially and adversely affects us. We cannot assure you that there will not be further terrorist attacks against or in the United States or against the federal government. Some of our properties could be considered “high profile” government buildings, which may make these properties more likely to be viewed as terrorist targets. These attacks may directly impact the value of our properties through damage, destruction, loss or increased security costs. Certain losses resulting from these types of events are uninsurable and others may not be covered by our current terrorism insurance. Additional terrorism insurance may not be available at a reasonable price or at all.

The departure of any of our key personnel with long-standing business relationships could materially and adversely affect us.

Our future success depends, to a significant extent, upon the continued services of the members of our senior management team. In particular, the relationships that Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, Daniel K. Carr, our Executive Vice President and Chief Development Officer, Cathleen M. Baier, our Executive Vice President, Government Operations, and the other members of our senior management team have developed with the GSA, as well as with existing and prospective developers of federal government-leased properties, and their knowledge of the GSA bidding process for development of single-tenant federal government-leased properties, is critically important to the success of our business. Although we have an employment agreement with each of Messrs. Baier and Carr, Ms. Baier and the other members of our senior management team, we cannot assure you that any of them will remain employed with us. The loss of services of Messrs. Baier or Carr, Ms. Baier, or the other members of our senior management team, or any difficulty in attracting and retaining other talented and experienced personnel (including personnel to manage the growth of our business), could materially and adversely affect us. We do not currently maintain key person life insurance on any of our officers.

One of our properties is subject to a ground lease; if we lose the right to use a property due to a breach or non-renewal of a ground lease, we could be materially and adversely affected.

Our Great Falls, Montana property is located on land owned by a third-party. Accordingly, we only own a long-term leasehold interest in the property pursuant to a ground lease, which expires in 2082. If we breach the ground lease, we could lose the right to use the property. In addition, unless we can purchase a fee interest in the underlying land and improvements or extend the terms of this ground lease before its expiration, as to which no assurance can be given, we will lose our right to use the property and our interest in the improvements made to the property (including those for which we paid) upon expiration of the lease. If we were to lose the right to use the property due to a breach or non-renewal of this ground lease, we would be unable to derive income from such property and would be required to acquire an interest in other properties to attempt to replace that income, which could materially and adversely affect us. We may acquire properties in the future that are subject to ground leases.

Our ground lease requires that we offer the ground lessor the right of first negotiation with respect to any proposed sale of our interest in the property, which could materially and adversely affect the timing and the price for any sale of the property.

The ground lease encumbering our Great Falls, Montana property contains a provision that requires us to offer the ground lessor the right of first negotiation in the event that we desire to sell that property. If the ground lessor decides to negotiate with us for a sale, we must negotiate with them for the sale of the property. However, there is no contractual penalty for our failure to comply with our obligation to the ground lessor. If the ground lessor declines to negotiate with us, we will be entitled to seek a third-party purchaser. As a result of our compliance with this right of first negotiation, we may be delayed in our attempt to sell the Great Falls, Montana property and any such delay could materially and adversely affect our ability to sell the property when desired, as well as the sales price for the property if we are successful in finding a buyer, as to which no assurance can be given.

We will not realize any increase in the value of the land or improvements subject to our ground lease, may not be able to extend any ground lease on favorable terms, or at all, and may only receive a portion of compensation paid in any eminent domain proceeding with respect to the property.

Unless we purchase a fee interest in the land and improvements subject to our ground lease, we will not have any economic interest in the land or improvements at the expiration of our ground lease and therefore we will not share in any increase in value of the land or improvements beyond the term of the ground lease, notwithstanding our capital outlay to purchase our interest in the property or fund improvements thereon and will lose our right to use the property. We may only be able to extend the terms of the ground lease on terms (including rental rate) that are substantially less favorable to us, if at all. Furthermore, if the state or federal government seizes the property subject to the ground lease under its eminent domain power, we may only be entitled to a portion of any compensation awarded for the seizure.

Under certain circumstances, the previous third-party seller of our Salt Lake City, Utah property has a right to repurchase the land, a right of first offer or a right of first refusal.

The previous third-party seller of our Salt Lake City, Utah property has the following rights in connection with the property: (i) if we fail to complete the foundation work (including obtaining any necessary permits) before March 10, 2011, then the previous third-party seller has the right to repurchase the property for the purchase price set forth in the deed; (ii) if, prior to completion of the foundation work described in clause (i), we decide to sell or transfer the Salt Lake City, Utah property or an interest in the entity that owns the Salt Lake City, Utah property, then we are required to give written notice of such intent to sell or transfer to the previous third-party seller and the previous third-party seller has 30 days to elect to repurchase the Salt Lake City, Utah property; (iii) if the previous third-party seller does not elect to exercise the right set forth in clause (ii) and if, at any time prior to completion of the foundation work described in clause (i), we desire to sell or transfer all or any portion of the Salt Lake City, Utah property or if there is a sale or transfer of any ownership interest in the entity that owns the Salt Lake City, Utah property, then the previous third-party seller has an option for a period of 30 days to elect to purchase the property (or portion thereof) on the same terms as those set forth in any agreement between us and the prospective third-party purchaser. We cannot assure you that we will satisfy the conditions that would eliminate the seller’s rights described above. If the previous third-party seller repurchases the property from us, our lease with the GSA will terminate, which may negatively impact our ability to obtain leasing contracts from the GSA in the future. In addition, as a result of our compliance with these rights, we may be forced to sell our Salt Lake City, Utah property at an undesirable sales price or be delayed in our attempt to sell the property when desired.

Risks Related to Our Relationships with Our Contributors and Lane4

Our tax protection agreements could limit our ability to sell or otherwise dispose of our contribution properties or make any such sale or other disposition more costly.

In connection with our formation transactions, we will enter into tax protection agreements that provide that if we sell or otherwise dispose of any interest in any of our contribution properties that generates more than $             of built-in gain for the contributors and the minority owners, as a group, in any single year through December 31, 2020, we will indemnify the contributors and the minority owners for tax liabilities incurred with respect to an aggregate built-in gain in excess of $             and tax liabilities incurred as a result of such tax protection payment. The required indemnification will decrease ratably over the term of the tax protection agreements, declining to zero by the end of 2020. Therefore, although it may be in our stockholders’ best interest that we sell or otherwise dispose of one of these properties, it may be economically prohibitive, or at least more costly, for us to do so because of these obligations.

Our tax protection agreements may require our operating partnership to maintain certain debt levels that otherwise would not benefit our business.

Our tax protection agreements will provide that, during the period from the completion of this offering through December 31, 2020, our operating partnership will offer our contributors and the minority owners who received OP units in our formation transactions and who continue to hold such OP units the opportunity to guarantee an aggregate of $             of our operating partnership’s debt. If we fail to make such opportunities available, we will be required to deliver to each such contributor or minority owner a cash payment intended to approximate such contributor’s or minority owner’s tax liability resulting from our failure to make such opportunities available to such contributor or minority owner, including any gross up necessary to cover any income tax incurred by such contributor or minority owner as a result of such tax protection payment. These obligations may require us to maintain more or different indebtedness than would otherwise benefit our business.

Any sale by our contributors or other members of our senior management team of ownership interests in us and speculation about such possible sales may materially and adversely affect the market price of our common stock.

Upon completion of this offering and our formation transactions, our contributors and other members of our senior management team will own an aggregate of              RSUs and an aggregate of              OP units, which, in the aggregate, represents     % of the outstanding shares of our common stock on a fully-diluted basis, excluding shares of our common stock, if any, issued upon exercise of the underwriters’ over-allotment option. Neither our contributors nor the other members of our senior management team are prohibited from selling any shares of our common stock or securities convertible into, or exchangeable for, shares of our common stock, except that each of them has agreed (subject to certain exceptions) not to sell or transfer any such shares or securities for one year after the date of this prospectus without first obtaining the written consent of Deutsche Bank Securities Inc. and UBS Securities LLC. Any sale by our contributors or other members of our senior management team of ownership interests in us, or speculation by the press, securities analysts, stockholders or others as to their intentions, may materially and adversely affect the liquidity and market price of our common stock.

We may be assuming unknown or unquantifiable liabilities, including environmental liabilities, associated with our initial properties, and such liabilities could materially and adversely affect us.

As part of our formation transactions, we will assume from our contributors, minority owners and third-party sellers existing liabilities in connection with our initial properties, some of which may be unknown or unquantifiable. These liabilities may include liabilities for undisclosed environmental conditions, tax liabilities, claims of tenants or vendors and accrued but unpaid liabilities. Our contributors and the minority owners and third-party sellers are making limited representations and warranties with respect to our contribution properties and our acquisition properties, respectively. Any unknown or unquantifiable liabilities that we assume from our contributors and the minority owners and third-party sellers in connection with our formation transactions for which we have no or limited recourse could materially and adversely affect us.

We may pursue less vigorous enforcement of the terms of our agreements with our contributors and Lane4 because of conflicts of interest, which could materially and adversely affect us.

We are party to agreements with our contributors for acquisition of our contribution properties as part of our formation transactions. Our contributors serve as members of our senior management team and, in the case of Richard Baier and Daniel K. Carr, as members of our board of directors. We will be entitled to indemnification and damages in the event of the breach of any representation, warranty, covenant or agreement made by our contributors pursuant to the contribution agreement. We also will enter into tax protection agreements with our contributors. In addition, each of our contributors and other members of our senior management team will enter into an employment agreement that includes a non-competition covenant or requires as a condition of his or her respective employment that he or she enter into non-competition agreement with us.

We will enter into a property management agreement with Lane4, a company majority-owned by Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, and Daniel K. Carr, our Executive Vice President and Chief Development Officer, for management of our initial properties and any future properties that we elect to have Lane4 manage. Pursuant to this agreement, we will be obligated to pay Lane4 an annual fee equal to $0.50 per rentable square foot of each property managed by Lane4, subject to a minimum of $1,500 per month per property, plus the reimbursement of Lane4 expenses that are included in each Lane4-managed property’s budget approved by our nominating and governance committee, and other Lane4 expenses that do not exceed $5,000 for each Lane4-managed property unless approved by our nominating and governance committee.

These agreements, including any consideration payable by us under each such agreement, were not negotiated at arm’s length, and the terms of these agreements may not be as favorable to us as if they were so negotiated. To the extent that any breach, dispute or ambiguity arises with respect to any of these agreements, we may choose not to enforce, or to enforce less vigorously, our rights under these agreements due to our ongoing relationships with our contributors and other members of our senior management team and the majority ownership of Lane4 by Messrs. Baier and Carr.

Risks Related to Our Debt Financing

Our debt obligations expose us to interest rate fluctuations and the risk of default and may leave us with insufficient cash to meet our debt service requirements and repay our debt, satisfy our operational requirements, pay dividends to our stockholders (including those necessary for our qualification as a REIT) and successfully execute our growth strategy.

Upon completion of this offering and our formation transactions, our only outstanding indebtedness will be the construction loan secured by our Salt Lake City, Utah development property, which had an outstanding balance of approximately $1.4 million as of March 31, 2010, all of which bears interest at a variable rate. The maximum borrowing capacity of this construction loan is $16.9 million. We expect to incur or assume additional debt, which may include mortgage indebtedness, in connection with future developments and acquisitions other than our acquisition properties, although no assurance can be given that we will be able to obtain new debt on favorable terms or that any assumed debt will have favorable terms.

Our level of debt and the limitations imposed on us by our financing agreements could have significant adverse consequences on us, including the following:

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our cash flow may be insufficient to meet our debt service requirements and repay our debt, satisfy our operational requirements, pay dividends to our stockholders (including those necessary for our qualification as a REIT) and successfully execute our growth strategy;

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we may be unable to borrow additional funds on favorable terms, or at all, when needed, including to fund developments and acquisitions or pay dividends required to maintain our qualification as a REIT;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	our debt level could place us at a competitive disadvantage compared to our competitors with less debt;

•	we may experience increased vulnerability to economic and industry downturns reducing our ability to respond to changing business and economic conditions;

•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases;

•	a violation of restrictive covenants in our financing agreements would entitle the lenders to accelerate our debt obligations; and

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our default under any one of our mortgage loans with cross-default or cross-collateralization provisions could result in default on other indebtedness or result in the foreclosures of other properties.

Increases in interest rates on our outstanding indebtedness would increase our interest expense, which would decrease our earnings and cash flows and could harm our liquidity and our ability to pay dividends to our stockholders (including those necessary for our qualification as a REIT). For example, if market rates of interest on our variable rate debt outstanding as of March 31, 2010 (on a pro forma basis) increased by 1.00%, or 100 basis points, the increase in interest expense on our variable rate debt would be approximately $14,374 annually. In addition, our debt obligations expose us to the risk of default, the occurrence of which could leave us with insufficient cash to meet our debt service requirements and repay our debt, satisfy our operational requirements, pay dividends to our stockholders (including those necessary for our qualification as a REIT) and successfully execute our growth strategy. An increase in interest rates could also decrease the number of buyers willing to pay for our properties, thereby reducing the market value of our properties and limiting our ability to sell properties or to obtain mortgage financing secured by our properties. Furthermore, when market interest rates rise, the market prices of dividend-paying securities often decline, which would likely cause the market price of our common stock to decline.

Our charter and bylaws contain no limitations on the amount or percentage of indebtedness that we may incur. We could alter the balance between our total outstanding indebtedness and the value of our portfolio or our market capitalization at any time. If we become more leveraged in the future, the resulting increase in debt service requirements could cause us to default on our obligations, which could materially and adversely affect us.

As a REIT, we generally will be unable to retain sufficient cash flow from operations to meet our debt service requirements and repay our debt, satisfy our operational requirements, pay dividends to our stockholders (including those necessary for our qualification as a REIT) and successfully execute our growth strategy.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our short taxable year ending December 31, 2010. To qualify for taxation as a REIT, we will be required to distribute at least 90% of our annual REIT taxable income (excluding net capital gains and calculated without regard to the dividends paid deduction) and satisfy a number of organizational and operational requirements to which REITs are subject. Additionally, since we are a newly formed company with no previous operating history, it may be more difficult for us to raise reasonably priced capital than more established companies, many of which have established financing programs and, in some cases, have investment grade credit ratings. Accordingly, we generally will not be able to retain sufficient cash flow from operations to meet our debt service requirements and repay our debt, satisfy our operational requirements, pay dividends to our stockholders (including those necessary for our qualification as a REIT) and successfully execute our growth strategy. Therefore, we will need to raise additional capital for these purposes, and we cannot assure you that a sufficient amount of capital will be available to us on favorable terms, or at all, when needed, which would materially and adversely affect us. A significant portion of net proceeds from this offering will be used to repay debt secured by our in-service contribution properties and to fund the aggregate purchase price of our acquisition properties and, as a result, will not be available for these purposes.

If we are required to borrow funds under our revolving credit facility to meet operating and financing needs or to pay dividends, we would have less available financing to fund property acquisitions and developments, which could materially and adversely affect our growth.

We may be required to borrow funds under our revolving credit facility, which we intend to enter into upon or shortly following completion of this offering, to meet our operating and financing needs or to pay dividends to our stockholders, including those necessary for our qualification as a REIT. If we borrow funds for these purposes, we would have less available financing to fund property acquisitions and developments, which could materially and adversely affect our growth.

Our inability to obtain financing on favorable terms, or at all, particularly in light of ongoing conditions in the lending and capital markets, could materially and adversely affect us.

Ongoing economic conditions have negatively impacted the lending and capital markets, particularly for real estate. The capital markets have witnessed significant adverse conditions, including a substantial reduction in the availability of, and access to, capital. The risk premium demanded by sources of capital has increased markedly, as they are demanding greater compensation for risk. Lending spreads have widened from recent levels, and underwriting standards are being tightened. In addition, recent failures and consolidations of certain financial institutions have decreased the number of potential lenders, resulting in reduced lending levels available to the market. The continuation of these market conditions, combined with the volatility in the capital markets, may limit our ability to meet our operating and financing needs, pay dividends to our stockholders (including those necessary for our qualification as a REIT) or fund property acquisitions and developments on favorable terms, or at all. We may also be forced to sell properties at inopportune times and on unfavorable terms, or we may be required to rely more heavily on additional equity issuances, which may be dilutive to our current stockholders, or on less efficient forms of debt financing. Furthermore, any financing we are able to obtain may be on terms less favorable than those previously obtained, and we cannot assure you that we would be able to make such sales, issue such equity or incur such debt. As a result of the foregoing, we could be materially and adversely affected.

With the turmoil in the lending and capital markets, an increasing number of financial institutions have sought federal assistance or failed. In the event of a failure of a lender or counterparty to a financial contract, obligations under the financial contract might not be honored and many forms of assets may be at risk and may not be fully returned to us. Should a financial institution fail to fund its committed amounts when contractually obligated to do so, our ability to meet our obligations could be negatively impacted, which could materially and adversely affect us.

The indebtedness associated with our Salt Lake City, Utah property contains, and any future indebtedness may contain, various covenants, and the failure to comply with those covenants could materially and adversely affect us.

The indebtedness associated with our Salt Lake City, Utah property contains, and any future indebtedness may contain, certain covenants, which, among other things, restrict our activities, including our ability to sell, assign, convey, transfer or otherwise dispose of or encumber the underlying property or our interest in the underlying property, or the income derived therefrom, without the consent of the holder of such indebtedness, to repay or defease such indebtedness or to engage in mergers or consolidations that result in a change in control of us. We may also be subject to financial and operating covenants. Failure to comply with any of these covenants would likely result in a default under the applicable indebtedness that would permit the acceleration of amounts due thereunder and under other indebtedness and foreclosure of properties, if any, serving as collateral therefor.

Our revolving credit facility will contain covenants, and the failure to comply with those covenants could materially and adversely affect us.

We are in discussions to obtain commitments for a revolving credit facility that we anticipate will be in place upon or shortly following completion of this offering. We anticipate that this revolving credit facility will be used to fund acquisitions, developments, redevelopments and capital expenditures and for general corporate purposes. We expect that our revolving credit facility will include customary negative covenants and other financial and operating covenants. Failure to comply with any of these covenants could result in a default, would permit the lenders to accelerate the repayment of amounts due to them and could permit the acceleration of other indebtedness, any of which could materially and adversely affect us.

Secured indebtedness exposes us to the possibility of foreclosure on our current or future ownership interests in a property.

Incurring mortgage and other secured indebtedness increases our risk of loss of our current or future ownership interests in our underlying properties because defaults under such indebtedness, and the inability to refinance such indebtedness, may result in foreclosure action initiated by lenders. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the indebtedness secured by such property. If the outstanding balance of the indebtedness secured by such property exceeds our tax basis in the property, we would recognize taxable income on foreclosure without receiving any cash proceeds.

We are subject to risks associated with hedging agreements.

Subject to maintaining our qualifications as a REIT, we may enter into interest rate swap agreements and other interest rate hedging contracts, including caps and floors, to manage our exposure to interest rate volatility or to satisfy lender requirements. These agreements will expose us to certain risks, including a risk that the agreement’s counterparty will not perform. Moreover, there can be no assurance that the hedging agreement will qualify for hedge accounting or that our hedging activities will have the desired beneficial impact on our financial performance and liquidity. Should we choose to terminate a hedging agreement, there could be significant costs and cash requirements involved to fulfill our initial obligation under the hedging agreement.

When a hedging agreement is required under the terms of a mortgage loan, it is often a condition that the hedge counterparty agree to maintain a specified credit rating. With the current volatility in the financial markets, there is a reduced pool of eligible counterparties that are able to meet or are willing to assume these conditions, which has resulted in an increased cost for hedging agreements. This will make it more difficult and costly to enter into hedging agreements in the future. Additionally, due to the current volatility in the financial markets, there is an increased risk that hedge counterparties could have their credit rating downgraded to a level that would not be acceptable under the mortgage loan. If we were unable to renegotiate the credit rating condition with the lender or find an alternative counterparty with an acceptable credit rating, we could be in default under the mortgage loan and the lender could foreclose upon the underlying property.

Risks Related to the Real Estate Industry

Our performance is subject to risks associated with the real estate industry, and the realization of any of these risks could materially and adversely affect us.

Real property investments are subject to varying risks and market fluctuations. These events include, but are not limited to:

•	adverse changes in national, regional and local economic and demographic conditions;

•	the availability of financing, including financing necessary to extend or refinance debt maturities;

•	the ability to control operating costs (particularly at our properties where we are not allowed to pass all or even a portion of those costs through to our tenants);

•	increases in tenant vacancies, difficulty in re-letting space and the need to offer tenants below-market rents or concessions;

•	decreases in rental rates;

•	increases in interest rates, which could negatively impact the ability of any non-government tenants to make rental payments;

•	an increase in competition for, or a decrease in demand by, tenants, especially the federal government and its agencies and departments;

•	the financial strength of tenants and the risk of any non-government tenant bankruptcies and lease defaults;

•	an increase in supply or decrease in demand of our property types;

•	introduction of a competitor’s property in or in close proximity to one of our properties;

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the adoption on the national, state or local level of more restrictive laws and governmental regulations, including more restrictive zoning, land use or environmental regulations and increased real estate taxes;

•	opposition from local community or political groups with respect to the construction or operations at a property;

•	adverse changes in the perceptions of prospective tenants or purchasers of the attractiveness, convenience or safety of a property;

•	our inability to provide effective and efficient management and maintenance at our properties;

•	the investigation, removal or remediation of hazardous materials or toxic substances at a property;

•	our inability to collect rent or other receivables;

•	the effects of any terrorist activity;

•	underinsured or uninsured natural disasters, such as earthquakes, floods or hurricanes; and

•	our inability to obtain adequate insurance on favorable terms.

The value of our properties and our performance may decline due to the realization of risks associated with the real estate industry, which could materially and adversely affect us.

Illiquidity of real estate investments could impede our ability to change our portfolio, which could materially and adversely affect us.

Investments in real estate are relatively illiquid and our ability to promptly sell one or more properties or otherwise change our portfolio in response to changed or changing economic, financial and investment conditions is significantly limited. We cannot predict whether we will be able to sell any property for the price or on the terms we seek, if at all, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. This risk may be more pronounced due to the tax protection agreements that cover our contribution properties. See “—Risks Related to Our Relationships with Our Contributors and Lane4—Our tax protection agreements could limit our ability to sell or otherwise dispose of our contribution properties or make any such sale or other disposition more costly” above. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. In addition, we may be required to expend funds to correct defects or to make improvements before a property can be sold. Our inability to change our portfolio in response to adverse conditions could materially and adversely affect us.

We may become subject to liability relating to environmental matters, which could materially and adversely affect us.

Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, as an owner or operator of real property, we may be liable for the costs of removal or remediation of certain hazardous or toxic substances, waste or petroleum products at, on, in, under or migrating from our properties. Similarly, as the former owner or operator of real property, we may be liable for contamination on our former properties if we owned or operated them at the time the contamination was caused. These costs could be substantial and liability under these laws may attach whether or not the owner or operator knew of, or was responsible for, the presence of such contamination. Even if more than one person may have been responsible for the contamination, each liable party may be held entirely responsible for all of the clean-up costs incurred. In addition, the government or third parties may sue the owner or operator of a property for damages based on personal injury, natural resource damages or property damage and/or for other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of contamination on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which a property may be used or business may be operated, and these restrictions may require substantial expenditures. Some of our properties, including our Pembroke Pines, Florida property, our Lawrence, Massachusetts property and our Great Falls, Montana property contain, or have contained, or are adjacent to or near other properties that have contained or currently contain, recognized environmental conditions which may cause or have caused soil contamination, ground and surface water contamination or air pollution. Similarly, some of our properties, including our Pembroke Pines, Florida property, our Lawrence, Massachusetts property and our Great Falls, Montana property, were used in the past for commercial or industrial purposes, or are currently used for commercial purposes, that involve the use of petroleum, petroleum by-products, coal, coal ash, benzene, naphthalene, arsenic, chlorinated solvents, pesticides or other hazardous or toxic substances, or are adjacent to or near to properties that have been or are used for similar commercial or industrial purposes. These operations create a potential for the release of polycyclic aromatic hydrocarbons or other hazardous or toxic substances, and if such a release has occurred or occurs in the future, we may face liability to pay to clean up any contamination. The cost of any required remediation, removal, fines or personal or property damages could exceed the value of the property and/or our aggregate assets. In addition, the presence of polycyclic aromatic hydrocarbons or other hazardous or toxic substances, or the failure to properly dispose of or remove those substances, may materially and adversely affect our ability to sell or rent that property or to borrow using that property as collateral. As a result of the foregoing, we could be materially and adversely affected.

From time to time, in connection with the conduct of our business, and prior to the acquisition of any property from a third party or as required by our financing sources, we may authorize the preparation of environmental site assessments with respect to our properties. The purpose of environmental site assessments is to identify the presence or likely presence of environmental contamination on the property. There can be no assurance that the environmental assessments will reveal all environmental conditions at our properties, that we will resolve all environmental conditions revealed by those assessments or that the discovery of previously unknown environmental conditions, activities of tenants and activities related to properties in the vicinity of our properties will not expose us to material liability in the future. In addition, we may acquire properties, or interests in properties, from time to time with known or potential adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield an attractive risk-adjusted return. Similarly, in connection with property dispositions, in addition to potential statutory liability, we may contractually agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties. We cannot assure you that our estimates will not expose us to significant additional expenditures, which could materially and adversely affect us.

Various environmental laws that regulate the handling, use and disposal of regulated substances and wastes will apply to us and our tenants. The properties in our portfolio will also be subject to various federal, state, and local health and safety requirements, such as state and local fire requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. In addition, changes in laws could increase the potential for noncompliance and resulting liability. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect us.

In May 2004, prior to the construction of the improvements on our Pembroke Pines, Florida property, Phase I and Phase II environmental site assessments were performed on the property. These environmental site assessments revealed localized petroleum contamination in the soil and ground water of the property stemming from an adjacent gas station, and specifically a diesel dispensary, on the eastern boundary of the property. In response to these reports, in November 2004, an environmental contractor excavated, transported and disposed of an estimated 36 cubic yards of petroleum impacted soil from the eastern boundary of the property. Further testing of the soil and ground water was conducted following the removal of the contaminated soils and revealed no ground water contamination and soil contamination levels below the State of Florida’s soil clean-up target levels. A Limited Source Removal Report dated January 2005 stated that while future discharges from the adjacent diesel dispensary could impact the Pembroke Pines, Florida property, no further investigations were warranted at that time. According to the Broward County Environmental and Growth Management Department, as of our inquiry in April 2010, the diesel dispensary on the adjacent property has been removed.

Pursuant to a Phase I environmental site assessment prepared in April 2008, our Lawrence, Massachusetts property has several known, suspect, current and/or historical recognized environmental conditions which may be indicative of releases or threatened releases of hazardous substances to soils, ground-waters and surface-waters. Specifically, the site was historically used by Washington Mills as a gas works operation, formerly contained underground storage tanks, was formerly listed as a spill site by the Massachusetts Department of Environmental Protection for the release of fuel oil during the removal of an underground storage tank in 1989 and had previous detections of polycyclic aromatic hydrocarbons in the soil and of volatile organic compounds and benzene in the on-site groundwater. Notwithstanding these known historical environmental conditions, the environmental site assessment determined that the environmental conditions were below Massachusetts Department of Environmental Protection reporting concentrations or were exempt from reporting because they fell within coal and coal ash reporting exemptions. Nevertheless, because of the presence of polycyclic aromatic hydrocarbons in the soils, any soil excavation and removal from the property could have high disposal costs.

A Phase I environmental site assessment prepared in March 2006 identified petroleum impacted soil and groundwater on the site of our Great Falls, Montana property. Previously, underground and above ground storage tanks were removed from the property. In 2007, in connection with the construction of the courthouse located on the property, the ground lessor sought and obtained approval of a work plan regarding proposed activities to mitigate the disturbance of subsurface petroleum contamination in connection with proposed utility installations. As part of our ground lease, the ground lessor is required to comply with requirements set forth in the work plan, and we have no obligations under the work plan with respect to any remediation of the site or conformance with the obligations set forth in the work plan, although under applicable law, we may have liability for environmental conditions on the property as the operator thereof. In October of 2008, as a result of soil tests that showed concentrations of petroleum below the Tier 1 Risk-Based Screening Level of the Montana Department of Environmental Quality, a request was made to the Department for confirmation that no additional work was required to address soil contamination at the site. The Remediation Division of the Montana Department of Environmental Quality has reported to us that the ground lessor has completed all tasks requested by the Department of Environmental Quality with respect to the property. Notwithstanding the completion of these tasks, future groundwater monitoring and reporting will still be required at one well location on the property.

No assurance can be given that past, current or future environmental conditions at our Pembroke Pines, Florida, Lawrence, Massachusetts or Great Falls, Montana properties will not materially and adversely affect us.

Uninsured losses or losses in excess of insured limits could materially and adversely affect us.

We will carry comprehensive general liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket insurance policy, with policy specifications and insured limits customarily carried for similar properties. However, with respect to those properties where the leases do not provide for abatement of rent under any circumstances, we may not maintain loss of rent insurance. In addition, there are certain types of losses, such as losses resulting from wars, terrorism or acts of God, against which we generally do not insure because they are either uninsurable or we believe they are not economically insurable. If an uninsured loss or a loss in excess of insured limits occurs, we could lose the capital invested in a property, as well as the anticipated future revenues from a property. In addition, we may still remain obligated for any mortgage indebtedness or other financial obligations related to the property even if damage to the property was irreparable. Any loss of these types could materially and adversely affect us.

We may incur significant costs complying with the Americans with Disabilities Act and similar laws, which could materially and adversely affect us.

Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. We have not conducted an audit or investigation of our properties to determine our compliance with the ADA. If one or more of our properties were not in compliance with the ADA, we would be required to incur additional costs to bring each such property into compliance. Additional federal, state and local laws also may require modifications to our properties or restrict our ability to renovate our properties. We cannot predict the ultimate amount of the cost of compliance with the ADA or other legislation. If we incur substantial costs to comply with the ADA and any other similar laws, we could be materially and adversely affected.

Legislative or regulatory tax changes related to REITs could materially and adversely affect us and our stockholders.

There are a number of issues associated with an investment in a REIT that are related to U.S. federal income tax laws, including, but not limited to, the consequences of a company’s failing to qualify or to continue to qualify as a REIT and the tax rates applicable to REITs and their stockholders. At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended or modified. Any new laws or interpretations may take effect retroactively and could materially and adversely affect us and our stockholders.

Changes in accounting rules, assumptions and/or judgments could materially and adversely affect us.

Accounting rules and interpretations for certain aspects of our operations are highly complex and involve significant assumptions and judgment. These complexities could lead to a delay in the preparation and public dissemination of our financial statements. Furthermore, changes in accounting rules and interpretations or in our accounting assumptions and/or judgments, such as asset impairments, could significantly impact our financial statements. Under any of these circumstances, we could be materially and adversely affected.

We may incur significant costs complying with various regulatory requirements, which could materially and adversely affect our financial performance and liquidity.

Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we could incur governmental fines or private damage awards. In addition, existing requirements could change and future requirements might require us to make significant unanticipated expenditures, which could materially and adversely affect our financial performance and liquidity.

Risks Related to Our Organization, Structure and Formation

We have not obtained appraisals of our initial properties in connection with this offering and our formation transactions, and the consideration paid by us for our initial properties may exceed their individual fair market values.

We have not obtained appraisals of our initial properties in connection with this offering and our formation transactions. The consideration that we have agreed to pay to our contributors, the minority owners and third-party sellers for their interests in our initial properties is based upon the valuation of our business as a going concern and was not determined as a result of arm’s-length negotiations. As a result, the consideration paid for our initial properties may exceed their individual fair market values.

Factors considered in determining the initial offering price of shares of our common stock include our initial property portfolio’s historical and projected operations, the strength and experience of management, our estimated net income, FFO and cash available for distribution, our growth prospects, the quality of our portfolio and the strength of our federal government tenant base and the current state of the office and federal government property sectors, the real estate industry generally and the economy as a whole. The initial public offering price of shares of our common stock was determined in consultation with the underwriters and may not necessarily bear any relationship to the book value or the fair market value of our initial properties. As a result, upon completion of this offering and our formation transactions, our value, represented by the initial public offering price of shares of our common stock, may exceed the fair market value of our initial properties. See also “—Risks Related to Our Business and Our Properties—We cannot assure you that we will be able to consummate the purchase of any or all of our acquisition properties or to integrate them successfully into our business” above.

Our contributors exercised significant influence with respect to the terms of our formation transactions.

We did not conduct arm’s-length negotiations with our contributors with respect to the terms of our formation transactions, including the terms of the agreements for the acquisition of our contribution properties, or the terms of the employment agreements with our senior management team. The terms of these agreements may not be as favorable to us as if they were so negotiated. In structuring our formation transactions (including our employment agreements), our contributors exercised significant influence on the type and level of benefits that they and our senior management team will receive from us, including the amount of cash and/or number of OP units that our contributors will receive in connection with their contribution to us of our contribution properties and the benefits our senior management team will receive from us under their employment agreements.

Certain provisions of Maryland law could inhibit a change in control of us, which, in turn, may negatively affect the market price of our common stock.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control of us under circumstances that otherwise could provide the common stockholders with the opportunity to realize a premium over the then prevailing market price of their shares, including:

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“business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of our outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our outstanding voting stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder and, thereafter, imposes special appraisal rights and special stockholder voting requirements on these combinations. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of a real estate investment trust prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any other person, provided that the business combination is first approved by our board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is altered or repealed, or our board of directors does not otherwise approve a business combination, this statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. See “Material Provisions of Maryland Law and of Our Charter and Bylaws—Business Combinations.”

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“control share acquisition” provisions of the MGCL that provide that “control shares” of our company (defined as shares which, when aggregated with all other shares controlled by the stockholder, entitle the stockholder to exercise voting power in the election of directors within one of three increasing ranges) acquired in a “control share acquisition” (defined as the acquisition of ownership or control of issued and outstanding “control shares,” subject to certain exceptions) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, our officers and our directors who are also our employees. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that we will not amend or eliminate this provision at any time in the future. See “Material Provisions of Maryland Law and of Our Charter and Bylaws—Control Share Acquisitions.”

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“unsolicited takeover” provisions in Title 3, Subtitle 8, of the MGCL that permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain provisions if we have a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which we will have upon completion of this offering, and at least three independent directors. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide the common stockholders with the opportunity to realize a premium over the then current market price. See “Material Provisions of Maryland Law and of Our Charter and Bylaws—Other Anti-Takeover Provisions of Maryland Law.”

Termination of the employment agreements with the members of our senior management team could be costly and prevent a change in control of our company.

We will enter into an employment agreement with each member of our senior management team that provides such member with severance benefits if his or her employment ends as a result of a termination by us without cause. Each such member also has the right to terminate his or her employment agreement for good reason, which includes a change of control. In the case of either such termination, the vesting of his or her RSUs will accelerate. These provisions make it costly to terminate their employment and could delay or prevent a transaction or a change of control of our company that might involve a premium paid for shares of our common stock or otherwise be in the best interests of our stockholders.

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

Our charter provides that, subject to the rights of holders of any series of shares of our preferred stock, a director may be removed only for “cause” (as defined in our charter), and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum, for the full remaining term and until their successors are duly elected and qualified. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of us that is in the best interests of our stockholders.

Our board of directors may create and issue a class or series of shares of our preferred stock without stockholder approval, which may prevent a change in control of us.

Our charter authorizes us to issue additional authorized but unissued shares of our common stock and shares of our preferred stock. In addition, our board of directors may, without stockholder approval, increase the aggregate number of authorized shares of our stock or any class or series thereof, classify or reclassify any unissued shares of our common stock or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, among other things, our board of directors may establish a class or series of our common stock or preferred stock that could delay or prevent a transaction or a change in control of us that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions taken that are not in your best interest.

Our charter eliminates the liability of our present and former directors and officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under current Maryland law, our present and former directors and officers will not have any liability to us or our stockholders for money damages other than liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty by the director or officer that was established by a final judgment and is material to the cause of action.

Our charter authorizes us, and our bylaws require us, to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us.

As a result, we and our stockholders may have limited rights against our present and former directors and officers, which could limit your recourse in the event of actions taken that are not in your best interest.

Our charter generally does not permit ownership in excess of 9.8% of shares of our common stock or 9.8% of shares of our stock, which may delay or prevent a change in control of us.

In order for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after our first taxable year. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary and desirable for our qualification as a REIT. Under our charter, no person may own more than 9.8% by number of shares or value, whichever is more restrictive, of outstanding shares of our common stock or more than 9.8% by value of our outstanding shares of stock. However, our board of directors may, in its sole discretion, grant an exemption to the stock ownership limits, subject to certain conditions, representations and undertakings. In addition, our board of directors may change the stock ownership limits as described under “Description of Stock—Restrictions on Ownership and Transfer.” Our charter also prohibits any person from (1) beneficially or constructively owning, as determined by applying certain attribution rules of the Code, our shares that would result in us being “closely held” under Section 856(h) of the Code or that would otherwise cause us to fail to qualify as a REIT or (2) transferring shares if such transfer would result in our shares being owned by fewer than 100 persons. The stock ownership limits applicable to us that are imposed by tax law are based upon direct or indirect ownership by “individuals,” which term includes certain entities. Ownership limitations are common in the organizational documents of REITs and are intended to provide added assurance of compliance with tax law requirements and to minimize administrative burdens. However, the stock ownership limits might also delay or prevent a transaction or a change in control of us that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders.

Our board of directors may from time to time increase certain of the stock ownership limits for one or more persons and may increase or decrease such limits for all other persons. Any decrease in the stock ownership limits generally applicable to all stockholders will not be effective for any person whose percentage ownership of shares of our stock is in excess of such decreased limits until such time as such person’s percentage ownership of shares of our stock equals or falls below such decreased limits, but any further acquisition of shares of our stock in excess of such person’s percentage ownership of shares of our stock will be in violation of the applicable limits. Our board of directors may not increase these limits (whether for one person or all stockholders) if such increase would allow five or fewer persons to beneficially own more than 49.9% in value of our outstanding stock or otherwise cause us to fail to qualify as a REIT.

Our charter’s constructive ownership rules are complex and may cause the outstanding shares of our stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than these percentages of the outstanding shares of our stock by an individual or entity could cause that individual or entity to own constructively in excess of these percentages of the outstanding shares of our stock and thus violate the stock ownership limits. Our charter also provides that any attempt to own or transfer shares of our common stock or preferred stock (if and when issued) in excess of the stock ownership limits without the consent of our board of directors or in a manner that would cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the shares are held during the last half of a taxable year) will result in the shares being deemed to be transferred to a trustee for a charitable trust or, if the transfer to the charitable trust is not automatically effective to prevent a violation of the stock ownership limits or the restrictions on ownership and transfer of shares of our stock, any such transfer of shares will be void.

We have fiduciary duties as sole general partner of our operating partnership which may result in conflicts of interest in representing your interests as stockholders of our company.

Upon completion of this offering, conflicts of interest could arise in the future as a result of the relationship between us, on the one hand, and our operating partnership or any partner thereof, on the other. We, as the sole general partner of our operating partnership, will have fiduciary duties to the other limited partners in our operating partnership under Delaware law. At the same time, our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. Our duties as the sole general partner of our operating partnership may come in conflict with the duties of our directors and officers to our company and our stockholders. For example, those persons holding OP units will have the right to vote on certain amendments to the partnership agreement (which require approval by a majority in interest of the limited partners, including us) and individually to approve certain amendments that would adversely affect their rights. These voting rights may be exercised in a manner that conflicts with the interests of our stockholders. We are unable to modify the rights of limited partners to receive distributions as set forth in the partnership agreement in a manner that adversely affects their rights without their consent, even though such modification might be in the best interest of our stockholders. In the event that a conflict of interest exists between the interests of our stockholders, on one hand, and the interests of the limited partners (including our contributors), on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, we have agreed to resolve any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners in favor of our stockholders. The limited partners of our operating partnership will expressly acknowledge that in the event of such a determination by us, as the sole general partner of our operating partnership, we will not be liable to the limited partners for losses sustained or benefits not realized in connection with such a determination.

Our board of directors has approved very broad investment guidelines for our company and will not review or approve each investment decision made by our senior management team.

Our senior management team is authorized to follow broad investment guidelines and, therefore, has great latitude in determining the types of properties that are proper investments for us, as well as the individual investment decisions. Our senior management team may make investments with lower rates of return than those anticipated under current market conditions and/or may make investments with greater risks to achieve those anticipated returns. Our senior management team has the right to pursue acquisitions and developments without the review or approval of our board of directors other than acquisitions exceeding $50 million in purchase price and development projects exceeding $50 million in total estimated costs

We may change our operational policies, investment guidelines and our business and growth strategies without stockholder consent, which may subject us to different and more significant risks in the future.

Our board of directors determines our operational policies, investment guidelines and our business and growth strategies. Our board of directors may make changes to, or approve transactions that deviate from, those policies, guidelines and strategies without a vote of, or notice to, our stockholders. This could result in us conducting operational matters, making investments or pursuing different business or growth strategies than those contemplated in this prospectus. Under any of these circumstances, we may expose ourselves to different and more significant risks in the future, which could materially and adversely affect our business and growth.

As a result of operating as a public company, we will incur significant increased costs and we will be required to devote substantial time to new compliance requirements, which could materially and adversely affect us.

We have never operated as a public company. As a public company, we will incur significant legal, accounting and other expenses, as well as expend significant management time, relating to various requirements applicable to public companies that were not applicable to our predecessor as a closely held private company. The Exchange Act, the Sarbanes-Oxley Act of 2002 and the NYSE rules impose numerous requirements relating to a public company’s corporate governance and disclosure obligations. Compliance with these requirements will require us to hire additional employees, adopt new policies, procedures and controls, and cause us to incur significant costs. For example, we will be required to have specified board committees, adopt internal controls with respect to our financial reporting and disclosure controls and procedures, and file annual, quarterly and other reports and information with the SEC. We cannot assure you that we will be able to comply with all of these requirements, and our failure to do so could materially and adversely affect us. If we identify any issues in complying with requirements applicable to public companies, we would likely incur additional costs remediating those issues and such costs could be significant, and the existence of those issues could materially and adversely affect us, our reputation or investor perception of us. It could also make it more difficult and expensive for us to obtain director and officer liability insurance, and we could be required to accept reduced policy limits and insurance coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it could become more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Any of the foregoing costs or factors could materially and adversely affect us.

We will be subject to the requirements of Section 302 and 404 of the Sarbanes-Oxley Act of 2002, which may be costly and challenging.

Our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, as of December 31 subsequent to the year in which the registration statement of which this prospectus forms a part becomes effective. Section 404 of the Sarbanes-Oxley Act of 2002 requires our independent registered public accounting firm to deliver an attestation report on the effectiveness of our internal control over financial reporting in conjunction with their opinion on our audited financial statements as of the same date. Substantial work on our part is required to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. This process is expected to be both costly and challenging, and it will require us to recruit, hire and retain additional accounting staff. We cannot give any assurances that material weaknesses or significant deficiencies will not be identified in connection with our compliance with the provisions of Sections 302 and 404 of the Sarbanes-Oxley Act of 2002. The existence of any material weakness would preclude a conclusion by us and our independent registered public accounting firm that we maintained effective internal control over financial reporting. We may be required to devote significant time and incur significant expense to remediate any material weaknesses or significant deficiency that may be discovered and may not be able to remediate any material weaknesses or significant deficiency in a timely manner. The existence of any material weakness or significant deficiency in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in the reliability of our reported financial information, all of which could lead to a substantial decline in the market price of our common stock.

Our predecessor maintained its accounting records on a cash basis and did not prepare financial statements relative to its assets or operations. Consequently, it was necessary to convert our predecessor’s accounting records from a cash basis to an accrual basis of accounting in preparing our predecessor’s financial statements. In the course of the audit of our predecessor’s financial statements, it became necessary to prepare and record adjustments to account balances that were identified as a result of the audit process itself. Because these adjustments might have been otherwise misapplied had it not been for the audit process, our auditors determined there was a material weakness in the internal control over financial reporting of our predecessor.

Prior to completion of this offering, we have not been required to operate in compliance with the foregoing requirements of the Sarbanes-Oxley Act of 2002. We will be required to hire additional staff and design and implement additional controls in order to comply with these requirements. We intend to bring our operations into compliance with Section 404 the Sarbanes-Oxley Act of 2002 by December 31, 2011, but there can be no assurance that such compliance will be achieved or maintained.

Risks Related to Our Taxation as a REIT

Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2010. However, qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which only a limited number of judicial and administrative interpretations exist. Even an inadvertent or technical mistake could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis.

Moreover, new tax legislation, administrative guidance or court decisions, in each instance potentially applicable with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our capital stock. If, for any reason, we failed to qualify as a REIT and we were not entitled to relief under certain Code provisions, we would be unable to elect REIT status for the four taxable years following the year during which we ceased to so qualify.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

To qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our REIT ordinary income for that year;

•	95% of our REIT capital gain net income for that year; and

•	any undistributed taxable income from prior years.

We intend to distribute our net taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. However, if we form a taxable REIT subsidiary, or TRS, in the future, there is no requirement that a TRS distribute its after tax net income to its parent REIT or its stockholders.

Our taxable income may substantially exceed our net income as determined based on GAAP, because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets at prices or at times that we regard as unfavorable or make taxable distributions of our capital stock or debt securities in order to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our capital stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by the securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

The stock ownership restrictions of the Code applicable to REITs and the 9.8% stock ownership limit in our charter may inhibit market activity in our capital stock and restrict our business combination opportunities.

In order to qualify as a REIT for each taxable year after 2010, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity actually or constructively owns our capital stock under this requirement. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year for each taxable year after 2010. To help insure that we meet these tests, our charter restricts the acquisition and ownership of shares of our capital stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, our charter prohibits any person from beneficially or constructively owning more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock or 9.8% of the value of our outstanding stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares would cause us to lose our status as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Under recently issued Internal Revenue Service, or IRS, guidance, we may pay taxable dividends of our common stock and cash, in which case stockholders may sell shares of our common stock to pay tax on such dividends, placing downward pressure on the market price of our common stock.

Under recently issued IRS guidance, we may distribute taxable dividends that are payable in cash and common stock at the election of each stockholder. Under Revenue Procedure 2010-12, up to 90% of any such taxable dividend paid with respect to our 2010 and 2011 taxable years could be payable in shares of our common stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits, as determined for federal income tax purposes. As a result, stockholders may be required to pay income tax with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. If we utilize Revenue Procedure 2010-12 and a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock. We do not currently intend to utilize Revenue Procedure 2010-12.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

The prohibited transactions tax may limit our ability to engage in transactions, including dispositions of assets, that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. We may be subject to the prohibited transaction tax upon a disposition of real property. Although a safe harbor to the characterization of the sale of real property by a REIT as a prohibited transaction is available, we cannot assure you that we can comply with the safe harbor or that we will avoid owning property that may be characterized as held primarily for sale to customers in the ordinary course of business. Consequently, we may choose not to engage in certain sales of real property or may conduct such sales through a TRS.

Complying with the REIT requirements may limit our ability to hedge risk effectively.

The REIT provisions of the Code may limit our ability to hedge our liabilities effectively. In general, income from hedging transactions does not constitute qualifying income for purposes of the 75% and 95% gross income tests applicable to REITs. To the extent, however, that we enter into a hedging contract to reduce interest rate risk or foreign currency risk on indebtedness incurred to acquire or carry real estate assets, any income that we derive from the contract would be excluded from gross income for purposes of calculating the REIT 75% and 95% gross income tests if specified requirements are met. As a result, any income from non-qualifying hedges and other income not generated from qualifying real estate assets is limited to 25% or less of our gross income. In addition, we must limit our aggregate gross income from non-qualifying hedges, fees, and certain other non-qualifying sources to 5% or less of our annual gross income. Consequently, we may have to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because a TRS would be subject to tax on gains, or leave us exposed to greater risks associated with changes in interest rates than we would otherwise want to bear.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new federal income tax law, regulation, or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates has been reduced by legislation to 15% (for taxable years beginning on or before December 31, 2010). Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

Risks Related to this Offering

There is currently no public market for our common stock and an active trading market for our common stock may not develop following this offering, which would negatively affect the market price of our common stock and make it more difficult for you to sell your shares on favorable terms, or at all.

Prior to this offering, there was no public market for our common stock. Although we intend to apply to have shares of our common stock listed on the NYSE, under the symbol “USFP,” no assurance can be given as to:

•	the likelihood that an active trading market for our common stock will develop or, if one develops, be maintained;

•	the liquidity of any market for our common stock;

•	the ability of our stockholders to sell shares of our common stock when desired, or at all; or

•	the price, if any, that a stockholder may obtain for the sale of such stockholder’s shares of our common stock.

Even if there is an active trading market for our common stock, the market price for our common stock may be highly volatile and subject to wide fluctuations. Some of the factors that could negatively affect our common stock price include, without limitation:

•	actual or projected financial condition, cash flows, liquidity, FFO or results of operations;

•	actual or anticipated changes in our and any non-government tenants’ businesses or prospects;

•	our ability to successfully execute our growth strategy;

•	general market and local, regional and national economic conditions;

•	legislative or regulatory changes affecting the GSA or other governmental authorities;

•	the current state of the lending and capital markets, and our ability and the ability of any non-government tenants to obtain financing;

•	actual or perceived conflicts of interest with our contributors and their affiliated entities and individuals;

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equity issuances by us (including the issuances of OP units), or resales of our common stock by our equity holders (including our contributors), or the perception that such issuances or resales may occur;

•	increased competition for single-tenant federal government-leased properties;

•	publication of research reports about us, the office sector, any non-government office tenants or the real estate industry;

•	our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts;

•	increases in market interest rates, which may lead investors to demand a higher dividend yield for shares of our common stock, and would result in increased interest expenses on our debt;

•	changes in market valuations of similar companies;

•	adverse market reaction to the level of leverage we employ;

•	failure to maintain our REIT qualification;

•	failure to satisfy the listing requirements of the NYSE;

•	additions or departures of key personnel, including members of our senior management team;

•	actions by significant stockholders, particularly our contributors;

•	speculation in the press or investment community;

•	price and volume fluctuations in the stock market generally;

•	actual, potential or perceived accounting problems;

•	failure to comply with the requirements of the Sarbanes-Oxley Act of 2002;

•	changes in current or proposed legislation; and

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other events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets, such as the sudden instability or collapse of large financial institutions or other significant corporations, terrorist attacks, natural or man-made disasters or threatened or actual armed conflicts.

No assurance can be given that the market price of our common stock will not fluctuate or decline significantly in the future or that our common stockholders will be able to sell their shares when desired on favorable terms, or at all.

Future issuances of debt securities, which would rank senior to our common stock upon our liquidation, and future issuances of equity securities (including OP units), which would dilute the holdings of our existing common stockholders and may be senior to our common stock for the purposes of making distributions, periodically or upon liquidation, may negatively affect the market price of our common stock.

In the future, we may issue debt or equity securities or incur other borrowings. Upon liquidation, holders of our debt securities and other loans and shares of our preferred stock will receive a distribution of our available assets before common stockholders. We are not required to offer any such additional debt or equity securities to existing stockholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities (including OP units), warrants or options, will dilute the holdings of our existing common stockholders and such issuances or the perception of such issuances may reduce the market price of our common stock. Any series or class of our preferred stock, if issued, would likely have a preference on dividend payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to pay dividends to common stockholders. Because our decision to issue debt or equity securities or otherwise incur debt in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. Thus, common stockholders bear the risk that our future issuances of debt or equity securities or our other borrowings will negatively affect the market price of our common stock and dilute their ownership in us.

Future issuances and resales of our common stock may negatively affect the market price of our common stock. You should not rely upon lockup agreements in connection with this offering to limit the amount of shares of our common stock sold into the market.

We cannot predict the effect, if any, of our future issuances of our common stock, or future resales of our common stock by stockholders or the perception of such issuances or resales, on the market price of our common stock. Any such future issuances or resales, or the perception that such issuances or resales might occur, could negatively affect the market price of our common stock and may also make it more difficult for us to sell equity or equity-related securities in the future at a time and upon terms that we deem appropriate.

Subject to applicable law, our board of directors has the authority, without further stockholder approval, to issue additional shares of our common stock and preferred stock on the terms and for the consideration it deems appropriate.

Upon completion of this offering and our formation transactions, we will have              shares of our common stock outstanding on a fully-diluted basis, including an aggregate of             OP units issued to our contributors and the minority owners in exchange for their respective ownership interests in our contribution properties, an aggregate of              RSUs granted to our senior management team and an aggregate of             restricted shares of our common stock granted to our independent directors under our equity incentive plan, or             shares of our common stock outstanding on a fully diluted basis if the underwriters’ over-allotment option is exercised in full. Additionally, in the future we may issue up to             % of the issued and outstanding shares of our common stock on a fully-diluted basis, including any shares of our common stock issued upon exercise of the underwriters over-allotment option, as reduced by the RSUs and restricted shares of our common stock referred to above, under our equity incentive plan to our directors, executive officers and other employees. Our contributors, the minority owners, our senior management team and our directors have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed, or could reasonably be expected, to result in the disposition of any shares of our common stock or securities convertible into, or exchangeable or exercisable for, shares of our common stock (including OP units) or derivatives of our common stock for a period of one year after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. and UBS Securities LLC. These consents may be given at any time without public notice. We have entered into a similar agreement with the underwriters except that without such consents we may grant options and sell shares of our common stock pursuant to our equity incentive plan and sell shares of our common stock pursuant to the exercise of option awards granted pursuant to our equity incentive plan, and we may issue a limited amount of shares of our common stock in connection with an acquisition, strategic partnership or joint venture or collaboration, all of which shall also be subject to the above-described restrictions.

We will enter into a registration rights agreement with our contributors and the minority owners pursuant to which we will agree, among other things, to register the resale of any shares of our common stock that are exchanged for OP units issued to them as part of our formation transactions. These registration rights require us to seek to register all shares of our common stock that may be exchanged for OP units effective as of that date which is 14 months following completion of this offering on a “shelf” registration statement under the Securities Act. We will also grant such holders the right to include such shares of our common stock in any registration statements we may file in connection with any future public equity offerings, subject to the terms of the lockup arrangements described herein and subject to the right of the underwriters of those offerings to reduce the total number of such shares of our common stock to be sold by selling stockholders in those offerings.

In addition, prior to completion of this offering, we intend to file a registration statement on Form S-8 to register the total number of shares of our common stock that may be issued under our equity incentive plan. See “Shares Eligible for Future Sale—Registration Rights.”

After completion of this offering, we may issue additional shares of our common stock and securities convertible into, or exchangeable or exercisable for, shares of our common stock under our equity incentive plan. Subject to the terms of the lockup agreements described above, we also may issue from time to time additional shares of our common stock or OP units in connection with property, portfolio or business acquisitions and may grant additional demand or piggyback registration rights in connection with such issuances. These sales, or the perception of such sales, may negatively affect the market price for our common stock.

Purchasers of shares of our common stock in this offering will experience immediate and substantial dilution from the purchase of the shares of our common stock sold in this offering.

The initial public offering price of shares of our common stock in this offering is substantially higher than what our pro forma net tangible book value per share will be immediately after this offering. Purchasers of shares of our common stock in this offering will incur immediate dilution of approximately $             in our pro forma net tangible book value per share, based on the mid-point of the price range set forth on the cover page of this prospectus, or $             per share if the underwriters exercise their over-allotment option in full.

We cannot assure you as to the timing, form or amount of any dividends to our common stockholders.

We generally need to distribute at least 90% of our REIT taxable income each year (subject to certain adjustments) to our stockholders in order to qualify as a REIT under the Code. We intend to pay cash dividends to our stockholders on a quarterly basis. We intend to pay a pro rata dividend with respect to the period commencing on completion of this offering and ending based on $             per share for a full quarter. On an annualized basis, this would be $             per share, or an annual dividend rate of approximately     % based on the mid-point of the price range set forth on the cover page of this prospectus. We intend to maintain our initial dividend rate per share for the twelve-month period following completion of this offering unless our financial condition, cash flows, liquidity, FFO, results of operations or prospects, economic conditions or other factors differ materially from the assumptions used in projecting our initial dividend rate. However, although we anticipate initially making quarterly dividends to our common stockholders, the timing, form and amount of any dividends will be at the sole discretion of our board of directors and will depend upon a number of factors, as to which no assurance can be given. We do not intend to reduce our initial dividend rate per share if the underwriters exercise their over-allotment option.

We may, under certain circumstances, particularly when we are required to report taxable income in advance of the receipt of related cash, pay a dividend only partly in cash and partly as a taxable distribution of shares of our common stock as part of a distribution in which common stockholders may elect to receive shares of our common stock or (subject to a limit measured as a percentage of the total dividend) cash, or in a form other than cash. Among the factors that could impair our ability to pay dividends to our common stockholders are:

•	reductions in cash flow resulting from non-government tenants’ failure to pay their rent obligations to us or our failure to renew leases or re-let space upon expiration or termination of leases;

•	unanticipated expenses that reduce our cash flow;

•	increases in interest rates;

•	variances between actual and anticipated operating expenses; and

•	the need to reduce our leverage.

As a result, no assurance can be given that we will pay dividends to our common stockholders at any time or in any particular form in the future or that the level of any dividends we do pay to our common stockholders will be consistent with our anticipated initial dividend rate or will increase or even be maintained over time, or achieve a market yield. Any of the foregoing could materially and adversely affect us.

In addition, any dividends that we do pay to our common stockholders will generally be taxable to our stockholders as ordinary income. However, a portion of our dividends may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our earnings and profits as determined for tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in shares of our common stock.

In addition to the underwriting discount to be received by Deutsche Bank Securities Inc. and UBS Securities LLC, they may receive other benefits from this offering.

In addition to the underwriting discount to be received by Deutsche Bank Securities Inc. and UBS Securities LLC, we expect that Deutsche Bank Securities Inc. and UBS Securities LLC will be the lenders under the secured revolving credit facility that we expect to enter into upon or shortly following completion of this offering. This transaction creates a potential conflict of interest because Deutsche Bank Securities Inc. and UBS Securities LLC have an interest in the successful completion of this offering beyond the underwriting discount they will receive.

The underwriters, including Deutsche Bank Securities Inc. and UBS Securities LLC, and/or their affiliates have engaged in commercial and investment banking transactions with our contributors in the ordinary course of their business and may in the future engage in commercial and investment banking transactions with us and/or our affiliates in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions.

The combined financial statements of our predecessor and our unaudited pro forma financial statements may not be representative of our financial statements as a publicly traded company.

The combined financial statements of our predecessor and our unaudited pro forma financial statements that are included in this prospectus do not necessarily reflect what our results of operations, financial position or cash flows would have been had we been an independent entity during the periods presented. Furthermore, this financial information is not necessarily indicative of what our results of operations, financial position or cash flows will be in the future. It is impossible for us to accurately estimate all adjustments reflecting all the significant changes that will occur in our cost structure, funding and operations as a result of our being a publicly traded company. For additional information, see “Selected Financial and Pro Forma Financial Information” and the combined financial statements of our predecessor and our unaudited pro forma financial statements, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to:

•	the factors referenced in this prospectus, including those set forth under the section captioned “Risk Factors”;

•	our ability to acquire additional properties that are leased to the federal government;

•

our ability to raise additional capital at reasonable costs to repay our debts, invest in our properties, fund acquisitions of federal government-leased facilities or fund the development costs of any new GSA facilities for which we bid and which are awarded to us;

•	the degree and nature of our competition;

•

our ability to retain the federal government as the tenant of our facilities in certain instances where the federal government has a right of early termination or to renew its leases on our facilities at the end of the lease term;

•	unanticipated increases in financing and other costs, including a rise in interest rates;

•	changes in the debt or equity markets, the general economy or the real estate industry, whether the result of market events or otherwise;

•	actual and potential conflicts of interest with our directors, executive officers or the partners of our partnership and their respective affiliates;

•	changes in personnel or the lack of availability of qualified personnel;

•	changes in governmental regulations, accounting rules, tax rates and similar matters;

•	legislative and regulatory changes, including changes to the Code and related rules, regulations and interpretations governing the taxation of REITs; and

•

limitations imposed on our business and our ability to satisfy complex rules in order for us and, if applicable, certain of our subsidiaries to qualify as a REIT for U.S. federal income tax purposes and the ability of certain of our subsidiaries to qualify as TRSs for U.S. federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this prospectus. The matters summarized under “Risk Factors” and elsewhere in this prospectus could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Assuming an initial public offering price of $             per share of our common stock based upon the mid-point of the price range set forth on the cover page of this prospectus, we estimate we will receive gross proceeds from this offering of $             (or approximately $             if the underwriters’ over-allotment option is exercised in full). After deducting the underwriting discount and estimated expenses of this offering payable by us, we expect net proceeds from this offering of approximately $             (or approximately $             if the underwriters’ over-allotment option is exercised in full).

We will contribute the net proceeds from this offering to our operating partnership. Assuming no exercise of the underwriters’ over-allotment option, we intend to use the net proceeds from this offering to: repay $77.8 million of outstanding indebtedness on our three in-service contribution properties; acquire interests in our contribution properties, in part, for $            ; purchase our acquisition properties for approximately $77.5 million, including the reimbursement of $380,000 of advances made or required to be made by BC Development Co. for certain deposits related to our acquisition properties, and an aggregate of $             transaction costs, including the reimbursement of $             transaction costs advanced by BC Development Co.; reimburse BC Development Co. in the aggregate amount of $             relating to out of pocket costs associated with our formation, this offering and the purchase of our acquisition properties (excluding $380,000 of property deposits and $             of transaction costs); and for working capital and general corporate purposes, including future acquisitions and developments. We will also use $1,000 to repurchase the shares of our common stock acquired by our contributors and the minority owners in connection with our initial capitalization.

If the underwriters’ over-allotment option is exercised, we expect to use the additional net proceeds (which, if the underwriters’ over-allotment is exercised in full, will be approximately $             (based upon the mid-point of the price range set forth on the cover page of this prospectus)) for working capital and general corporate purposes, including future acquisitions and developments.

Pending application of any portion of the net proceeds from this offering, we will invest it in interest-bearing accounts and short-term, interest-bearing securities as is consistent with our intention to qualify for taxation as a REIT for federal income tax purposes. Such investments may include, for example, obligations of the U.S. federal government and governmental agency securities, certificates of deposit and interest-bearing bank deposits.

The following table provides information related to the expected sources and use of the proceeds from this offering, assuming the underwriters’ over-allotment option is not exercised.

Sources		Uses
(in thousands)		(in thousands)

Gross offering proceeds(1)	$	Offering expenses:	$
Underwriting discount
Other fees and expenses

Subtotal

Repayment of indebtedness on our in-service contribution properties(2)

Cash payment to our contributors to acquire interests in our contribution properties

Cash payments to purchase our acquisition properties

Payment of transaction costs related to the purchase of our acquisition properties

Reimbursement of funds advanced by BC Development Co. relating to out of pocket costs associated with our formation, this offering and the purchase of our acquisition properties (excluding property deposits and transaction costs)

Subtotal

Proceeds for working capital and general corporate purposes, including future acquisitions and developments
Total Sources	$	Total Uses	$

(1)	This dollar amount assumes shares of our common stock are sold in this offering and will increase or decrease depending upon whether such shares are sold above or below $ per share (the mid-point of the price range set forth on the cover page of this prospectus).
(2)	As of March 31, 2010, this indebtedness bore interest at a weighted-average annual rate of 2.30% and had a weighted-average maturity of 13.4 months.

CAPITALIZATION

The following table sets forth, as of December 31, 2009, (i) the historical capitalization of our predecessor and (ii) our pro forma capitalization reflecting the completion of this offering and our formation transactions. You should read this table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the more detailed information contained in the historical and pro forma financial statements and notes thereto included elsewhere in this prospectus.

	As of December 31, 2009
	Our Predecessor	Pro Forma
	(in thousands)
Cash	$249	$

Bank loans payable	$63,800	$
Stockholders’ equity:
Common stock $.01 par value; shares authorized; shares issued and outstanding(1)			(2)
Additional paid in capital			(2)
Controlling interest equity	(179)
Non-controlling interest equity	—

Total stockholders’ equity	(179)

Total capitalization	$63,621	$

(1)	This amount does not include (a) any shares of our common stock that may be issued pursuant to underwriters’ over-allotment option to purchase up to an additional shares of our common stock, (b) an aggregate of RSUs granted to our senior management team and (c) an aggregate of OP units owned by our contributors and the minority owners issued as part of our formation transactions. This amount includes restricted shares of our common stock granted to our independent directors under our equity incentive plan.
(2)	This dollar amount assumes that shares of our common stock are sold in this offering and will increase or decrease depending upon whether such shares are sold above or below $ per share (the mid-point of the price range set forth on the cover page of this prospectus).

DILUTION

Purchasers of shares of our common stock in this offering will experience an immediate and substantial dilution of the net tangible book value of their shares of our common stock from the assumed initial public offering price based on the mid-point of the price range set forth on the cover page of this prospectus of $                 per share. At December 31, 2009, our predecessor had a combined net tangible book value of approximately $            , or $             per share of our common stock assumed to then be outstanding. After giving effect to the completion of this offering and our formation transactions, our pro forma net tangible book value at December 31, 2009, would have been $            , or $             per share of our common stock. In both cases, the number of shares of our common stock used in the per share computation includes shares of our common stock exchangeable for outstanding OP units or deliverable for RSUs granted to our senior management team and restricted shares of our common stock granted to our independent directors, in each case issued in our formation transactions. The pro forma result represents an immediate increase in net tangible book value of $             per share to our contributors and the minority owners and an immediate dilution in pro forma net tangible book value of $             per share from the assumed initial public offering price based on the mid-point of the price range set forth on the cover page of this prospectus of $                 per share to purchasers of shares of our common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price based on the mid-point of the price range set forth on the cover page of this prospectus		$

Pro forma net tangible book value per share after our formation transactions but prior to this offering(1)	$

Net increase in pro forma net tangible book value per share attributable to this offering(2)	$

Pro forma net tangible book value per share after our formation transactions and this offering(3)		$

Dilution to purchasers of shares of our common stock in this offering(3)		$

(1)	Pro forma net tangible book value per share after our formation transactions but prior to this offering is determined by dividing (a) the pro forma net tangible book value of our contribution properties and our acquisition properties (aggregating to $3.6 million) by (b) the sum of the number of shares of our common stock that would result by exchanging, on a one-to-one basis, the number of OP units issued to our contributors and the minority owners in exchange for our contribution properties ( shares), shares of our common stock deliverable upon vesting in full of the RSUs granted to our senior management team and restricted shares of our common stock granted to our independent directors.
(2)	Net increase in pro forma net tangible book value per share attributable to this offering is calculated after deducting the underwriting discount and estimated expenses of this offering payable by us.
(3)	Pro forma net tangible book value per share after our formation transactions and this offering and the resulting dilution is determined by dividing (a) our pro forma net tangible book value of $ million by (b) the sum of shares of our common stock issued in this offering, shares of our common stock issuable upon exchange of outstanding OP units, shares of our common stock deliverable upon vesting in full of the RSUs granted to our senior management team and restricted shares of our common stock granted to our independent directors.

A $1.00 increase (decrease) in the assumed per share initial public offering price of our common stock from the $             price used in the table above would increase (decrease) the amount in pro forma net tangible book value per share of our common stock after our formation transactions and this offering and increase the dilution in pro forma net tangible book value per share of our common stock to purchasers of shares of our common stock in this offering by $             per share of our common stock, assuming that the number of shares of our common stock offered by us, as set forth on the cover page of this prospectus, remains the same (assuming no exercise of the underwriters’ over-allotment option) and after deducting the underwriting discount and estimated expenses of this offering payable by us.

The table below summarizes, as of December 31, 2009, on a pro forma basis after giving effect to our formation transactions and this offering, the differences between the number of shares of our common stock received from us, the total consideration paid and the average price per share paid by our contributors and the minority owners and paid in cash by the new investors purchasing shares of our common stock in this offering (based on the net book value attributable to the interests exchanged by our contributors and the minority owners in our formation transactions).

	Shares/Units Issued/Granted				Net Book Value Of Contribution/Cash			Average Price per Share
	Number		Percentage		Amount	Percentage
Shares of our common stock and OP units issued in connection with our formation transactions		$(1)%			$		%	$

Purchasers in this offering		(2)

Total	$			%	$		%	$

(1)	Includes (a) restricted shares of our common stock granted to our independent directors under our equity incentive plan, (b) OP units owned by our contributors and the minority owners and issued as part of our formation transactions and (c) shares of our common stock deliverable upon vesting in full of the RSUs granted to our senior management team.
(2)	Does not include any shares of our common stock that may be issued pursuant to underwriters’ over-allotment option to purchase up to an additional shares of our common stock.

A $1.00 increase (decrease) in the assumed per share initial public offering price of our common stock from the $             price used in the table above would increase (decrease) total consideration paid by purchasers in this offering, total consideration paid by all stockholders and average price per share of our common stock paid by all stockholders by $             million, $             million and $             per share of our common stock, assuming that the number of shares of our common stock offered by us, as set forth on the cover page of this prospectus, remains the same (assuming no exercise of the underwriters’ over-allotment option) and after deducting the underwriting discount and estimated expenses of this offering payable by us.

If the underwriters fully exercise their over-allotment option, the number of shares of our common stock held by our contributors and the minority owners will be reduced to     % of the aggregate number of shares of our common stock outstanding after this offering, and the number of shares of our common stock held by purchasers in this offering will be increased to             , or     % of the aggregate number of shares of our common stock outstanding after this offering, in both cases assuming the exchange of OP units held by our contributors and the minority owners into shares of our common stock on a one-for-one basis and the delivery of shares of our common stock upon vesting in full of the RSUs granted to our senior management team and including restricted shares of our common stock granted to our independent directors.

DISTRIBUTION POLICY

To qualify as a REIT so that U.S. federal income tax generally does not apply to our earnings to the extent distributed to stockholders, we must, in addition to meeting other requirements, annually distribute to our stockholders an amount at least equal to (1) 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain), plus (2) 90% of the excess of our net income from foreclosure property (as defined in the Code) over the tax imposed on such income by the Code, less (3) the sum of certain items of non-cash income (as determined under Section 857 of the Code). We are subject to income tax on income that is not distributed to our stockholders and to a nondeductible excise tax to the extent that certain percentages of our income are not distributed to our stockholders by specified dates.

To the extent that, in respect of any calendar year, cash available for distribution to our stockholders is less than our REIT taxable income, we could be required to sell assets or borrow funds to make cash dividends or make a portion of the required distribution in the form of a taxable distribution of our equity or debt securities. We currently do not intend to make taxable distributions of our equity or debt securities. In addition, prior to the time we have fully invested the net proceeds of this offering, we may fund our quarterly dividends out of such net proceeds. The use of our net proceeds for dividends could be dilutive to our financial results. In addition, funding our dividends from our net proceeds may constitute a return of capital to our investors, which would have the effect of reducing each stockholder’s basis in its holdings of shares of our common stock. We will generally not be required to make distributions with respect to activities conducted through any domestic TRS that we form following completion of this offering. See “U.S. Federal Income Tax Considerations—Distribution Requirements.” The REIT distribution requirements will, however, generally apply to all taxable income allocated to us from our operating partnership. Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes.

Although we anticipate initially making quarterly dividends to our stockholders, the timing, form and amount of any dividends to our stockholders will be at the sole discretion of our board of directors and will depend upon a number of factors, including, but not limited to:

•	our actual and projected FFO, results of operations, liquidity, cash flows and financial condition;

•	our business and prospects;

•	our operating expenses;

•	our capital expenditure, tenant improvement and leasing commission requirements;

•	our debt service requirements;

•	restrictive covenants in our financing or other contractual arrangements;

•	prohibitions or restrictions under Maryland law;

•	the timing of the investment of our capital;

•	our taxable income;

•	the annual distribution requirements under the REIT provisions of the Code; and

•	such other factors as our board of directors deems relevant.

We intend to make dividends to our stockholders in cash to the extent that cash is available for such purpose. We may, however, in the sole discretion of our board of directors, make a distribution of assets or a taxable distribution of our shares (as part of a distribution in which stockholders may elect to receive shares or, subject to a limit measured as a percentage of the total distribution, cash).

We anticipate that distributions generally will be taxable as ordinary income to our non-exempt stockholders, although a portion of such distributions may be designated by us as long-term capital gain or qualified dividend income or may constitute a return of capital. To the extent that we decide to make distributions in excess of our earnings and profits, such excess distributions generally will be considered a return of capital.

We intend to pay cash dividends to our stockholders on a quarterly basis. We intend to pay a pro rata dividend with respect to the period commencing on completion of this offering and ending              based on $             per share for a full quarter. On an annualized basis, this would be $             per share, or an annual dividend rate of approximately     % based on the mid-point of the price range set forth on the cover page of this prospectus. We intend to maintain our initial dividend rate per share for the twelve-month period following completion of this offering unless our financial condition, cash flows, liquidity, FFO, results of operations or prospects, economic conditions or other factors differ materially from the assumptions used in projecting our initial dividend rate. However, although we anticipate initially making quarterly dividends to our common stockholders, the timing, form and amount of any dividends will be at the sole discretion of our board of directors and will depend upon a number of factors, as to which no assurance can be given. We do not intend to reduce our initial dividend rate per share if the underwriters exercise their over-allotment option.

SELECTED FINANCIAL AND PRO FORMA FINANCIAL INFORMATION

The following table presents certain historical and pro forma operating, balance sheet and other data of our company and our predecessor. Our predecessor is not a legal entity, but rather a combination of Great Falls and Jacksonville Field, two real estate entities owned primarily by our contributors. Historical data for us (with our operating partnership) are not presented below because we have not had any operating activity since our March 9, 2010 incorporation other than the issuance of 1,000 shares of our common stock in connection with our initial capitalization, which we intend to repurchase upon completion of this offering.

The following historical operating data for the years ended December 31, 2009, 2008 and 2007 and the balance sheet data as of December 31, 2009 and 2008 of our predecessor were derived from the audited combined financial statements of our predecessor, appearing elsewhere in this prospectus. Our predecessor did not begin revenue producing operations until 2009. The following pro forma operating and balance sheet data were derived from our unaudited pro forma financial statements, appearing elsewhere in this prospectus, and reflect the completion of this offering and our formation transactions. The following historical and pro forma data should be read in conjunction with the financial statements and notes thereto, as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds” and the audited statements of revenues and certain operating expenses of DHS Denver and the acquisition properties, all appearing elsewhere in this prospectus.

The unaudited pro forma financial information in this section is not intended to replace the audited financial statements of our predecessor or the audited statements of revenues and certain operating expenses of DHS Denver and the acquisition properties nor does it necessarily reflect what our results of operations, financial position and cash flows would have been if we had previously operated as a stand-alone combined company during all periods presented. Accordingly, the selected historical and pro forma data should not be relied upon as an indicator of our future results of operations, financial position or cash flows.

	Year ended December 31,
	Pro Forma 2009		Historical
			2009	2008	2007
	(dollars in thousands, except per share data)
Operating data
Rental income		$12,421	$5,378	$—	$—

Expenses:
Real estate taxes		557	108	—	—
Utility expenses		889	398	—	—
Other operating expenses		1,587	700	—	—
Depreciation and amortization		3,478	1,493	—	—
General and administrative			45	—	—

Total expenses			2,744	—	—

Operating income			2,634	—	—
Unrealized gain (loss) of derivatives		—	568	(568)	—
Interest expense		—	(1,449)	—	—

Net income (loss)			1,753	(568)	—
Net income attributable to non-controlling interests			—	—	—

Net income (loss) attributable to controlling interest	$		$1,753	$(568)	—

Net income per basic and diluted share			N/M	N/M	N/M

Weighted average shares outstanding			N/M	N/M	N/M

Other data
Funds from operations(1)	$		$3,246	$(568)	$—

	As of December 31,
	Pro Forma 2009	Historical
		2009	2008	2007
	(dollars in thousands)
Balance sheet data
Real estate properties, net	$149,568	$64,160	$49,742	$12,005
Cash		249	34	—
Total assets		65,796	50,191	12,572
Bank loans payable	—	63,800	48,104	9,972
Total liabilities	7,223	65,975	50,011	12,054
Controlling interest equity		(179)	180	518
Non-controlling interest equity		—	—	—
Total stockholders’ equity		(179)	180	518

Other data
Number of operating properties(2)	14	2	—	—
Percentage leased	100%	100%	N/M	N/M

N/M	- Not meaningful.
(1)	We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. FFO is intended to exclude historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income (loss). We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Furthermore, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions to our stockholders.

The following table is a reconciliation of our net income to FFO:

	Year ended December 31,
	Pro Forma 2009(2)		Historical
			2009	2008	2007
	(dollars in thousands)
Net income (loss)	$		$1,753	$(568)	$—
Depreciation and amortization		3,478	1,493	—	—

FFO	$		$3,246	$(568)	$—

(2)	While development of the two properties owned by our predecessor started in 2007, the term of the operating leases did not commence until February 2009 and June 2009, respectively. The 2009 pro forma includes the results of our 14 in-service properties, of which 6 properties comprising 136,799 rentable square feet, or 27.5% of our in-service properties, were placed into service prior to January 1, 2009. Our Salt Lake City, Utah contribution property began construction in March 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with the historical and pro forma financial statements and related notes that are included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and performance may differ materially from those set forth or anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

We have included in this prospectus the audited balance sheet of our company at March 9, 2010, together with the audited combined financial statements of our predecessor for the years ended December 31, 2009 and 2008, respectively. Our predecessor’s financial statements reflect the combined financial position, cash flows and results of operations for our contribution properties located in Great Falls, Montana and Jacksonville, Florida. The contribution of the two contribution properties that constitute our predecessor will be reflected at carryover basis since it is a reorganization of entities under common control. Accordingly, after formation, the financial statements of our predecessor will constitute our pre-formation period financial statements. We have also included in this prospectus our pro forma financial information as of, and for the year ended, December 31, 2009, which reflects the financial position and results of operations for the two contribution properties that constitute our predecessor together with our two contribution properties located in Denver, Colorado and Salt Lake City, Utah, our eleven acquisition properties, the remainder of our formation transactions and this offering.

Overview and Market Opportunity

We are a newly organized, internally-managed real estate company formed to continue and grow the business of acquiring, developing, financing, owning and managing properties leased primarily to the United States, acting either through the GSA or another federal government agency or department, carried out through our predecessor and related entities prior to this offering. We intend to grow our portfolio primarily through acquisitions of federal government-leased properties and by developing build-to-suit federal government-leased properties secured through competitive bidding. We were formed as a Maryland corporation on March 9, 2010, and our operating partnership, of which we are the sole general partner, was formed as a Delaware limited partnership on April 21, 2010. Upon completion of this offering and our formation transactions, we will own a     % limited partnership interest in our operating partnership. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our short taxable year ending December 31, 2010.

Upon completion of this offering and our formation transactions, we will own 15 single-tenant federal government-leased properties (including our 11 acquisition properties) currently containing 498,245 rentable square feet. One of our initial properties, which we anticipate will contain 69,225 rentable square feet, is currently under development and is targeted for completion in the fall of 2011. We cannot assure you that we will acquire any or all of our acquisition properties on the terms contemplated in the respective purchase agreements, or at all.

From 1967 to March 2010, the amount of GSA leased space grew from 46 million square feet to 188 million square feet. We believe the growth in GSA leasing will continue into the future due to federal government budgetary policies that generally focus on cash expenditures rather than cost accruals, making it difficult for the federal government to commit to large scale capital investments to develop new federal government-owned properties. We further believe that increased government regulation under the present administration, in part to address issues such as financial institution and healthcare reform, may substantially increase the federal government’s demand for leased office space.

We believe that due to the economic downturn and the related increase in the U.S. unemployment rate, many owners of federal government-leased properties that own these properties as part of a wider portfolio of office properties are facing financial distress. Higher vacancy rates combined with downward pressure on lease rates have resulted in lower cash flows and made it increasingly difficult for these owners, especially those with significant leverage on their portfolios, to repay or refinance their debt obligations. Accordingly, we believe these owners may be forced to dispose of certain of these properties, including federal government-leased properties, at attractive valuations for buyers.

We generate revenues primarily from rents received from the federal government under long-term leases of our properties. As of March 31, 2010, the weighted-average age of our initial properties currently in service was 15.1 months, the weighted-average remaining lease term of our initial properties currently in service, assuming the exercise of all early termination rights, was 12.3 years, and the weighted-average remaining lease term of our initial properties currently in service, assuming no early termination rights are exercised, was 14.5 years. All of our initial properties are 100% leased by the federal government on behalf of agencies and departments such as the FBI, the federal courts, the SSA, the VA and the DHS. The earliest lease termination or expiration date is September 13, 2017.

We believe that certain aspects of our business model present less risk than a typical real estate acquirer, developer, owner and operator. All of our initial properties are leased to the federal government, thereby minimizing tenant credit risk. Furthermore, our leases have long remaining terms and the GSA generally has a high renewal history upon expiration, thereby reducing tenant rollover risk and re-tenanting costs.

Following this offering, we intend to pay regular quarterly dividends to our common stockholders in amounts that meet or exceed the requirements for our qualification as a REIT. We intend to pay dividends to our common stockholders in cash to the extent that cash is available for such purpose. We may, however, in the sole discretion of our board of directors, make a distribution of assets or a taxable distribution of our shares (as part of a distribution in which stockholders may elect to receive shares or, subject to a limit measured as a percentage of the total distribution, cash).

Income Taxation

We intend to elect to be treated as a REIT under Sections 856 through 859 of the Code commencing with our short taxable year ending on December 31, 2010. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our dividend levels and the diversity of ownership of our stock. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally will not be subject to U.S. federal income tax on our taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and generally will be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Accordingly, our failure to qualify as a REIT could materially and adversely affect us, including our ability to pay dividends to our stockholders in the future. Even if we qualify as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property.

Factors That May Influence Future Results of Operations

Acquisition and Development

We intend to grow our portfolio primarily through acquisitions of federal government-leased properties and by developing build-to-suit federal government-leased properties that we obtain through competitive bidding.

Our senior management team has a proven track record in federal government build-to-suit property development that we believe provides us with a significant advantage over other developers in competing for future federal government build-to-suit development contracts. We currently have six in-process bids with the GSA. Furthermore, we believe there are attractive property acquisition opportunities in the market for properties leased primarily to the federal government that will generate attractive risk-adjusted returns. We have entered into purchase agreements for our 11 acquisition properties, and we cannot ensure you that we will acquire any or all of these properties or the terms contemplated in the respective purchase agreement or at all. Since we will not have any operational experience with our acquisition properties and other future property acquisitions and developments, they may fail to perform in accordance with expectations, including those relating to operational (including leasing), geographical or other synergies with our other properties, as a result of our failure to integrate them successfully into our business or otherwise. In addition, our Salt Lake City, Utah development property, as well as any future development properties or properties we may acquire with a view to redevelopment and/or repositioning, may subject us to unanticipated financing issues, costs, complications and delays, including delays or refusals in obtaining all necessary zoning, land use, building, occupancy and other governmental permits and authorizations.

In connection with development, leasing rates payable by the federal government over the term of the lease typically are arrived at by projecting the recovery of the costs of construction, anticipated operating expenses, as well as the desired profit and financing structure. Our perception of competition for a particular development may cause us to reduce our offered lease rate for such development. If we have inaccurately estimated our costs of construction or anticipated operating expenses, among other variables, we may have incorrectly priced our lease rates, and we could be materially and adversely affected.

Although our development activities expose us to a variety of risks, certain risks are limited in our business model as compared to companies engaged in development other than for the federal government. For example, we do not engage in speculative development; we only engage in build-to-suit developments once we have obtained a signed lease from the federal government. Furthermore, risks concerning land acquisition and carry costs are mitigated as a direct result of the GSA development bid and award process. This process does not require the bidder to have land inventory. The land site selection is identified by the GSA and can be either optioned by the bidder or directly by the GSA for transfer to the winning bidder. The land acquisition does not occur until the bid is awarded and the GSA has executed a lease for the specific site. This process eliminates the need for a bidder to acquire and carry land and the risk of disposal of land that may later be determined to be unsuitable to the GSA.

Achievement of Our Acquisition Strategy

Our ability to expand through acquisitions is integral to our growth strategy and will allow us to scale our portfolio with quality properties in a controlled and manageable format. We will primarily focus our acquisition efforts on newer single-tenant federal government-leased properties. The increase in private sector development and ownership of federally-leased properties will provide an ample market for us to pursue these acquisitions directly from developers and owners as well as through the investment brokerage community. Furthermore, we believe that an increase in the mandates of certain agencies and departments, particularly those related to homeland security, will result in a greater number of opportunities to acquire properties as they are built. Through the course of our experience, we have built relationships with owners and developers and have compiled a complete database of all federally-leased properties in the U.S., which will allow us to target specific agencies and departments and properties for acquisition. However, we will have fewer opportunities to purchase properties than entities that have a broader investment strategy that focus on purchasing properties other than those leased to the federal government.

Given the strong credit quality of the federal government, federal government-leased properties are appealing to many investors, including publicly traded REITs, high net worth individuals, commercial developers, real estate companies and institutional investors. This may result in our need to participate in an auction style bid process for certain quality properties that have been marketed to the investment community on a regional or national basis. We believe our expertise in leasing and operating federal government-leased properties along with our ability to move expeditiously through the acquisition process gives us a competitive advantage in acquiring quality properties that we believe will benefit our portfolio. Additionally, it is not uncommon to find acquisition opportunities that are part of a portfolio of properties. In certain circumstances, the acquisition of a portfolio is contingent upon the purchase of all of the properties in the portfolio, and the portfolio may include one or more properties that do not fit our investment strategy. In such cases, when we feel that the strength of the overall portfolio warrants proceeding with the acquisition, we may seek to sell, at a later date, the properties in the portfolio that do not meet our investment strategy.

Leasing

Our initial properties are, and we anticipate that properties that we acquire or develop will be, long-term leased to the federal government on a long-term basis. The earliest lease termination or expiration date is September 13, 2017. The GSA lease market is characterized by high rates of lease renewals, with net renewal rates from 2002 to 2008 of 94% according to the GSA’s website. We will attempt to renew the leases when they expire. Our management team includes members with prior experience working for the GSA. We believe that their knowledge of the GSA and its staff will have a positive impact on our lease renewal negotiations with the federal government. Additionally, we believe that we are well-positioned to be successful in renewing our leases, as we believe that number of alternative properties that the federal government will be able to consider will be significantly limited for the following reasons:

•

our initial properties are, and we expect our future properties will be, single-tenant federal government-leased properties that were built to suit the specific needs of the federal government occupant;

•	the federal government’s “green lease” polices limit the number of properties it can consider to those that can meet certain environmental requirements;

•

many of the federal government agencies and departments that occupy our initial properties have, and we expect that many of the federal government agencies and departments that will occupy our future properties will have, significant security requirements, including a secured perimeter, progressive collapse, reinforced glass, etc.;

•	in our experience, the federal government often makes significant investments of its own capital for improvements to its properties; and

•	we intend to focus on properties occupied by federal government agencies and departments that we believe have a long-term mission and stable or growing levels of funding.

In the event that we are unable to re-let our properties to a federal government occupant upon expiration or earlier termination, we will attempt to lease such properties to other federal government occupants or to state or local government or non-government tenants.

Operating Expenses

A key focus of our property operations strategy is controlling operating expenses while providing the best possible tenant experience. We believe that our leases are consistent with the leases generally entered into by the federal government. Our leases generally require us to pay for maintenance, repairs, base property taxes, utilities and insurance. However, the federal government is typically obligated to pay us adjusted rent for increases in certain operating costs (e.g., the costs of cleaning services, supplies, materials, maintenance, trash removal, landscaping, water, sewer charges, heating, electricity, repairs and certain administrative expenses but not including insurance), which is increased annually based on a cost of living index rather than the actual amount of our costs. As a result, the amount payable to us based upon the cost of living increase may be less than, or may exceed, any actual increased operating costs. Furthermore, the federal government is typically obligated to reimburse us for increases in real property taxes above a base amount if we provide the proper documentation in a timely manner. Notwithstanding federal government reimbursement obligations, we remain primarily responsible for the payment of all such costs and taxes.

Our management plan includes establishing strong relationships with the federal government occupant and the GSA personnel responsible for the property. We believe this results in increased tenant satisfaction, may decrease our operating expenses, and may increase our ability to predict whether the GSA will renew the lease upon expiration.

General and Administrative Expenses

Our predecessor’s financial statements include minimal general and administrative expenses. Following completion of this offering, we will incur significant general and administrative expenses, including salaries, rent, professional fees and other corporate level activity associated with operating a public company. Specifically, we will incur legal, accounting and other expenses related to corporate governance, public reporting and compliance with various provisions of the Sarbanes-Oxley Act of 2002. Since we have not operated previously as a publicly traded company, there can be no assurance that our general and administrative expense will not significantly exceed our current estimates. In addition, maintaining our development and redevelopment capabilities involves significant costs, including compensation expense for our personnel and related overhead. To the extent we cease or limit our development or redevelopment activity, these costs will no longer be offset by revenues from properties that we develop or redevelop.

Results of Operations

Explanatory Note

Our predecessor consists of two contribution properties located in Jacksonville, Florida and Great Falls, Montana that were developed from 2007 to 2009 and began operations in February 2009 and June 2009, respectively. As a result, our predecessor does not have results of operations for 2007 or 2008 that provide a meaningful basis for comparison to its results of operations in 2009. Furthermore, we have not had any corporate activity since our formation, other than the issuance of 1,000 shares of common stock in connection with our initial capitalization and activities in preparation for this offering and our formation transactions. Accordingly, we believe that a year-to-year comparison of our results of operations would not be meaningful.

2009 Results

Our Jacksonville, Florida property contains 129,895 rentable square feet and is 100% occupied by the FBI under a lease that expires on February 19, 2024, with no early termination option. Our Great Falls, Montana property contains 48,411 rentable square feet and is 100% occupied by the federal courts under a lease that expires on June 25, 2029, with no early termination option. Our predecessor’s results of operations for 2009 were as follows (in thousands):

Rental income	$5,378
Real estate tax, utilities and other operating expenses	1,206
Depreciation and amortization	1,493
General and administrative expenses	45

Operating income	2,634
Unrealized gain on derivatives	568
Interest expense	(1,449)

Net income	$1,753

As described in the explanatory note above, our predecessor had no operating results for 2008 or 2007 because the development of its two contribution properties was completed in 2009. Annualized base rent as of

March 31, 2010 for these two properties totaled approximately $6.8 million. Because the interest rate swap that created the unrealized gain on derivatives in 2009 has terminated, no such unrealized gains or losses are expected in 2010. We intend to repay all of the outstanding indebtedness related to these two properties with a portion of the net proceeds from this offering, thereby eliminating interest expense associated with these properties.

In addition to the two contribution properties that constitute our predecessor, our contribution properties also include our Denver, Colorado property and our Salt Lake City, Utah property, which are being contributed to us by our contributors and the minority owners as part of our formation transactions. Our Denver, Colorado property contains 54,927 rentable square feet and is 100% occupied by the DHS under a lease that expires on August 31, 2024 and is subject to early termination on September 1, 2019. Annualized base rent as of March 31, 2010 for our Denver, Colorado property is approximately $1.7 million. Our Salt Lake City, Utah property is currently under development, which we expect will be completed in the fall of 2011. We expect that our Salt Lake City, Utah property will contain 69,225 rentable square feet and will be 100% occupied by the DHS under a 15 year lease that is subject to early termination after the tenth year of the lease. We expect that the initial base rent upon completion of our Salt Lake City, Utah property will be approximately $2.3 million, excluding a one-time rent concession to the federal government of $487,704.

Certain of our contributors also own BC Development Co., a development company through which our three in-service contribution properties were developed and our one contribution property in development is being developed. In 2009, BC Development Co. incurred approximately $78,000 in failed bid costs related to GSA projects.

The combination of our four contribution properties and BC Development Co. generally represent the historical business managed by our contributors during 2009. In addition to our historical business, our future operating results will include the results of our 11 acquisition properties, as well as any other properties acquired or developed subsequent to this offering.

Cash Flows

Comparison of Years Ended December 31, 2009, 2008 and 2007

Our predecessor consists of two contribution properties that were developed from 2007 to 2009 and began operations in February 2009 and June 2009, respectively. Our predecessor’s cash flows for 2009, 2008 and 2007 were as follows (in thousands):

	2009	2008	2007
Cash flows from operating activities	$2,467	$—	$—
Cash flows from investing activities	$(15,837)	$(38,160)	$(9,781)
Cash flows from financing activities	$13,585	$38,194	$9,781

Operating Activities. Net cash provided by operating activities in 2009 was primarily due to net income from the initial operation of the two contribution properties that constitute our predecessor plus noncash depreciation and amortization expense less noncash unrealized gain on derivatives—a total of $2.8 million, offset by the use of $0.3 million of cash due to changes in operating working capital during the year as the properties commenced operations. There were no operating activities in 2008 or 2007.

Investing Activities. Net cash used in investing activities for each of the three years primarily represents costs of developing the two contribution properties that constitute our predecessor. Construction of our Jacksonville, Florida property began in July 2007 and concluded in February 2009, and construction costs totaled approximately $45.8 million. Construction of our Great Falls, Montana property began in December 2007 and concluded in June 2009, and construction costs totaled approximately $19.8 million. These amounts for Jacksonville, Florida and Great Falls, Montana include capitalized interest that have been funded under the respective construction loan.

Financing Activities. Net cash provided by financing activities for each of the three years primarily represents borrowings under our construction loans to finance the development of the two contribution properties that constitute our predecessor. Borrowings were $15.7 million, $38.1 million and $10.0 million during 2009, 2008 and 2007, respectively. In addition, during 2009, we made net distributions to our contributors of $2.1 million. In each of 2008 and 2007, we received net contributions from our contributors of $0.2 million. Financing activities also include the payment of fees associated with our construction loans of $0.2 million in 2008 and $0.4 million in 2007.

Liquidity and Capital Resources

As a REIT, we are required to distribute at least 90% of our taxable income to our stockholders on an annualized basis. Therefore, as a general matter, it is unlikely that we will have any substantial cash balances that could be used to meet our liquidity needs. Instead, we will need to meet these needs from cash generated from operations and external sources of capital. In addition, our liquidity may be negatively impacted by unanticipated increases in project development costs (including the cost of labor and materials and construction delays) and rising interest rates.

We believe that this offering and our formation transactions will improve our financial performance through changes in our capital structure, including an expansion of our assets, an increase in cash from operations and a reduction in our indebtedness.

Our senior management team will continue to utilize their experience in acquiring and developing properties leased to the federal government. This offering will provide the capital to acquire our 11 acquisition properties. We estimate that we will have approximately $             of net proceeds from this offering available for the acquisition and development of additional properties and general corporate and working capital purposes.

Upon completion of our formation transactions and this offering, our only indebtedness will be our construction loan on our Salt Lake City, Utah property that as of March 31, 2010 had an outstanding balance of approximately $1.4 million. We currently estimate the construction costs for the Salt Lake City, Utah property will be $18.2 million. The Salt Lake City, Utah construction loan with Zion’s First National Bank has a maximum borrowing capacity of $16.9 million and a maturity date of March 1, 2012, subject to extension to March 1, 2015 if the loan is converted to a term loan. The loan has a variable interest rate based on the three-month London Interbank Offered Rate, or LIBOR, plus 3.50% during the construction period, which is subject to reduction to the three month LIBOR plus 3.00% if the loan is extended and converted to a term loan after the earlier of the construction period end date or March 1, 2012. We are in discussions to obtain commitments for a revolving credit facility that we anticipate will be in-place upon or shortly following completion of this offering. We anticipate that this revolving credit facility will be used to fund acquisitions, developments, redevelopments and capital expenditures and for general corporate purposes. Our failure to obtain such a facility on favorable terms could adversely impact our ability to execute our business strategy. When significant amounts are outstanding under our revolving credit facility or the maturity date of our revolving credit facility approaches, we intend to explore alternatives for repaying or refinancing such amounts. Such alternatives may include incurring term debt, issuing new equity securities and/or extending the maturity date of our revolving credit facility.

Short-Term Liquidity

Our short-term liquidity requirements include the costs to complete the development of our Salt Lake City, Utah property, which we expect to be completed in the fall of 2011, future distributions, interest expense, operating costs of properties and certain non-recurring capital expenditures, which expenditures to date have not been material. We expect to meet our short-term liquidity requirements through the construction loan for our Salt Lake City, Utah property, net cash provided by operations, the net proceeds from this offering, and, to the extent necessary, by incurring additional indebtedness, including by drawing on our revolving credit facility. Upon completion of this offering and our formation transactions, we expect that cash from operations and our available capital sources will be sufficient to meet our short-term liquidity needs.

Long-Term Liquidity

Our long-term liquidity requirements primarily consist of the costs to fund additional property developments and acquisitions, scheduled debt maturities and non-recurring capital expenditures. Our development activities have historically required us to fund pre-development expenditures such as architectural fees, engineering fees, earnest money deposits, and marketing costs. We typically incur these pre-development expenditures before a development award has been granted and before a financing commitment has been obtained, and, accordingly, we bear the risk of loss if we do not receive the award or financing cannot be arranged on acceptable terms. For the year ended December 31, 2009, BC Development Co. incurred approximately $78,000 in pre-development expenditures that did not result in a winning bid. In addition, our acquisition activities historically have required us to fund pre-acquisition expenditures such as legal fees, engineering and environmental report fees and earnest money deposits before we approve an acquisition has been approved by the company and before financing for the acquisition has been obtained, and, accordingly, we bear the risk of loss if we do not approve the acquisition or financing cannot be arranged on acceptable terms. For the year ended December 31, 2009, we did not have any losses related to pre-acquisition expenditures.

We expect to meet our long-term liquidity requirements primarily with borrowings under our revolving credit facility, the issuance of equity and debt securities in the capital markets and mortgage indebtedness, drawing on our revolving credit facility and entering into development loans. We also may raise capital in the future through the issuance of additional equity and debt securities, subject to prevailing market conditions, and/or through the issuance of OP units.

In view of our strategy to grow our portfolio over time, we do not, in general, expect to meet our long-term liquidity needs through sales of our properties. In the event that, notwithstanding our expectation, we were to consider sales of our properties from time to time, our ability to sell certain of our properties could be adversely affected by obligations under our tax protection agreements and the general illiquidity of real estate.

Commitments and Contingencies

As of March 31, 2010, each of our contribution properties was encumbered by construction loans as follows:

Property / Location	Lender	Amount of Debt Outstanding	Interest Rate	Maturity Date
Jacksonville, Florida	M & I Marshall & Ilsley Bank	$45,155,263	One month LIBOR plus 1.65% through 8/1/2010 and thereafter one month LIBOR plus 3.75% with a minimum all-in interest rate of 5.00%(1)	3/31/2011(1)

Great Falls, Montana	M & I Marshall & Ilsley Bank	18,650,044	One month LIBOR plus 1.65% through 8/1/2010 and thereafter one month LIBOR plus 3.75% with a minimum all-in interest rate of 5.00%(1)	3/31/2011(1)

Denver, Colorado	Bank of America, N.A.	14,018,556	Daily LIBOR plus 4.00% through 11/30/2010 and thereafter LIBOR plus 5.00% through the maturity date	11/30/2011

Salt Lake City, Utah	Zion’s First National Bank	1,437,361	Three month LIBOR plus 3.50%, subject to reduction to LIBOR plus 3.00% if loan extended and converted	3/1/2012, subject to extension to 3/1/2015 if loan converted to a term loan

(1)	Reflects the terms of loan modifications obtained in May 2010.

The Salt Lake City, Utah construction loan has a borrowing capacity of $16.9 million and will remain in-place after this offering to fund the construction costs of this project. Following completion of this construction, we intend to pay off this construction loan with borrowings under our revolving credit facility, mortgage indebtedness or the issuance of debt or equity securities in the capital markets.

We intend to acquire our acquisition properties with a portion of the net proceeds of this offering. A portion of the purchase price for any of our acquisition properties encumbered by indebtedness will be paid directly to the related lenders to retire such indebtedness in full. Accordingly, we do not plan to assume or otherwise incur any indebtedness in respect of our acquisition properties.

Commitments

The following table summarizes amounts due in connection with the contractual obligations described below on a pro forma basis as of December 31, 2009 (in thousands):

Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-Term Debt Obligations	$—	$—	$—	$—	$—
Operating Lease Obligations(1)	7,271	90	180	180	6,821
Purchase Obligations	—	—	—	—	—
Other Long-Term Liabilities	—	—	—	—	—

Total	$7,271	$90	$180	$180	$6,821

(1)	Our Great Falls, Montana property is subject to a ground lease for a term of 75 years, beginning July 4, 2007. The initial lease rate of $7,500 per month is subject to annual increases based on the increase in the Consumer Price Index. The rent increases an additional 0.5% per year following the 20th year of the lease term.

Off-Balance Sheet Arrangements

As of December 31, 2009, we did not have any off-balance sheet arrangements.

Pro Forma Funds From Operations

We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. FFO is intended to exclude historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income (loss). We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Furthermore, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions to our stockholders.

The following table presents a reconciliation of our pro forma FFO for the period presented (in thousands):

	Pro Forma Year Ended December 31, 2009
Net income	$
Depreciation and amortization		3,478

FFO	$

Quantitative and Qualitative Disclosures About Market Risk

Upon completion of this offering and the formation transactions, we expect to have outstanding only the variable-rate construction loan related to the Salt Lake City, Utah property. The Salt Lake City construction loan has a maximum borrowing capacity of $16,900,000 and a maturity date of March 1, 2012, subject to extension to March 1, 2015 if the loan is converted to a term loan. The loan has a variable interest rate based on the three month LIBOR plus 3.50% during the construction period and the three month LIBOR plus 3.00% after the earlier of the construction period end date or March 1, 2012. As of March 31, 2010, the outstanding balance on this loan was $1,437,361. If market rates of interest on our variable rate debt outstanding as of March 31, 2009 (on a pro forma basis) increased by 1.00%, or 100 basis points, the increase in interest incurred on our variable rate debt would be approximately $14,374 annually. This interest is capitalized in the cost of the development and not treated as interest expense and, since it is paid from our construction loan, it will not impact our cash flows.

We are in discussions to obtain commitments for a revolving credit facility that we anticipate will be in-place upon or shortly following completion of this offering. We anticipate that this revolving credit facility will be used to fund acquisitions, developments, redevelopments and capital expenditures and for general corporate purposes. Our exposure to fluctuations in interest rates will increase or decrease in the future with increases or decreases in the outstanding amount of our revolving credit facility and any other floating rate debt that we may incur.

Impact of Inflation

Inflation might have both positive and negative impacts upon us. Inflation might cause the value of our real estate to increase. Inflation might also cause our costs of equity and debt capital and operating costs to increase. An increase in our capital costs or in our operating costs will result in decreased earnings unless it is offset by increased revenues. Our federal government-leases generally provide for annual rent increases based on a cost of living index for the locality in which the particular property is located, which should offset any increased costs as a result of inflation.

To mitigate the adverse impact of any increased cost of debt capital in the event of material inflation, we may enter into interest rate hedge arrangements in the future, but we have no present intention to do so. The decision to enter into these agreements will be based on the amount of our floating rate debt outstanding, our belief that material interest rate increases are likely to occur and requirements of our borrowing arrangements.

Critical Accounting Policies

Our critical accounting policies are those that will have the most impact on the reporting of our financial condition and results of operations and those requiring significant judgments and estimates. We believe that our judgments and estimates will be applied consistently and produce financial information that fairly presents our results of operations and financial condition. Our most critical accounting policies involve our investments in real property. These policies affect our:

•	allocation of purchase price and development costs between various asset categories and the related impact on the recognition of rental income and depreciation and amortization expense;

•	assessment of the carrying values and impairment of long lived assets; and

•	classification of leases.

Real Estate

Our portfolio will consist of properties acquired from third parties, which have already been built or are nearing completion and are subject to existing federal government-leases, as well as properties developed by us under leases negotiated by our officers and employees with the GSA or other federal government departments or agencies that lease properties directly rather than through the GSA. The accounting policies relating to each of these properties are substantially similar, but certain distinctions are noted below.

Purchase Price Allocation

The purchase prices for properties acquired from third parties are allocated to land, building and improvements and identified tangible and intangible net assets, and each asset component generally has a different useful life. Identified intangible assets and liabilities generally include the value of above market and below market leases, the value of in-place leases and the value of tenant relationships. Purchase price allocations and the determination of useful lives are based on estimates, information obtained about each property as a result of our due diligence, marketing and leasing activities and, under some circumstances, studies from independent real estate appraisal firms.

Purchase price allocations to land, building and improvements are based on a determination of the relative fair values of these assets assuming the property is vacant. We determine the fair value of a property using methods that we believe are similar to those used by independent appraisers. Purchase price allocations to above-market and below-market leases are based on the estimated present value (using an interest rate that reflects our assessment of the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) our estimate of fair market lease rates for the corresponding leases, measured over a period equal to the remaining terms of the respective leases. Purchase price allocations to in-place leases and tenant relationships are determined as the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to estimated market rental rates over (ii) the estimated fair value of the property as if vacant. This aggregate value is allocated between in-place lease values and tenant relationships, based on our evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value for our properties, because such value is immaterial for acquisitions reflected in the historical financial statements. Factors we consider in performing these analyses include estimates of carrying costs during any expected lease-up periods for properties not occupied at purchase by an agency or agencies of the federal government, including real estate taxes, insurance and other operating income and expenses and costs to execute similar leases in current market conditions, such as leasing commissions, legal and other related costs. If the value of tenant relationships is material in the future, those amounts will be allocated separately and amortized over the estimated lives of the relationships.

Projects Developed by Us

All development projects and related carrying costs are capitalized and reported on our combined balance sheet as construction in progress. As each project is completed and becomes available for occupancy by the agency or agencies of the federal government for which the property has been leased, the total cost of the project is depreciated over the estimated useful life. Interest and personnel support cost directly related to the development are capitalized as part of the real estate under development to the extent that such charges do not cause the carrying value of the asset to exceed its net realizable value.

Pre-development expenditures such as architectural fees, permits and deposits associated with the pursuit of owned development projects are expensed as incurred, until such time that management believes it is probable that the lease will be executed and/or construction will commence. Because we frequently incur these pre-development expenditures before a federal government-lease is signed, or a financing commitment and/or required permits and authorizations have been obtained, we bear the risk of loss of these pre-development expenditures if we are not selected by the federal government as the landlord, or financing cannot ultimately be arranged on acceptable terms or we are unable to successfully obtain the required permits and authorizations. As such, management evaluates the status of owned projects that have not yet commenced construction on a periodic basis and expenses any deferred costs related to projects, the current status of which indicates the commencement of construction is unlikely and/or the costs may not provide future value to us in the form of revenues. Such write-offs will be included in general and administrative expenses on the accompanying combined statements of operations. To date, however, such costs typically have been borne by BC Development Co.

Revenue Recognition

We recognize rental revenue on the straight-line method over the terms of the related lease agreements for new leases and the remaining terms of existing leases for acquired properties. Differences between rental income earned and amounts due per the respective lease agreements are credited or charged, as applicable, to deferred rent receivables on the combined balance sheets. Rental payments received prior to their recognition as income are classified as deferred rental income on the consolidated balance sheets. Our leases are generally only subject to annual inflation increases, measured by the increase in the cost of living in the locality wherein the property is located, year-over-year. Our leases generally contain provisions under which the tenant reimburses us for real estate taxes incurred by us over a specified base amount. Such amounts are recognized as tenant reimbursement revenue in the period in which the real estate tax expenses over the specified base amount are incurred.

We evaluate the collectability of our accounts receivable related to rent, expense reimbursements and other revenue. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant credit worthiness, geographic concentrations and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on our net income, because a higher bad debt allowance will result in lower net income. Because the leases on our properties are, and are expected to be, full faith and credit obligations of the federal government and not subject to budget appropriations, it is anticipated that these allowances will be minimal.

Depreciation and Amortization Expense

We compute depreciation expense using the straight line method over estimated useful lives of up to 40 years for buildings and improvements, and up to 12 years for personal property. The allocated cost of land is not depreciated. Capitalized above market lease values are amortized as a reduction to rental income over the remaining terms of the respective leases. Deferred below market lease values are amortized as an increase to rental income over the remaining terms of the respective leases. The value of in-place leases, exclusive of the value of above market and below market in-place leases, is amortized to expense over the remaining periods of the respective leases. If a lease is terminated prior to its stated expiration, all unamortized amounts relating to that lease are written off. Purchase price allocations will require us to make certain assumptions and estimates. Incorrect assumptions and estimates may result in inaccurate depreciation and amortization charges over future periods. We must estimate the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income, because if we were to shorten the expected useful lives of our investments in real estate, then we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

Impairment

We will periodically evaluate our properties for impairment. Impairment indicators may include declining tenant occupancy, legislative changes, economic or market changes that could permanently reduce the value of a property or our decision to dispose of an asset before the end of its estimated useful life. If indicators of impairment are present, we will evaluate the carrying value of the related property by comparing it to the expected future undiscounted cash flows to be generated from that property. If the sum of these expected future, cash flows is less than the carrying value, then we will reduce the net carrying value of the property to its fair value. This analysis will require us to judge whether indicators of impairment exist and to estimate likely future cash flows. If we misjudge or estimate incorrectly or if future tenant operations, market or industry factors differ from our expectations, then we may record an impairment charge that is inappropriate or fail to record a charge when we should have done so, or the amount of any such charges may be inaccurate.

These policies involve making significant judgments based upon experience, including judgments about current valuations, ultimate realizable value, estimated useful lives, salvage or residual value, the ability and willingness of our tenants to perform their obligations to us, current and future economic conditions and competitive factors in the markets in which our properties are located. Competition, economic conditions and other factors may cause occupancy declines in the future. In the future, we may need to revise our carrying value assessments to incorporate information that is not now known, and such revisions could increase or decrease our depreciation expense related to properties we own, result in the classification of our leases as other than operating leases or decrease the carrying values of our assets.

Capital Expenditures

We distinguish between capital expenditures necessary for the ongoing operations of our properties or required under the terms of existing leases and acquisition-related improvements incurred within one to two years of acquisition of the related property. (Acquisition-related improvements are expenditures that have been identified at the time the property is acquired, and which we intended to incur in order to position the property to be consistent with our intended use of the property). We capitalize non-recurring expenditures for additions and betterments to buildings and land improvements. In addition, we generally capitalize expenditures for exterior painting, roofing, and other major maintenance projects that substantially extend the useful life of the existing assets. The cost of ordinary repairs and maintenance that do not improve the value of an asset or extend its useful life are charged to expense when incurred. Planned major repair, maintenance and improvement projects are capitalized when performed.

Recent Accounting Pronouncements

Business Combinations

In December 2008, the Financial Accounting Standards Board, or FASB, issued new guidance included in FASB Accounting Standard Codification, or ASC, ASC 805 “Business Combinations.” ASC 805 retains the fundamental requirements of the previous pronouncement requiring that the purchase method be used for all business combinations. ASC 805 defines the acquirer as the entity that obtains control of one or more businesses in the business combination, establishes the acquisition date as the date that the acquirer achieves control and requires the acquirer to recognize the assets and liabilities assumed and any non-controlling interest at their fair values as of the acquisition date. ASC 805 requires, among other things, that the acquisition related costs be recognized separately from the acquisition. ASC 805 applies to business combinations for which the acquisition date is on or after January 1, 2009. The adoption of this standard will impact any future acquisitions.

Fair Value Measurements

In September 2006, the FASB issued new guidance included in ASC 820-10 “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. In November 2008, the FASB agreed to a one-year deferral of the effective date of ASC 820-10 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. ASC 820-10 was effective for us beginning on January 1, 2008 for financial assets and liabilities. On January 1, 2009, we adopted the remaining aspects of ASC 820-10 that had been deferred.

The adoption of this standard did not have a material effect on our predecessor’s combined financial statements other than additional disclosures. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard establishes a fair value hierarchy giving the highest priority to quoted market prices in active markets and the lowest priority to unobservable data. ASC 820-10 requires fair value measurements to be separately disclosed by level within the fair value hierarchy and establishes three levels of inputs that may be used to measure fair value.

Level 1 —	Quoted prices in active markets for identical assets and liabilities.

Level 2 —	Observable inputs other than Level 1 prices such as quoted prices of similar assets and liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets).

Level 3 —	Unobservable inputs to the evaluation methodology that are significant to the measurement of fair value of assets and liabilities.

At December 31, 2008, our predecessor’s interest rate swap agreements were required to be measured at fair value on a recurring basis and were done so predominately using Level 2 inputs.

Non-Controlling Interests in Consolidated Financial Statements

In December 2008, the FASB amended ASC 810 “Consolidations” for the accounting and reporting of non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends consolidation procedures for consistency with the requirements of ASC 805. These amendments were effective for fiscal years and interim periods within those fiscal years beginning on or after December 15, 2008. The adoption of this amendment did not have a material impact on our predecessor’s combined financial statements.

Variable Interest Entities

In June 2009, the FASB issued new guidance included in ASC 810-10 “Consolidation Variable Interest Entities.” The objective of ASC 810-10 is to improve the financial reporting of companies involved with variable interest entities, or VIEs. This statement amends prior guidance to replace the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in the VIE with a qualitative approach focused on identifying which company has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses of the entity or the right to receive benefits from the entity that are significant. Additionally, this statement requires a company to perform ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity that are significant. Prior to this statement, a company was only required to reassess the status when specific events occurred. The adoption of this statement is required beginning January 1, 2010 and is not expected to have a material impact on our predecessor’s combined financial statements.

INDUSTRY OVERVIEW AND MARKET OPPORTUNITY

The following information only addresses federal government leasing activities conducted under the auspices of the GSA. Certain federal government agencies or departments, such as the Department of Defense or the VA, will lease property directly, through the GSA or both.

Overview of the GSA

Formed in 1949, the GSA is responsible for providing goods, services and workspace facilities to various agencies and departments of the federal government. The GSA is composed of the Federal Acquisition Services Department, Public Buildings Services Department, 12 staff offices that support the GSA, the Office of Inspector General and the Civilian Board of Contract Appeals.

The GSA’s Public Building Services Department is one of the largest commercial real estate organizations in the world. As of September 2009, the GSA’s property inventory consisted of over 8,600 owned and leased assets with approximately 352 million square feet, housing over one million federal employees, according to the GSA 2009 Agency Financial Report. According to the GSA Government Leasing News Winter 2008 Report, the amount of GSA-owned space has remained relatively constant from 1967 to 2007, while the amount of GSA-leased space has grown from 46 million square feet to approximately 178 million square feet during the same period. The GSA’s total leased portfolio space is expected to further grow to 194 million square feet and 197 million square feet by the end of 2010 and 2011, respectively, according to the GSA Real Property Activities Federal Funds Budget for the years 2010 and 2011.

Growth in GSA Leased Space

Sources: GSA Government Leasing News Winter 2008 Report, GSA March 2010 Lease Inventory and GSA Real Property Activities Federal Funds Budget for 2011.

As of the end of 2008, the Department of Justice, DHS and SSA represented three of the largest occupants of GSA’s leased space portfolio, occupying 26.4 million square feet (or 15% of total rentable square feet), 22.6 million square feet (or 13% of total rentable square feet) and 20.1 million square feet (or 12% of total rentable square feet) of leased space, respectively.

GSA Occupants by Rentable Square Feet

Source: GSA State of the Portfolio Report 2008.

We believe the growth in GSA leasing will continue into the future due to federal government budgetary policies that generally focus on cash expenditures rather than cost accruals. Additionally, the buildings in the GSA’s owned portfolio have an average age of 46 years and currently require approximately $5 billion in repairs and alterations, according to the GSA 2009 Agency Financial Report. This may result in GSA utilizing an increasing portion of its public building services budget to repair and maintain its existing owned properties. We believe that the above factors may make it difficult for the GSA to commit to large scale capital investments to develop new GSA-owned properties. We further believe that increased government regulation under the present administration, in part to address issues such as financial institution and healthcare reform, may substantially increase the federal government’s demand for leased office space.

GSA Design, Security and Sustainability Requirements

In 1995, the GSA instituted the Design Excellence Program to establish minimum design standards and best practices for its new construction (including major repairs and alterations) initiatives. The program divides the procurement process for selecting developers for all new GSA construction commissions into two stages. In the first stage, participating developers submit credentials that specifically establish their design and development capabilities. The GSA evaluates the submissions received and prepares a short list of developers for further consideration. In the second stage, the GSA focuses on the overall development capabilities and cost estimates of each short-listed bidder before awarding the project to the winning developer based upon technical scores and pricing. Prior to 2001, this program only covered the procurement process for new construction of GSA-owned facilities. In 2001, the GSA incorporated the Design Excellence Program procedures into its lease procurement initiatives. To augment this effort, the GSA published a set of lease procurement models and associated guidelines that provide guidance to GSA officials on procurements. Factors affecting the choice of the use of the appropriate model include community visibility, project size, the occupant’s goals, and construction schedule and budget. The ultimate goal for the Design Excellence Program was to facilitate GSA’s efforts to select a model that best promotes design excellence in new GSA build-to-suit development projects. Developers are required to be well-versed with the submission, evaluation and selection process under each of the GSA’s procurement models in order to bid for new GSA build-to-suit development contracts.

In 1995, following the Oklahoma City bombing of the Alfred Murrah Federal Building, The Interagency Security Committee, or the ISC, was formed to address government-wide security for federal facilities. Prior to 1995, minimum physical security standards did not exist for non-military federally owned or leased facilities.

The ISC is currently part of the DHS. The ISC has issued minimum lease security standards for all federal government-leased properties and GSA has incorporated these security standards into its lease procurement initiatives. The lease security standards categorize all leased properties into security levels (I through IV, with IV being the highest level of security) and outline minimum security requirements to be met by the developer of GSA-leased properties. The security level requirements vary based on the occupant’s mission-specific risks and vulnerability (e.g., the level of security standards may be higher for a building that houses the FBI compared to one that houses the IRS). The lease security standards also provide criteria for identifying GSA locations and facilities with potential threat levels and which require blast-resistant structures or other specialized security requirements. Additionally, the ISC is responsible for outlining policies to ensure that security considerations are an integral part of the planning, design and construction for all new federal government office buildings, including GSA build-to-suit properties.

ISC Minimum Standards for Leased Space

	Level I	Level II	Level III	Level IV
Description	Limited level of public contact	Moderate level of public contact, with agencies or departments performing federal activities that are routine in nature	Moderate-to-high level of public contact with agencies or departments that may include law enforcement agencies, court-related agencies and functions, and government records and archives	High level of public contact with agencies or departments that may include high-risk law enforcement, courts, judicial offices, and highly sensitive government documents

Perimeter	Reserved government parking, minimum exterior lighting requirements	Reserved government parking, minimum exterior lighting requirements, window film requirements	Reserved government parking with minimum security requirements, minimum exterior lighting requirements, window film requirements	Reserved government parking with minimum security requirements, minimum exterior lighting requirements, window film requirements, CCTV security control

Entry	Minimum locking requirements	Minimum locking requirements	Minimum locking requirements with intrusion detection systems	Minimum locking requirements with intrusion detection systems and use of security guards, magnetometers and X-ray machines

Interior	Secured utility areas, emergency power facilities, secured roofing, restricted building information and nondisclosure of occupants, emergency shutdown procedures	Secured utility areas, emergency power facilities, secured roofing, restricted building information and nondisclosure of occupants, emergency shutdown procedures	Secured utility areas, emergency power facilities, secured roofing, restricted building information and nondisclosure of occupants, emergency shutdown procedures, emergency intake security and relocation procedures	Secured utility areas, emergency power, secured roofing, restricted building information and nondisclosure of occupants, emergency shutdown procedures, emergency intake security and relocation procedures, Fire alarm with voice communication systems, government approved ID requirements, and other building structure requirements (mailrooms, loading dock, etc.)

	Level I	Level II	Level III	Level IV
Administration	Occupancy emergency plan, identity verification of lessor personnel, as deemed necessary	Occupancy emergency plan, identity verification of lessor personnel, as deemed necessary	Occupancy emergency plan, identity verification of lessor personnel, as deemed necessary	Occupancy emergency plan, identity verification of lessor personnel, as deemed necessary

If Procurement requires Build-to-Suit	20-foot setback guideline performance specification	20-foot setback guideline performance specification and blast-resistant facade	20-foot setback guideline performance specification and blast-resistant facade	50-foot setback guideline performance specification and blast-resistant facade

Source: GSA.

The GSA actively promotes federal government efforts to develop green, energy efficient and sustainable properties. In December 2007, the GSA issued “green lease” policies and procedures for all its lease acquisitions, including build-to-suit development projects. These policies require developers of build-to-suit development projects of 10,000 rentable square feet or above to secure specific minimum LEED® ratings. These ratings outline performance standards prescribed by the U.S. Green Building Council for certifying the design and construction to promote durable, affordable, and environmentally sound practices in building design and construction.

GSA Build-to-Suit Lease Procurement Process

The GSA build-to-suit lease procurement process is extremely detailed, requiring in-depth knowledge of GSA policies and procedures. GSA procurement bids are generally awarded on the basis of best-value proposals (i.e., not just on the lowest-price basis but on a combination of technical expertise (including specialized design capabilities), cost factors and development experience). Developers need to possess niche construction expertise and exhibit comprehensive knowledge of GSA security standards and “green lease,” LEED® accreditation policies. The above factors contribute to high barriers to entry for new developers in the GSA build-to-suit lease market.

As illustrated in the chart below, the GSA build-to-suit lease market has increased occupancy by 26 million square feet from 2000 to 2009.

Cumulative Increase in GSA Build-to-Suit Lease Occupancy Since 2000(1)

Source: GSA—March 2010 Lease Inventory.

(1)	Comprised of properties with total rentable space greater than 20,000 square feet that are 100% leased by the GSA.

Competitive Landscape and Investment Opportunities

We believe that the federal government leasing market is highly fragmented with the majority of ownership concentrated among small regional entities. Our competitors in the federal government-leasing market include REITs, private equity investors, high net worth individuals and local, regional and national owners and developers. Many of these real estate industry participants currently own federal government-leased properties as part of a broader portfolio of office properties. Due to the economic downturn and the related increase in the U.S. unemployment rate, demand for office space generally has significantly declined. As illustrated in the chart below, new annual completions for the U.S. office sector, defined as the amount of new space available for occupancy annually, increased from 38 million square feet in 2005 to 53 million square feet in 2009, reaching a high of 80 million square feet in 2008. The net new annual absorption for the U.S. office sector, defined as the difference between new annual completions and the change in vacancies in total leased space annually, has declined from a positive 90 million square feet in 2005 to negative 39 million square feet in 2009. As a result, vacancy rates for commercial tenants have increased and there has been downward pressure on lease rates. Accordingly, we believe that many real estate industry participants owning office properties, especially those with significant leverage on their portfolios, are facing difficulties repaying or refinancing their debt obligations due to lower cash flows and may be forced to dispose of certain of their properties, which may include federal government-leased properties.

U.S. Office Net New Annual Absorption and New Annual Completion vs. Unemployment Rate

Source: CB Richard Ellis, Bureau of Labor Statistics and US Federal Reserve.

The difficulties faced by various owners of commercial office space have been compounded by the significant reduction in the amount of new financing available from financial institutions for both stabilized properties and development projects. In addition, owners of stabilized properties are no longer receiving the same loan-to-value ratios to refinance near term debt maturities.

Until recently, financing was readily available for project developers in the GSA build-to-suit leased property market. However, we believe that the current credit market conditions have severely impacted the availability of construction debt financing. We believe that this may force many of our competitors that are currently executing GSA build-to-suit development projects to seek financing from sources other than traditional construction lenders to meet their capital needs.

We are aware of several instances where the GSA awarded a project to a qualified developer and the developer subsequently failed in its efforts to obtain construction debt financing. As a result, the GSA now requires developers to provide fully committed debt financing as part of their final bid. We will look to actively capitalize on opportunities that would implement our growth strategies, which may include entering into joint-development projects.

BUSINESS AND PROPERTIES

We are a newly organized, internally-managed real estate company formed to continue and grow the business of acquiring, developing, financing, owning and managing properties leased primarily to the United States, acting either through the GSA or another federal government agency or department carried out through our predecessor and related entities prior to this offering. Our senior management team is led by Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, who, together with, Daniel K. Carr, our Executive Vice President and Chief Development Officer, and Cathleen M. Baier, our Executive Vice President, Government Operations, founded our business. In 1998, Messrs. Baier and Carr began pursuing developments of build-to-suit federal government-leased properties. Ms. Baier joined Messrs. Baier and Carr in 2003 and together they developed build-to-suit federal government-leased properties under the name “BC Development.” They have developed eight federal government-leased build-to-suit properties since 2001 and are currently developing one additional such property, containing an aggregate of 605,190 rentable square feet, including all of our contribution properties. We intend to grow our portfolio primarily through acquisitions of federal government-leased properties and by developing build-to-suit federal government-leased properties secured through competitive bidding. We believe that the strong credit quality of the federal government tenant base, combined with our long-term leases, will enable us to generate attractive risk-adjusted returns.

Upon completion of this offering and our formation transactions, we will own 15 single-tenant federal government-leased properties (including our 11 acquisition properties) currently containing 498,245 rentable square feet. One of our initial properties, which we anticipate will contain 69,225 rentable square feet, is currently under development and is targeted for completion in the fall of 2011. We cannot assure you that we will acquire any or all of our acquisition properties on the terms contemplated in the respective purchase agreements, or at all. As of March 31, 2010, the weighted-average age of our initial properties currently in service was 15.1 months, the weighted-average remaining lease term of our initial properties currently in service, assuming the exercise of all early termination rights, was 12.3 years, and the weighted-average remaining lease term of our initial properties currently in service, assuming no early termination rights are exercised, was 14.5 years. All of our initial properties are 100% leased by the federal government on behalf of agencies and departments such as the FBI, the federal courts, the SSA, the VA and the DHS.

We also have identified a pipeline of potential acquisitions to enhance our portfolio and have entered into two non-binding letters of intent for the acquisition of two properties leased to the federal government. The first property contains approximately 31,000 square feet and has a purchase price of approximately $8 million, and the second property contains approximately 112,000 square feet and has a purchase price of approximately $2.9 million plus the assumption of debt encumbering the property of approximately $20 million. We cannot assure you that we will enter into agreements for the acquisition of either or both of these properties on the terms contemplated in such letters of intent or ultimately will consummate their acquisition.

From 1967 to March 2010, the amount of GSA leased space grew from 46 million square feet to 188 million square feet. We believe the growth in GSA leasing will continue into the future due to federal government budgetary policies that generally focus on cash expenditures rather than cost accruals, making it difficult for the federal government to commit to large scale capital investments to develop new federal government-owned properties. We further believe that increased government regulation under the present administration, in part to address issues such as financial institution and healthcare reform, may substantially increase the federal government’s demand for leased office space.

We believe that due to the economic downturn and the related increase in the U.S. unemployment rate, many owners of federal government-leased properties that own these properties as part of a wider portfolio of office properties are facing financial distress. Higher vacancy rates combined with downward pressure on lease rates have resulted in lower cash flows and made it increasingly difficult for these owners, especially those with significant leverage on their portfolios, to repay or refinance their debt obligations. Accordingly, we believe these owners may be forced to dispose of certain of these properties, including federal government-leased properties, at attractive valuations for buyers.

Our senior management team has extensive experience in acquiring, developing, financing, owning, managing and leasing Class A office properties, including federal government-leased properties across the U.S. Our senior management team has developed a strong network of relationships with the GSA and with real estate owners, developers, operators, brokers and lenders and possesses an in-depth knowledge of the GSA procurement process, GSA requirements and other GSA considerations. Our senior management team, other than our Chief Financial Officer, has worked together since 2004 and is led by Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, who has over 30 years of experience in commercial real estate and previously held principal and executive positions at CB Richard Ellis and other real estate organizations and served as the President of BOMA, a real estate industry organization with approximately 20,000 members, including the GSA.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our short taxable year ending December 31, 2010.

Competitive Strengths

We believe that we distinguish ourselves from other owners, operators and developers of federal government-leased properties through the following competitive strengths:

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Successful and Extensive Track Record Working with the GSA. Our senior management team has a proven track record in federal government build-to-suit property development that we believe provides us with a significant advantage over other developers in competing for future federal government build-to-suit development contracts. The GSA build-to-suit process is detailed and requires significant technical expertise as well as extensive knowledge of GSA building requirements. Our senior management team has developed a strong network of relationships with the GSA and possesses an in-depth knowledge of the GSA procurement process, GSA requirements and GSA organizational dynamics. Our contributors have developed eight federal government-leased build-to-suit properties under our BC Development brand since 2001 and are currently developing one additional such property, containing an aggregate of 605,190 rentable square feet with a cost of over $170 million (including $18.2 million that we estimate will be incurred in connection with the development of our Salt Lake City, Utah property).

Cathleen M. Baier, our Executive Vice President, Government Operations, served for over 12 years as a GSA contracting officer handling several high-profile GSA build-to-suit lease projects across the U.S. Ms. Baier supervised procurement processes and awarded bids for over $350 million in federal lease contracts. Daniel K. Carr, our Executive Vice President and Chief Development Officer, has over 25 years of experience in real estate development and has recently led projects incorporating some of the highest security and “green lease” standards in the federal government lease market. As a result, we have valuable insights into the federal government’s evolving needs, preferences and requirements and are well positioned to take advantage of new opportunities.

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Experienced Senior Management Team With In-Depth Knowledge of Commercial Real Estate. Our senior management team has extensive experience in acquiring, developing, financing, owning, managing and leasing Class A office properties, including federal government-leased properties across the U.S. Our senior management team also has developed relationships with real estate owners, developers, brokers and lenders. As a result, they have acquired or developed over $820 million of commercial real estate properties, based on aggregate purchase price or cost of the properties (including $18.2 million that we estimate will be incurred in connection with the development of our Salt Lake City property). We will leverage our strong network of relationships to source and execute investment opportunities, enhancing our ability to execute our growth strategy.

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Internally Managed REIT with Strong In-House Capabilities. We are internally managed and possess significant asset management expertise, including underwriting and leasing capabilities. We believe we are one of the few companies focused on the federal government real estate market that combines a strong understanding of the evolving real estate needs of the federal government with the capability to acquire large scale assets and develop high quality build-to-suit federal government-leased properties nationally and then, in each case, to oversee the operation of the properties effectively.

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High Quality, Newer Portfolio that is 100% Long-Term Leased to the Federal Government. Upon completion of this offering and our formation transactions, we will own a portfolio consisting of 15 single-tenant federal government-leased properties currently containing 498,245 rentable square feet, all of which are 100% leased by the federal government. As of March 31, 2010, the weighted-average age of our initial properties currently in service was 15.1 months, the weighted-average remaining lease term of our initial properties currently in service, assuming the exercise of all early termination rights, was 12.3 years, and the weighted-average remaining lease term of our initial properties currently in service, assuming no early termination rights are exercised, was 14.5 years. The earliest lease termination or expiration date is September 13, 2017. We believe our portfolio of properties is well-suited to meet the current security and other needs of federal government occupants. As of April 30, 2010, four of our 14 in-service initial properties were LEED® certified representing 47.5% of our rentable square footage. Five of our in-service initial properties, representing 55.4% of our initial rentable square footage, meet Level 3 or higher security standards, and eight of our initial properties, representing 69.3% of our initial rentable square footage, can be expanded to accommodate future increases in demand for leased space.

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Strong Credit Quality of Our Federal Government Tenant Base. Our federal government leases are full faith and credit obligations of the United States and are not subject to the risk of government appropriations. The GSA lease market is characterized by high rates of lease renewals, with net renewal rates from 2002 to 2008 of 94% according to the GSA’s website. In addition, federal government leases typically provide for inflation-linked increases associated with certain property operating costs that mitigate the variability in those costs. Furthermore, the single-tenant nature of many federal government-leased office properties often results in lower tenant improvements and leasing commissions than non-government office properties. We expect that the strong credit quality of our federal government tenant base, our long-term leases, our partial operating cost reimbursements and our relatively low tenant improvements and leasing commissions will collectively contribute to the stability of our operating income.

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Growth Oriented Capital Structure with No Legacy Issues and Access to Financing. We intend to finance future acquisitions and developments with a combination of the remaining net proceeds from this offering, borrowings under our revolving credit facility, which we intend to enter into upon or shortly following completion of this offering, the issuance of equity and debt securities in the capital markets, mortgage indebtedness and short-term construction loans. Furthermore, although many public REITs face issues relating to excessive leverage with near-term maturities, we do not face such issues. We expect that our enhanced access to capital as a public company will provide us with a significant advantage in acquiring single-tenant federal government-leased properties and securing federal government build-to-suit development contracts, as many of the real estate participants focused in these areas are private companies. In addition, we believe that the strong credit quality of our federal government tenant base will provide us with greater access to attractive financing opportunities as compared to non-government tenant-focused companies.

Our Business and Growth Strategies

Our objective is to maximize total returns to our stockholders through the pursuit of the following business and growth strategies:

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Focus on Newer Properties Leased Primarily to the Federal Government. We will seek to acquire or develop properties leased to the federal government that meet or exceed the federal government’s security, environmental and other standards and requirements for leased properties. Our business principally focuses on important agencies and departments of the federal government such as the FBI, the federal courts, the SSA, the VA and the DHS. We believe that the anticipated increase in leased properties by the federal government and the strong credit quality of our federal government tenant base, combined with our focus on long-term leases, will enable us to generate attractive risk-adjusted returns.

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Pursue Attractive Acquisition Opportunities. We believe there are and will be attractive acquisition opportunities for properties leased primarily to the federal government that will generate attractive risk- adjusted returns. We intend to pursue acquisitions through our existing relationships with other developers of federal government properties, the GSA and other governmental agency-owners and other owners of office properties and industry participants around the country. As a public company, we believe that owners will view us as a more attractive and credible buyer than many private competitors.

While our primary acquisition focus will be on single-tenant federal government-leased properties, we will consider state and local government single-tenant lease opportunities that we believe will offer attractive risk-adjusted returns. We believe that most, if not all, of these opportunities will involve leases to state and local governmental bodies that will be subject to annual appropriations or that will carry credit risk greater than that associated with our full faith and credit leases to the federal government.

Our acquisition criteria include analyzing not only the in-place lease, but also analyzing the real estate characteristics of the property, including age, size, location, parking, floor plans, construction quality and amenities. We generally focus on newer, well-located properties containing over 20,000 square feet rentable on an individual or portfolio basis with original lease terms of seven years or more and a minimum remaining lease term of five years. We prefer buildings with installed security features (security fencing, progressive collapse, ballistic protection, etc.), expansion capability, design/architectural presence and LEED® certification. We also consider, on a case-by-case basis, properties that have been constructed or significantly renovated within five years of our planned acquisition and that are more special-use in nature due to specific federal government requirements. We believe our focus on newer properties avoids the security and environmental obsolescence issues faced by older properties, reduces the risk of occupants failing to renew their leases at maturity and increases our ability to re-let the property if the occupant does not renew its lease.

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Pursue Development of New Properties Leased in Advance to the Federal Government. We will continue to develop build-to-suit federal government properties through our internal development capabilities and use of our BC Development brand. We currently have six in-process bids with the GSA. Generally, we plan to work with the federal government to design and build Class A office properties that are over 20,000 rentable square feet and meet predetermined security, environmental and other specifications. We believe that our thorough understanding of the federal government’s procurement processes and standards, our long-standing relationships with the GSA and other agencies and departments of the federal government and other industry participants and our differentiated capabilities will enable us to compete effectively for federal government development opportunities. Projects leased in advance to the federal government eliminate speculative lease-up risks and reduce financing risks because the federal government typically commits to lease 100% of development projects on a long-term basis.

We expect to compress typical construction schedules and generally reduce the timeline required by traditional development measures through team collaboration which we believe saves costs for us and, in turn, the federal government and results in a project that achieves the best value. As part of our development strategy, we will collaborate closely with the federal government by providing for active involvement of their personnel and their consultants in the design and other phases of the development process. By incorporating the federal government into the process, we expect to better manage expectations which leads to a greater probability of customer satisfaction and thereby helps to sustain our positive relationship with the federal government.

•	Form Joint-Development Projects with Third-Party Developers to Acquire Federal Government-Leased Properties. We intend to pursue joint-development projects with third-party developers that have received an award for the development of federal government properties. We believe that our experience and access to capital will make us an attractive partner, particularly when compared to small regional and private developers. In a joint-development project, we and a third-party developer would collaborate to complete a development project, and we would agree to acquire the property prior to or upon completion of the development. We believe that this is an attractive growth strategy because the market for the development of federal government properties is highly fragmented.

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Active Asset Management. Our senior management team will use disciplined asset management and leasing strategies designed to maximize each property’s performance and value. We expect that these strategies will enhance property operating results and valuations without the necessity of relying on recovering real estate and general economic market fundamentals. We intend to apply aggressive asset management and leasing strategies through the following and other actions:

•

expansion of our properties, where possible, especially pursuant to federal government requests; newly developed federal government properties often provide for expansion space of approximately 25% in their development plan, and the federal government typically pays the cost of such expansions;

•	focusing on increasing rental rates for our federal government occupants upon lease renewals;

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focusing on reducing operating expenses by ensuring accurate pass-through of certain expenses, reimbursed expenses such as overtime air conditioning at a property, renegotiating service contracts, aggregating property insurance, improving energy system efficiencies and bulk purchasing;

•	aggressively analyzing appropriate property values in an effort to decrease real estate tax assessments; and

•	selectively pursuing strategic acquisitions, developments, redevelopments and dispositions of properties based on market trends.

We believe that it initially will be most cost effective to outsource property management to Lane4, a company majority-owned by Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, and Daniel K. Carr, our Executive Vice President and Chief Development Officer, for management of our initial properties and any future properties that we elect to have Lane4 manage. Accordingly, we will enter into a property management agreement with Lane4, pursuant to which we will be obligated to pay Lane4 an annual fee equal to $0.50 per rentable square foot of each property managed by Lane4, subject to a minimum of $1,500 per month per property, plus the reimbursement of Lane4 expenses that are included in each Lane4-managed property’s budget approved by our nominating and governance committee, and other Lane4 expenses that do not exceed $5,000 for each Lane4-managed property unless approved by our nominating and governance committee. Our nominating and governance committee is composed entirely of independent directors. Prior to Lane4’s engagement under this agreement to manage one or more of our properties acquired or developed in the future, property management services will be competitively bid and reviewed and approved by our nominating and governance committee. Messrs. Baier and Carr have agreed to submit a proposal to our board of directors to internalize all property management services and terminate the property management agreement with Lane4 at no cost to us once the size of our portfolio reaches 1.5 million rentable square feet, although no assurance can be given that our size threshold will be reached, that our board of directors will approve any submitted proposal or that any approved proposal will be beneficial to us.

Investment Process—Acquisitions

Sourcing

Our senior management team has over 90 years of collective experience developing industry relationships with institutional and local owners, brokers, lenders, attorneys and other professionals, which we expect will provide a source of potential investment opportunities. In addition, upon completion of this offering and our formation transactions, we believe we will be well positioned to source and execute acquisition opportunities. We also believe that our relationships and structure will allow us to:

•	initiate transactions with property owners who may not be currently seeking to sell; and

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gain a competitive advantage in marketed transactions due to our enhanced access to capital as a public company and our senior management team’s reputation as a credible and disciplined buyer, seller and developer of federal government office buildings across the U.S.

Initial Review Process

Once a qualified acquisition opportunity is identified, the appropriate members of our investment team will begin an initial review process, focusing on potential investment returns, competitive positioning and property fundamentals. Key criteria in this initial review will be our assessment of the agency or department type (including analysis on the potential for expansion or contraction), lease specifics, expense profile, property’s adaptive reuse potential, property’s location, amenities, quality of construction and design, preliminary assessment of the property’s physical condition, initial capitalization rate, price per square foot versus replacement cost and vacancy, together with our assessment of the property’s functionality and competitive position in the submarket in which it is located. We generally focus on newer, well-located properties containing over 20,000 square feet rentable on an individual or portfolio basis with original lease terms of seven years or more and a minimum remaining lease term of five years. We prefer buildings with installed security features (security fencing, progressive collapse, ballistic protection, etc.), expansion capability, design/architectural presence and LEED® certification. We also consider, on a case-by-case basis, properties that have been constructed or significantly renovated within five years of our planned acquisition and that are more special-use in nature due to specific federal government requirements. If an acquisition opportunity passes this review, we will proceed with initial underwriting.

Initial Underwriting and Letter of Intent Preparation

If the findings during the initial review are positive, we will devote additional internal resources to begin our initial underwriting process and letter of intent preparation. This process will include more in-depth market research and the development of a more comprehensive investment analysis and financial model. Careful attention will be paid to the property’s relative location in the submarket and its competitive advantages or disadvantages, including the cost basis of competitive properties, potential for generating incremental returns, ability to renew existing leases in light of agency or department rebuilding requirements, current and projected market rents and projected capital expenditures and other property expenses. Key components of our underwriting process and procedures will include the following:

•	Material assumptions will be formulated by our investment team based on market practices.

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Assumed sale prices will not be based on subjective projections of future capitalization rates but rather on a price that we believe provides a long-term conservative return to an assumed buyer based on a conservative spread over securities of similar risk.

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To assess potential risk impact, sensitivity analyses will be performed to assess the impact and symmetry on building reusability and lease renewal probability based on agency or department type and building location.

Detailed templates will be used to summarize our underwriting and refine our analyses. Total potential return is provided for each sensitivity analysis performed and returns are examined by component (e.g., current income and source of income versus appreciation) as well as timing of potential realization. We believe that our templates are flexible and allow underwriting of any investment structure (e.g., fee simple acquisition and joint venture partnership) and leveraged or unleveraged properties.

These valuation models will project the leveraged and unleveraged internal rates of return and annual yields, the return distribution between current income and appreciation, the impact of anticipated capital expenditures on projected cash flow, potential exit pricing and projected returns for a subsequent buyer. If the investment passes this next level of review, the potential acquisition must be reviewed by an “investment committee” of our senior management team. This committee will be comprised of Edwin M. Stanton, Richard Baier, Daniel K. Carr and Cathleen M. Baier.

Due Diligence

If the acquisition opportunity passes our initial underwriting process and is given preliminary approval by our investment committee, we will submit a letter of intent and conduct negotiations. If negotiations proceed favorably, we will make an initial earnest deposit and execute a contract. At this point, we will initiate our due diligence whereby we will conduct an in depth review of the lease, including analyses on the remaining lease term and probability of lease renewal, analysis of loan assumption when appropriate, reconciliation of historical expenses and title review. Additional resources will be dedicated to the due diligence effort, including, as needed, the formation of a team of third-party experts such as architects, engineers, construction managers, environmental consultants, attorneys, marketing experts and others that have the specialized knowledge and experience necessary to assist our investment team in fully evaluating and quantifying any potential issues. In addition, we will continue our due diligence, including the preparation of additional financial models that will incorporate the information provided by the third-party consultants, as well as additional information gathered by the investment team. Although we will rely on these third-party consultants for certain components of the due diligence process, it is ultimately the experience and judgment of management and our investment committee on which we will rely in evaluating the results and making the ultimate investment determination.

Throughout the due diligence process, the investment committee and underwriting team will continually monitor market conditions, including agency or department trends, building comparable sales and expectations regarding new office supply for like agencies and departments, if any, in addition to economic, employment and demographic trends impacting federal government office space demand. Any unanticipated changes that could impact our underwriting will be incorporated into our analysis and investment decision-making process.

Approval

Upon the completion of the underwriting and due diligence process, the unanimous approval of our investment committee will be required to complete acquisitions of up to $50 million in aggregate purchase price and the approval of a majority of our board of directors will be required to complete acquisitions in excess of that amount.

Investment Process—Developments

We participate in competitive bid processes for federal government lease development projects. These processes are lengthy and involve the incurrence of significant expense with no assurance that a bid will be awarded by the GSA or the federal government agency or department soliciting the bid.

The process begins with a solicitation for a lease proposal, which is posted on a web site, designated FBO.gov. We review the solicitation against our bidding criteria to determine whether the specific project will meet our criteria. Factors that we consider in deciding whether to bid include:

•	the size and likely cost of the project;

•	our previous experience with the department or agency that will occupy the completed facility and our views of that department or agency as a potential occupant; and

•	our previous relationship with the contracting officer (whether within the GSA or the department or agency soliciting the bid) who will be administering the bid process and the lease over its term.

Typically, we will not bid on projects that do not equal or exceed 20,000 rentable square feet or that involve completion costs of less than $10 million, and the unanimous approval of our investment committee will be required to pursue developments of up to $50 million in costs and the approval of a majority of our board of directors will be required to pursue developments in excess of that amount.

The actual bidding process is divided into three phases, as follows:

Phase I. In phase I, we submit information regarding our development company and the key personnel whom we intend to involve in the project, as well as support personnel, the credentials of whom are not evaluated by the contracting officer, the architect and general contractor that we will use for the project, if awarded, and any other information that the particular contracting officer requests. Finally, our submission will include a design approach narrative that we develop with our architect and which describes our vision for the project.

Phase II. Phase II is by “invitation only” and includes bidders, taken from those who respond to phase I, which the GSA (or other federal government department or agency) elects to invite to compete for the project. Our Phase II submissions repeat the information regarding the development company, key personnel, and the architect and the general contractor that was part of the phase I submission. In addition, there is developed during phase II in much greater detail the design narrative, which is accompanied by drawings and specifications for the project, which include exterior and interior designs and drawings, as well as structural and mechanical designs and specifications. The Phase II submission also is accompanied by a formal proposal that the federal government will lease the space which includes the base rent, a statement of annual operating costs, various representations and certifications required by the GSA such as our agreement to comply with various federal programs and regulations and the designation of the entity that will own the project and be the federal government’s landlord. Most particularly, the phase II submission must include evidence of the financial capability of the bidder to undertake and complete the project.

Because we will no longer qualify as a small business upon completion of this offering, we will also be required to include as a part of our phase II submission a subcontracting plan for small businesses, or a small business plan, in which we will set out the goals that the bidder will pursue in an effort to utilize small businesses as subcontractors for the project, both in the development phase and in ongoing property management. The small business plan must include dollar benchmarks as a percentage of the overall contract value of the lease to the bidder that the bidder must reach in terms of the utilization of small business subcontractors over the life of the lease. Under current regulations, the failure to comply with the small business plan in certain circumstances can permit the federal government to terminate the lease, as well as assess liquidated damages, measured by the difference between the dollar amount set out in the small business plan and the actual dollars expended in respect of small business, reflected in periodic reports that we will be required to file with the federal government. Our contribution properties were owned by small businesses and, therefore, were not required to develop or comply with a small business plan; therefore, we cannot assure you that we will be able to develop small business plans that are acceptable to the federal government or operate any given project in accordance with its small business plan, and the failure to do so materially and adversely affect us.

Best and Final Offer Phase. During this phase, the contracting officer analyses the phase II submissions, supplies the bidders with critiques and entertains the bidders’ responses to the critiques. The bidders then submit their best and final offers, after which the bid is awarded to the selected bidder.

Our Initial Properties

Upon completion of this offering and our formation transactions, we will own 15 single-tenant federal government-leased properties (including our 11 acquisition properties) containing 498,245 rentable square feet. One of our initial properties, which we anticipate will contain 69,225 rentable square feet, is currently under development and is targeted for completion in the fall of 2011. Information about our initial properties as of March 31, 2010 is set forth in the table below.

Property/Location	Type of Property	Year Built(1)		Rentable Square Feet(2)	Lease information
					Percent Leased	Federal Government Occupant	Commencement Date, Early Termination Date and Expiration Date	Annualized Base Rent(3)
Our In-Service Contribution Properties
Jacksonville, Florida 6061 Gate Parkway Jacksonville, FL	Office	2009		129,895	100%	FBI	•February 20, 2009 •No early termination •February 19, 2024	$4,676,220
Denver, Colorado 12445 East Caley Ave. Centennial, CO	Office	2009		54,927	100%	DHS	•September 1, 2009 •September 1, 2019(4) •August 31, 2024	1,729,113
Great Falls, Montana(5) 125 West Central Ave. Great Falls, MT	Office	2009		48,411	100%	Federal Courts	•June 26, 2009 •No early termination •June 25, 2029	2,089,902

Subtotal of In-Service Contribution Properties				233,233				$8,495,235

Our Acquisition Properties
Lufkin, Texas 2206 N. John Redditt Dr. Lufkin, TX	Medical	2009		37,000	100%	VA	•August 1, 2009 •No early termination •July 31, 2029	$636,400
Pembroke Pines, Florida 15500 Pines Blvd. Pembroke Pines, FL	Office	2006		30,183	100%	Border Patrol	•July 18, 2006 •No early termination •July 17, 2021	1,235,994
Lawrence, Massachusetts 2 Mill Street Lawrence, MA	Office	2009		28,325	100%	CIS	•June 8, 2009 •June 7, 2019(6) •June 7, 2024	1,369,570
Richford, Vermont 1629 Saint Albans Road Richford, VT	Office	2009		26,456	100%	Border Patrol	•December 1, 2009 •November 30, 2024(7) •November 30, 2029	953,474
Cleveland, Ohio 20637 Emerald Parkway Cleveland, OH	Office	2007		24,881	100%	MEPS	•September 14, 2007 •September 13, 2017(7) •September 13, 2022	741,798
Durham, North Carolina 301 Roycroft Dr. Durham, NC	Office	2008		23,530	100%	CIS	•March 10, 2008 •March 10, 2018(7) •March 9, 2023	966,093
Sevierville, Tennessee 1827 Jack Delozier Dr. Sevierville, TN	Office	2008		21,405	100%	DOT	•July 1, 2008 •No early termination •June 30, 2018	582,529
San Antonio, Texas 3438 E. Southcross Blvd. San Antonio, TX	Office	2008		20,700	100%	SSA	•February 15, 2008 •February 14, 2018(6) •February 14, 2023	550,117
Beaumont, Texas 8455 Dishman Road Beaumont, TX	Office	2009		18,609	100%	SSA	•July 17, 2009 •July 17, 2019(6) •July 16, 2024	553,108
Waco, Texas 1700 Lake Air Dr. Waco, TX	Office	2009		17,823	100%	SSA	•August 17, 2009 •August 17, 2019(6) •August 16, 2024	617,523
Centerville, Ohio 7747 Clyo Road Centerville, OH	Office	2008		16,100	100%	FBI	•July 1, 2008 •No early termination •June 30, 2018	491,464

Subtotal of Acquisition Properties				265,012				$8,698,070

Total In-Service Contribution Properties and Acquisition Properties				498,245				$17,193,305

Our Contribution Property in Development
Salt Lake City, Utah 2987 South Decker Lake Dr. Salt Lake City, UT	Office	Fall 2011	(8)	69,225	100%	DHS	•Date of Substantial Completion of the Building •Early termination after tenth year(6) •Fifteen years from commencement date	$2,284,425	(9)

Total				567,470				$19,477,730

(1)	Year built represents the year in which construction was completed.
(2)	Rentable square feet represents total rentable area at the property.
(3)	Annualized base rent means the base rent payable under the applicable lease for March 2010, multiplied by 12, without reference to any operating cost adjustments in such lease.
(4)	Upon 120 days’ notice.
(5)	Subject to a ground lease that expires in 2082.
(6)	Upon 60 days’ notice.
(7)	Upon 90 days’ notice.
(8)	Expected completion date.
(9)	Initial annual base rent upon completion of construction, excluding a one-time rent concession to the federal government of $487,704.

Diversity

The following charts depict the federal government occupant and geographical diversity of our initial properties, other than our Salt Lake City, Utah development property, based on annualized base rent as of March 31, 2010.

Federal Government Occupant Diversity	Geographical Diversity

Financing Arrangements

As of March 31, 2010, the outstanding mortgage indebtedness secured by our three in-service contribution properties was approximately $77.8 million, and the weighted-average annual interest rate on this indebtedness was approximately 2.30%. Upon completion of this offering, we intend to use a portion of the net proceeds to repay in full the outstanding mortgage indebtedness secured by our in-service contribution properties.

The following table sets forth information with respect to all outstanding indebtedness on our contribution properties as of March 31, 2010, including the outstanding mortgage indebtedness we intend to repay with a portion of the net proceeds from this offering.

Property/ Location	Construction Cost(1)	Lender	Type of Loan	Facility Size	Amount of Debt Outstanding	Interest Rate	Maturity Date	Other
Our In Service Contribution Properties
Jacksonville, FL	$45,835,672	M & I Marshall & Ilsley Bank	Construction loan	$45,320,000	$45,155,263	One month LIBOR plus 1.65% through 8/1/2010 and thereafter one month LIBOR plus 3.75% with a minimum all-in interest rate of 5.00%(2)	3/31/2011(2)	Interest only loan through August 1, 2010 and interest and principal thereafter

Great Falls, MT	19,815,208	M & I Marshall & Ilsley Bank	Construction loan	19,000,000	18,650,044	One month LIBOR plus 1.65% through 8/1/2010 and thereafter one month LIBOR plus 3.75% with a minimum all-in interest rate of 5.00%(2)	3/31/2011(2)	Interest only loan through August 1, 2010 and interest and principal thereafter

Denver, CO	18,376,308	Bank of America, N.A.	Construction loan	14,535,000	14,018,556	Daily LIBOR plus 4.00% through 11/30/2010 and thereafter LIBOR plus 5.00% through the maturity date	11/30/2011	Interest and Principal

Subtotal	$84,027,188			$78,855,000	$77,823,863

Our Contribution Property in Development(3)
Salt Lake City, UT	$18,226,075	Zion’s First National Bank	Construction loan with option to extend and convert to term loan	$16,900,000	$1,437,361	Three month LIBOR plus 3.50%, subject to reduction to LIBOR plus 3.00% if loan extended and converted	3/1/2012, subject to extension to 3/1/2015 if loan converted to a term loan	Interest only loan, it extended and converted to a term loan, interest and principal thereafter

Total	$102,253,263			$95,755,000	$79,261,224

(1)	Includes costs related to acquisition of land.
(2)	Reflects the terms of loan modifications obtain in May 2010.
(3)	Reflects budgeted construction costs.

We intend to acquire our acquisition properties with a portion of the net proceeds of this offering. A portion of the purchase price for any of our acquisition properties encumbered by indebtedness will be paid directly to the related lenders to retire such indebtedness in full. Accordingly, we do not plan to assume or otherwise incur any indebtedness in respect of our acquisition properties.

We intend to utilize the construction loan secured by our in-development contribution property in Salt Lake City, Utah to complete its construction. Following completion of this construction, we intend to pay off this construction loan with borrowings under our revolving credit facility, mortgage indebtedness or the issuance of debt or equity securities in the capital markets.

Lease Expirations

The following table sets forth a summary schedule of the lease expiration for executed leases as of March 31, 2010.

	Lease Start Date	Expiration Date	Early Termination Date	Remaining Lease Term in Years (excluding early termination option)	Remaining Lease Term in Years (including early termination option)
Our In-Service Contribution Properties
Jacksonville, FL	2/20/2009	2/19/2024	N/A	13.9	13.9
Denver, CO	9/1/2009	8/31/2024	9/1/2019(1)	14.4	9.4
Great Falls, MT	6/26/2009	6/25/2029	N/A	19.2	19.2

Subtotal				15.1	14.0

Acquisition Properties
Lufkin, TX	8/1/2009	7/31/2029	N/A	19.3	19.3
Pembroke Pines, FL	7/18/2006	7/17/2021	N/A	11.3	11.3
Lawrence, MA	6/8/2009	6/7/2024	6/7/2019(2)	14.2	9.2
Richford, VT	12/1/2009	11/30/2029	11/30/2024(3)	19.7	14.7
Cleveland, OH	9/14/2007	9/13/2022	9/13/2017(3)	12.5	7.5
Durham, NC	3/10/2008	3/9/2023	3/10/2018(3)	12.9	7.9
Sevierville, TN	7/1/2008	6/30/2018	N/A	8.3	8.3
San Antonio, TX	2/15/2008	2/14/2023	2/14/2018(2)	12.9	7.9
Beaumont, TX	7/17/2009	7/16/2024	7/17/2019(2)	14.3	9.3
Waco, TX	8/17/2009	8/16/2024	8/17/2019(2)	14.4	9.4
Centerville, OH	7/1/2008	6/30/2018	N/A	8.3	8.3

Subtotal				13.9	10.9

Total				14.5	12.3

Our Contribution Property in Development
Salt Lake City, UT	Expected Fall 2011	15 years from start date	10 years from start date(2)	15.0 from start date	10.0 from start date

(1)	Upon 120 days’ notice.
(2)	Upon 60 days’ notice.
(3)	Upon 90 days’ notice.

The following table sets forth lease expiration data as of March 31, 2010 for our initial properties (excluding our contribution property in development) for the next ten years (assuming no early termination options are exercised).

	Number of Leases Expiring	Rentable Square Feet Expiring(1)	Percentage of Total Rentable Square Feet Expiring	Annualized Base Rent Expiring(2)	Percentage of Total Annualized Base Rent Expiring
2010	—	—	—	—	—
2011	—	—	—	—	—
2012	—	—	—	—	—
2013	—	—	—	—	—
2014	—	—	—	—	—
2015	—	—	—	—	—
2016	—	—	—	—	—
2017	—	—	—	—	—
2018	2	37,505	7.5%	$1,073,993	6.2%
2019	—	—	—	—	—
2020	—	—	—	—	—
Thereafter	12	460,740	92.5%	16,119,312	93.8%

Total	14	498,245	100%	$17,193,305	100%

(1)	Rentable square feet represents total rentable area at the property.
(2)	Annualized base rent means the base rent payable under the applicable lease for March 2010, multiplied by 12, without reference to any operating cost adjustments in such lease.

Our Contribution Properties

Information about our contribution properties as of March 31, 2010 is set forth in the tables below.

Property/ Location	Year Built(1)	Federal Government Occupant	Rentable Square Feet(2)	Construction Cost(3)	Construction Cost Per Square Foot(3)	Annualized Base Rent(4)	Annualized Rent Per Leased Square Foot
Our In-Service Contribution Properties
Jacksonville, FL	2009	FBI	129,895	$45,835,672	$353	$4,676,220	$36.00
Denver, CO	2009	DHS	54,927	18,376,308	335	1,729,113	31.48
Great Falls, MT	2009	Federal Courts	48,411	19,815,208	409	2,089,902	43.17

Total/Weighted-Average			233,233	$84,027,188	$360	$8,495,235	$36.42

Our Contribution Property in Development

Property/ Location	Expected completion	Federal Government Occupant	Rentable square feet	Budgeted Construction Cost(3)	Budgeted Construction Cost Per Square Foot(3)	Contracted Annualized Base Rent (upon completion)(5)	Contracted Annualized Rent Per Leased Square Foot (upon completion)
Salt Lake City, UT	Fall 2011	DHS	69,225	$18,226,075	$263	$2,284,425	$33.00

(1)	Year built represents the year in which construction was completed.
(2)	Rentable square feet represents total rentable area at the property.
(3)	Includes costs related to acquisition of land.
(4)	Annualized base rent means the base rent payable under the applicable lease for March 2010, multiplied by 12, without reference to any operating cost adjustments in such lease.
(5)	Excludes a one-time rent concession to the federal government of $487,704.

Denver, Colorado

The Denver, Colorado property is a two-story, 54,927 square foot facility situated on 5.09 acres of land located at 12445 East Caley Avenue in Centennial, Colorado 80111. It is surrounded by a surface parking lot containing 195 vehicle parking spaces and is enclosed by a perimeter security fence. The property is 100% leased to federal government and is occupied by the DHS. Specifically, this property is used as the Denver Field Office for the DHS. The facility is also LEED® Silver certified.

We acquired fee simple title to the land in April 2007 and constructed the building with a construction loan from LaSalle Bank, National Association in the amount of $14,535,000. The total construction cost amounted to $18,376,308 or $335 per square foot. The construction loan has a floating interest rate equal to (i) from the date hereof through November 30, 2010, the LIBOR Daily Floating Rate plus 4.00% per annum and (ii) from December 1, 2010 through the Maturity Date, the LIBOR Daily Floating Rate plus 5.00% per annum. The loan was originally set to mature on April 27, 2009 but has been extended through a series of modifications to November 30, 2011. In connection with the aforementioned modifications and extension of the loan, the following extension fees and exit fees are payable: (a) an extension fee equal to 1% of the loan amount (equal to $140,186) to be paid in two equal installments, the first of which was paid at the time the modification and extension was completed and the second installment to be paid on November 30, 2010; provided, however, that the second installment of the extension fee shall be waived by the lender if the loan is repaid in full prior to November 30, 2010; and (b) an exit fee equal to 4.5% of the loan amount (equal to $630,835) which shall be added to the outstanding principal balance of the loan and shall be payable upon repayment in full of the loan on the maturity date; provided, however, that (i) the exit fee will be waived completely by the lender if the loan is repaid in full on or prior to November 30, 2010 or (ii) the exit fee will be reduced by 2% of the loan amount (equal to $280,372) if the loan is not repaid in full prior to November 30, 2010 but, in addition to all amounts required to be paid pursuant to the promissory note, we pay an additional $2,000,000 of principal on or before November 30, 2010. The modifications of the loan have resulted in interest and principal payments which have reduced the principal amount owed to $14,018,556, and the new holder of the loan is Bank of America, N.A., as successor in interest to LaSalle Bank, National Association. In addition to the foregoing, this is an amortizing loan with scheduled monthly payments of both principal and interest. Principal shall be paid as follows: (i) from January 1, 2010 through November 1, 2010, $40,000 of principal shall be paid each month and (ii) from December 1, 2010 through repayment in full of the loan, $75,000 of principal will be paid each month. Upon maturity of the loan there will be a balloon payment of all remaining principal and any accrued but unpaid interest. There is no pre-payment penalty associated with the loan. The building was completed in 2009.

The Denver, Colorado property is leased pursuant to a full service modified gross lease. The lease commenced on September 1, 2009 and expires on August 31, 2024, unless terminated pursuant to an early termination clause, which termination right shall be effective at any time after September 1, 2019. Rent under the lease is paid monthly in arrears and has established increases upon the first, second and ninth anniversaries of the lease commencement date after which it remains constant. The annual rent payment for the year following commencement is $1,729,113 followed by an increase on the first anniversary to $1,810,366, on the second anniversary to $1,999,954 and on the ninth anniversary to $2,081,206. The lease establishes that a certain portion of the annual rent paid shall be attributed to cover operating costs at the property. Specifically, in the first year of the lease the amount attributable to operating costs is $5.18 per square foot. Upon the first anniversary of the lease commencement and upon each successive anniversary thereafter, rent for operating costs shall be adjusted up or down based upon the percent change in the Cost of Living Index prepared by the U.S. Department of Labor. Additionally, the lease provides that the tenant pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The lease currently allocates $3.06 per square foot to the payment of real estate taxes. We expect the base year real estate taxes to be established in 2010; in such event, the amount of rent allocated to real estate taxes may change. The current annual realty taxes for the property are $91,823 (for calendar year 2009) and are based upon a realty tax rate of 0.102158 per dollar of assessed value. The tenant does not pay any special assessment taxes levied against the property.

The federal government may substitute any other federal government agency in as occupant to replace the DHS under the lease. The federal government may sublet all or any portion of the property, but shall not be relieved of its obligations under the lease. The lease permits the federal government to assign the lease to a third-party and be relieved of all lease obligations following the assignment, subject to our prior written consent, which consent may not be unreasonably withheld. The lease also permits the federal government to vacate a portion or all of the leasable space at the property. In the event space is vacated and we are no longer obligated to provide maintenance and operating services to such vacated space, the federal government may reduce its rent by $2.50 per square foot of vacated space.

Great Falls, Montana

The Great Falls, Montana property is a two-story, 48,411 square foot facility situated on 2.89 acres of land located at 125 West Central Avenue, Great Falls, Montana 59404. It is surrounded by 13 structured and 114 surface parking spaces for vehicles. The property is 100% leased to the federal government and is occupied by a U.S. District Court, an office of the U.S. Marshals Service and an office of the Department of Justice. Specifically, the U.S. District Court occupies approximately 23,988 square feet, the U.S. Marshals Service occupies approximately 14,855 square feet and the office of the U.S. Attorney, a division of the Department of Justice, occupies approximately 1,500 square feet.

We acquired a long-term, triple-net, ground lease on 2.89 acres of unimproved land from Mitchell Development and Investments, LLC, or Mitchell Development, on July 4, 2007. The ground lease is for a term of 75 years and expires on July 4, 2082. Upon the land leased from Mitchell Development, we constructed the building with a construction loan from M & I Marshall and Ilsley Bank in the amount of $19,000,000. Total construction costs amounted to $19,815,208 or $409 per square foot. The construction loan has an interest rate of 1.65% per annum in excess of one month LIBOR through August 1, 2010 and thereafter 3.75% per annum in excess of one month LIBOR subject to a minimum interest rate of 5.00% per annum, has interest only payments through August 1, 2010 and interest and principal until maturity and matures on March 31, 2011, at which time there will be a balloon payment of all principal and any accrued but unpaid interest. There is no pre-payment penalty associated with the loan. The building was completed in 2009.

Our ground lease from Mitchell Development provides that we pay monthly rent in the amount of $7,500. For the first 20 years of the ground lease, on each successive first day of January, the monthly rent for that calendar year is adjusted upwards based upon the percent change in the Consumer Price Index for All Urban Consumers issued and published by the U.S. Department of Labor. For the last 55 years of the ground lease, the monthly rent will be adjusted in the same manner with the exception that the percent change will be the sum of the Consumer Price Index percent change plus one-half percent. Upon the termination of the ground lease, whether at the end of the term or otherwise, the land and all structures constructed upon the land revert to and become the sole and exclusive property of Mitchell Development. Aside from the expiration of the term of the ground lease in the 75th year, Mitchell Development’s ability to terminate the ground lease is limited to failures to pay monthly rent or other material defaults which remain uncured for 30 days following written notice from Mitchell Development and any bankruptcy filing by us that is not vacated within 60 days. Since the ground lease is triple-net, we are responsible for all taxes associated with the property and the building, all maintenance of the building and grounds and all costs of operation including compliance with all laws and regulations. The ground lease stipulates that in the event either we or Mitchell Development seeks to sell its respective interest in the leasehold or the fee simple, the other party shall have a right of first negotiation for a period of 15 days from notification. The aforementioned right to negotiate for purchase in favor of Mitchell Development shall operate as follows: if, at any time during the ground lease term, we desire to sell or transfer our leasehold interest under the ground lease to a third party, we must give Mitchell Development notice of such intent to sell or transfer, together with the terms of such sale or transfer, and an opportunity to purchase the leasehold interest. Mitchell Development will have 15 days after receipt of notice from us within which to respond. If Mitchell Development elects not to enter negotiation for a sale of the leasehold interest, we may sell the leasehold interest to a third party, provided such sale is at a purchase price of at least 90% of the price contained in our original notice to Mitchell Development, is on the same terms and conditions set forth in such original notice and is concluded within 270 days of Mitchell Development’s receipt of our original notice. If we fail to conclude the sale within such 270 day period, that specific right to sell terminates and this right of first negotiation will again apply to any subsequent proposed sale or transfer by us of our leasehold interest

We lease the Great Falls, Montana property to the federal government pursuant to a full service modified gross lease. The lease commenced on June 26, 2009 and expires on June 25, 2029. There is no early termination clause in this lease. Rent under the lease is paid monthly in arrears and has established increases upon the first and fifth anniversaries of the lease commencement date after which it remains constant. The annual rent payment for the year following commencement is $2,089,902, followed by an increase on the first anniversary to $2,171,717 and on the fifth anniversary to $2,179,463. The lease sets forth that a certain portion of the annual rent paid shall be attributed to cover operating costs at the property. Specifically, in the first year of the lease the amount attributable to operating costs is $5.73 per square foot. Upon the first anniversary of the lease commencement and upon each successive anniversary thereafter, rent for operating costs shall be adjusted up or down based upon the percent change in the Cost of Living Index prepared by the U.S. Department of Labor. Additionally, the lease provides that the tenant pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The lease currently allocates $3.65 per square foot to the payment of real estate taxes. We expect the base year real estate taxes to be established in 2010; in such event, the amount of rent allocated to real estate taxes may change. The current annual realty taxes for the property are $95,019 (for calendar year 2009) and are based upon a realty tax rate of $0.6407 per dollar of taxable value (assessed value multiplied by 2.93%). The tenant does not pay any special assessment taxes levied against the property.

The federal government may substitute any other federal government agency in as an occupant to replace the various government agencies and departments currently occupying space under the lease. The federal government may sublet all or any portion of the property, but shall not be relieved of its obligations under the lease. The lease permits the federal government to assign the lease to a third-party and be relieved of all lease obligations following the assignment, subject to our prior written consent, which consent may not be unreasonably withheld. The lease also permits the federal government to vacate a portion or all of the leasable space at the property. In the event space is vacated and we are no longer obligated to provide maintenance and operating services to such vacated space, the federal government may reduce its rent by $2.50 per square foot of vacated space.

A Phase I environmental site assessment prepared in March 2006 identified petroleum impacted soil and groundwater on the site of our Great Falls, Montana property. Previously, underground and above ground storage tanks were removed from the property. In 2007, in connection with the construction of the courthouse located on the property, the ground lessor sought and obtained approval of a work plan regarding proposed activities to mitigate the disturbance of subsurface petroleum contamination in connection with proposed utility installations. As part of our ground lease, the ground lessor is required to comply with requirements set forth in the work plan, and we have no obligations under the work plan with respect to any remediation of the site or conformance with the obligations set forth in the work plan, although under applicable law, we may have liability for environmental conditions on the property as the operator thereof. In October of 2008, as a result of soil tests that showed concentrations of petroleum below the Tier 1 Risk-Based Screening Level of the Montana Department of Environmental Quality, a request was made to the Department for confirmation that no additional work was required to address soil contamination at the site. The Remediation Division of the Montana Department of Environmental Quality has reported to us that the ground lessor has completed all tasks requested by the Department of Environmental Quality with respect to the property. Notwithstanding the completion of these tasks, future groundwater monitoring and reporting will still be required at one well location on the property.

Jacksonville, Florida

The Jacksonville, Florida property is a two-story, 129,895 square foot facility situated on 10.44 acres of land located at 6061 Gate Parkway in Duval County, Jacksonville, Florida 32256. This building has 322 surface parking spaces and it also has 114 parking spaces in a secured parking deck. The property is 100% leased to federal government and is occupied by the FBI. Specifically, this property is used as a Field Office for the FBI. This property has several unique structural features, including, Level 4 blast resistant exterior walls and glazing system, 115 high-security, enclosed parking stalls, a K12 perimeter barrier, fencing and vehicle barriers, a blast resistant mail room and receiving areas. The facility is also LEED® Silver certified.

We acquired fee simple title to the land in August of 2007 and constructed the building with a construction loan from M & I Marshall & Ilsley Bank in the amount of $45,320,000. The total construction cost amounted to $45,835,672 or $353 per square foot. The construction loan has an interest rate of 1.65% per annum in excess of one month LIBOR through August 1, 2010 and thereafter 3.75% per annum in excess of one month LIBOR subject to a minimum interest rate of 5.00% per annum, has interest only payments through August 1, 2010 and interest and principal until maturity and matures on March 31, 2011, at which time there will be a balloon payment of all principal and any accrued but unpaid interest. There is no pre-payment penalty associated with the loan. The building was completed in 2009.

The Jacksonville, Florida property is leased pursuant to a full service modified gross lease. The lease commenced on February 20, 2009 and expires on February 19, 2024. There is no early termination clause in this lease. Rent under the lease is paid monthly in arrears and has established increases upon the first, second and ninth anniversaries of the lease commencement date after which it remains constant. The annual rent payment for the year following commencement was $4,286,535 followed by an increase on the first anniversary to $4,676,220, on the second anniversary to $4,838,589 and on the tenth anniversary to $4,968,484. The lease establishes that a certain portion of the annual rent paid shall be attributed to cover operating costs at the property. Specifically, in the first year of the lease the amount attributable to operating costs is $5.51 per square foot. Upon the first anniversary of the lease commencement and upon each successive anniversary thereafter, rent for operating costs shall be adjusted up or down based upon the percent change in the Cost of Living Index prepared by the U.S. Department of Labor. Additionally, the lease provides that the tenant pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The lease currently allocates $3.10 per square foot to the payment of real estate taxes. We expect the base year real estate taxes to be established in 2010; in such event, the amount of rent allocated to real estate taxes may change. The current annual realty taxes for the property are $70,828 (for calendar year 2009) and are based upon a realty tax rate of $0.017305 per dollar of assessed value. The tenant does not pay any special assessment taxes levied against the property.

The federal government may substitute any other federal government agency in as an occupant to replace the FBI under the lease. The federal government may sublet all or any portion of the property, but shall not be relieved of its obligations under the lease. The lease permits the federal government to assign the lease to a third-party and be relieved of all lease obligations following the assignment, subject to our prior written consent, which consent may not be unreasonably withheld. The lease also permits the federal government to vacate a portion or all of the leasable space at the property. In the event space is vacated and we are no longer obligated to provide maintenance and operating services to such vacated space, the federal government may reduce its rent by $2.50 per square foot of vacated space.

Salt Lake City, Utah

The Salt Lake City, Utah property is a to-be-constructed two-story, 69,225 square foot facility situated on 5.78 acres of land located at 2987 South Decker Lake Drive, Salt Lake City, Utah 84119. It will be surrounded by a surface parking lot containing 222 vehicle parking spaces and will be enclosed by a perimeter security fence. Construction commenced on March 11, 2010. The property is 100% leased to the federal government and will be occupied by the ICE, an investigative agency for the DHS. Specifically, this property will be used as the Salt Lake City Field Office for ICE.

We acquired fee simple title to the land in March 2010 and construction has begun with a construction loan from Zion’s First National Bank in the amount of $16,900,000. The total construction cost is anticipated to be $18,226,075 or $263 per square foot. The construction loan has an interest rate of 3.50% per annum above the three month LIBOR as of the closing date (March 10, 2010) through the first 90 days of the loan. Following the first 90 days of the loan, and on the first day of each 90 day period thereafter, the interest rate adjusts to the then current index rate plus 3.50% per annum (subject to reduction to three month LIBOR plus 3.00% if the loan is converted to a term loan and extended). The loan requires interest-only payments until maturity and matures on March 1, 2012 (subject to conversion to a term loan that will require interest and principal payments and extension of the maturity date to March 1, 2015), at which time there will be a balloon payment of all principal and any accrued but unpaid interest. There is no pre-payment penalty associated with the loan. It is expected that construction will be completed and the tenant will occupy the property in the fall of 2011.

In connection with our purchase of the Sale Lake City, Utah property, the special warranty deed recorded in connection with our acquisition of title to the property granted the seller the following rights with respect to the property: (i) if we fail to complete the foundation work (including obtaining any necessary permits) within 12 months after the date we acquired title to the property, then the seller shall have the right to repurchase the property for the purchase price set forth in the deed; however, if the foundation work is completed within such 12 month period or the seller waives its right to repurchase the property, then this right terminates; (ii) if, prior to completion of the foundation work described in clause (i), we decide to sell the Salt Lake City, Utah property or an interest in the entity that owns the Salt Lake City, Utah property (except where certain affiliates maintain at least a 50% aggregate ownership interest in the entity which owns the property and maintains development control) then we shall give written notice of such intent to sell or transfer to the seller and the seller shall have 30 days to elect to repurchase the Salt Lake City, Utah property; however, if the work is completed within the 12 month period after we acquired title to the property or if the seller fails or elects not to exercise its right to repurchase the property pursuant to this clause (ii), then this right shall terminate; (iii) if seller does not elect to exercise the right set forth in clause (ii) and, if at any time prior to completion of the foundation work we desire to sell or transfer all or any portion of the Salt Lake City, Utah property, which shall include (x) the contribution of the property to an entity in exchange for interests in such entity, (y) transfers of interest in the property owning entity unless such transfer is to an entity that is already the owner of an interest in the property owning entity or (z) any other conveyance, assignment or transfer intended by the parties thereto to avoid the rights granted to the seller in the special warranty deed (but excluding transfers where certain affiliates maintain at least a 50% aggregate ownership interest in the entity which owns the property and maintains development control), then seller shall be granted an irrevocable option for a period of 30 days to elect to purchase the property (or portion thereof) on the same terms as those set forth in any agreement between us and our prospective third party purchaser.

The Salt Lake City, Utah property is leased pursuant to a full service modified gross lease. The lease commences 180 days from the federal government’s “notice to proceed” and is set to expire 15 years from the actual commencement date of the lease, unless terminated pursuant to an early termination clause, which termination right is effective at any time after the tenth anniversary of the actual commencement date of the lease. Rent under the lease is paid monthly in arrears and has established increases upon the second and ninth anniversaries of the lease commencement date after which it remains constant. The annual rent payment for the year following commencement is $2,284,425 followed by an increase on the second anniversary to $2,388,263 and on the tenth anniversary to $2,457,488. The lease establishes that a certain portion of the annual rent paid shall be attributed to cover operating costs at the property. Specifically, in the first year of the lease the amount attributable to operating costs is $4.95 per square foot. Upon the first anniversary of the lease commencement and upon each successive anniversary thereafter, rent for operating costs shall be adjusted up or down based upon the percent change in the Cost of Living Index prepared by the U.S. Department of Labor. Additionally, the lease provides that the tenant pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The base year real estate taxes are established in the lease at $2.00 per square foot. We anticipate the 2010 realty taxes for the property will be $12,319 and based upon a realty tax rate of $0.01398 per dollar of assessed value. We expect that the realty taxes will increase upon a reassessment of the property’s value, which is performed annually. The tenant does not pay any special assessment taxes levied against the property. We will be responsible for paying the realty taxes on the property, until the tenant occupies the property.

The federal government may substitute any other federal government agency in as occupant to replace ICE or the DHS under the lease. The federal government may sublet all or any portion of the property, but shall not be relieved of its obligations under the lease. The lease permits the federal government to assign the lease to a third-party and be relieved of all lease obligations following the assignment, subject to our prior written consent, which consent may not be unreasonably withheld. The lease also permits the federal government to vacate a portion or all of the leasable space at the property. In the event space is vacated and we are no longer obligated to provide maintenance and operating services to such vacated space, the federal government may reduce its rent by $2.00 per square foot of vacated space.

Depreciation

We will use the carryover basis for determining the tax basis for our in-service contribution properties that will be contributed to our operating partnership in exchange for OP units. Depreciation with respect to the real property components of our properties (other than land) generally will be computed using the straight-line method over a useful life of                     to                     years, for a depreciation rate ranging from     % to     % per year. Our operating partnership’s tax depreciation deductions will be allocated among the holders of OP units in accordance with their respective interests in our operating partnership (except to the extent that our operating partnership is required under Section 704(c) of the Code to use a method for allocating depreciation deductions that results in us receiving a disproportionately larger share of the deductions). If the initial basis in any contribution property will be less than the fair market value of that property on the date of contribution, our depreciation deductions may be less than they otherwise would have been if we had purchased such property for cash or shares of our common stock. The following table sets forth depreciation information for our in-service contribution properties as of March 31, 2010.

Property	Federal Tax Basis (in thousands of dollars)	Depreciation Rate		Method of Depreciation	Useful Life Claimed (years)
Denver, Colorado	$		%
Great Falls, Montana	$		%
Jacksonville, Florida	$		%

Our Acquisition Properties

We have entered into binding agreements to acquire the properties discussed below upon completion of this offering. We intend to use a portion of the net proceeds of this offering to fund these acquisitions. Information about our acquisition properties as of March 31, 2010 is set forth in the table below.

Property/ Location	Year Built(1)	Occupant	Rentable Square Feet(2)	Purchase Price	Purchase Price Per Square Foot	Annualized Base Rent(3)	Annualized Rent Per Leased Square Foot
Lufkin, TX	2009	VA	37,000	$6,450,000	$174	$636,400	$17.20
Pembroke Pines, FL	2006	Border Patrol	30,183	11,200,000	371	1,235,994	40.95
Lawrence, MA	2009	CIS	28,325	13,481,044	476	1,369,570	48.35
Richford, VT	2009	Border Patrol	26,456	8,621,765	326	953,474	36.04
Cleveland, OH	2007	MEPS	24,881	4,566,067	184	741,798	29.81
Durham, NC	2008	CIS	23,530	8,315,226	353	966,093	41.06
Sevierville, TN	2008	DOT	21,405	5,168,685	241	582,529	27.21
San Antonio, TX	2008	SSA	20,700	4,855,283	235	550,117	26.58
Beaumont, TX	2009	SSA	18,609	4,740,690	255	553,108	29.72
Waco, TX	2009	SSA	17,823	5,704,027	320	617,523	34.65
Centerville, OH	2008	FBI	16,100	4,347,213	270	491,464	30.53

Total/Weighted-Average			265,012	$77,450,000	$292	$8,698,070	$32.82

(1)	Year built represents the year in which construction was completed.
(2)	Rentable square feet represents total rentable area at the property.
(3)	Annualized base rent means the base rent payable under the applicable lease for March 2010, multiplied by 12, without reference to any operating cost adjustments in such lease.

We utilize a standard form of commercial real estate purchase agreement for our real estate acquisitions. This standard form of contract generally contains the following material terms: (i) an identification of the seller and buyer; (ii) the price for the property being acquired; (iii) an identification of the escrow holder and title company; (iv) escrow instructions regarding deposits, closing procedures and certain indemnities seller and buyer make to escrow holder; (v) the amount and timing of the initial deposit, any additional deposit and any extension deposits; (vi) a list of due diligence materials seller is to provide buyer and the time period in which such materials are to be delivered; (vii) the number of days in which buyer has to conduct its due diligence; (viii) a list of items which will be considered permitted encumbrances to title; (ix) the number of days in which the buyer has to make objections to any conditions of title and the procedure for seller’s and buyer’s responses to title conditions which have received buyer’s objection; (x) the number of days in which buyer has to obtain acceptable financing, if required; (xi) the anticipated closing date, usually expressed as a number of days following the end of buyer’s due diligence review, the end of any financing period or a date certain; (xii) customary commercial real estate covenants, representations and warranties for both seller and buyer; (xiii) buyer’s and seller’s required conditions to closing; (xiv) closing deliverables for both buyer and seller; (xv) procedures for prorating taxes, closing costs and other expenses, turnover of tenant security deposits, collection and application of past due rents and noticing tenants of changes in ownership and payment location; (xvi) procedures for defaults by seller or buyer and for casualty and condemnation while the property is under contract; (xvii) allowances for the payment of brokerage commissions and assignments of the contract; and (xviii) that seller will convey title subject to a special warranty deed or its equivalent.

Our standard purchase contract specifies that an initial deposit be placed with the escrow holder within one to three business days of the contract’s execution. This initial deposit is refundable to us during the due diligence period, as we have the option, in our sole and absolute discretion, to terminate the agreement at any time during the due diligence period. At the conclusion of the due diligence period, an additional deposit is generally required and tendered to the escrow holder. Once the additional deposit is made, all deposit monies are generally non-refundable, except in certain limited circumstances. Barring a default or termination of the contract by us, all deposits are applied to the purchase price set forth in the contract. From time to time, our purchase contracts may have a financing period in addition to the due diligence period. On such occasion, to the extent acceptable financing for our acquisition is not procured, we may have limited rights to a refund of our deposits based upon our inability to secure acceptable financing.

In general, we attempt to negotiate into our purchase contracts a due diligence period of 45 to 60 days in length following the later of the contract execution date or the last day the seller provides us due diligence materials. To the extent a financing period is added to one of our purchase contracts, we generally attempt to negotiate a period of 15 to 30 days after the end of due diligence for this financing period. Our purchase contracts usually set the closing of the transaction 30 to 60 days after the end of due diligence.

Individual Acquisitions

The following two properties are our acquisition properties that will be purchased individually:

Lufkin, Texas. On March 26, 2010, BC Development Co. entered into a real estate purchase agreement with LD Lyndon Properties, LLC, a Texas limited liability company, as seller. The contract is for the acquisition of the Charles Wilson VA Outpatient Clinic facility, a 37,000 net usable square foot property, situated on seven acres, located in Lufkin, Texas. The property is 100% leased to the federal government and occupied by the VA. The purchase price for the property is $6,450,000. The purchase price for this property may be adjusted up or down based upon the final determination of the facility’s first year net operating income, which will be established prior to closing. BC Development Co. will assign the real estate purchase agreement to our operating partnership or a special purpose entity wholly owned by our operating partnership.

The real estate purchase agreement executed for this acquisition is based upon our standard purchase contract. In addition to the standard material terms contained in the form agreement, this purchase agreement includes: (i) a 60-day due diligence period from the later of (a) the effective date of the agreement and (b) the delivery of all of the property information as required under the agreement ; (ii) an initial deposit of $30,000 due one business day after the effective date of the agreement; (iii) an additional deposit of $30,000 due one business day after the end of the due diligence period, which when made shall be non-refundable with the initial deposit except in limited circumstances; (iv) prior to the expiration of the due diligence period, buyer may provide written notice to seller disapproving of the property causing the automatic termination of the agreement; and (v) a closing date of July 30, 2010, which may be extended by the seller up to August 15, 2010, and which in no event shall be less than 120 days from the effective date of the agreement.

The Lufkin, Texas property is leased pursuant to a full service modified gross lease. The lease commenced on August 1, 2009 and expires on July 31, 2029. There is no early termination clause in this lease. Rent under the lease is paid monthly in arrears and does not have any established increases. The annual rent payment is $636,400. The lease establishes that a certain portion of the annual rent paid shall be attributed to cover operating costs at the property. Specifically, in the first year of the lease the amount attributable to operating costs is $1.89 per net usable square foot. Upon the first anniversary of the lease commencement and upon each successive anniversary thereafter, rent for operating costs shall be adjusted up or down based upon the percent change in the Cost of Living Index prepared by the U.S. Department of Labor. Additionally, the lease provides that the tenant pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The base year real estate taxes have not yet been established. We expect that they will be established once the property is assessed for its as-built value, likely later in 2010. The current annual realty taxes for the property are

$8,642 (for calendar year 2009) and are based upon a realty tax rate of $0.023618 per dollar of assessed value. We anticipate that after the property tax assessment is performed, annual realty taxes will increase. Any such increase, however, will not change the tenant’s responsibility to pay the base year real estate taxes and any increases in accordance with the terms of the lease. The tenant does not and will not pay any special assessment taxes levied against the property. On a quarterly basis, the lease requires the landlord to deposit $23,503 into a special maintenance account to pay for the budgeted operations, maintenance, janitorial services and capital replacement costs associated with the property.

The federal government may substitute any other federal government agency in as an occupant to replace the VA under the lease. The federal government may sublet all or any portion of the property, but shall not be relieved of its obligations under the lease. The lease permits the federal government to assign the lease to a third- party and be relieved of all lease obligations following the assignment, subject to our prior written consent, which consent may not be unreasonably withheld. The lease does not permit the federal government to vacate a portion or all of the leasable space at the property.

Pembroke Pines, Florida. On March 29, 2010, BC Development Co. entered into a real estate purchase agreement with Pembroke Plaza Partners, LLC, a Virginia limited liability company, as seller. The contract is for the acquisition of a property located in Pembroke Pines, Florida for a purchase price of $11,200,000. The property is 100% leased to the federal government and is occupied by ICE under a 15-year lease which expires on July 17, 2021. In addition, the property contains 30,183 net usable square feet and 121 parking spaces. BC Development Co. will assign the real estate purchase agreement to our operating partnership or a special purpose entity wholly owned by our operating partnership.

The real estate purchase agreement executed on this transaction is based upon our standard purchase contract. Pursuant to the real estate purchase agreement for the Pembroke Pines, Florida property, Pembroke Plaza Partners, LLC, the seller, which holds a leasehold interest in the property, is required to cause 15500 Pines Boulevard, LLC, the ground lessor, to enter into a land acquisition agreement with us to directly convey the land to us pursuant to a deed. Such conveyance by the ground lessor is a condition to closing of the real estate purchase contract. Upon conveyance by the ground lessor of the land, and closing of the transactions under the real estate purchase agreement, we will hold both the ground lease interest and the fee simple interest in the Pembroke Pines, Florida property. If the ground lessor fails to convey the Land to us as described herein, the real estate purchase agreement with the seller will terminate. In addition to the standard material terms contained in the form agreement, this purchase agreement includes: (i) a 60-day due diligence period from the later of effective date of the agreement or the last day the seller provides us with due diligence materials; (ii) an initial deposit of $10,000 due one business day after the effective date of the agreement; (iii) an additional deposit of $10,000 due one business day after the end of the due diligence period, which when made shall be non-refundable with the initial deposit except in limited circumstances; (iv) a financing period of 30 days beyond the due diligence period which enables us to secure acceptable financing in our sole and absolute discretion, and in the event acceptable financing is not available to us, permits us to terminate the agreement and receive a return of our deposits; and (v) a closing date which is 30 days following the end of the financing period, but not later than July 30, 2010, and which in no event shall be less than 120 days from the effective date of the agreement.

The Pembroke Pines, Florida property is leased pursuant to a full service modified gross lease. The lease commenced on July 18, 2006 and expires on July 17, 2021. There is no early termination clause in this lease. Rent under the lease is paid monthly in arrears and does not have any established increases. The annual rent payment is $1,235,994. The lease establishes that a certain portion of the annual rent paid shall be attributed to cover operating costs at the property. Specifically, in the first year of the lease the amount attributable to operating costs was $6.60 per BOMA usable square foot ($5.74 per rentable square foot). Upon the first anniversary of the lease commencement and upon each successive anniversary thereafter, rent for operating costs shall be adjusted up or down based upon the percent change in the Cost of Living Index prepared by the U.S. Department of Labor. Additionally, the lease provides that the tenant pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The base year real estate taxes are established in the lease at $2.41 per BOMA usable square foot. The current annual realty taxes for the property are $125,293 (for calendar year 2009) and are based upon a realty tax rate of $0.02499 per dollar of assessed value. The tenant does not and will not pay any special assessment taxes levied against the property.

The federal government may substitute any other federal government agency in as occupant to replace ICE under the lease. The federal government may sublet all or any portion of the property, but will not be relieved of its obligations under the lease if it chooses to do so. The lease permits the federal government to assign the lease to a third-party and be relieved of all lease obligations following the assignment, subject to our prior written consent, which we may not unreasonably withhold. The lease also permits the federal government to vacate a portion or all of the leasable space at the property. If the government vacates a portion of the leasable space at the property, the rental rate will be reduced by $2.30 per square foot of vacated space. If the government vacates all of the leasable space at the property, the rental rate will be reduced by $3.16 per foot of vacated space.

In May 2004, prior to the construction of the improvements on the property, Phase I and Phase II environmental site assessments were performed on the property. These environmental site assessments revealed localized petroleum contamination in the soil and ground water of the property stemming from an adjacent gas station, and specifically a diesel dispensary, on the eastern boundary of the property. In response to these reports, in November 2004, an environmental contractor excavated, transported and disposed of an estimated 36 cubic yards of petroleum impacted soil from the eastern boundary of the property. Further testing of the soil and ground water was conducted following the removal of the contaminated soils and revealed no ground water contamination and soil contamination levels below the State of Florida’s soil clean-up target levels. A Limited Source Removal Report dated January 2005 stated that while future discharges from the adjacent diesel dispensary could impact the Pembroke Pines, Florida property, no further investigations were warranted at that time. According to the Broward County Environmental and Growth Management Department, as of our inquiry in April 2010, the diesel dispensary on the adjacent property has been removed.

Portfolio Acquisitions

The following nine properties are our acquisition properties that will be purchased as part of two separate portfolio acquisitions.

Rainier Portfolio. On March 31, 2010, BC Development Co. entered into a real estate purchase agreement with Rainier Capital Acquisitions, LP, a Texas limited partnership, as seller, for the purchase of six properties, each of which is leased entirely by the federal government. Rainier Capital Acquisitions is acquiring the portfolio from the current owner of the properties, and intends to cause the current owner to directly deed the properties to us. The total purchase price for the portfolio of properties is $44,500,000. The properties are located in Centerville, Ohio, Lawrence, Massachusetts, Sevierville, Tennessee, Cleveland, Ohio, Richford, Vermont and Durham, North Carolina. The Durham, North Carolina property is subject to a right of first refusal to a third party, and if exercised by that third party, will be excluded from the Rainier portfolio acquisition with a corresponding reduction in the total acquisition price based upon its allocated purchase price of $8,315,226. The right of first refusal encumbers the Durham, North Carolina property until March 22, 2049. At present, the right of first refusal is held by a company known as the James Campbell Company, LLC. Specifically, the right of first refusal provides that whoever holds title to the Durham property must notify the holder of the right of any third-party offers it receives to purchase or lease the property and of any desires the title holder has to develop all or any of the property. Once the holder of the right has been notified of the proposed sale, lease or development of the property, the holder of the right has 30 days to exercise its right to enter into an agreement to purchase the property upon the same terms as set forth in the third-party offer (without the need to match the non-economic terms of the offer) or, in the case of a development deal, to begin the process for determining the fair market value of the property, following which process the holder is given an additional 30 days to determine whether to exercise the right based upon the determined fair market value. In the event the holder of the right waives its purchase option (either by declining in writing or by the expiration of its 30-day time period), the title holder must sell or lease the property within 90 days or else it must begin the notification process again. With respect to a development project, following a waiver by the holder of the right to purchase the property, the title holder has 60 days to submit all required plans, site plans and predevelopment approvals to the required governmental authorities and 180 days to obtain site plan approval and permits for grading, foundation and building otherwise the title holder has to begin the notification process again. The right of first refusal is not a one-time right, but rather is a continuing obligation that exists with the Durham, North Carolina property until March 22, 2049. Furthermore, the right of first refusal applies to title holder and all of its assigns and successors in interest. BC Development Co. will assign the real estate purchase agreement to our operating partnership or a special purpose entity wholly owned by our operating partnership.

The real estate purchase agreement executed on this transaction is based upon our standard purchase contract. In addition to the standard material terms contained in our form purchase agreement, this purchase agreement includes: (i) a due diligence period which ends on May 14, 2010; (ii) an initial deposit of $100,000 due one business day after the effective date of the agreement; (iii) an additional deposit of $100,000 due one business day after the end of the due diligence period, which when made shall be non-refundable with the initial deposit except in limited circumstances; (iv) at the discretion of the buyer, two 30-day extensions of the closing, each of which must be proceeded with an extension deposit paid directly to seller of $150,000; and (v) a closing date which is mutually agreeable to buyer and seller but in no event later than July 14, 2010, unless buyer exercises its extension options and pays the extension deposits.

Centerville, Ohio. As part of the Rainier portfolio acquisition, we entered into a binding contract to purchase a single-tenant property in Centerville, Ohio. The purchase price allocated to this property is $4,347,213. This property is 100% leased to the federal government and occupied by the Department of Justice and the FBI on a ten-year lease. In addition, the property contains 16,100 rentable square feet and 57 parking spaces. The property is constructed on a four-acre site at 7747 Clyo Road in Centerville, Ohio 45459.

The Centerville, Ohio property is leased pursuant to a full service modified gross lease. The lease commenced on July 1, 2008 and expires on June 30, 2018. There is no early termination clause in this lease. Rent under the lease is paid monthly in arrears and has no established increases during the lease term. The annual rent payment for each year is $491,464. The lease establishes that a certain portion of the annual rent paid shall be attributed to cover operating costs at the property. Specifically, in the first year of the lease the amount attributable to operating costs is $7.24 per rentable square foot. Upon the first anniversary of the lease commencement and upon each successive anniversary thereafter, rent for operating costs shall be adjusted up or down based upon the percent change in the Cost of Living Index prepared by the U.S. Department of Labor. Additionally, the lease provides that the tenant pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The base year real estate taxes are established in the lease at $2.19 per rentable square foot. The current annual realty taxes for the property are $35,334 (for calendar year 2009) and are based upon a realty tax rate of $0.02599 per dollar of taxable value. The tenant does not pay any special assessment taxes levied against the property.

The federal government may substitute any other federal government agency in as an occupant to replace the FBI under the lease. The federal government may sublet all or any portion of the property, but will not be relieved of its obligations under the lease if it chooses to do so. The lease permits the federal government to assign the lease to a third-party and be relieved of all lease obligations following the assignment, subject to our prior written consent, which we may not unreasonably withhold.

Lawrence, Massachusetts. As part of the Rainier portfolio acquisition, we entered into a binding contract to purchase a single-tenant property in Lawrence, Massachusetts. The purchase price allocated to this property is $13,481,044. Located in the central business district of Lawrence, Massachusetts, this space is a single-story office building over a secured employee parking garage. The property is 100% leased to federal government and occupied by CIS, a part of the DHS on a 15-year lease. Current occupancy includes 28,325 square feet.

The Lawrence, Massachusetts property is leased pursuant to a full service modified gross lease. The lease commenced on June 8, 2009 and expires on June 7, 2024 unless terminated pursuant to an early termination clause that becomes effective on June 7, 2019. Rent under the lease is paid monthly in arrears and has no established increases during the term of the lease. The annual rent payment for the year following commencement is $1,369,570, and on the tenth anniversary of the lease’s commencement the annual rent payment is reduced to $1,329,808. The rental decrease is the result of the federal government concluding payment of the construction costs, which are made during the first ten years of the lease. The lease establishes that a certain portion of the annual rent paid shall be attributed to cover operating costs at the property. Specifically, in the first year of the lease the amount attributable to operating costs is $7.09 per square foot. Upon the first anniversary of the lease commencement and upon each successive anniversary thereafter, rent for operating costs shall be adjusted up or down based upon the percent change in the Cost of Living Index prepared by the U.S. Department of Labor. Additionally, the lease provides that the tenant pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The base year real estate taxes are established in the lease at $1.87 per square foot. The current annual realty taxes for the property are $4,619 (for calendar year 2009) and are based upon a realty tax rate of $0.0102 per dollar of assessed value. The tenant does not pay any special assessment taxes levied against the property.

The federal government may substitute any other federal government agency in as an occupant to replace CIS under the lease. The federal government may sublet all or any portion of the property, but will not be relieved of its obligations under the lease if it chooses to do so. The lease permits the federal government to assign the lease to a third-party and be relieved of all lease obligations following the assignment, subject to our prior written consent, which we may not unreasonably withhold. The lease also permits the federal government to vacate a portion or all of the leasable space at the property. In the event space is vacated and we are no longer obligated to provide maintenance and operating services to such vacated space, the federal government may reduce its rent by $1.92 per square foot of vacated space.

Pursuant to a Phase I environmental site assessment prepared in April 2008, the property has several known, suspect, current and/or historical recognized environmental conditions which may be indicative of releases or threatened releases of hazardous substances to soils, ground-waters and surface-waters. Specifically, the site was historically used by Washington Mills as a gas works operation, formerly contained underground storage tanks, was formerly listed as a spill site by the Massachusetts Department of Environmental Protection for the release of fuel oil during the removal of an underground storage tank in 1989 and had previous detections of polycyclic aromatic hydrocarbons in the soil and of volatile organic compounds and benzene in the on-site groundwater. Notwithstanding these known historical environmental conditions, the environmental site assessment determined that the environmental conditions were below Massachusetts Department of Environmental Protection reporting concentrations or were exempt from reporting because they fell within coal and coal ash reporting exemptions. Nevertheless, because of the presence of polycyclic aromatic hydrocarbons in the soils, any soil excavation and removal from the property could have high disposal costs.

Sevierville, Tennessee. As part of the Rainier portfolio acquisition, we entered into a binding contract to purchase a single-tenant property in Sevierville, Tennessee. The purchase price allocated to this property $5,168,685. The property is a 21,405 square foot facility located in the Sevierville County Industrial Development Business Park and build-to-suit for the DOT. The property is 100% leased to the federal government and is occupied by the DOT on a ten-year lease. The facility consists of office, laboratory, wareyard and warehouse/equipment bays. The facility replaces the building that provided housing for the agency for more than 30 years, which agency has been located in Sevierville since 1972.

The Sevierville, Tennessee property is leased pursuant to a full service modified gross lease. The lease commenced on July 1, 2008 and expires on June 30, 2018. There is no early termination clause in this lease. Rent under the lease is paid monthly in arrears and has no established increases during the lease term. The annual rent payment for each year is $582,529. The lease establishes that a certain portion of the annual rent paid shall be attributed to cover operating costs at the property. Specifically, in the first year of the lease the amount attributable to operating costs is $5.33 per square foot. Upon the first anniversary of the lease commencement and upon each successive anniversary thereafter, rent for operating costs shall be adjusted up or down based upon the percent change in the Cost of Living Index prepared by the U.S. Department of Labor. Additionally, the lease provides that the tenant pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The base year real estate taxes are established in the lease at $0.58 per square foot. The current annual realty taxes for the property are $12,369 (for calendar year 2009) and are based upon a realty tax rate of $0.0154 per dollar of taxable value. The tenant does not pay any special assessment taxes levied against the property.

The federal government may substitute any other federal government agency in as an occupant to replace the DOT under the lease. The federal government may sublet all or any portion of the property, but will not be relieved of its obligations under the lease if it chooses to do so. The lease permits the federal government to assign the lease to a third-party and be relieved of all lease obligations following the assignment, subject to our prior written consent, which we may not unreasonably withhold. The lease also permits the federal government to vacate a portion or all of the leasable space at the property. In the event space is vacated and we are no longer obligated to provide maintenance and operating services to such vacated space, the federal government may reduce its rent by $1.92 per square foot of vacated space.

Cleveland, Ohio. As part of the Rainier portfolio acquisition, we entered into a binding contract to purchase a single-tenant property in Cleveland, Ohio. The purchase price allocated to this property is $4,566,067. This property is 4.17 acres and contains a 24,881 square foot building, which is 100% leased to the federal government and occupied by the U.S. Military as a MEPS on a 15-year lease. The property is located at Emerald Corporate Park, 20637 Emerald Parkway, Cleveland, Ohio 44135. In addition, the property contains 28 reserved surface parking spaces and an additional 64 unreserved surface parking spaces. The property is located within a premier business development, which is close to the downtown area and Cleveland-Hopkins International Airport. The facility is a single-story build-to-suit Class A office.

The Cleveland, Ohio property is leased pursuant to a full service modified gross lease. The lease commenced on September 14, 2007 and expires on September 13, 2022, unless terminated pursuant to an early termination clause that becomes effective on or after September 13, 2017. The annual rent payment for the first year following commencement is $741,798 followed by a decrease on the tenth anniversary to $611,824. The rental decrease is the result of the federal government concluding payment of the construction costs, which are made during the first ten years of the lease. The lease establishes that a certain portion of the annual rent paid shall be attributed to cover operating costs at the property. Specifically, in the first year of the lease the amount attributable to operating costs is $5.66 per rentable square foot. Upon the first anniversary of the lease commencement and upon each successive anniversary thereafter, rent for operating costs shall be adjusted up or down based upon the percent change in the Cost of Living Index prepared by the U.S. Department of Labor. Additionally, the lease provides that the tenant pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The base year real estate taxes are established in the lease at $3.19 per rentable square foot. The current annual realty taxes for the property are $79,315 (for calendar year 2009) and are based upon a realty tax rate of $0.1024 per dollar of assessed value. The tenant does not pay any special assessment taxes levied against the property.

The federal government may substitute any other federal government agency in as an occupant to replace the U.S. Military under the lease. The federal government may sublet all or any portion of the property, but will not be relieved of its obligations under the lease if it chooses to do so. The lease permits the federal government to assign the lease to a third-party and be relieved of all lease obligations following the assignment, subject to our prior written consent, which we may not unreasonably withhold. The lease also permits the federal government to vacate a portion or all of the leasable space at the property. In the event space is vacated and we are no longer obligated to provide maintenance and operating services to such vacated space, the federal government may reduce its rent by $2.01 per rentable square foot of vacated space.

Richford, Vermont. As part of the Rainier portfolio acquisition, we entered into a binding contract to purchase a single-tenant property in Richford, Vermont. The purchase price allocated to this property is

$8,621,765. This build-to-suit property consists of an office component of 26,456 rentable square feet. The property is leased 100% to the federal government and occupied by Border Patrol on a 20-year lease.

The Richford, Vermont property is leased pursuant to a full service modified gross lease. The lease commenced on December 1, 2009 and expires on November 30, 2029, unless terminated pursuant to an early termination clause, which termination rights shall become effective at any time on or after November 30, 2024. Rent under the lease is paid monthly in arrears and has no established increases during the term of the lease. The annual rent payment for the year following commencement is $953,474, and on the fifteenth anniversary of the lease’s commencement the annual rent payment is reduced to $925,513. The rental decrease is the result of the federal government concluding payment of the construction costs, which are made during the first 15 years of the lease. The lease establishes that a certain portion of the annual rent paid shall be attributed to cover operating costs at the property. Specifically, in the first year of the lease the amount attributable to operating costs is $8.24 per square foot. Upon the first anniversary of the lease commencement and upon each successive anniversary thereafter, rent for operating costs shall be adjusted up or down based upon the percent change in the Cost of Living Index prepared by the U.S. Department of Labor. Additionally, the lease provides that the tenant pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The base year real estate taxes are established in the lease at $1.13 per square foot. The current annual realty taxes for the property are $6,368 and are based upon a realty tax rate of $0.0202 of dollar of assessed value. The tenant does not pay any special assessment taxes levied against the property.

The federal government may substitute any other federal government agency in as an occupant to replace Border Patrol under the lease. The federal government may sublet all or any portion of the property, but will not be relieved of its obligations under the lease if it chooses to do so. The lease permits the federal government to assign the lease to a third-party and be relieved of all lease obligations following the assignment, subject to our prior written consent, which we may not unreasonably withhold. The lease also permits the federal government to vacate a portion or all of the leasable space at the property. In the event space is vacated and we are no longer obligated to provide maintenance and operating services to such vacated space, the federal government may reduce its rent by $1.92 per square foot of vacated space.

Durham, North Carolina. As part of the Rainier portfolio acquisition, we entered into a binding contract to purchase a single-tenant property in Durham, North Carolina. The purchase price allocated to this property is $8,315,226. The property is 100% leased to the federal government and occupied by CIS on a 15-year lease. Located in Central Park II, an office park in Durham, North Carolina building is a two story Class A facility with 23,530 rentable square feet and support parking. Completed in February 2008, this building is LEED® Silver certified.

The Durham, North Carolina property is leased pursuant to a full service modified gross lease. The lease commenced on March 10, 2008 and expires on March 9, 2023, unless terminated pursuant to an early termination clause on or after March 10, 2018. Rent under the lease is paid monthly in arrears. The initial annual rent as of April 10, 2008 was $909,245. As of April 1, 2009, the annual rent increased to $966,093. On April 20, 2018, the annual rent will decrease to $821,368. The rental decrease is the result of the federal government concluding payment of the construction costs, which are made during the first ten years of the lease. The lease establishes that a certain portion of the annual rent paid shall be attributed to cover operating costs at the property. Specifically, in the first year of the lease the amount attributable to operating costs is $7.15 per BOMA square foot ($6.08 per rentable square foot). Upon the first anniversary of the lease commencement and upon each successive anniversary thereafter, rent for operating costs shall be adjusted up or down based upon the percent change in the Cost of Living Index prepared by the U.S. Department of Labor. Additionally, the lease provides that the tenant pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The base year real estate taxes are established in the lease at $2.49 per square foot. The current annual realty taxes for the property are $58,465 (for calendar year 2009) and are based upon a realty tax rate of $0.01248 per dollar of assessed value. The tenant does not pay any special assessment taxes levied against the property.

The federal government may substitute any other federal government agency in as an occupant to replace CIS under the lease. The federal government may sublet all or any portion of the property, but will not be relieved of its obligations under the lease if it chooses to do so. The lease permits the federal government to assign the lease to a third-party and be relieved of all lease obligations following the assignment, subject to our prior written consent, which we may not unreasonably withhold. The lease also permits the federal government to vacate a portion or all of the leasable space at the property. In the event space is vacated and we are no longer obligated to provide maintenance and operating services to such vacated space, the federal government may reduce its rent by that portion of the costs per BOMA square foot of operating expenses not required to maintain the space.

Texas SSA Portfolio. On April 15, 2010, BC Development Co. entered into a real estate purchase agreement with Rocky Bluff, L.L.C. and Standridge & Jackson Development, L.L.C., each an Oklahoma limited liability company, collectively as seller, for the purchase of three properties, each of which is leased entirely by the federal government. The total purchase price for the portfolio of properties is $15,300,000. The properties are located in Beaumont, Texas, San Antonio, Texas and Waco, Texas. BC Development Co. will assign the real estate purchase agreement to our operating partnership or a special purpose entity wholly owned by our operating partnership.

The real estate purchase agreement executed on this transaction is based upon our standard purchase contract. In addition to the standard material terms contained in the form agreement, this purchase agreement includes: (i) a 45-day due diligence period from the later of effective date of the agreement or the last day the seller provides us with due diligence materials; (ii) an initial deposit of $25,000 due one business day after the effective date of the agreement; (iii) an additional deposit of $75,000 due one business day after the end of the due diligence period, which when made shall be non-refundable with the initial deposit except in limited circumstances; and (iv) a closing date which is 60 days following the end of the due diligence, and which in no event shall be less than 105 days from the effective date of the agreement.

Beaumont, Texas. As part of the Texas SSA portfolio acquisition we entered into a binding contract to purchase a single-tenant property in Beaumont, Texas. The purchase price allocated to this property is $4,740,690. The property is build-to-suit and is 100% leased by the federal government and occupied by the SSA and the Office of Disability Adjudication and Review for use as a regional office on 15-year lease. The building was completed in 2009 and contains 18,609 rentable square feet on approximately 3.34 acres. In addition, the property contains 98 parking spaces.

The Beaumont, Texas property is leased pursuant to a full service modified gross lease. The lease commenced on July 17, 2009 and expires on July 16, 2024, unless terminated pursuant to an early termination clause, which termination rights shall become effective at any time on or after July 17, 2019. Rent under the lease is paid monthly in arrears and has no established increases during the term of the lease. The annual rent payment for the year following commencement is $553,108. The lease establishes that a certain portion of the annual rent paid shall be attributed to cover operating costs at the property. Specifically, in the first year of the lease the amount attributable to operating costs is $4.976 per square foot. Upon the first anniversary of the lease commencement and upon each successive anniversary thereafter, rent for operating costs shall be adjusted up or down based upon the percent change in the Cost of Living Index prepared by the U.S. Department of Labor. Additionally, the lease provides that the tenant pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The base year real estate taxes will be established when the local taxing authority next assesses the Beaumont property, which we anticipate will be within the current calendar year. The current annual realty taxes for the property are $103.18 and are based upon a realty tax rate of $0.0257 per dollar of assessed value. The tenant does not pay any special assessment taxes levied against the property.

The federal government may substitute any other federal government agency in as an occupant to replace either current occupant under the lease. The federal government may sublet all or any portion of the property, but will not be relieved of its obligations under the lease if it chooses to do so. The lease permits the federal government to assign the lease to a third-party and be relieved of all lease obligations following the assignment, subject to our prior written consent, which we may not unreasonably withhold. The lease also permits the federal government to vacate a portion or all of the leasable space at the property. In the event space is vacated, the federal government may reduce its rent by $2.00 per square foot of vacated space.

San Antonio, Texas. As part of the Texas SSA portfolio acquisition we entered into a binding contract to purchase a single-tenant property in San Antonio, Texas. The purchase price allocated to this property is $4,855,283. The property is build-to-suit and 100% leased by the federal government and occupied by the SSA for use as a regional office on a 15-year lease. The building was completed in 2008 and contains 20,700 rentable square feet on approximately three acres and includes 110 parking spaces.

The San Antonio, Texas property is leased pursuant to a full service modified gross lease. The lease commenced on February 15, 2008 and expires on February 14, 2023, unless terminated pursuant to an early termination clause, which termination rights shall become effective at any time on or after February 14, 2018. Rent under the lease is paid monthly in arrears and has no established increases during the term of the lease. The annual rent payment for the year following commencement is $550,117, and on the tenth anniversary of the lease’s commencement the annual rent payment is reduced to $471,753. The rental decrease is the result of the federal government concluding payment of the construction costs, which are made during the first ten years of the lease. The lease establishes that a certain portion of the annual rent paid shall be attributed to cover operating costs at the property. Specifically, in the first year of the lease the amount attributable to operating costs is $3.62 per square foot. Upon the first anniversary of the lease commencement and upon each successive anniversary thereafter, rent for operating costs shall be adjusted up or down based upon the percent change in the Cost of Living Index prepared by the U.S. Department of Labor. Additionally, the lease provides that the tenant pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The base year real estate taxes are established in the lease at $3.67 per square foot. The current annual realty taxes for the property are $76,035 and are based upon a realty tax rate of $0.0256 per dollar of assessed value. The tenant does not pay any special assessment taxes levied against the property.

The federal government may substitute any other federal government agency in as an occupant to replace the SSA under the lease. The federal government may sublet all or any portion of the property, but will not be relieved of its obligations under the lease if it chooses to do so. The lease permits the federal government to assign the lease to a third-party and be relieved of all lease obligations following the assignment, subject to our prior written consent, which we may not unreasonably withhold. The lease also permits the federal government to vacate all of the leasable space at the property. In the event the entire space is vacated, the federal government may reduce its rent by $3.00 per square foot of vacated space.

Waco, Texas. As part of the Texas SSA portfolio acquisition we entered into a binding contract to purchase a single-tenant property in Waco, Texas. The purchase price allocated to this property is $5,704,027. The property is build-to-suit and 100% leased by the federal government and occupied by the SSA and the Office of Disability Adjudication and Review for use as a regional office on 15-year lease. The building was completed in 2009 and contains 17,823 rentable square feet on approximately 2.3 acres and includes 113 parking spaces.

The Waco, Texas property is leased pursuant to a full service modified gross lease. The lease commenced on August 17, 2009 and expires on August 16, 2024, unless terminated pursuant to an early termination clause, which termination rights shall become effective at any time on or after August 17, 2019. Rent under the lease is paid monthly in arrears and has no established increases during the term of the lease. The annual rent payment for the year following commencement is $617,523. The lease establishes that a certain portion of the annual rent paid shall be attributed to cover operating costs at the property. Specifically, in the first year of the lease the amount attributable to operating costs is $5.49 per square foot. Upon the first anniversary of the lease commencement and upon each successive anniversary thereafter, rent for operating costs shall be adjusted up or down based upon the percent change in the Cost of Living Index prepared by the U.S. Department of Labor.

Additionally, the lease provides that the tenant pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us The base year real estate taxes will be established when the local taxing authority next assesses the Waco property, which we anticipate will be within the current calendar year. The current annual realty taxes for the property are $18,210 and are based upon a realty tax rate of $0.0277 per dollar of assessed value. The tenant does not pay any special assessment taxes levied against the property.

The federal government may substitute any other federal government agency in as an occupant to replace either current occupant under the lease. The federal government may sublet all or any portion of the property, but will not be relieved of its obligations under the lease if it chooses to do so. The lease permits the federal government to assign the lease to a third-party and be relieved of all lease obligations following the assignment, subject to our prior written consent, which we may not unreasonably withhold. The lease also permits the federal government to vacate a portion or all of the leasable space at the property. In the event space is vacated, the federal government may reduce its rent by $1.00 per square foot of vacated space.

General Provisions in Federal Government Leases

The following is a general description of the type of lease we typically enter into with the federal government negotiated through the GSA, or GSA leases. The terms and conditions of any actual GSA lease, or any lease entered into directly with an agency or department of the federal government, may vary from those described below. If we determine that the terms of a lease at a property, taken as a whole, are favorable to us, we may enter into leases with terms that are substantially different than the terms described below.

Rent

In general, GSA leases are full service modified gross leases, which require us to pay for maintenance, repairs, base property taxes, utilities and insurance. However, the federal government is typically obligated to pay us adjusted rent for increases in certain operating costs (e.g., the costs of cleaning services, supplies, materials, maintenance, trash removal, landscaping, water, sewer charges, heating, electricity, repairs and certain administrative expenses but not including insurance), which is increased annually based on a cost of living index rather than the actual amount of our costs. As a result, the amount payable to us based upon the cost of living increase may be less than our actual increased operating costs. Furthermore, the federal government is typically obligated to reimburse us for increases in real property taxes above a base amount if we provide the proper documentation in a timely manner. Notwithstanding federal government reimbursement obligations, we remain primarily responsible for the payment of all such costs and taxes. Unlike most commercial leases which require monthly payments in advance, GSA leases generally require that rent be paid monthly in arrears.

Term of Lease

Our GSA leases typically have an initial term of 10 to 20 years. Our GSA leases generally do not contain provisions for the extension of the lease term.

Early Termination

Most of our GSA leases include a provision which allows the federal government to terminate the lease at will by providing written notice to us after an initial guaranteed term. This notice period generally varies from 60 to 180 days.

Assignment and Sublease

Our GSA leases generally require our written consent for assignment (which may not be unreasonably withheld) by the federal government, however, it may typically substitute a different federal agency or department as an occupant under our leases without seeking our consent. An assignment would relieve the federal government of any future obligations under the lease but assignment would not relieve the federal government from any unpaid rent or other liability to us existing before the assignment. Our GSA leases generally allow the federal government to sublet all or part of a property without our consent, but such sublet would not relieve the federal government from any obligations under the lease.

Maintenance and Alteration

We are generally responsible for all maintenance of properties under our GSA leases, including maintenance of all equipment, fixtures and appurtenances to such properties. We are generally responsible for all utilities in order to make our properties suitable for use and capable of supplying heat, light, air conditioning, ventilation and access without interruption. Use of heat, ventilation and air conditioning beyond normal working hours is generally paid for by the federal government, except for certain leases that require that we provide certain portions of the building with heating, ventilation and air conditioning services 24 hours a day, seven days a week. In the event that the lease requires such continuous services, the federal government pays an estimated amount for such services. At the end of the year, we compare the actual cost of such continuous services with the estimated payments made by the federal government. If the federal government paid too much, the difference is refunded to them. If the federal government did not pay enough, it pays the extra amount to us. Our failure to maintain our properties or provide adequate utilities, service or repair can result in the federal government deducting the costs of such maintenance, utility, service or repair from its rent payment to us. The federal government generally retains the right to make alterations to our properties at its own expense. The federal government also retains the right to add and remove fixtures to the premises without relinquishing ownership of such fixtures.

Damage, Destruction or Condemnation

Complete destruction of, or significant damage to, a property under a GSA lease generally results in the immediate termination of the lease. Partial destruction or damage, such that the property is untenantable, generally grants the federal government the option to terminate the lease by giving notice to us within 15 days following the partial destruction or damage. If the lease is so terminated, no rent accrues after the date of such destruction or damage.

Certain Government Standards

Each GSA lease requires that we maintain certain standards set by the federal government. For instance, our GSA leases generally require that we certify that our procurement activities do not violate any prohibitions against improper third-party benefits resulting from our procurement of a federal government contract. In addition, the GSA leases contain provisions which require that we maintain certain labor and equal opportunity standards in relation to our subcontractors. When selecting subcontractors, the GSA leases require that we make a good faith effort to select subcontractors that are small businesses, small businesses owned by socially or economically disadvantaged individuals or small businesses owned by women. Failure to comply with these standards could result in termination of a GSA lease, reduction in rent or liquidated damages outlined in the lease.

Events of Default

Failure by the federal government to pay rent or make other payments required under a GSA lease on the date such payment is due results in an automatic interest penalty to be paid by the federal government. The interest penalty is calculated as a percentage of the payment due, based on a rate established by the U.S. Department of the Treasury pursuant to the Contracts Dispute Act of 1978. The interest payment accrues daily and is compounded in 30 day increments. There is typically no provision in our GSA leases permitting us to terminate the lease as a result of non-payment or other actions by the federal government.

Our failure to maintain, repair, operate or service a property under a GSA lease for 30 days after receipt of notice from the federal government generally results in our default under such lease. In addition, repeated and unexcused failure to maintain, repair, operate or service the property by us will generally result in default. Upon default, the federal government is entitled to terminate the lease and seek damages, which could consist of rent, taxes and operating costs of a substitute property, administrative expenses in procuring a replacement property and such other damages as the lease or applicable law allows.

Unlike most commercial leases, GSA leases do not include provisions that permit the landlord to evict a federal government that is in default under the lease, including as a result of a holdover. In the event that we seek to evict a federal government occupant that is in default, the federal government occupant could institute condemnation proceedings against us and seek to take our property, or a leasehold interest therein, through its power of eminent domain.

Remedies

If we have a dispute with the federal government occupant, the dispute is required to be resolved pursuant to the Contract Disputes Act of 1978. A dispute concerning payment must be submitted to the contracting officer authorized to bind the federal government, who will make a determination as to the merits of the dispute and the determination can be appealed to an administrative agency or to a court.

Environmental Matters

Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, as an owner or operator of real property, we may be liable for the costs of removal or remediation of certain hazardous or toxic substances, waste or petroleum products at, on, in, under or migrating from our properties. Similarly, as the former owner or operator of real property, we may be liable for contamination on our former properties if we owned or operated them at the time the contamination was caused. These costs could be substantial and liability under these laws may attach whether or not the owner or operator knew of, or was responsible for, the presence of such contamination. Even if more than one person may have been responsible for the contamination, each liable party may be held entirely responsible for all of the clean-up costs incurred. In addition, the government or third parties may sue the owner or operator of a property for damages based on personal injury, natural resource damages or property damage and/or for other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of contamination on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which a property may be used or business may be operated, and these restrictions may require substantial expenditures. Some of our properties, including our Pembroke Pines, Florida property, our Lawrence, Massachusetts property and our Great Falls, Montana property, contain, or have contained, or are adjacent to or near other properties that have contained or currently contain, recognized environmental conditions which may cause or have caused soil contamination, ground and surface water contamination or air pollution. See “—Our Acquisition Properties—Individual Acquisitions—Pembroke Pines, Florida,” “—Our Acquisition Properties—Portfolio Acquisitions—Ranier Portfolio—Lawrence, Massachusetts” and “—Our Contribution Properties—Great Falls, Montana” above. Similarly, some of our properties, including our Pembroke Pines, Florida property, our Lawrence, Massachusetts property and our Great Falls, Montana property, were used in the past for commercial or industrial purposes, or are currently used for commercial purposes, that involve the use of petroleum, petroleum by-products, coal, coal ash, benzene, naphthalene or other hazardous or toxic substances, or are adjacent to or near to properties that have been or are used for similar commercial or industrial purposes. See “—Our Acquisition Properties—Individual Acquisitions—Pembroke Pines, Florida,” “—Our Acquisition Properties—Portfolio Acquisitions—Ranier Portfolio—Lawrence, Massachusetts” and “—Our Contribution Properties—Great Falls, Montana” above. These operations create a potential for the release of polycyclic aromatic hydrocarbons or other hazardous or toxic substances, and if such a release has occurred or occurs in the future, we may face liability to pay to clean up any contamination. The cost of any required remediation, removal, fines or personal or property damages could exceed the value of the property and/or our aggregate assets. In addition, the presence of polycyclic aromatic hydrocarbons or other hazardous or toxic substances, or the failure to properly dispose of or remove those substances, may materially and adversely affect our ability to sell or rent that property or to borrow using that property as collateral. As a result of the foregoing, we could be materially and adversely affected.

From time to time, in connection with the conduct of our business, and prior to the acquisition of any property from a third party or as required by our financing sources, we may authorize the preparation of environmental site assessments with respect to our properties. The purpose of environmental site assessments is to identify the presence or likely presence of environmental contamination on the property. There can be no assurance that the environmental assessments will reveal all environmental conditions at our properties, that we will resolve all environmental conditions revealed by those assessments or that the discovery of previously unknown environmental conditions, activities of tenants and activities related to properties in the vicinity of our properties will not expose us to material liability in the future. In addition, we may acquire properties, or interests in properties, from time to time with known or potential adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield an attractive risk-adjusted return. Similarly, in connection with property dispositions, in addition to potential statutory liability, we may contractually agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties. We cannot assure you that our estimates will not expose us to significant additional expenditures, which could materially and adversely affect us.

Various environmental laws that regulate the handling, use and disposal of regulated substances and wastes will apply to us and our tenants. The properties in our portfolio will also be subject to various federal, state, and local health and safety requirements, such as state and local fire requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. In addition, changes in laws could increase the potential for noncompliance and resulting liability. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect us.

Competition

Investing in and operating office buildings and maintaining relationships with federal government occupants and attracting new federal government occupants is a competitive business. We do not believe we have a dominant position in any of the geographic markets in which we operate, while some of our competitors are dominant in selected markets. Many of our competitors have greater financial and management resources than we have, and greater access to capital than we do.

Because of the strong credit quality of our federal government tenant base, we face significant competition for acquisitions of single-tenant federal government-leased properties from many investors, including publicly traded REITs, high net worth individuals, commercial developers, real estate companies and institutional investors with more substantial resources and access to capital than we have. This competition may require us to accept less favorable terms (including higher purchase prices) in order to consummate a particular acquisition.

Additionally, because of the strong credit quality of the federal government, as well as the “full faith and credit” support of the long-term leases often executed for build-to-suit development, there is usually significant competition for the award of these leases. There is no guaranty that we will be awarded a lease for which we submit a bid. Furthermore, continued general economic uncertainty may increase competition for these leases. Leasing rates to the federal government typically are arrived at by projecting the recovery of the costs of construction, anticipated operating expenses, as well as the desired profit, to arrive at the lease rates to be paid over the term of the lease. Our perception of competition for a particular development may cause us to reduce our offered lease rate for such development. If we have inaccurately estimated our costs of construction or anticipated operating expenses, among other variables, it is likely that we will have incorrectly priced our lease rates, and we could be materially and adversely affected.

Employees

We anticipate that we will have ten employees upon the completion of this offering, including our senior management team, none of whom are represented by a labor union. We anticipate that we will increase the number of our employees in connection with any internalization of property management services.

Property Management Services

We believe that it initially will be most cost effective to outsource property management to Lane4, a company majority-owned by Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, and Daniel K. Carr, our Executive Vice President and Chief Development Officer, for management of our initial properties and any future properties that we elect to have Lane4 manage. Accordingly, we will enter into a property management agreement with Lane4, pursuant to which we will be obligated to pay Lane4 an annual fee equal to $0.50 per rentable square foot of each property managed by Lane4, subject to a minimum of $1,500 per month per property, plus the reimbursement of Lane4 expenses that are included in each Lane4-managed property’s budget approved by our nominating and governance committee, and other Lane4 expenses that do not exceed $5,000 for each Lane4-managed property unless approved by our nominating and governance committee. Our nominating and governance committee is composed entirely of independent directors. Prior to Lane4’s engagement under this agreement to manage one or more of our properties acquired or developed in the future, property management services will be competitively bid and reviewed and approved by our nominating and governance committee. Messrs. Baier and Carr have agreed to submit a proposal to our board of directors to internalize all property management services and terminate the property management agreement with Lane4 at no cost to us once the size of our portfolio reaches 1.5 million rentable square feet, although no assurance can be given that our size threshold will be reached, that our board of directors will approve any submitted proposal or that any approved proposal will be beneficial to us.

Legal Proceedings

In the ordinary course of business we may become involved in litigation incidental to our business; however, we are not aware of any pending legal proceeding affecting us or any of our properties for which we might become liable or the outcome of which we expect to have a material impact on us.

Insurance

We have comprehensive insurance on our properties, including title, casualty, liability, fire, earthquake, flood, extended coverage and rental loss customarily obtained for similar properties in amounts that we believe are sufficient to cover reasonably foreseeable losses, with policy specifications and insured limits that we believe are appropriate under the circumstances.

Other Matters

Legislative and regulatory developments can be expected to occur on an ongoing basis at the federal, state and local levels that have direct or indirect impact on the ownership and operation of our properties. In addition to our ongoing costs relating to maintenance and repair, we may need to make expenditures due to changes in government regulations, or the application of such regulations to our properties, including the Americans with Disabilities Act, fire and safety regulations, building codes, land use regulations or environmental regulations on containment, abatement or removal. Our federal government occupants and their likelihood or ability to renew expiring leases on existing terms will be affected by ongoing policy decisions at the federal levels. Our ownership of real property subjects us to the risk of loss associated with natural disasters, certain of which may not be covered by insurance. In addition, our properties may be subject to increased risk of loss from terrorism or security breaches as a result of the nature of our federal government occupants. Our losses in connection with such events may not be covered by insurance.

Our Information

Our principal executive offices are located at 4705 Central Street, Kansas City, MO 64112. Our telephone number is (816) 531-2082. Our website is http://www.usfptrust.com. The contents of our website are not a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

MANAGEMENT

Management History and Experience

The following table sets forth information about our directors, executive officers and other significant employees, as well as persons who have agreed to become directors upon completion of this offering:

Name	Age	Position
Richard Baier	56	Chairman of our Board of Directors, Chief Executive Officer and President
		Chief Financial Officer
Daniel K. Carr	48	Executive Vice President and Chief Development Officer and Director
Cathleen M. Baier	42	Executive Vice President, Government Operations
Edwin M. Stanton	35	Executive Vice President and Chief Investment Officer and Director
Nicholas J. Rhodes	36	Executive Vice President, Chief Operating Officer, Treasurer and Secretary
		Director Nominee
		Director Nominee
		Director Nominee
		Director Nominee

Richard Baier

Mr. Baier is the Chairman of our board of directors and our Chief Executive Officer and President and is also one of our contributors. Mr. Baier directs strategic planning for us and oversees senior management, major acquisitions, developments, joint-development projects and financings. Mr. Baier has been involved in all aspects of the commercial real estate industry over the past 33 years, including property management, leasing, sales and development. He has also been involved in the development and ownership of nearly 150 buildings. Mr. Baier began his career and spent thirteen years, from 1980 to 1992, at Leo Eisenburg Company, a national brokerage, management and retail development firm, where he was a principal partner. From 1992 to 2008 he developed real estate for Koll Real Estate Services and later CB Richard Ellis after CB Richard Ellis acquired Koll Real Estate Services. In 1998, Mr. Baier became the managing director of the Kansas City CB Richard Ellis office. At CB Richard Ellis, he managed a staff of more than 75 in real estate development, sales and asset services and grew revenue generated by this office from $2 million per year to over $10 million per year in nine years. He began pursuing developments of federal government leased-properties in 1998 with Daniel K. Carr, our Executive Vice President and Chief Development Officer, and, together with Cathleen M. Baier, Mr. Baier’s wife and our Executive Vice President, Government Operations, founded our BC Development brand in 2003. Mr. Baier was a co-founder in 2005, along with Mr. Carr, Edwin M. Stanton, our Executive Vice President and Chief Investment Officer, and Nicholas J. Rhodes, our Executive Vice President, Chief Operating Officer, Treasurer and Secretary, of SRS Investments, LLC, a private equity real estate investment firm. He also subsequently co-founded Lane4, along with Mr. Carr, in 2008. Mr. Baier served as the President of BOMA from 1999 to 2001. He was the Kansas City President of the Board of Realtors in 1997 and won commercial broker of the year that same year. Mr. Baier holds a Bachelor of Science in Education from Northwest Missouri State University.

Daniel K. Carr

Mr. Carr is our Executive Vice President and Chief Development Officer and a director and is also one of our contributors. Mr. Carr oversees our government development activities. Mr. Carr has worked in commercial real estate development and brokerage for over 25 years. Mr. Carr began his career in 1986 with CB Richard Ellis, a commercial real estate company, which he left in 1990 to join Ferguson Properties as a developer.

Mr. Carr returned to CB Richard Ellis from 1995 until 2008. During his two tenures at CB Richard Ellis, Mr. Carr was involved in the leasing, acquisition and disposition of commercial real estate. He began pursuing developments of federal government leased-properties in 1998 with Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, and, together with Cathleen M. Baier, our Executive Vice President, Government Operations, founded our BC Development brand in 2003. Mr. Carr was a co-founder in 2005, along with Mr. Baier, Edwin M. Stanton, our Executive Vice President and Chief Investment Officer, and Nicholas J. Rhodes, our Executive Vice President, Chief Operating Officer, Treasurer and Secretary, of SRS Investments, LLC, a private equity real estate investment firm. He also subsequently co-founded Lane4, along with Mr. Baier, in 2008. Mr. Carr has been involved in the development of over $215 million in commercial real estate through the BC Development brand. Mr. Carr was the top investment broker for CB Richard Ellis for nearly 15 years where he won Highest Volume Awards every year. He has extensive expertise in the planning, evaluation, execution and asset management of real estate from an owner’s prospective. Mr. Carr’s focus includes feasibility studies, site investigation, and coordination of design and incentives with city officials, and budget development and approval. In 1998 Mr. Carr was appointed by the governor of Missouri to chair the Missouri State Penitentiary Commission. Mr. Carr holds a Bachelor of Science in Business Administration from Truman State University.

Cathleen M. Baier

Ms. Baier is our Executive Vice President, Government Operations and is also one of our contributors. Ms. Baier is responsible for managing relationships and processes related to GSA contract procurement and award and provides support to developments, joint-development projects and acquisitions. She also advises us on issues related to the federal government. Ms. Baier has been involved in government real estate for 17 years. From her background in the development of GSA commercial properties, Ms. Baier has extensive expertise in evaluation and development of real estate from both a government user and an owner perspective, giving her a distinct advantage in competitive GSA development bids. She began her career and spent 12 years as a GSA contracting officer from 1991 to 2003 where she procured and managed lease-construction projects in four states. While at the GSA, Ms. Baier awarded over $350 million in lease contracts, managed construction projects and oversaw 1.6 million square feet of leased space in downtown Kansas City, Missouri. She possesses an in-depth knowledge of GSA policies, procedures and organizational dynamics. In 2003, Ms. Baier joined CB Richard Ellis, a commercial real estate firm, where she was involved in a wide variety of development and investment sales transactions, specializing in federal government buildings, and totaling in excess of $250 million. She also joined Richard Baier, Ms. Baier’s husband and the Chairman of our board of directors and our Chief Executive Officer and President, and Daniel K. Carr, our Executive Vice President, Chief Development Officer, in creating the BC Development brand in 2003. Ms. Baier holds a Bachelor of Science in Public Relations from Missouri State University.

Edwin M. Stanton

Mr. Stanton is our Executive Vice President and Chief Investment Officer and a director. Mr. Stanton is responsible for our investment function, including development of all investment strategies and processes and, ultimately, acquisitions of real estate. Prior to joining us, Mr. Stanton was a co-founder in 2005, along with Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, Daniel K. Carr, our Executive Vice President and Chief Development Officer, and Nicholas J. Rhodes, our Executive Vice President, Chief Operating Officer, Treasurer and Secretary, of SRS Investments, LLC, a private equity real estate investment firm. As managing principal of SRS Investments, LLC, Mr. Stanton was responsible for acquisitions, debt and equity origination, asset management, business development and structuring investments in commercial real property. Prior to co-founding SRS Investments, LLC, from 2004-2005 Mr. Stanton was responsible for midwestern and eastern state acquisitions for DBSI, Inc., a large, private U.S.-based real estate investment firm. During 2003, Mr. Stanton was an analyst in Spaulding & Slye’s Structured Finance Group, now Jones Lang Lasalle, a mortgage broker with Allied Mortgage Capital and a loan officer with Key Corporation. His professional experience includes involvement in over $500 million of commercial real estate acquisitions and structured finance transactions. Mr. Stanton holds a Bachelor of Arts in Philosophy from Rollins College and an MBA with concentrations in real estate and finance from Georgetown University.

Nicholas J. Rhodes

Mr. Rhodes is our Executive Vice President, Chief Operating Officer, Treasurer and Secretary. Mr. Rhodes is primarily responsible for our day-to-day operating activities, including the performance of our real estate portfolio and corporate operations. Prior to joining us, Mr. Rhodes was a co-founder in 2005, along with Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, Daniel K. Carr, our Executive Vice President and Chief Development Officer, and Edwin M. Stanton, our Executive Vice President and Chief Investment Officer, of SRS Investments, LLC, a private equity real estate investment firm. As managing principal of SRS Investments, LLC, Mr. Rhodes was responsible for sourcing, underwriting, negotiating and structuring commercial real estate transactions. Prior to founding SRS Investments, LLC, from 2004-2005, Mr. Rhodes worked for DBSI, Inc., a large, private U.S.-based real estate investment firm where he was responsible for acquisitions throughout the western United States. Prior to receiving his MBA and joining DBSI, Inc., Mr. Rhodes was an associate in the investment banking group of SunTrust Bank from 1999-2001, where he played a key role in valuing and structuring over $2.25 billion in acquisitions, initial public offerings and secondary offerings. Prior to his experience at SunTrust Bank, Mr. Rhodes was a consultant for KPMG Consulting (now Bearing Point) where he advised clients on a variety of strategic issues. Mr. Rhodes holds a Bachelor of Business Administration in Finance from the College of William and Mary and an MBA with concentrations in real estate and finance from Emory University.

Corporate Governance Profile

We have organized our corporate structure to align our interests with those of our stockholders. For instance, our board will consist of seven directors, four of whom will be independent as determined in accordance with the NYSE’s listing standards, and our board will make an affirmative determination as to the independence of each of our directors on an annual basis. We will also adopt a code of business conduct and ethics and corporate governance guidelines.

Committees of the Board of Directors

Upon completion of this offering, our board of directors will establish three standing committees: an audit committee, a compensation committee and a nominating and governance committee. Each of these committees, the principal functions of which are briefly described below, will consist solely of independent directors under the NYSE’s definition of independence and its transition rules for newly listed public companies. Our board of directors may from time to time establish other committees to facilitate our management.

Audit Committee

The audit committee will help ensure the integrity of our financial statements, the qualification and independence of our independent auditors, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements, including the Sarbanes-Oxley Act of 2002. The audit committee will select, assist and meet with the independent auditors, oversee each annual audit and quarterly review, establish and maintain our internal audit controls and prepare the audit committee report that federal securities laws require to be included in our annual proxy statement. Each member of our audit committee will be independent pursuant to the NYSE’s listing standards. In addition, each member of our audit committee will be “financially literate” as the NYSE requires and at least one member of our audit committee will qualify as an “audit committee financial expert” as required by the SEC. We expect that                      will chair our audit committee and serve as our audit committee financial expert and                      and                     will also serve as members of this committee.

Compensation Committee

The compensation committee will determine the compensation and benefits of our executive officers and directors, administer and make recommendations to our board of directors regarding our compensation and equity incentive plan, produce an annual report on executive compensation for inclusion in our proxy statement and publish an annual committee report for our stockholders. Each member of our compensation committee will be independent pursuant to the NYSE’s listing standards. In addition, each member of our compensation committee will be a non-employee director as set forth in Rule 16b-3 of the Exchange Act and will be an outside director as set forth in Section 162(m) of the Code. We expect that                     will chair our compensation committee and                      and                     will also serve as members of this committee.

Nominating and Governance Committee

The nominating and governance committee will develop and recommend to our board of directors a set of corporate governance guidelines and a code of business conduct and ethics, including policies with respect to conflicts of interest and the resolution thereof. It will monitor our compliance with corporate governance requirements of federal and state law and the rules and regulations of the NYSE, establish criteria for prospective members of our board of directors, conduct candidate searches and interviews, oversee and evaluate our board of directors and management, evaluate from time to time the appropriate size and composition of our board of directors, recommend, as appropriate, increases, decreases and changes in the composition of our board of directors and recommend to our board of directors the slate of nominees for election as directors at each annual meeting of our stockholders, and review and approve the management of our properties by Lane4. Our stockholders will elect our entire board of directors annually. Each member of our nominating and governance committee will be independent pursuant to NYSE’s listing standards. We expect that                     will chair our nominating and governance committee and                      and                      will also serve as members of this committee.

Compensation of Directors

Upon completion of this offering, each independent director will be granted          restricted shares of our common stock under our equity incentive plan, which shares will vest on          as long as such director is serving as a member of our board of directors on such date. Our non-employee directors will receive an annual cash retainer of $              and an annual grant of          shares of our common stock for service on our board of directors. The chairpersons of our audit committee and compensation committee will receive an additional annual cash retainer of $            , and the chairperson of the nominating and governance committee will receive an additional annual cash retainer of $            . In addition, each non-employee director will receive a meeting fee of $1,000 for each board or committee meeting attended and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board or committees. Directors who are our employees will not receive compensation for their services as directors.

Code of Business Conduct and Ethics

Upon completion of this offering, our board of directors will establish a code of business conduct and ethics that will apply to our directors, officers and other employees. Among other matters, our code of business conduct and will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

avoidance of conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code of business conduct and ethics to appropriate persons identified in the code of business conduct and ethics;

•	accountability for adherence to the code of business conduct and ethics;

•	provide guidance to our directors, officers and other employees to help them recognize and deal with ethical issues;

•	provide mechanisms to report unethical conduct; and

•	foster a culture of honesty and accountability.

Our code of business conduct and ethics will require our directors, officers and other employees to take all reasonable action to avoid conflicts of interest between them, on the one hand, and us, on the other hand. To the extent an unavoidable conflict or the appearance of a conflict arises, the director, officer or employee involved is required to report such conflicts to either our nominating and governance committee, in the case of an executive officer or director, or to an executive officer, in the case of other officers or employees. All actions or relationships resulting in an actual or apparent conflict of interest are subject to the continuing review and approval of our nominating and governance committee

Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by a majority of our disinterested directors and any waiver for our other officers or employees must be approved by an executive officer. Any such waiver shall be promptly disclosed as required by law or NYSE regulations.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee will be one of our current or former officers or other employees. In addition, no member of our senior management team serves as a member of the board of directors or compensation committee of any company that will have one or more of its executive officers serving as a member of our board of directors or compensation committee.

Compensation Discussion and Analysis

Meaningful individual compensation is not available for the period prior to our organization. We expect to pay base salaries and annual bonuses and make grants of RSUs under our equity incentive plan to our senior management team, effective upon the completion of the offering. The initial RSUs under our equity incentive plan will be granted to provide retention incentives to these individuals and to recognize such individuals’ efforts on our behalf in connection with our formation and this offering.

We strive to create an environment that supports our employees in order to achieve our growth and other goals established by our board of directors so as to increase stockholder value over the long-term.

The primary goals and objectives of our compensation program are to: compensate senior management, key employees, independent contractors and consultants on a market competitive basis in order to attract, motivate and retain high quality, high performance individuals who will achieve our short-term and long-term goals; motivate and reward executive officers whose knowledge, skill and performance are critical to our success; align the interests of our executive officers and stockholders through equity based long-term incentive awards that motivate executive officers to increase stockholder value and reward executive officers when stockholder value increases; and ensure fairness among the senior management team by recognizing the contributions that each executive officer makes to our success.

These goals and objectives have been established in order to enhance stockholder value. We believe that it is important for variable/incentive compensation (where executive officers have a significant portion of their total incentive compensation—annual and long-term incentive compensation—at risk) to constitute a significant portion of total compensation and such variable/incentive compensation be designed so as to reward effective team work through the achievement of company-wide financial goals, functional/business unit goals and individual goals. We believe that this three tier approach to compensation (company, business unit and individual) best aligns our senior management team with the interests of stockholders.

We will enter into employment agreements with each member of our senior management team that will become effective upon the completion of this offering (see “—Employment Agreements” below). Under these agreements, our senior management team will be entitled to receive the initial base salary and other compensation identified in the table below commencing upon the completion of this offering.

Summary Compensation Table

Name and Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total
Richard Baier Chairman of the Board of Directors, Chief Executive Officer and President	2010
Chief Financial Officer	2010
Daniel K. Carr Executive Vice President and Chief Development Officer	2010
Cathleen M. Baier Executive Vice President, Government Operations	2010
Edwin M. Stanton Executive Vice President and Chief Investment Officer	2010
Nicholas J. Rhodes Executive Vice President, Chief Operations Officer, Treasurer and Secretary	2010

Employment Agreements

Upon, or prior to, completion of this offering, we expect to enter into employment agreements with each of Richard D. Baier,                     , Daniel K. Carr, Cathleen M. Baier, Edwin M. Stanton and Nicholas J. Rhodes, each of which will have a             -year term beginning on or immediately prior to closing, with automatic one-year renewals unless earlier terminated, and will require the individual to devote substantially all of his or her time to our business.

The employment agreements provide for:

•

an initial base salary of $              for Mr. Baier, $              for             , $              for Mr. Carr, $              for Ms. Baier, $              for Mr. Stanton and $              for Mr. Rhodes for the first year of the agreement, which will thereafter be subject to potential annual increases based on each executive’s performance after review by the compensation committee;

•

a maximum annual cash bonus which will be based on a percentage of base salary as established annually by the compensation committee, in an amount up to     % for Mr. Baier,     % for                     ,     % for Mr. Carr,     % for Ms. Baier,     % for Mr. Stanton and     % for Mr. Rhodes, respectively, based on the achievement of performance criteria established by the compensation committee on an annual basis; and

•	eligibility for future grants of awards under our equity incentive plan to each member of our senior management team as determined on an annual basis by the compensation committee.

If the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to receive:

•	accrued but unpaid salary and vacation and any vested but unpaid benefits;

•

a cash severance payment equal to                      times the sum of the executive’s current base salary plus target bonus, subject to a minimum amount of of $              for Mr. Baier, $              for             , $              for Mr. Carr, $              for Ms. Baier, $              for Mr. Stanton and $              for Mr. Rhodes;

•	acceleration of the vesting of any outstanding equity awards (if so provided pursuant to the terms of the awards);

•	a pro rata bonus for the year in which the termination occurs;

•	continuation of COBRA benefits for a period of up to 18 months; and

•	executive-level outplacement services for a period of up to one year.

The executive’s right to receive the severance payment and pro rata bonus will be subject to the delivery of a release of claims in favor of the company.

If the executive’s employment is terminated by us for “cause,” the executive will be entitled to:

•	accrued but unpaid salary and vacation; and

•	any vested but unpaid benefits.

If the executive voluntarily terminates his or her employment without “good reason,” the executive will be entitled to:

•	accrued but unpaid salary and vacation;

•	any vested but unpaid benefits; and

•	any awarded and unpaid annual performance bonuses for previously completed performance periods.

In the event of the executive’s death or disability, the executive will be entitled to:

•	accrued but unpaid salary and vacation;

•	any vested but unpaid benefits;

•	any awarded and unpaid annual performance bonuses for previously completed performance periods;

•	any benefits payable under applicable benefit plans;

•	accelerated vesting of any outstanding equity awards (if so provided pursuant to the terms of the awards); and

•	a pro rata bonus for the year in which the death or disability occurs.

The employment agreements also contain confidentiality provisions that apply indefinitely and non-solicitation and non-competition provisions that will apply during the term of the executive’s employment and for a period of                     months (in the event of termination by us for cause or by the employee without good reason) or months (in all other instances) thereafter.

US Federal Properties Trust, Inc. 2010 Equity Incentive Plan

We intend to adopt the US Federal Properties Trust 2010 Equity Incentive Plan prior to the completion of this offering. The purpose of our equity incentive plan is to provide us with the flexibility to use equity-based awards as part of an overall compensation package to provide a means of performance-based compensation to attract and retain qualified personnel. We believe that awards under our equity incentive plan will serve to broaden the equity participation of employees, directors and consultants, and further link the long-term interests of such individuals and our stockholders.

Administration

Our equity incentive plan will be administered by our compensation committee.

Our compensation committee will have the full authority to administer and interpret our equity incentive plan, to authorize the granting of awards, to determine the eligibility of an employee, director or consultant to receive an award, to determine the number of shares of common stock to be covered by each award, to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of our equity incentive plan), to prescribe the form of agreements evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with our equity incentive plan or the administration or interpretation thereof. In connection with this authority, our compensation committee may establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse.

Eligibility and Types of Awards

Employees, directors and consultants, of us, or our subsidiaries or our operating partnership, are eligible to be granted stock options, restricted stock, stock appreciation rights and other equity-based awards, including LTIP units, under our equity incentive plan. Eligibility for awards under our equity incentive plan will be determined by our compensation committee.

Available Shares

Subject to adjustment upon certain corporate transactions or events, a maximum of              % of the issued and outstanding shares of our common stock on a fully-diluted basis, including any shares of our common stock issued upon exercise of the underwriters’ over-allotment option, as reduced by an aggregate of              RSUs granted to our senior management team and an aggregate of              restricted shares of our common stock granted to our independent directors under our equity incentive plan. The RSUs granted to our senior management team vest in three equal annual installments beginning on the one-year anniversary of the date of the grant. Distributions in respect of the shares of our common stock underlying the RSUs will be declared and paid when dividends on our common stock granted to each independent director are declared and paid generally. The restricted shares of our common stock granted to each independent director will vest on                  as long as such director is serving as a member of our board of directors.

Any shares of our common stock surrendered by plan participants or retained by us in connection with the payment of an option exercise price or in connection with tax withholding will not count towards the share authorization under our equity incentive plan and will be available for issuance of additional awards under our equity incentive plan. If an option or other award granted under our equity incentive plan expires or terminates, the shares of our common stock subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Other equity-based awards that are LTIP units will reduce the number of shares of our common stock that may be issued under this plan on a one-for-one basis, i.e., each such unit will be treated as an award of a share of common stock. Unless previously terminated by our board of directors, no award may be granted under our equity incentive plan after the day before the tenth anniversary of the date that such plan was initially approved by our board of directors (                    , 2020).

Awards Under the Plan

•

Stock Options. Stock options are rights to purchase a stated number of shares of our common stock at a specified price as provided in the agreement reflecting the grant of such option. The terms of specific options, including whether options will constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, will be determined by our compensation committee. The exercise price of an option will be determined by our compensation committee and reflected in the applicable award agreement. The exercise price with respect to stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our common stock on the date of grant. Each option will be exercisable during the period or periods specified in the award agreement, which will generally not exceed 10 years from the date of grant (or five years from the date of grant in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by our compensation committee, but in all cases will be subject to our stock ownership limits as provided under our charter.

•

Restricted Stock. Restricted stock awards are grants of our common stock that may be subject to restrictions that lapse over time. Generally, the restrictions may prevent the transfer of the shares and may provide that the shares will be forfeited unless specified vesting conditions are satisfied. The transfer restrictions and vesting requirements, if any, will be prescribed by our compensation committee. The vesting conditions may require that the participant complete a specified period of employment or service or that we achieve specified financial performance goals. A participant generally will have the right to vote the shares of restricted stock, and the awards may include the right to receive dividends on the restricted stock. Our compensation committee will also set forth in the applicable award agreement the period over which the shares of restricted stock will vest.

•

RSUs. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met as determined by our compensation committee and set forth in the applicable award agreement.

•

Stock Appreciation Rights. Stock appreciation rights are rights to receive an award of either cash or shares of our common stock, the value of which is equal to the fair market value of a share of our common stock in excess of a base value established by our compensation committee at the time of grant. The base value cannot be less than the fair market value of a share of our common stock on the date of grant. The manner in which our obligation will be paid will be determined by our compensation committee. The terms and conditions of each stock appreciation right will be prescribed by our compensation committee but the term cannot exceed ten years.

•

Other Equity-Based Awards. Our equity incentive plan authorizes the granting of other equity-based awards, i.e., awards other than stock options, restricted stock or stock appreciation rights. Other equity-based awards entitle the participant to receive our common stock, or rights or units valued in whole or in part by reference to, or otherwise based on, our common stock, or other equity interests, including long-term incentive plan units, or LTIP units, subject to terms and conditions established at the time of grant.

LTIP units are a special class of partnership interests in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one share of common stock under our equity incentive plan, reducing availability for other equity awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to our employees. The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, will receive the same quarterly per unit distributions as units of our operating partnership, which distribution will generally equal per share dividends on our shares of common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of our restricted stock awards, which may include full dividends whether vested or not. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the date of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital account relating to the general partner’s OP units. Upon equalization of the capital accounts of the holders of LTIP units with the general partner’s OP units, the LTIP units will achieve full parity with OP units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of OP units, including redemption rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a participant will realize for a given number of vested LTIP units will be less than the value of an equal number of our shares of common stock.

Change in Control

Upon a change in control of our company (as defined in our equity incentive plan), our compensation committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control. These actions may include the acceleration of vesting schedules relating to the exercise or realization of an award, the purchase or settlement of an award for an amount of cash equal to the amount which could have been obtained had such award been currently exercisable or payable or the assumption of the award by the acquiring or surviving entity.

Amendment and Termination

Our board of directors may amend our equity incentive plan as it deems advisable, except that it may not amend our equity incentive plan without stockholder approval if such amendment (i) involves an increase in the total number of shares of our common stock reserved for issuance pursuant to awards granted under the plan (other than an increase to reflect a change in our capitalization, etc. as described above), (ii) expands the class of persons eligible to receive awards, (iii) materially increases the benefits accruing to participants under the plan or (iv) otherwise requires stockholder approval under the rules of a domestic exchange on which our common stock is traded. Our board of directors may unilaterally amend our equity incentive plan and awards granted pursuant to as it deems appropriate to ensure compliance with Rule 16b-3, if applicable, and to cause incentive stock options to meet the requirements of the Code and regulations under the Code. Except as provided in the preceding sentence, a termination or amendment of our equity incentive plan may not, without the consent of the participant, adversely affect a participant’s rights under an award previously granted to him.

Limitation of Liability and Indemnification

The MGCL permits a Maryland corporation to include in its articles of incorporation a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision eliminating such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent that Maryland law in effect from time to time permits, to obligate us to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served in any of the capacities described above and to any employee or agent of our company.

The MGCL requires a corporation (unless its articles of incorporation provide otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was (1) committed in bad faith or (2) the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not provide any indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

The MGCL also permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Upon completion of this offering we expect to enter into indemnification agreements with each of our directors and each member of our senior management team that provide for indemnification to the maximum extent permitted by Maryland law. See “Certain Relationships and Related Party Transactions—Indemnification Agreements.”

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

This section contains a discussion of our policies with respect to investments, financing and certain other activities. Our policies with respect to these activities have been determined by our board of directors and, in general, may be amended and revised at any time and from time to time at the discretion of our board of directors without notice to, or a vote of, our stockholders.

Investment Policies

Our primary investment policies are to:

•	purchase properties that are primarily leased to the federal government;

•

purchase newer properties that are constructed post-September 11, 2001, which are well-located and are not limited use in nature. We intend to target properties with remaining lease terms of five years or more. We also consider, on a case-by-case basis, newer, well-located properties that are more special use in nature due to specific government requirements;

•

purchase properties at prices, including acquisition costs, which are at or below appraised values or our judgment of fair market value if an appraisal cannot be readily obtained before entering into a purchase and sale agreement;

•

target acquisitions with government agencies and departments that display a high growth trajectory per budgetary spending, are 100% occupied, include to-be-developed parcels or areas, contain high security facilities, and are easily accessible. Examples of agencies or departments which often occupy buildings that have all or a portion of these characteristics are the federal courts, the FBI, the DHS, including the CIS or ICE, and the VA; and

•

develop federal government build-to-suit properties either solely or through joint-development projects, including strategic joint-development projects on smaller deals as part of a relationship strategy or development lockup agreement.

We conduct all of our investment activities through our operating partnership and its affiliates. Our investment objectives are to increase our cash flow, provide quarterly cash distributions to our stockholders, maximize the value of our current properties and acquire or develop properties that will generate attractive cash flows from the lease of such properties primarily to the federal government through the GSA or directly to agencies or departments of the federal government. For a discussion of our properties and our business, see “Business and Properties.”

We expect to pursue our investment objectives through our operating partnership’s ownership of properties but also may make investments in joint-development projects. In such a joint-development project, we and a third-party developer would collaborate to complete the project, and we would agree to acquire the related property prior to or upon completion of the project. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with the investment. Any such financing or indebtedness will have priority over our equity investment in such properties.

We intend to engage in future investment activities in a manner that (i) is consistent with the maintenance of our status as a REIT for U.S. federal income tax purposes and (ii) does not require us to register as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Acquisition and Development Criteria

In analyzing proposed acquisition properties and developments, we evaluate various factors including:

•

the characteristics of the existing lease, including the tenant and occupant and the intended use, term, type of lease (e.g., net, modified gross, gross), rental rates, base rent escalation, if any, adjustment in rents for increases in operating expenses and taxes and termination (including early terminations) and assignment provisions;

•

the type, size and design of improvements, their age and condition, the quality of the construction methods and materials, the price per square foot of leased space and the suitability of the property for alternative uses;

•

the nature of the general location (primary, secondary or tertiary markets), the viability of the sub-market, including local demographics and the occupancy of, and demand for, similar properties in the sub-market area, specifically population and rental trends and the functionality of the specific site;

•

the base rent, operating expenses and taxes, net operating income, price, the capitalization rate, prospective financing terms (amount, rate, term, amortization, loan-to-value ratio, debt service coverage ratio) and the prospective over-all rate of return, leveraged periodic return on equity and the all-in rate of return, including the liquidation of the projected residual value;

•	comparing the terms of the purchase and the existing lease to current market conditions and comparable transactions;

•	the suitability of the property for, and ability to efficiently, lease or sublease any vacant space;

•	the ability of the property to achieve long-term capital appreciation;

•	the prospects for long-range liquidity of the investment in the property;

•	the rated security level of the property in the context of its use; and

•	review of the property appraisal, the property condition and appropriate environmental reports.

In connection with our review of prospective acquisitions and developments, we may engage third-parties, such as environmental consultants, appraisers, professional engineers, accountants and lawyers, to help us perform our due diligence.

Property Operating Costs; Risk Mitigation Strategy

Leases for federal governmental occupants vary widely and include net leases, gross leases and “modified” gross leases. Net leases require the tenant to pay all operating expenses, gross leases require the landlord to pay all operating expenses, and modified gross leases require the landlord and the tenant each to pay a portion of the operating expenses or taxes or to fully pay for certain expenses attributable to the property. We intend to acquire properties with all these types of leases, as well as variations of these leases, although we intend to focus on gross leases and modified gross leases since they may provide higher returns for us than net leases. In our experience, GSA leases are generally modified gross leases. We plan to mitigate the higher risk of gross leases and modified gross leases through strict underwriting, due diligence and intensive property management.

Sale of Properties

The determination of whether a particular property should be sold will be made after consideration of the performance of the property, existing market conditions and the benefits of continued ownership and alternative uses of capital. In deciding whether to sell properties, we will consider factors such as potential capital appreciation, cash flow and federal income tax consequences. We may exchange properties for other properties.

Net proceeds from the sale of any property may, at the discretion of our board of directors, be distributed as dividends to stockholders, reinvested in other properties or used for other purposes. When reinvesting in other properties, tax-deferral will be a significant consideration. Any properties in which net proceeds from a sale are reinvested will be subject to the same acquisition criteria as other properties we acquire. In connection with the sale of a property, purchase money obligations secured by mortgages may be taken as partial payment. The terms of payment to us will be affected mainly by prevailing economic conditions. To the extent we receive notes and property other than cash on sales, such proceeds will not be included in net proceeds of sale until and to the extent the notes or other property are actually collected, sold, refinanced or otherwise liquidated. We may receive payments (cash and other property) in the year of sale in an amount less than the full sales price and subsequent payments may be spread over several years. Therefore, dividends to stockholders of the proceeds of a sale may be delayed until the notes or other property are collected at maturity, sold, refinanced or otherwise converted to cash. The entire balance of the principal of notes may be a balloon payment due at maturity. For federal income tax purposes, unless we elect otherwise, we will report the gain on such sale ratably as principal payments are received under the installment method of accounting.

Financing Strategy

We intend to finance future acquisitions and developments with a combination of the remaining net proceeds from this offering, borrowings under our revolving credit facility, the issuance of equity and debt securities in the capital markets, mortgage indebtedness, and short-term construction loans. We will decide when and whether to issue new debt or equity depending upon market conditions. Because our ability to raise capital will depend in large part upon market conditions at the time, we can provide you no assurance that we will be able to raise sufficient capital to finance our growth strategy or repay or refinance any debt we incur. Under current market conditions, we anticipate that our target maximum leverage ratio will be 40% of the undepreciated historical cost of our portfolio.

We will choose a particular financing method based upon the most attractive terms available in the marketplace at the time and customize our financing strategy for each transaction. We will attempt to avoid pre-payment penalties and yield maintenance when possible.

We consider a number of factors when evaluating financing alternatives, including:

•	the interest rate, redemption terms and maturity date of the proposed financing;

•	the extent to which the financing impacts the flexibility with which we manage our properties;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of the property to be acquired or construction cost of the project to be developed with debt financing;

•	our long-term objectives with respect to the property;

•	our target investment return;

•	the terms of any existing leases;

•	assignability;

•	the remaining loan balance at the end of the lease term compared to the prospective value of the property at such time;

•	the estimated market value of the property on refinancing of the indebtedness; and

•	the ability of the property specifically and us as a whole to generate cash flow sufficient to cover expected debt service.

We will also consider the impact of individual financings on our corporate financial structure. Among the factors we consider are:

•	the use of our secured line of credit versus other financing alternatives;

•	our overall level of consolidated indebtedness;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios, including leverage and debt service coverage; and

•	our overall mix of fixed rate and variable rate debt.

We may obtain financing from banks, institutional investors or other lenders, financing through lines of credit, bridge loans, and other arrangements, any of which, may be unsecured or may be secured by mortgages or other interests in our properties. In addition, we may incur indebtedness in the form of publicly or privately placed debt instruments. When possible, we will seek to replace short-term sources of capital with long-term financing that matches or exceeds the maturity of the indebtedness to the lease term on the property securing the indebtedness. Our indebtedness may be recourse or non-recourse. If the indebtedness is recourse, all of our properties may be included in the collateral. If the indebtedness is non-recourse, the collateral generally will be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans, secured by mortgages or similar liens on the properties, or we may refinance properties acquired on a leveraged basis.

We may use the proceeds from any financing to execute our growth strategy, meet our debt service requirements, satisfy our operational requirements or for our reasons. If necessary, we also may borrow funds to pay dividends to our stockholders, including those necessary to satisfy the requirement that we distribute to stockholders at least 90% of our REIT taxable income or otherwise to ensure that we maintain our REIT status for federal income tax purposes.

For our development projects, we intend to make use of our own balance sheet as well as enter into partnerships on favorable terms. We also will pursue traditional sources of financing such as construction loans. Post-construction, we intend to seek long-term financing that is fixed-rate and includes amortizations co-terminus with the initial lease. We believe that there are significant advantages to seeking this type of financing, as it eliminates interest rate and balloon risk. Our target leverage ratio during the construction phase is 75% to 80%.

Investments in Real Estate Mortgages

Although we do not presently intend to invest in mortgages or other types of real estate interests, other than in a manner that is ancillary to an equity investment, we may elect, in our discretion, to invest in them, including, without limitation, participating or convertible mortgages; provided, in each case, that such investment is consistent with our qualification as a REIT. Investments in mortgages run the risk that one or more borrowers may default and that the collateral securing the particular mortgage may not be sufficient to enable us to recoup our full investment promptly or at all.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the ownership limitations and the income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

Investment in Other Securities

Other than as described above or under “Use of Proceeds,” we do not intend to invest in any additional securities such as bonds, preferred stock or common stock.

Conflicts of Interest Policies

We will adopt a code of business conduct and ethics that prohibits conflicts of interest between our directors, officers and other employees, on the one hand, and us, on the other hand, except in compliance with such code. Waivers of our code of business conduct and ethics must be disclosed in accordance with NYSE and SEC requirements. See “Management—Code of Business Conduct and Ethics.”

Conflicts of interest also could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other hand. Our directors and officers have duties to us and our stockholders under applicable Maryland law in connection with their management of us. At the same time, as the general partner, we have fiduciary duties to our operating partnership and to its limited partners under Delaware law in connection with the management of our operating partnership. Our duties as a general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to us and our stockholders. In the event that a conflict of interest exists between the interests of our stockholders, on one hand, and the interests of the limited partners (including our contributors), on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, we have agreed to resolve any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners in favor of our stockholders. The limited partners of our operating partnership will expressly acknowledge that in the event of such a determination by us, as the sole general partner of our operating partnership, we will not be liable to the limited partners for losses sustained or benefits not realized in connection with such a determination.

Unless otherwise provided for in our partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. However, the partnership agreement expressly limits our liability by providing that neither we, as the general partner of our operating partnership, nor any of our directors or officers will be liable to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission, if we or such director or officer acted in good faith. In addition, our operating partnership is required to indemnify us and our directors, officers and other employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of our operating partnership, provided that our operating partnership will not indemnify for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

Upon the sale or refinancing of certain of our contribution properties, some holders of OP units, including our contributors, may suffer different and more adverse tax consequences than common stockholders. Consequently, holders of OP units may have differing objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness secured by those properties. We will have the exclusive authority under the partnership agreement, as the sole general partner of our operating partnership, to determine whether, when, and on what terms to sell a contribution property or when to refinance or repay indebtedness secured by a contribution property. Any such decision would require the approval of our board of directors. See “Our Operating Partnership and the Partnership Agreement.”

Pursuant to Maryland law, each director and officer is obligated to offer to us any business opportunity (with certain limited exceptions) that comes to him or her in his or her capacity as one of our directors and officers and that we have an interest in pursuing or reasonably could be expected to have an interest in pursuing.

Interested Director and Officer Transactions

Our code of business conduct and ethics will address the review and approval of activities, interests or relationships that conflict with, or appear to conflict with, our interests, including related person transactions. Our directors and officers, as well as our employees, will be under a continuing obligation to disclose any such conflicts of interest, and their pursuit of transactions or relationships that involve such conflicts of interest are subject to the continuing review and approval of our nominating and governance committee.

Pursuant to Maryland law, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof if:

•

the fact of common directorship or interest is disclosed to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote (other than the votes of shares of our common stock owned of record or beneficially by interested directors); or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Furthermore, under Delaware law (where our operating partnership is formed), we, acting as the general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions are also subject to the duties of care and loyalty that we, as a general partner, owe to limited partners in our operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). We have adopted a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate, in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated stockholders, although our board of directors will have no obligation to do so.

Equity Capital Policies

Without further stockholder approval, our board of directors has the authority to raise additional capital, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders have no preemptive right to additional shares of our common stock issued in any offering of stock, and any offering of stock may cause a dilution of investment. In the future, we may issue shares of our common stock in connection with acquisitions.

Reporting Policies

We intend to make available to our stockholders audited annual financial statements and annual reports. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. See “Where You Can Find More Information.”

Lending Policies

We do not have a policy limiting our ability to make loans to other persons. We may not make loans to our directors, officers or other employees except in accordance with our code of business conduct and ethics and applicable law. Subject to REIT qualification rules, we may consider offering purchase money financing in connection with the sale of properties when providing that financing will increase the value to be received by us for the property sold. We may make loans to joint-development projects in which we participate or may participate in the future. We have not engaged in any significant lending activities in the past, and we do not intend to do so in the future.

Policies with Respect to Other Activities

We have authority to offer shares of our common stock or other equity or debt securities in exchange for property and to repurchase or otherwise re-acquire shares of our common stock or other equity or debt securities in exchange for property. Our board of directors has no present intention of causing us to repurchase any shares of our common stock. Similarly, we may offer OP units in exchange for property. As described in “Our Operating Partnership and the Partnership Agreement,” we expect, but are not obligated, to issue shares of our common stock to holders of OP units upon exercise of their respective redemption rights. We may issue shares of our preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See “Description of Stock—Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock.” We have not engaged in trading, underwriting or the agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in such a manner as to be consistent with the requirements of the Code to qualify as a REIT unless, because of circumstances or changes in the Code (or the Treasury Regulations under the Code, or Regulations), our board of directors determines that it is no longer in our best interests to continue to have us qualify as a REIT. We also intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act. Our policies with respect to such activities may be reviewed and modified at any time and from time to time by our board of directors without notice to, or the vote of, the stockholders.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock, prior to and upon completion of this offering, by (i) each person who is the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) all of our named executive officers and (iv) all directors and executive officers as a group.

Unless otherwise indicated, all shares of our common stock are owned directly, and the indicated person has sole voting and investment power. The extent to which a person will hold shares of our common stock as opposed to OP units is set forth in the footnote below. Furthermore, unless otherwise indicated, the address of each named person is c/o US Federal Properties Trust, Inc., 4705 Central Street, Kansas City, MO 64112.

	Beneficial ownership prior to this offering			Beneficial ownership upon completion of this offering(1)
Name and Address	Number of Shares	Percent		Number of Shares	Percent
Directors and Executive Officers			%			%
Richard Baier(2)			%			%
(3)			%			%
Cathleen M. Baier(4)			%			%
Daniel K. Carr(5)			%			%
Edwin M. Stanton(6)			%			%
Nicholas J. Rhodes(7)			%			%
			%			%
			%			%
			%			%
			%			%
All directors and executive officers as a group (persons)			%			%

(1)	Assumes no exercise of the underwriters’ over-allotment option and a total of shares of our common stock and OP units, as if all OP units were exchanged for shares of our common stock, are outstanding upon completion of this offering. Holders of OP units are entitled to redemption rights, which enable them to cause the operating partnership to redeem their OP units for cash or, at our option, in exchange for shares of our common stock. These redemption rights may be exercised at any time after one year following the date of issuance of their OP units.
(2)	Includes (a) OP units issued as part of our formation transactions and (b) RSUs. Upon completion of this offering, OP units will be held by RDB, LLC, a Missouri limited liability company of which the Richard D. Baier Trust under Trust Agreement dated November 1, 2006 is the sole member. Richard Baier is the sole trustee and beneficiary of the Richard D. Baier Trust during his lifetime.
(3)	Includes RSUs.
(4)	Includes (a) OP units issued as part of our formation transactions and (b) RSUs. Upon completion of this offering, OP units will be held by CMB, LLC, a Missouri limited liability company of which the sole member is the Cathleen M. Baier Trust under Trust Agreement dated November 1, 2006. Cathleen M. Baier is the sole trustee and beneficiary of the Cathleen M. Baier Trust during her lifetime.
(5)	Includes (a) OP units issued as part of our formation transactions, (b) RSUs. Upon completion of this offering, OP units will be held by the Daniel K. Carr Trust under the Daniel K. Carr Trust Agreement dated November 1, 2006 of which Daniel K. Carr is the sole trustee and beneficiary during his lifetime.
(6)	Includes RSUs.
(7)	Includes RSUs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Contribution Agreement

Pursuant to the contribution agreement among our contributors, the minority owners, our operating partnership and us:

•

our operating partnership will acquire 100% of the ownership interests in our contribution properties in exchange for (1) with respect to our contributors, an aggregate of              OP units and $             in cash and (2) with respect to the minority owners, an aggregate of              OP unit, with the cash consideration to be paid using a portion of the net proceeds from this offering;

•

our contributors and the minority owners have severally agreed to indemnify us for a period of one year with respect to the breach of any representation, warranty, covenant or agreement made or to be performed by them contained in the contribution agreement for claims over $50,000 in the aggregate, subject to a cap equal to the value of OP units issued pursuant to the contribution agreement;

•

we have agreed to indemnify our contributors and the minority owners for a period of one year with respect to the breach of any representation, warranty, covenant or agreement made or to be performed by us or our operating partnership contained in the contribution agreement and we have also agreed to indemnify our contributors with respect to any failure by us to comply with the development requirements of the lease for our Salt Lake City, Utah property; and

•

our operating partnership has agreed to remit to our contributors payments received from the federal government in respect of $                 of change orders completed during the development of our in service contribution properties and invoiced but unpaid as of the completion of this offering.

Reimbursement for Out Of Pocket Expenses

We will pay to BC Development Co. $             in cash with a portion of the net proceeds from this offering for the reimbursement of advances relating to out of pocket costs associated with our formation, this offering and the purchase of our acquisition properties (including $380,000 of property deposits and $             of transaction costs).

Release of Guarantees

Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, and Daniel K. Carr, our Executive Vice President and Chief Development Officer, have jointly and severally guaranteed all of the outstanding indebtedness secured by our three in-service contribution properties, which was $77.8 million as of March 31, 2010, and of this indebtedness, the Daniel K. Carr Trust, an affiliate of Mr. Carr, is also a guarantor of the approximately $14.1 million of the outstanding indebtedness secured by our Denver, Colorado contribution property. Our repayment of all of the outstanding indebtedness encumbering our three in-service contribution properties with a portion of the net proceeds from this offering will result in the release of these guarantees.

In connection with our formation transactions, our Salt Lake City, Utah development property will be contributed subject to mortgage indebtedness encumbering that property. Messrs. Baier and Carr, and Leanne Carr, Mr. Carr’s wife, have jointly and severally guaranteed up to approximately $10.2 million of the indebtedness secured by our Salt Lake City, Utah property. Cathleen M. Baier and the minority owners will have the opportunity to enter into guarantees for up to approximately $2 million in the aggregate related to this construction loan. In connection with the contribution of our Salt Lake City, Utah development property, we will indemnify each of Messrs. Baier and Carr, Ms. Carr, Ms. Baier and the minority owners for any liability incurred pursuant to their guarantees of the construction loan to the extent such liability exceeds approximately $2 million in the aggregate.

Tax Protection Agreements

Effective upon completion of this offering, we will enter into tax protection agreements with our contributors and the minority owners. Pursuant to the terms of these agreements, if we sell or otherwise dispose of any interest in any of our contribution properties that generates more than $             of built-in gain for our contributors and the minority owners, as a group, in any single year through December 31, 2020, we will indemnify our contributors and the minority owners for tax liabilities incurred with respect to an aggregate built-in gain in excess of $             and tax liabilities incurred as a result of such tax protection payment. The required indemnification will decrease ratably over the course of the term of the tax protection agreements, declining to zero by the end of 2020. The aggregate built-in gain on our contribution properties upon completion of this offering is estimated to be approximately $            . In addition, our tax protection agreements will provide that, during the period from the completion of this offering through December 31, 2020, our operating partnership will offer our contributors and the minority owners who received OP units in our formation transactions and who continue to hold such OP units the opportunity to guarantee an aggregate of $             of our operating partnership’s debt. If we fail to make such opportunities available, we will be required to deliver to each such contributor or minority owner, as the case may be, a cash payment intended to approximate such contributor’s or minority owner’s tax liability resulting from our failure to make such opportunities available to such contributor or minority owner, including any gross up necessary to cover any income tax incurred by such contributor or minority owner as a result of such tax protection payment.

Assignment Agreement

Pursuant to an assignment agreement between our development company and BC Development Co., our development company will acquire the intellectual property rights to the BC Development name and brand in perpetuity. Furthermore, BC Development Co. has six in-process bids with the GSA and, in the assignment agreement, it will agree that, if any or all of these bids are awarded to it, it will designate a special purpose entity wholly owned by our operating partnership to receive each such award. Our development company will license the BC Development name back to BC Development Co. until all outstanding bids have been awarded.

Property Management Agreement

We believe that it initially will be most cost effective to outsource property management to Lane4, a company majority-owned by Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, and Daniel K. Carr, our Executive Vice President and Chief Development Officer, for management of our initial properties and any future properties that we elect to have Lane4 manage. Accordingly, we will enter into a property management agreement with Lane4, pursuant to which we will be obligated to pay Lane4 an annual fee equal to $0.50 per rentable square foot of each property managed by Lane4, subject to a minimum of $1,500 per month per property, plus the reimbursement of Lane4 expenses that are included in each Lane4-managed property’s budget approved by our nominating and governance committee, and other Lane4 expenses that do not exceed $5,000 for each Lane4-managed property unless approved by our nominating and governance committee. Our nominating and governance committee is composed entirely of independent directors. Prior to Lane4’s engagement under this agreement to manage one or more of our properties acquired or developed in the future, property management services will be competitively bid and reviewed and approved by our nominating and governance committee. Messrs. Baier and Carr have agreed to submit a proposal to our board of directors to internalize all property management services and terminate the property management agreement with Lane4 at no cost to us once the size of our portfolio reaches 1.5 million rentable square feet, although no assurance can be given that our size threshold will be reached, that our board of directors will approve any submitted proposal or that any approved proposal will be beneficial to us.

The property management agreement governs the obligations of Lane4 with regard to any of our properties which Lane4 manages during its term. The property management agreement permits us to opt-in or opt-out of Lane4 management services for any given property in our portfolio, thus providing us with the flexibility to use Lane4 to manage certain properties in the portfolio or elect to have another, unrelated (to Lane4 or us) property manager render management services for certain properties, should facts and circumstances warrant. The initial term of the property management agreement will expire on December 31, 2011, however, we have reserved the right to terminate the property management agreement, or services specific to any given property, without cause, on 60 days prior written notice to Lane4 or for cause at any time without notice to Lane4.

For any property that we elect for Lane4 to manage, the property management agreement obligates Lane4 to use diligent efforts to manage, maintain and operate the property, consistent with an annual budget that has been approved by us and follow our reasonable written instructions with regard to such management. Lane4 will be responsible for the collection of rents, disbursement of funds, consistent with the budget, and, except for expenditures to meet an emergency involving a managed property, Lane4 must seek our prior approval for the disbursement of funds in excess of the approved budget. Furthermore, the property management agreement requires Lane4 to ensure that each property it manages complies with all applicable laws and regulations. It empowers Lane4 on our behalf to enforce all lease terms but requires Lane4 to seek our approval before instituting any legal action to enforce a lease. While the property management agreement does not require Lane4 to monitor or enforce tenant compliance with environmental laws or regulations affecting a managed property generally or environmental covenants of the lease for a managed property, if we direct Lane4 to do so, the property management agreement affords us the right to require Lane4 to enforce such compliance by the tenant. If we require Lane4 to enforce such compliance under the property management agreement, we are obligated to indemnify Lane4 to the extent of actual monetary damages or costs that Lane4 incurs and which arise from its compliance with our direction concerning environmental compliance or our noncompliance or failure to act or remediate environmental occurrences at a managed property.

Lane4 is not obligated to provide leasing services under the property management agreement.

Renewals or extensions of the property management agreement will be subject to the approval of the nominating and governance committee of our board of directors, which will be composed entirely of independent directors. Furthermore, when we acquire or develop a property, if management proposes to have Lane4 manage the property under the property management agreement, management will obtain at least three bids or proposals from comparable property managers in the market in which the property is located (regardless of whether or not we presently operate properties within those markets) to be submitted to the nominating and governance committee, along with management’s recommendation that Lane4 should manage the property under the property management agreement for review and approval of the management of such property as the nominating and governance committee deems most appropriate in the circumstances.

Employment Agreements

Upon completion of this offering, Richard Baier,                     , Daniel K. Carr, Cathleen M. Baier, Edwin M. Stanton and Nicholas J. Rhodes each will enter into an employment agreement with us each of which will have a term of          years, with automatic one year renewals and will provide for an annual base salary, eligibility for annual bonuses, eligibility for participation in our equity incentive plan and participation in all of the employee benefit plans and arrangements made available by us to our similarly situated executives.

Grants of RSUs

Our equity incentive plan provides for grants of equity-based awards up to an aggregate of     % of our issued and outstanding shares of our common stock on a fully-diluted basis (including shares of our common stock sold upon exercise of the underwriters’ over-allotment option) at the time of the award, as reduced by the grants of RSUs referred to below and grants of an aggregate of                  restricted shares of our common stock to our independent directors in connection with this offering.

We have granted an aggregate of              RSUs to our senior management team under our equity incentive plan. RSUs granted to our senior management team vest in three equal annual installments beginning on the one-year anniversary of the date of grant. Distributions in respect of the shares of our common stock underlying the RSUs will be declared and paid when dividends on our common stock are declared and paid generally. These RSUs will represent approximately     % of our issued and outstanding shares of our common stock on a fully-diluted basis (excluding any shares of our common stock issued pursuant to the underwriters’ exercise of their over-allotment option).

Richard Baier, the Chairman of our board of directors and our Chief Executive Officer and President, will be granted              RSUs.

                    , our Chief Financial Officer, will be granted              RSUs.

Daniel K. Carr, our Executive Vice President and Chief Development Officer, will be granted              RSUs.

Cathleen M. Baier, our Executive Vice President, Government Operations, will be granted              RSUs.

Edwin M. Stanton, our Executive Vice President and Chief Investment Officer, will be granted              RSUs.

Nicholas J. Rhodes, our Executive Vice President, Chief Operating Officer, Treasurer and Secretary, will be granted              RSUs.

Registration Rights

We will enter into a registration rights agreement with our contributors and the minority owners pursuant to which we will agree, among other things, to register the resale of any shares of our common stock that are exchanged for OP units issued to them as part of our formation transactions. These registration rights require us to seek to register all shares of our common stock that may be exchanged for OP units effective as of that date which is 14 months following completion of this offering on a “shelf” registration statement under the Securities Act. We will also grant such holders the right to include such shares of our common stock in any registration statements we may file in connection with any future public equity offerings, subject to the terms of the lockup arrangements described herein and subject to the right of the underwriters of those offerings to reduce the total number of such shares of our common stock to be sold by selling stockholders in those offerings.

In addition, prior to completion of this offering, we intend to file a registration statement on Form S-8 to register the total number of shares of our common stock that may be issued under our equity incentive plan.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and our senior management team that will obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that:

•

if a director or member of our senior management team is a party or is threatened to be made a party to any proceeding, by reason of such director’s or senior management team member’s status as a director, officer or employee of our company, we must indemnify such director or senior management team member, and advance expenses actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•

the act or omission of the director or senior management team member was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or senior management team member actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal action or proceeding, the director or senior management team member had reasonable cause to believe his or her conduct was unlawful;

Except as described below, our directors and senior management team members will not be entitled to indemnification pursuant to the indemnification agreement:

•	if the proceeding was one brought by us or in our right and the director or senior management team member is adjudged to be liable to us;

•	if the director or senior management team member is adjudged to be liable on the basis that personal benefit was improperly received; or

•

in any proceeding brought by the director or senior management team member other than to enforce his or her rights under the indemnification agreement, and then only to the extent provided by the agreement and, except as may be expressly provided in our charter, our bylaws, a resolution of our board of directors or of our stockholders entitled to vote generally in the election of directors or an agreement approved by our board of directors.

Notwithstanding the limitations on indemnification described above, on application by a director of our company or member of our senior management team to a court of appropriate jurisdiction, the court may order indemnification of such director or senior management team member if:

•

the court determines the director or senior management team member is entitled to indemnification as described in the following paragraph, in which case the director or senior management team member shall be entitled to recover from us the expenses of securing such indemnification; or

•

the court determines that such director or senior management team member is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or senior management team member (i) has met the standards of conduct set forth above or (ii) has been adjudged liable for receipt of an “improper personal benefit”; provided, however, that our indemnification obligations to such director or senior management team member will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit.

Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a director or senior management team member is a party or is threatened to be made a party to any proceeding by reason of such director’s or senior management team member’s status as a director, officer or employee of our company, and such director or senior management team member is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or senior management team member for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with our without prejudice.

In addition, the indemnification agreements will require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or senior management team member is not entitled to indemnification.

DESCRIPTION OF STOCK

Although the following summary describes the material terms of our stock and certain provisions of our charter, it is not a complete description of, and is qualified in its entirety by reference to, Maryland Law and our charter, a copy of which is available from us upon request. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to              shares of our common stock, $0.01 par value per share, and              shares of preferred stock, $0.01 par value per share, or preferred stock, in one or more classes or series. On May 6, 2010, we issued 1,000 shares of our common stock in connection with our initial capitalization. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. Upon completion of this offering and our formation transactions,              shares of our common stock will be issued and outstanding (or              shares of our common stock if the underwriters’ over-allotment option is exercised in full).

Common Stock

All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on ownership and transfer of stock, holders of shares of our common stock are entitled to receive dividends if, as and when authorized by our board of directors out of assets legally available for such distributions and declared by us. The holders of shares of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock, and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of shares of our common stock will possess exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our stock entitled to vote will be able to elect all of the directors then standing for election and the holders of the remaining shares of our common stock will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of the charter regarding the restrictions on ownership and transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s articles of incorporation. Except for certain articles of incorporation amendments, our charter provides for a majority percentage in these situations. However, because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all or substantially all of its assets or merge with another entity without any vote of the corporation’s stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of our preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of our preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of us that might involve a premium price for our common stockholders or otherwise be in their best interests. As of the date hereof, no shares of our preferred stock are outstanding and we have no present plans to issue any of our preferred stock.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

Our board of directors has the power to increase or decrease the number of authorized shares of stock, approve additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Our board of directors could authorize us to issue a class or series of stock that may, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of us which might involve a premium price for our common stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of shares of our common stock and other outstanding stock. The relevant sections of our charter, which are described below, provide, among other things, that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% by number of shares or value, whichever is more restrictive, of the outstanding shares of our common stock, which we refer to as the common stock ownership limit, or 9.8% by value of our outstanding stock, which we refer to as the aggregate stock ownership limit. We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the “stock ownership limits.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by number of shares or value, whichever is more restrictive, of outstanding shares of our common stock or 9.8% by value of our outstanding stock (or the acquisition of an interest in an entity that owns, actually or constructively, our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% by number of shares or value, whichever is more restrictive, of the outstanding shares of our common stock or 9.8% by value of our outstanding stock and thereby violate the applicable stock ownership limit.

Our charter provides that our board of directors may, upon receipt of certain representations and agreements and in its sole discretion, exempt (prospectively or retroactively) any person, in whole or in part, from the above- referenced stock ownership limits or establish a different limit, or excepted holder limit, for a particular stockholder if the person’s ownership in excess of the stock ownership limits will not then or in the future result in our being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise jeopardize our qualification as a REIT. In order to be considered by our board of directors for exemption, a person must not own, directly or indirectly, an interest in any of our tenants (or a tenant of any entity we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant, or our board of directors must determine that the revenue derived from such tenant would not affect our ability to qualify as a REIT. As a condition of its exemption or creation of an excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to our board of directors in order to determine or ensure our qualification as a REIT.

In connection with an exemption from the stock ownership limits, establishing an excepted holder limit or at any other time, our charter provides that our board of directors may from time to time increase or decrease the stock ownership limits for all other persons and entities; provided, however, that any decrease in the stock ownership limits will not be effective for any person whose percentage ownership of shares of our common stock is in excess of such decreased limits until such time as such person’s percentage ownership of shares of our common stock equals or falls below the decreased limits (other than a decrease as a result of a retroactive change in existing law, in which case the decrease will be effective immediately), but any further acquisition of shares of our common stock in excess of such person’s percentage ownership of shares of our common stock will be in violation of the applicable limits; and provided, further, that the stock ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could beneficially own or constructively own in the aggregate more than 49.9% in value of the shares then outstanding. Prior to the modification of the stock ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT.

Our charter further prohibits:

•

any person from beneficially or constructively owning, applying certain attribution rules of the Code, our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring our stock if such transfer would result in our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our stock that will or may violate the stock ownership limits or any of the other foregoing restrictions on ownership and transfer of our stock will be required to immediately give written notice to us or, in the case of such a proposed or attempted transaction, give at least 15 days’ prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The stock ownership limits and the other restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

If any transfer of our stock would result in our stock being beneficially owned by fewer than 100 persons, our charter provides that such transfer will be void ab initio and the intended transferee will acquire no rights in such shares. In addition, our charter provides that if any purported transfer of our stock or any other event would otherwise result in:

•	any person violating the stock ownership limits or such other limit established by our board of directors; or

•

our being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee will acquire no rights in such shares. The transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the charitable trust. A person who, but for the transfer of the shares to the charitable trust, would have beneficially or constructively owned the shares so transferred is referred to as a “prohibited owner,” which, if appropriate in the context, also means any person who would have been the record owner of the shares that the prohibited owner would have so owned.

Any distribution made to the prohibited owner, prior to our discovery that the shares had been deemed to be transferred to the charitable trust as described above, must be repaid to the charitable trustee upon demand for distribution to the beneficiary by the charitable trust. If the transfer to the charitable trust as described above would not be effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer contained in our charter, then our charter provides that the transfer of the shares will be void ab initio. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any distribution authorized but unpaid will be paid when due to the charitable trustee.

Shares of stock transferred to a charitable trust are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such stock at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the trading day immediately preceding the day of the event which resulted in the transfer of such stock to the charitable trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the charitable trustee has sold the shares held in the charitable trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the charitable trustee must distribute the net proceeds of the sale to the charitable beneficiary and the prohibited owner and any distributions held by the charitable trustee with respect to such stock will be made to the charitable beneficiary.

If we do not buy the shares, our charter provides that the charitable trustee must, within 20 days of receiving notice from us of a transfer of shares to the charitable trust, sell the shares to a person or entity designated by the charitable trustee who could own the shares without violating the stock ownership limits or the other restrictions on ownership and transfer of shares of our common stock described above. Upon such sale, the charitable trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares in the transaction that resulted in the transfer to the charitable trust (or, if the event which resulted in the transfer to the charitable trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer to the charitable trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the charitable trust for the shares. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to discovery by us that stock have been transferred to a charitable trust, such stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the charitable trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the charitable trustee upon demand. The prohibited owner has no rights in the shares held by the charitable trust.

The charitable trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the charitable trust, the charitable trustee will receive, in trust for the charitable beneficiary, all distributions made by us with respect to such shares and may also exercise all voting rights with respect to such shares.

Our charter provides that, subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the charitable trustee will have the authority, at the charitable trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the charitable trust; and

•	to recast the vote in accordance with the desires of the charitable trustee acting for the benefit of the beneficiary of the charitable trust.

However, if we have already taken irreversible action, then the charitable trustee may not rescind and recast the vote.

If our board of directors determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors will take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

If any stock is represented by certificates, such certificates will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of shares of our stock, including shares of our common stock, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner will be required to provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each stockholder will, upon demand, be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Stock Exchange Listing

We will apply to have our common stock listed on the NYSE under the symbol “USFP.”

Transfer Agent and Registrar

We expect the transfer agent and registrar for our common stock will be                     .

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR

CHARTER AND BYLAWS

Although the following summary describes certain provisions of Maryland law and of our charter and bylaws, it is not a complete description of, and is qualified in its entirety by reference to, Maryland law and our charter and bylaws, copies of which are available from us upon request. See “Where You Can Find More Information.”

Number of Directors; Vacancies

Our charter provides that the number of directors will be set by our board of directors pursuant to our bylaws, provided that the number is not fewer than the minimum number required by the MGCL. Our bylaws provide that a majority of our entire board of directors may, at any time, increase or decrease the number of directors, provided that the number is not fewer than the minimum number required by the MGCL nor more than 15. In addition, our bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, will be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies.

A plurality of all votes cast on the matter at a meeting of stockholders at which a quorum is present is sufficient to elect a director. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at a meeting constitutes a quorum. Stockholders will not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of our stock entitled to vote will be able to elect all of our directors.

Removal of Directors

Our charter provides that, subject to the rights of holders of any other class or series of stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees, except upon the existence of cause for removal and a substantial affirmative vote by our stockholders.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the articles of incorporation provide for a lesser percentage, which our charter does not). Special meetings of stockholders may be called by our board of directors, the Chairman of our board of directors, our Chief Executive Officer or our President, and must be called, subject to the satisfaction of certain procedural and information requirements by the stockholders requesting the meeting, by our Secretary upon the written request of stockholders entitled to cast a majority of the votes entitled to be cast on any matter that may properly be considered at such meeting. These provisions, combined with the advance notice provisions of our bylaws, which are summarized below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•

by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder, as required by our bylaws, and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice provisions of our bylaws; and

•

with respect to special meetings of stockholders, only the business specified in our notice of the meeting may be conducted at the meeting, and nominations of individuals for election to our board of directors at a special meeting at which directors are to be elected may be made only:

•	by or at the direction of our board of directors; or

•

provided that the special meeting has been called by our board of directors, the Chairman of our board of directors, our Chief Executive Officer or our President for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder, as required by our bylaws, and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of our bylaws.

Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our Secretary not earlier than 150 days or later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of mailing of the proxy statement for the prior year’s annual meeting. For a stockholder seeking to nominate a candidate for election or re-election to our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters. In each case, the notice must include the name and address of, and number of shares of our common stock owned by, the stockholder.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed. Our bylaws may also have the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Approval of Extraordinary Corporate Action; Amendment of Our Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its articles of incorporation, effect certain mergers, sell all or substantially all of its assets, engage in a share exchange or engage in a similar transaction outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its articles of incorporation for approval of these matters by a lesser percentage, but not less than a majority of the votes entitled to be cast on the matter. Our charter, with certain exceptions, generally provides for approval of such transactions (which have been first declared advisable by our board of directors) by the stockholders entitled to cast a majority of the votes entitled to be cast on the matter. However, many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to transfer all or substantially all of their assets or merge with another entity without the approval of our stockholders.

Our bylaws provide that our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines that such rights will apply with respect to all or any classes or series of stock classified or reclassified in the future.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of our common stock beneficially owned by the acquiring person, by officers or by employees who are directors of the corporation are excluded from the vote on whether to accord voting rights to control shares. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting powers:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of control shares.

Once a person who has made or proposes to make a control share acquisition has undertaken to pay the expenses of the meeting and has satisfied other required conditions, the person may compel our board of directors to call a special meeting of stockholders, to be held within 50 days of demand, for the purpose of considering the voting rights of such shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, we may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved.

If voting rights for control shares are approved at a stockholders’ meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of appraisal rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to:

•	shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•	acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. We can provide no assurance that our board of directors will not amend or eliminate such provision at any time in the future.

Business Combinations

The MGCL prohibits “business combinations” between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges or, in circumstances specified in the MGCL, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as:

•	any person who beneficially owns 10% or more of the voting power of our outstanding voting stock; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock.

A person is not an interested stockholder under the MGCL if our board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving such a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year period, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding voting stock; and

•

two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if holders of our common stock receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by our board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Maryland Business Combination Act. However, our board of directors may, by resolution, opt into the provisions of the Maryland Business Combination Act, and we can provide no assurance that our board of directors will not do so in the future.

Other Anti-Takeover Provisions of Maryland Law

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its articles of incorporation or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the articles of incorporation or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our articles of incorporation and our bylaws unrelated to Subtitle 8, we already (a) require a two-thirds stockholder vote for the removal of any director from our board of directors, as well as require that such removal be for cause (as defined in our articles of incorporation), (b) vest in our board of directors the exclusive power to fix the number of directorships, (c) allow most vacancies on our board of directors to be filled only by the remaining directors and (d) unless called by the our board of directors, the Chairman of our board of directors, our Chief Executive Officer or our President, require the request of stockholders entitled to cast a majority of the votes entitled to be cast on any matter that may properly be considered at a special meeting to call such a meeting.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

•

the fact of the common directorship or interest is disclosed to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or

•	the transaction or contract is fair and reasonable to us.

Upon completion of this offering, we intend to adopt a policy which requires that all contracts and transactions between us (including our subsidiaries), on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors, even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent it, although our board of directors will have no obligation to do so.

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its articles of incorporation a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision eliminating such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent that Maryland law in effect from time to time permits, to obligate us to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served in any of the capacities described above and to any of our other employees or agents.

The MGCL requires a corporation (unless its articles of incorporation provide otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was (1) committed in bad faith or (2) the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not provide any indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

The MGCL also permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Upon completion of this offering, we expect to enter into indemnification agreements with each of our directors and each member of our senior management team that provide for indemnification to the maximum extent permitted by Maryland law. See “Certain Relationships and Related Party Transactions—Indemnification Agreements.”

Stock Ownership Limits

Our charter generally prohibits any person (unless exempted by our board of directors) from actually or constructively owning more than 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or 9.8% by value of the outstanding shares of our stock. For more information regarding these restrictions, see “Description of Stock—Restrictions on Ownership and Transfer.” We have committed not to use the stock ownership limits contained in our charter as an anti-takeover device.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The business combination provisions of Maryland law (if our board of directors opts into the business combination statute or fails to first approve a business combination), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the provisions of our charter relating to removal of directors, restrictions on ownership and transfer of our stock, the board of directors power to issue additional shares of common stock or preferred stock and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for our common stockholders or otherwise be in their best interests. However, these provisions may also discourage certain coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms. We have committed not to use the stock ownership limits contained in our charter as an anti-takeover device.

Dissolution

The MGCL provides for us to have a perpetual existence. Our dissolution must be approved by a majority of our entire board of directors and approved by our stockholders by the affirmative vote of a majority of the votes entitled to be cast on the matter.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to qualify as a REIT.

OUR OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

Although the following summary describes the material provisions of the partnership agreement, it is not a complete description of, and is qualified in its entirety by reference to, the Delaware Revised Uniform Limited Partnership Act, or the DRULPA, and the partnership agreement, a copy of which is available from us upon request. See “Where You Can Find More Information.”

General

We are the sole general partner of our operating partnership, which we have organized as a Delaware limited partnership. We will conduct substantially all of our operations and make substantially all of our investments through the operating partnership. Pursuant to our operating partnership’s partnership agreement, as our partnership’s general partner, we have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions, including acquisitions, dispositions, re-financings, select tenants for our properties, enter into lease for our properties, make distributions to partners and cause changes in the operating partnership’s business activities.

The purpose of our operating partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under the DRULPA. The partnership agreement of our operating partnership requires the business of our operating partnership to be conducted in such a manner that will permit us to qualify as a REIT under U.S. federal tax laws.

Upon completion of this offering, limited partners other than us will own approximately                      of our operating partnership. The limited partners of our operating partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our operating partnership except as required by applicable law. Consequently, we, by virtue of our position as the sole general partner, control the assets and business of our operating partnership.

In the partnership agreement, the limited partners of our operating partnership expressly acknowledge that we, as general partner of our operating partnership, are acting for the benefit of our operating partnership, the limited partners and our stockholders, collectively. Neither us nor our board of directors is under any obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. In particular, we will be under no obligation to consider the tax consequence to limited partners when making decisions for the benefit of our operating partnership, but we are expressly permitted to take into account our tax consequences. If there is a conflict between the interests of our stockholders, on one hand, and the interests of the limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, we have agreed to resolve any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners in favor of our stockholders. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions so long as we have acted in good faith.

Classes of Partnership Units

Subject to our discretion as general partner to create additional classes of limited partnership interests, our operating partnership initially has two classes of limited partnership interests. These classes are the OP units and the LTIP units. See “—LTIP Units” below. In calculating the percentage interests of our operating partnership’s partners, holders of LTIP units are treated as holders of OP units and LTIP units are treated as OP units.

We expect that our operating partnership will issue OP units to limited partners, including us, in exchange for capital contributions of cash or property, and that our operating partnership will issue LTIP units, pursuant to our equity incentive plan, to persons who provide services to us, including our officers, directors and employees.

However, as general partner, we may cause our operating partnership to issue additional OP units or LTIP units for any consideration, or we may cause the creation of a new class of limited partnership interests, at our sole and absolute discretion. As general partner, we may elect to issue LTIP units subject to vesting agreements, which may provide that a recipient’s rights in such LTIP units vest over time, vest based upon our company’s performance or vest based upon any other conditions that we determine. The only difference between vested and unvested LTIP units is that unvested LTIP units may not be converted into OP units. Taking these differences into account, when we refer to “partnership units,” we are referring to OP units and vested and unvested LTIP units collectively.

Amendments to the Partnership Agreement

Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners holding     % or more of all of the outstanding OP units and LTIP units, if any, which we refer to collectively as partnership units, held by limited partners other than us.

Generally, the partnership agreement may not be amended, modified, or terminated without our approval and the written consent of limited partners holding more than     % of all of the outstanding partnership units held by limited partners other than us if such actions would adversely affect the rights, privileges and protections afforded to the limited partners under the partnership agreement. As general partner, we will have the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners, as may be necessary to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;

•	reflect the issuance of additional partnership units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement;

•	set forth or amend the designations, rights, powers, duties, and preferences of the holders of any additional partnership units issued by our operating partnership;

•

reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	reflect changes that are reasonably necessary for us, as general partner, to qualify and maintain our qualification as a REIT;

•	modify the manner in which capital accounts are computed;

•	include provisions referenced in future federal income tax guidance relating to compensatory partnership interests that we determine are reasonably necessary in respect of such guidance; or

•	satisfy any requirements, conditions or guidelines of federal or state law.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, adversely alter a partner’s right to receive any distributions or allocations of profits or losses or adversely alter or modify the redemption rights, or alter the protections of the limited partners in connection with the transactions described in “—Restrictions on Mergers, Sales, Transfers and Other Significant Transactions” below must be approved by each limited partner that would be adversely affected by such amendment.

In addition, without the written consent of limited partners holding more than % of all of the outstanding partnership units held by limited partners other than us, we, as general partner, may not do any of the following except as expressly authorized in the partnership agreement:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•	enter into or conduct any business other than in connection with our role as general partner of our operating partnership and our operation as a REIT;

•	acquire an interest in real or personal property other than through our operating partnership; or

•

except as described in “—Restrictions on Mergers, Sales, Transfers and Other Significant Transactions” below, withdraw from our operating partnership or transfer any portion of our general partnership interest.

Restrictions on Mergers, Sales, Transfers and Other Significant Transactions

We may not voluntarily withdraw from the operating partnership or transfer or assign our general partnership interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of all, or substantially all, of our assets in a transaction which results in a change of control of our company (as general partner) unless:

•	we receive the consent of limited partners holding more than 50% of the partnership units held by the limited partners (other than those held by us or our subsidiaries);

•

as a result of such a transaction, all limited partners (other than us or our subsidiaries) holding partnership units, will receive for each partnership unit an amount of cash, securities or other property equal in value to the amount of cash, securities or other property they would have received if their partnership units had been converted into shares of our common stock immediately prior to such transaction, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to, and accepted by, the holders of more than 50% of the outstanding shares of our common stock, each holder of OP units (other than us or our subsidiaries) shall be given the option to exchange such OP units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•

we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than us or our subsidiaries) receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We also may merge or consolidate with another entity, if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than OP units held by us, are contributed, directly or indirectly, to our operating partnership as a capital contribution in exchange for OP units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor in such merger or consolidation expressly agrees to assume all of our obligations under our partnership agreement and such partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of conversion or redemption rights that approximates the existing method for such calculation as closely as reasonably possible.

We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which shares of our common stock are listed.

Limited partners may not transfer their partnership units without our consent, as the operating partnership’s general partner.

Capital Contributions

As our initial capital contribution in exchange for OP units, we will contribute directly to our operating partnership substantially all of the net proceeds of this offering. We are obligated to contribute the net proceeds of any future offering of shares as additional capital to our operating partnership. If we contribute additional capital to our operating partnership, we will receive additional OP units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from cash flow, borrowings by our operating partnership or capital contributions, we may borrow such funds from a financial institution or other lenders and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement, if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation.

Issuance of Additional Limited Partnership Interests

As the sole general partner of our operating partnership, we are authorized, without the consent of the limited partners, to cause our operating partnership to issue additional units to us, to other limited partners or to other persons for such consideration and on such terms and conditions as we deem appropriate. If additional units are issued to us, then, unless the additional units are issued in connection with a contribution of property to our operating partnership, we must (1) issue additional shares of our common stock and must contribute to our operating partnership the entire proceeds received by us from such issuance or (2) issue additional units to all partners in proportion to their respective interests in our operating partnership. In addition, we may cause our operating partnership to issue to us additional partnership interests in different series or classes, which may be senior to the units, in conjunction with an offering of our securities having substantially similar rights, in which the proceeds thereof are contributed to our operating partnership. Consideration for additional partnership interests may be cash or other property or assets. No person, including any partner or assignee, has preemptive, preferential or similar rights with respect to additional capital contributions to our operating partnership or the issuance or sale of any partnership interests therein.

Our operating partnership may issue limited partnership interests that are OP units, limited partnership interests that are preferred as to distributions and upon liquidation to our OP units, LTIP units, and other types of units with such rights and obligations as may be established by us, as the sole general partner of our operating partnership, from time to time.

Redemption Rights

Pursuant to the partnership agreement, any holders of OP units, other than us or our subsidiaries, will receive redemption rights, which will enable them to cause the operating partnership to redeem their OP units in exchange for cash or, at our option, shares of our common stock. The cash redemption amount per common unit will be based on the market price of our common stock at the time of redemption, multiplied by the conversion ratio set forth in our limited partnership agreement. Alternatively, we may elect to purchase the OP units by issuing shares of our common stock for OP units, based on the conversion ratio set forth in our operating partnership agreement. The conversion ratio is initially one to one, but is adjusted based on certain events including: (i) a distribution in shares of our common stock to holders of our outstanding common stock, (ii) a subdivision our outstanding common stock, or (iii) a reverse split of our outstanding shares of common stock into a smaller number of shares. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of shares of our common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of our common stock in excess of the stock ownership limit in our charter;

•	result in our common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•

cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;

•	cause us to fail to qualify as a REIT under the Code; or

•

cause the acquisition of our common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

Subject to the foregoing, limited partners of our operating partnership holding OP units may exercise their redemption rights at any time after one year following the date of issuance of their OP units. However, a limited partner may not deliver more than two notices of redemption during each calendar year and may not exercise its redemption right for less than 1,000 OP units, unless such limited partner holds less than 1,000 OP units, in which case, it must exercise its redemption right for all of its OP units. We do not expect to issue any shares of our common stock offered hereby to limited partners of the operating partnership in exchange for their OP units, if they elect to redeem their OP units. Rather, in the event a limited partner of our operating partnership exercises its redemption rights, and we elect to redeem the OP units by the issuance of shares of our common stock, we expect to issue unregistered shares, or shares that shall have been registered after completion of this offering in connection with any such redemption transaction.

No Removal of the General Partner

We may not be removed as general partner by the partners with or without cause.

LTIP Units

In general, LTIP units, a class of partnership units in our operating partnership, will receive the same quarterly per-unit distributions as the OP units. Initially, each LTIP unit will have a capital account balance of zero and, therefore, will not have full parity with OP units with respect to liquidating distributions. However, our operating partnership agreement provides that “book gain,” or economic appreciation, in our assets realized by our operating partnership as a result of the actual sale of all or substantially all of our operating partnership’s assets or the revaluation of our operating partnership’s assets as provided by applicable U.S. Department of Treasury regulations, or Treasury Regulations, will be allocated first to the LTIP unit holders until the capital account per LTIP unit is equal to the average capital account per-unit of the general partner’s OP units in our operating partnership.

Our operating partnership agreement provides that our operating partnership’s assets will be revalued upon the occurrence of certain events, specifically additional capital contributions by us or other partners, the redemption of a partnership interest, a liquidation (as defined in the Treasury Regulations) of our operating partnership or the issuance of a partnership interest (including LTIP units) to a new or existing partner as consideration for the provision of services to, or for the benefit of, our operating partnership.

Upon equalization of the capital accounts of the LTIP unit holders with the average per-unit capital account of the general partner’s OP units, the LTIP units will achieve full parity with OP Units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of OP units. If a sale or revaluation of assets occurs at a time when our operating partnership’s assets have appreciated sufficiently since the last revaluation, the LTIP units would achieve full parity with the OP units upon such sale or revaluation. In the absence of sufficient appreciation in the value of our operating partnership’s assets at the time of a sale or revaluation, full parity would not be reached.

Consequently, an LTIP unit may never become convertible because the value of our operating partnership’s assets has not appreciated sufficiently between revaluations to equalize capital accounts. Until and unless parity is reached, the value for a given number of vested LTIP units will be less than the value of an equal number of our shares of common stock.

Operations

Our operating partnership agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any U.S. federal income or excise tax liability, and (3) ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership.

Rights, Obligations and Powers of the General Partner

As our operating partnership’s general partner, generally we have complete and exclusive discretion to manage and control our operating partnership’s business and to make all decisions affecting its assets. This authority generally includes, among other things, the authority to:

•	acquire, purchase, own, operate, lease and dispose of any real property and any other property;

•	construct buildings and make other improvements on owned or leased properties;

•	authorize, issue, sell, redeem or otherwise purchase any debt or other securities;

•	borrow money;

•	make or revoke any tax election;

•	maintain insurance coverage in amounts and types as we determine is necessary;

•	retain employees or other service providers;

•	form or acquire interests in joint ventures; and

•	merge, consolidate or combine our operating partnership with another entity.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under U.S. federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to properties or interests in subsidiaries that are owned by us directly rather than by the operating partnership or its subsidiaries.

Fiduciary Responsibilities of the General Partner

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, we, as the general partner of our operating partnership, will have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. In the event that a conflict of interest exists between the interests of our stockholders, on the one hand, and our operating partnership’s limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or such limited partners. However, any such conflict that we determine cannot be resolved in a manner not adverse to either our stockholders or such limited partners shall be resolved in favor of our stockholders. The limited partners of our operating partnership will acknowledge expressly that in the event of such a determination by us, as the general partner of our operating partnership, we shall not be liable to such limited partners for losses sustained or benefits not realized in connection with, or as a result of, such a determination.

Distributions; Allocations of Profits and Losses

Our partnership agreement provides that our operating partnership will distribute cash from operations at times and in amounts determined by us, as the sole general partner of our operating partnership, in our sole discretion, to the partners, in accordance with their respective percentage interests in our operating partnership. Our operating partnership will be required to distribute annually to us amounts sufficient to allow us to satisfy the annual distribution requirements necessary for us to qualify as a REIT, currently 90% of our REIT taxable income. We generally intend to cause our operating partnership to distribute annually to us an amount equal to at least 100% of our net taxable income, which we will then distribute to our stockholders, but we will be subject to corporate taxation to the extent distributions in such amounts are not made. Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, any remaining assets of our operating partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If any partner has a deficit balance in its capital account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such partner shall have no obligation to make any contribution to the capital of our operating partnership with respect to such deficit, and such deficit shall not be considered a debt owed to our operating partnership or to any other person for any purpose whatsoever.

Income, expenses, gains and losses of our operating partnership will generally be allocated among the partners in a manner consistent with the distribution of cash described in “—Distributions” above. Upon the occurrence of certain specified events, as described in “—LTIP Units” above, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the LTIP units to equalize the capital accounts of such holders with the capital accounts of OP Units. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner, shall have the authority to elect the method to be used by the operating partnership for allocating items with respect to contributed property acquired in connection with this offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners.

Term and Termination

The operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all, or substantially all, of the assets of the partnership;

•	the redemption of all limited partnership interests (other than those held by us or our subsidiaries) unless we decide to continue the partnership by the admission of one or more limited partners; or

•	an election by us in our capacity as the general partner.

Tax Matters

Our partnership agreement provides that we, as the sole general partner of the operating partnership, will be the tax matters partner of the operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering and our formation transactions, we will have              shares of our common stock outstanding on a fully-diluted basis, including (1)              shares of our common stock sold in this offering, (2)              OP units issued to our contributors and the minority owners in exchange for their ownership interests in our contribution properties, (3) an aggregate of              RSUs granted to our senior management team and (4) an aggregate of              restricted shares of our common stock to our independent directors under our equity incentive plan, or              shares of our common stock outstanding on a fully-diluted basis if the underwriters’ over-allotment option is exercised in full.

Our equity incentive plan provides for grants of equity-based awards up to a maximum of         % of the issued and outstanding shares of our common stock on a fully-diluted basis, including any shares of our common stock issued upon exercise of the underwriters’ over-allotment option, as reduced by an aggregate of              RSUs granted to our senior management team and an aggregate of              restricted shares of our common stock granted to our independent directors under our equity incentive plan.

No assurance can be given as to the likelihood that an active trading market for our common stock will develop or be maintained, that any such market will be liquid or that stockholders will be able to sell the shares of our common stock when desired, or at all, or at the price they seek. No prediction can be made as to the effect, if any, that future issuances or resales of shares of our common stock, or the perception of future issuances or resales of shares of our common stock, will have on the market price of our common stock prevailing from time to time, although they may materially and adversely affect the prevailing market price of our common stock. See “Risk Factors—Risks Related to this Offering.”

The shares of our common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless they are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act, or Rule 144. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. All of shares of our common stock held by our affiliates are restricted securities as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

In general, Rule 144 provides that if (1) one year has elapsed since the date of acquisition of shares of our common stock from us or any of our affiliates and (2) the holder is not an affiliate of ours and has not been an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such shares of our common stock in the public market under Rule 144(b)(1) without regard to the volume limitations, manner of sale provisions, current public information requirement or notice requirements under such rule. In general, Rule 144 also provides that if (1) six months have elapsed since the date of acquisition of shares of our common stock from us or any of our affiliates, (2) we have been a reporting company under the Exchange Act for at least 90 days and (3) the holder is not an affiliate of ours and has not been an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such shares of our common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s current public information requirement but without regard to the volume limitations, manner of sale provisions or notice requirements under such rule.

In addition, under Rule 144, if (1) one year (or, subject to us being a reporting company under the Exchange Act for at least the preceding 90 days, six months) has elapsed since the date of acquisition of shares of our common stock from us or any of our affiliates and (2) the holder is an affiliate of ours or has been an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such shares of our common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s volume limitations, manner of sale provisions, current public information requirement and notice requirements.

Registration Rights

We will enter into a registration rights agreement with our contributors and the minority owners pursuant to which we will agree, among other things, to register the resale of any shares of our common stock that are exchanged for OP units issued to them as part of our formation transactions. These registration rights require us to seek to register all shares of our common stock that may be exchanged for OP units effective as of that date which is 14 months following completion of this offering on a “shelf” registration statement under the Securities Act. We will also grant such holders the right to include such shares of our common stock in any registration statements we may file in connection with any future public equity offerings, subject to the terms of the lockup arrangements described herein and subject to the right of the underwriters of those offerings to reduce the total number of such shares of our common stock to be sold by selling stockholders in those offerings.

In addition, prior to completion of this offering, we intend to file a registration statement on Form S-8 to register the total number of shares of our common stock that may be issued under our equity incentive plan.

Lockup Agreements

Our contributors, the minority owners, our senior management team and our directors have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could reasonably be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock (including OP units) or derivatives of our common stock for a period of one year after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. and UBS Securities LLC. These consents may be given at any time without public notice. We have entered into a similar agreement with the underwriters except that without such consents we may grant options and sell shares of our common stock pursuant to our equity incentive plan and sell shares of our common stock pursuant to the exercise of option awards granted pursuant to our equity incentive plan, and we may issue a limited amount of shares of our common stock in connection with an acquisition, strategic partnership or joint venture or collaboration, all of which shall also be subject to the above-described restrictions.

The one year restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the one year restricted period we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the one year restricted period we announce that we will release earnings results during the 16-day period following the last day of the one year period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant. Hunton & Williams LLP has acted as our tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Stockholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Stockholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	persons holding our common stock through a partnership or similar pass-through entity.

This summary assumes that stockholders hold shares of our common stock as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are based on the current federal income tax laws, are for general information purposes only and are not tax advice. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2010. We believe that, commencing with such short taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, Hunton & Williams LLP is rendering an opinion that, commencing with our short taxable year ending on December 31, 2010, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the federal income tax laws, and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the federal income tax laws for our taxable year ending December 31, 2010 and thereafter. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS, or any court, and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of ownership of shares of our common stock, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify” below.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay income tax at the highest corporate rate on:

•

net income from the sale or other disposition of property acquired through foreclosure, referred to as “foreclosure property,” that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income from sales or other dispositions of inventory or other property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

•	a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the sum of (a) the amount we actually distributed and (b) retained amounts on which income tax is paid at the corporate level.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

•

In the event of a failure of any of the asset tests, other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•

In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including any TRSs we form in the future, will be subject to federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, TRSs will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust or association that meets each of the following requirements:

1.	It is managed by one or more directors or trustees.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

9.	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

We must meet requirements 1 through 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2011 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a natural person, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding shares of our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter provides restrictions regarding the transfer and ownership of shares of our stock. See “Description of Stock—Restrictions on Ownership and Transfer.” We believe that we will issue sufficient stock with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 described above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder.

Qualified REIT Subsidiaries

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities and items of income, deduction and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities and items of income, deduction and credit.

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a limited liability company that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests” below) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries

A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We are not treated as holding the assets of a TRS or as receiving any income that the subsidiary earns. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our compliance with the gross income and asset tests. Because we do not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Furthermore, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any healthcare facilities or lodging facilities or provide rights to any brand name under which any healthcare facility or lodging facility is operated. A TRS may provide rights to any brand name under which any healthcare facility or lodging facility is operated if such rights are provided to an “eligible independent contractor” (as described below) to operate or manage a healthcare facility or lodging facility if such rights are held by the TRS as a franchisee, licensee or in a similar capacity and such healthcare facility or lodging facility is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a “qualified healthcare property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit or similar instrument enabling it to do so. Additionally, a TRS that employs individuals working at a “qualified healthcare property” or “qualified lodging facility” outside of the United States will not be considered to operate or manage a “qualified healthcare property” or “qualified lodging facility,” as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•

income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “—Foreign Currency Gain” below. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property

Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent.

•

Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•

Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties. See “—Requirements for Qualification—Taxable REIT Subsidiaries” above.

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that percentage rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, percentage rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits.

Second, we must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any lessee, other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. We anticipate that all of our properties will be leased to the federal government, and therefore we will not own 10% or more of the shares or the assets or net profits of any of our tenants. In addition, our charter prohibits transfers of our stock that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified) at some future date.

As described above, we may own up to 100% of the shares of one or more TRSs. Under an exception from the related party tenant rules, rent that we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any TRS or related party tenant. Any increased rent attributable to a modification of a lease with a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock will not be treated as “rents from real property.” If in the future we receive rent from a TRS, we will seek to comply with this exception.

Third, the rent attributable to the personal property leased in connection with the lease of a property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year, referred to as the “personal property ratio.” With respect to each property, we believe either that the personal property ratio will be less than 15% or that any rent attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the shares of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the lessee either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (2) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying eligible independent contractor engaged by a TRS, none of the rent from that property would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we would be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees are required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•

an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income attributable to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

Dividends

Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of inventory or other property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•

the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•

either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•

if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•

that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions

From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate, price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Foreign Currency Gain

Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed in “—Taxation of Our Company” above, even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each calendar quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages loans secured by real property;

•	stock in other REITs; and

•

investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test. Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test. Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs. Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

For purposes of the 5% asset test and the 10% vote or value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the value portion of the 10% vote or value test, the term “securities” does not include:

•

“straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into shares and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	any loan to an individual or an estate;

•	any “Section 467 rental agreement,” other than an agreement with a related party tenant;

•	any obligation to pay “rents from real property”;

•	certain securities issued by governmental entities;

•	any security issued by a REIT;

•

any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•

any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described in “—Gross Income Tests” above.

For purposes of the value portion of the 10% vote or value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% asset test or the 10% vote or value test described above, we will not lose our REIT qualification if (a) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (b) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the calendar quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (x) dispose of assets or otherwise comply with the asset tests within six months after the last day of the calendar quarter in which we identify the failure, (y) we file a description of each asset causing the failure with the IRS and (z) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We believe that the assets that we will hold will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets and securities. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, plus

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (a) are taxable to the stockholders in the year in which paid, and the distributions in clause (b) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least equal to the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Furthermore, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our stock or debt securities.

Pursuant to a recent revenue procedure (Revenue Procedure 2010-12), or the revenue procedure, issued by the IRS, the IRS has indicated that it will treat distributions from publicly traded REITs that are paid part in cash and part in stock as dividends that would satisfy the REIT annual distribution requirements and qualify for the dividends paid deduction for federal income tax purposes. In order to qualify for such treatment, the revenue procedure requires that at least 10% of the total distribution be payable in cash and that each stockholder have a right to elect to receive its entire distribution in cash. If too many stockholders elect to receive cash, each stockholder electing to receive cash must receive a proportionate share of the cash to be distributed (although no stockholder electing to receive cash may receive less than 10% of such stockholder’s distribution in cash). The revenue procedure applies to distributions declared on or before December 31, 2012 with respect to taxable years ending on or before December 31, 2011. We have no current intention of paying dividends in shares of our stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” above and “—Asset Tests” above.

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In addition, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced federal income tax rate of 15% on such dividends for taxable years beginning on or before December 31, 2010. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a holder of our common stock that for federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

Distributions

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account, as ordinary income, distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained net long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is 15% for taxable years beginning on or before December 31, 2010. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 35%. Qualified dividend income generally includes dividends paid to U.S. stockholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend. In addition, for taxable years beginning after December 31, 2012, dividends paid to certain individuals, estates or trusts may be subject to a 3.8% Medicare tax. We may pay taxable dividends of our stock or debt securities. In the case of such a taxable distribution of our stock or debt securities, U.S. stockholders would be required to include the dividend as income in an amount equal to the amount of cash that could have been received in lieu of our stock or debt securities and would be required to satisfy the liability associated with the dividend with cash from other sources, including potential sales of our stock or debt securities.

A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our common stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions for U.S. stockholders taxed at individual rates. See “—Capital Gains and Losses” below. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted tax basis of the U.S. stockholder’s shares of our common stock. Instead, the distribution will reduce the adjusted tax basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted tax basis in his, her or its stock as long-term capital gain, or short-term capital gain if the shares of our common stock have been held for one year or less, assuming the shares of our stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Stockholders on the Disposition of Our Common Stock

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of our common stock held by such U.S. stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate, absent additional congressional action, will apply for taxable years beginning on or before December 31, 2010). The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2010. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. In addition, for taxable years beginning after December 31, 2012, capital gains recognized by certain of our U.S. stockholders that are individuals, estates or trusts from the sale or other disposition of our common stock may be subject to a 3.8% Medicare tax.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our stockholders taxed at individual rates at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of our common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. In addition, these prospective investors should consult their own tax advisors concerning any “set aside” or reserve requirements applicable to them. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Because of the share ownership concentration restrictions in our charter, we do not expect that we will be a pension held REIT, to which these special rules apply. However, because our common stock is publicly traded, we cannot completely control whether or not we will become a pension held REIT.

Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a holder of our common stock that is not a U.S. stockholder or a partnership (or entity treated as a partnership for federal income tax purposes). The rules governing the federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on the purchase, ownership and sale of our common stock, including any tax return filing and other reporting requirements.

Distributions

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax, or the non-U.S. stockholder is an integral part of, or a controlled entity as to, a foreign sovereign eligible for the benefits of Section 892 of the Code. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to an additional 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us;

•	the non-U.S. stockholder files an IRS Form W-8EXP with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the non-U.S. stockholder’s adjusted tax basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted tax basis of such common stock. A non-U.S. stockholder may be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the non-U.S. stockholder’s adjusted tax basis of our common stock, under FIRPTA or otherwise, if the non-U.S. stockholder would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits. In addition, under the Foreign Investment in Real Property Act of 1980, or FIRPTA, provisions discussed below, we must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under FIRPTA. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, except as discussed below with respect to non-U.S. stockholders who own less than 5% of our common stock that is regularly traded on an established securities market in the United States, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to an additional 30% branch profits tax on such a distribution. We would be required to withhold from distributions to such non-U.S. stockholders, and remit to the IRS, 35% of the amount treated as attributable to gain from the sale or exchange of USRPI. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

However, if our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder has not owned more than 5% of our common stock at any time during the one-year period preceding the distribution. As a result, non-U.S. stockholders generally will be subject to withholding tax on such distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be regularly traded on an established securities market in the United States following this offering. If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. stockholder owned more than 5% of our common stock at any time during the one-year period preceding the distribution, distributions that are attributable to gain from our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. stockholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Sale or Exchange of Our Common Stock

Non-U.S. stockholders could incur federal income tax under FIRPTA with respect to gain realized upon a disposition of our common stock if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We anticipate that we will be a United States real property holding corporation based on our investment strategy. However, even if we are a U.S. real property holding corporation, our common stock will not be a USRPI and a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from its sale if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met. In addition, if our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

•	our common stock is treated as being regularly traded under applicable U.S. Treasury regulations on an established securities market; and

•	the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

As noted above, we anticipate that our common stock will be regularly traded on an established securities market following this offering.

If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In addition, a corporate non-U.S. stockholder may be subject to an additional branch profits tax.

Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•

the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common stock received by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect to any amounts withheld.

Information Reporting Requirements and Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the stockholder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S.

stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s federal income tax liability if certain required information is furnished to the IRS in a timely manner. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common stock received by U.S. stockholders who own their stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect to any amounts withheld.

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and in any subsidiary partnership or limited liability company that is treated as a partnership for federal income tax purposes, each individually, a “partnership” and together, the “partnerships”. We may form or acquire interests in other partnerships in the future. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

We will be entitled to include in our income our distributive share of each partnership’s income and to deduct our distributive share of each partnership’s losses only if such partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly-traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes. Each partnership intends to be classified as a partnership for federal income tax purposes and no partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the 90% passive income exception. Treasury regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors referred to as the “private placement exclusion,” interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Our operating partnership is expected to qualify for the private placement exclusion. If our operating partnership were a publicly-traded partnership, we believe that our operating partnership would have sufficient qualifying income to satisfy the 90% passive income exception and thus would continue to be taxed as a partnership for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a partnership for federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a disregarded entity or a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “—Gross Income Tests” above and “—Asset Tests” above. In addition, any change in a partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Distribution Requirements” above. Furthermore, items of income and deduction of such partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such partnership’s taxable income.

Income Taxation of Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each partnership’s income, gains, losses, deductions, and credits for any taxable year of such partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If a partnership agreement allocation is not respected for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, referred to as “book-tax difference.” Any property purchased by our operating partnership for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.

In connection with our formation transactions, appreciated property will be acquired by our operating partnership in exchange for OP units. We will have a carryover, rather than a fair market value, basis in such contributed assets equal to the basis of the contributors in such assets, resulting in a book-tax difference. As a result of that book-tax difference, we will have a lower adjusted tax basis with respect to that portion of our operating partnership’s assets than we would have with respect to assets having a tax basis equal to fair market value at the time of acquisition. This will result in lower depreciation deductions with respect to the portion of our operating partnership’s assets attributable to such contributions, which could cause us to be allocated tax gain in excess of book gain in the event of a property disposition.

Under regulations issued by the U.S. Department of the Treasury, we are required to use a “reasonable method” for allocating items with respect to which there is a book-tax difference, including the portion of our operating partnership’s assets attributable to contributions of property to our operating partnership in connection with our formation transactions. Under certain available allocation methods, the carryover basis of assets in the hands of our operating partnership would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all of our assets were to have a tax basis equal to their fair market value at the time of the contribution, and a sale of that portion of our operating partnership’s properties which have a carryover basis could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. As a result of the foregoing allocations, we may recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends, instead of a tax-free return of capital or capital gain. We have not yet decided what method will be used to account for book-tax differences

Basis in Partnership Interest. Our adjusted tax basis in our OP units generally will be equal to:

•	the amount of cash and the basis of any other property contributed by us to our operating partnership;

•	increased by our allocable share of our operating partnership’s income and our allocable share of indebtedness of our operating partnership; and

•

reduced, but not below zero, by our allocable share of our operating partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership’s distributions, or any decrease in our share of the indebtedness of our operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Our Operating Partnership. To the extent that our operating partnership acquires its properties in exchange for cash, its initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by our operating partnership. Our operating partnership’s initial basis in properties acquired in exchange for OP units should be the same as the transferor’s basis in such properties on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally will depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Our operating partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property

Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a partnership on the disposition of contributed properties will be allocated first to the partners of the partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the partnership on the disposition of the contributed properties, and any gain or loss recognized by the partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the partnership.

Our share of any gain realized by a partnership on the sale of any property held by the partnership as inventory or other property held primarily for sale to customers in the ordinary course of the partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “—Gross Income Tests” above. We do not presently intend to acquire or hold or to allow any partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such partnership’s trade or business.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in our common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Code). Thus, a plan fiduciary considering an investment in our common stock also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL. Similar restrictions apply to many governmental and foreign plans which are not subject to ERISA. Thus, those considering investing in the shares on behalf of such a plan should consider whether the acquisition or the continued holding of the shares might violate any such similar restrictions.

The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of our common stock sold in this offering have been registered for sale under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect our common stock will be “widely held” upon completion of this offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the transfer of our shares are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Accordingly, we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

UNDERWRITING

Deutsche Bank Securities Inc. and UBS Securities LLC are acting as the joint book-running managers for this offering and as the representatives of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters through the representatives have severally agreed to purchase from us the following respective number of shares of our common stock at a public offering price less the underwriting discount set forth on the cover page of this prospectus:

Underwriter	Number of Shares
Deutsche Bank Securities Inc.
UBS Securities LLC

Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock in this offering are subject to certain conditions precedent and that the underwriters will purchase all the shares of our common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of the shares of our common stock in this offering are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer our common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $             per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $             per share to other dealers. After the initial public offering, the representatives of the underwriters may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to              additional shares of our common stock at the public offering price less the underwriting discounts set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of shares of our common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of our common stock as the number of shares to be purchased by it in the above table bears to the total number of shares of our common stock offered by this prospectus. We will be obligated to sell these additional shares of our common stock to the underwriters to the extent this option is exercised. If any additional shares of our common stock are purchased, the underwriters will offer the additional shares of our common stock on the same terms as those on which the shares of our common stock referred to in the above table are being offered.

The underwriting discount per share is equal to the public offering price per share of our common stock less the amount paid by the underwriters to us per share of our common stock. We have agreed to pay the underwriters the following underwriting discount, assuming either no exercise or full exercise by the underwriters of their over-allotment option:

Total Fees
	Fee Per Share	Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Underwriting discount paid by us	$	$	$

In addition, we estimate that our share of the total expenses of this offering, excluding the underwriting discount, will be approximately $            .

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Our contributors, the minority owners, our senior management team and our directors have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could reasonably be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock (including OP units) or derivatives of our common stock for a period of one year after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. and UBS Securities LLC. These consents may be given at any time without public notice. We have entered into a similar agreement with the underwriters except that without such consents we may grant options and sell shares of our common stock pursuant to our equity incentive plan and sell shares of our common stock pursuant to the exercise of option awards granted pursuant to our equity incentive plan, and we may issue a limited amount of shares of our common stock in connection with an acquisition, strategic partnership or joint venture or collaboration, all of which shall also be subject to the above-described restrictions.

The one year restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the one year restricted period we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the one year restricted period we announce that we will release earnings results during the 16-day period following the last day of the one year period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

As described below under “—Directed Share Program,” any participants in our directed share program shall be subject to a one year lockup with respect to any shares of our common stock sold to them pursuant to that program. This lockup will have similar restrictions and an identical extension provision as the lockup agreement described above. Any shares of our common stock sold in our directed share program to our directors or officers shall be subject to the lockup agreement described above.

Listing

We have applied to list our common stock on the NYSE under the symbol “USFP.”

Stabilization

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering. Covered short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares of our common stock from us in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares of our common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares of common stock through the underwriters’ over-allotment option.

Naked short sales are any sales in excess of the underwriters’ over-allotment option. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market prior to completion of this offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to completion of this offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares of our common stock sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of shares of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, some underwriters may also engage in passive market making transactions in shares of our common stock on the NYSE. Passive market making consists of displaying bids on the NYSE limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Initial Public Offering Price

Prior to this offering, there has been no public market for shares of our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of shares of our common stock, the representatives will consider:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

There can be no assurance that the initial public offering price of our common stock will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock will develop and be maintained after this offering.

Directed Share Program

At our request, the underwriters have reserved for sale at the initial public offering price up to         % of the shares of our common stock offered hereby for officers, directors, employees and certain other persons associated with us. The number of shares of our common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares of our common stock. Any reserved shares of our common stock not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of our common stock offered hereby. Any participants in this program shall be prohibited from selling, pledging or assigning any shares of our common stock sold to them pursuant to this program for a period of one year after the date of this prospectus. This one year lockup period shall be extended with respect to our issuance of an earnings release or if material news or a material event relating to us occurs, in the same manner as described above.

Other Relationships

From time to time in the ordinary course of their respective business, certain of the underwriters and their affiliates may in the future engage in commercial banking or investment banking transactions with us and our affiliates. We expect that Deutsche Bank Securities Inc. and UBS Securities LLC will be lenders under the revolving credit facility that we anticipate will be in place upon or shortly following completion of this offering.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive, or, each, a Relevant Member State, with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer to the public of shares of our common stock which are the subject of this offering may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

a)	to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in shares of our common stock;

b)	to any legal entity which has two or more of: (1) an average of at least 250 employees during the last (or, in Sweden, the last two) financial year(s); (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last (or, in Sweden, the last two) annual or consolidated accounts;

c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to any of shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order; or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Switzerland

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 156 of the Swiss Code of Obligations, or CO, and our shares will not be listed on the SIX Swiss Exchange. Therefore, the prospectus may not comply with the disclosures standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, our shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to such shares with a view to distribution.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to shares of our common stock.

Shares of our common stock are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to shares of our common stock has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for shares of our common stock, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, shares of our common stock shall be deemed to be made to such recipient and no applications for shares of our common stock will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for shares of our common stock, you undertake to us that, for a period of 12 months from the date of issue of shares of our common stock, you will not transfer any interest in shares of our common stock to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

Shares of our common stock may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

Shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of shares of our common stock is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our common stock may not be circulated or distributed, nor may shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in shares of our common stock is suitable for them.

Where shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

(1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(2) where no consideration is given for the transfer; or

(3) where the transfer is by operation of law.

In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Gregory Kaplan, PLC, Richmond, Virginia, and certain legal matters, including our qualification as a REIT, will be passed upon for us by Hunton & Williams LLP, Richmond, Virginia. Sidley Austin LLP, New York, New York will act as counsel to the underwriters. Venable LLP, Baltimore, Maryland will issue an opinion to us regarding certain matters of Maryland law, including the validity of shares of our common stock offered hereby.

EXPERTS

The combined financial statements and schedule of US Federal Properties Trust Predecessor as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, the balance sheet of US Federal Properties Trust, Inc. as of March 9, 2010, and the statements of revenues and certain operating expenses of various entities to be acquired by us for the year ended December 31, 2009, all as included in this prospectus, have been so included in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to our common stock being sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information with respect to our common stock offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we intend to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above.

US FEDERAL PROPERTIES TRUST, INC.

Introduction to Unaudited Pro Forma Financial Statements

The following unaudited pro forma financial statements of US Federal Properties Trust, Inc. (the “Company”) are based on the historical financial statements of US Federal Properties Trust (“USFPT”) Predecessor, the predecessor of the Company included elsewhere in this prospectus, on a pro forma basis to reflect the completion of the formation and related transactions and this offering. The transactions include the following:

•	The contribution of USFPT Predecessor.

•

The contribution of two properties (“Denver” and “Salt Lake”) from the contributors in exchange for limited partnership units of US Federal Properties Partnership, LP, a subsidiary of the Company, and cash, and, collectively with the properties included in USFPT Predecessor, the “Contribution Properties.”

•	The acquisition for cash of 11 additional properties (the “Acquisition Properties”) by the Company or its subsidiaries.

•

This offering and related use of proceeds to fund the purchase of the Acquisition Properties, to repay certain indebtedness of the Contribution Properties, to reimburse certain funds advanced by a related party, to pay transaction costs and for working capital and general corporate purposes, including future acquisitions and developments.

The transactions are more fully described in the Notes to Unaudited Pro Forma Financial Statements. For purposes of the Unaudited Pro Forma Balance Sheet, the above transactions have been assumed to occur on December 31, 2009. For purposes of the Unaudited Pro Forma Statement of Operations, the above transactions have been assumed to occur on January 1, 2009.

The Company’s unaudited pro forma adjustments are based on available information and assumptions that the Company considers reasonable. The Company’s unaudited pro forma financial statements are not necessarily indicative of what the Company’s actual financial position or results of operations would have been as of the date and for the periods indicated, nor do they purport to represent the Company’s future financial position or results of operations. The unaudited pro forma financial statements do not include all general and administrative expenses expected to be incurred to operate as a public company as these costs are not known yet except as reflected in the pro forma statement of operations. The unaudited pro forma statement of operations also reflects that the Company qualified and elected to be taxed as a real estate investment trust and assumes that it distributed all of its taxable income; and therefore, no income taxes have been provided for the period presented.

Once we have determined the final purchase prices to be paid for the Contribution Properties and the Acquisition Properties, we will finalize the accounting for these transactions. The final accounting will likely differ from the amounts reflected in the unaudited pro forma financial statements. Such differences will likely result in operating results and financial condition different than that reflected in the unaudited pro forma financial statements. There can be no assurance that such differences will not be material.

The unaudited pro forma financial statements should be read in conjunction with all of the financial statements and notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

US FEDERAL PROPERTIES TRUST, INC.

Unaudited Pro Forma Balance Sheet

December 31, 2009

(dollars in thousands)

	USFPT Predecessor	Denver	Salt Lake	Contribution Properties	Acquisition Properties	The Offering		Pro Forma
Refer to Note 2	<A>	<B>	   	<Sub-total>	<D>	<E>
ASSETS
Real estate properties:
Land	$4,952	$1,380	$—	$6,332	$11,936		$—		$18,268
Buildings and improvements	60,699	15,092	—	75,791	57,000		—		132,791

	65,651	16,472	—	82,123	68,936		—		151,059
Accumulated depreciation	(1,491)	—	—	(1,491)	—		—		(1,491)

	64,160	16,472	—	80,632	68,936		—		149,568
Cash	249	172	215	636	—
Restricted cash	—	—	50	50	—		—		50
Rent receivable	531	172	—	703	—		—		703
Deferred rent receivable, net	542	—	—	542	—		—		542
Deferred leasing costs, net	29	—	375	404	—		—		404
Deferred financing costs, net	113	158	—	271	—		(271)		—
Deferred leasing intangibles	—	163	—	163	134		—		297
In-place leases and tenant relationships	—	2,433	—	2,433	11,485		—		13,918
Other assets, net	172	3	397	572	—		—		572

Total Assets	$65,796	$19,573	$1,037	$86,406	$80,555	$		$

LIABILITIES AND STOCKHOLDERS’ EQUITY
Bank loans payable	$63,800	$14,139	$—	$77,939	$—		$(77,939)		$—
Accounts payable and accrued expenses	433	931	171	1,535	773		(773)		1,535
Deferred rental income	1,742	—	841	2,583	—		—		2,583
Deferred leasing obligations	—	—	—	—	3,105		—		3,105
Acquisitions consideration	—	—	—	—	77,450		(77,450)		—

Total Liabilities	65,975	15,070	1,012	82,057	81,328		(156,162)		7,223

Stockholders’ equity:
US Federal Properties Trust, Inc.
Non-controlling interest

Total Stockholders’ Equity	(179)	4,503	25	4,349	(773)

Total Liabilities and Stockholders’ Equity	$65,796	$19,573	$1,037	$86,406	$80,555	$		$

See accompanying notes to unaudited pro forma financial statements.

U.S. FEDERAL PROPERTIES TRUST, INC.

Unaudited Pro Forma Statement of Operations

For the Year Ended December 31, 2009

(amounts in thousands, except per share data)

	USFPT Predecessor	Denver	Salt Lake	Contribution Properties	Acquisition Properties	The Offering	Pro Forma
Refer to Note 3	<A>	<B>	   	<Sub-total>	<D>	<E>
Rental income	$5,378	$637	$—	$6,015	$6,406	—		$12,421

Expenses
Real estate taxes	108	31	—	139	418	—		557
Utility expenses	398	48	—	446	443	—		889
Other operating expenses	700	79	—	779	814	(6)		1,587
Depreciation and amortization	1,493	176	—	1,669	1,809	—		3,478
General and administrative	45	2	—	47	—

Total Expenses	2,744	336	—	3,080	3,484

Operating Income	2,634	301	—	2,935	2,922
Unrealized gain on derivatives	568	35		603		(603)		—
Interest expense	(1,449)	(252)	—	(1,701)	—	1,701		—

Net Income	$1,753	$84	$—	$1,837	$2,922

Net income attributable to non-controlling interests

Net income attributable to US Federal Properties Trust, Inc.						$	$

Net income per share							$

Weighted average shares outstanding

See accompanying notes to unaudited pro forma financial statements.

U.S. FEDERAL PROPERTIES TRUST, INC.

Notes to Unaudited Pro Forma Financial Statements

Note 1—Basis of Presentation

General—The accompanying unaudited pro forma financial statements of the Company are based on the historical financial statements of USFPT Predecessor, the predecessor of the Company, on a pro forma basis to reflect the completion of this offering and the formation transactions as more fully described in the notes below.

In the formation, the contributors and others will contribute four properties to the Company in exchange for OP units and cash. None of these properties are commonly controlled by any single entity. Two of those properties, which are located in Jacksonville, Florida, and Great Falls, Montana, and comprise USFPT Predecessor, have identical ownership. Because these properties are, on a combined basis, the largest business being acquired for equity securities, USFPT Predecessor is deemed for accounting purposes to be the acquirer of the other two properties to be contributed by the contributors and the eleven properties to be purchased for cash. Since the initial ownership of the Company and the ownership of USFPT Predecessor are identical, the acquisition of USFPT Predecessor will be accounted for as a reorganization of entities under common control. Accordingly, the accounts of USFPT Predecessor will be reflected retroactively at carryover basis in the Company’s financial statements, and after formation, the financial statements of USFPT Predecessor will constitute the Company’s pre-formation period financial statements. Denver, an in-service property owned primarily by the contributors, is treated in these pro forma financial statements as a business combination when it is contributed to the Company. Salt Lake, an in-development property also owned by the contributors, while incorporated as a limited liability company, is not yet in operation and is therefore not deemed to be a business. Accordingly, Salt Lake is treated in these pro forma financial statements as a net asset acquisition from affiliated parties at carryover basis.

The Contribution Properties and the Acquisition Properties, once completed, will operate as separate limited liability companies directly owned by a subsidiary of the Company, US Federal Properties Partnership, LP (the “Operating Partnership”). The Company will be the sole general partner of the Operating Partnership. Limited partnership units in the Operating Partnership and cash will be exchanged for the Contribution Properties, and as such, the recipients of those units—primarily the contributors—will constitute non-controlling interests of the consolidated Company. Upon completion of the Contribution Properties and the Acquisition Properties, the Company will operate 14 properties in nine states all of which are leased to the federal government. The Company will also own Salt Lake, an in-development property.

This offering and the formation transactions are designed to (i) continue the operations of the Contribution Properties, (ii) provide funding for the Acquisition Properties, (iii) provide a vehicle for future acquisitions and other operating business relationships, (iv) provide funding for current and future development projects and (v) provide corporate working capital.

Purchase Price Allocations—For the Denver contribution and the Acquisition Properties, purchase price allocations are estimated for pro forma purposes and the actual allocations may differ. The purchase price to be paid has been allocated among land, buildings, and other identified tangible and intangible assets and liabilities. Identified intangible assets consist of the value of above market and below market leases, the value of in-place leases and the value of tenant relationships. Purchase price allocations and the determination of useful lives are based on management’s estimates. Management has engaged an independent real estate appraisal firm to provide market information and evaluations that are relevant to management’s purchase price allocations and determinations of useful lives.

Purchase price allocations to land and buildings are based on a determination of the relative fair values of these assets assuming the property is vacant. Management determines the fair value of a property using methods similar to those used by independent appraisers. Purchase price allocations to above market and below market

U.S. FEDERAL PROPERTIES TRUST, INC.

Notes to Unaudited Pro Forma Financial Information—(Continued)

leases are based on the present value (using an interest rate which reflects the risks associated with the leases contributed or acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) estimates of fair market lease rates for the corresponding leases, measured over a period equal to the remaining terms of the respective leases. Purchase price allocations to in-place leases and tenant relationships are determined as the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant. This aggregate value is allocated between in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value for properties because such value is immaterial for acquisitions reflected in the accompanying pro forma balance sheet. Factors considered in performing these analyses include estimates of carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs to execute similar leases in current market conditions, such as leasing commissions, legal and other related costs. If the value of tenant relationships is material in the future, those amounts will be separately allocated and amortized over the estimated life of the relationships.

Above market lease values (presented as deferred lease intangibles in the accompanying pro forma balance sheet) are amortized as a reduction to rental income over the remaining terms of the respective leases on a straight line basis. Below market lease values (presented as deferred leasing obligations in the accompanying pro forma balance sheet) are being amortized as an increase to rental income over the remaining terms of the respective leases on a straight line basis. The value of in-place leases and tenant relationships is amortized to expense over the remaining terms of the respective leases on a straight line basis.

Note 2—Pro Forma Balance Sheet

A.	The “USFPT Predecessor” column reflects the historical assets, liabilities and members’ equity of Jacksonville Field Office, LLC and Great Falls Courthouse, LLC, two entities currently owned by the contributors and minority owners, which collectively comprise USFPT Predecessor, the Company’s predecessor, and will be contributed in exchange for limited partnership units in the Operating Partnership. Such contribution will be accounted for at the properties’ historical cost. The number of limited partnership units exchanged is based primarily on the value of the predecessor and the estimated per share price of the Company’s common stock under this offering. The resulting non-controlling interest equity is reflected in “The Offering” column. The contribution includes bank loans payable of an aggregate of $63.8 million which are expected to be fully extinguished with a portion of the proceeds from this offering. The two predecessor properties started operations in February 2009 and June 2009, respectively.

B.	The “Denver” column reflects the contribution of DHS Denver, LLC from the contributors and minority owners in exchange for limited partnership units in the Operating Partnership. Such contribution will be accounted for as a business acquisition. The number of limited partnership units in the Operating Partnership exchanged is based primarily on the value of Denver and estimated per share price of the Company’s common stock under this offering. The resulting non-controlling interest equity is reflected in “The Offering” column. The purchase includes a bank loan payable of $14.1 million which is expected to be fully extinguished with a portion of the proceeds from this offering. Denver started operations in September 2009.

C.

The “Salt Lake” column reflects the contribution of DHS Salt Lake, LLC from the contributors in exchange for limited partnership units in the Operating Partnership and cash. Such contribution will be accounted for as a net asset acquisition from affiliated parties at historical cost basis. The number of limited partnership units in the Operating Partnership exchanged is based primarily on the value of Salt Lake and the estimated per share price of the Company’s common stock under this offering. The resulting non-controlling interest equity is reflected in “The Offering” column. The lease was executed in September 2009 and the land was acquired in March 2010. As of December 31, 2009, certain lease obligation payments were received and pre-construction expenditures incurred. The net asset purchase includes a construction loan, which was

U.S. FEDERAL PROPERTIES TRUST, INC.

Notes to Unaudited Pro Forma Financial Information—(Continued)

entered into in March 2010 and had an outstanding balance of $1.4 million as of March 31, 2010. The total construction cost is anticipated to be $18.2 million. The construction loan has a maximum balance of $16.9 million and an interest rate of 3.50% per annum above the three month LIBOR as of the closing date (March 10, 2010) through the first 90 days of the loan. Following the first 90 days of the loan, and on the first day of each 90 day period thereafter, the interest rate adjusts to the then current index rate plus 3.50% per annum (subject to reduction to three month LIBOR plus 3.00% if the loan is converted to a term loan and extended). The loan requires interest-only payments until maturity and matures on March 1, 2012 (subject to conversion to a term loan that will require interest and principal payments and extension of the maturity date to March 1, 2015), at which time there will be a balloon payment of all principal and any accrued but unpaid interest. There is no pre-payment penalty associated with the loan. It is expected that construction will be completed and the tenant will occupy the property in the fall of 2011.

D.	The “Acquisition Properties” column reflects the acquisitions of eleven federal government-leased properties in seven states for $77.5 million in cash from third parties that will be accounted for as business acquisitions. All these acquisitions are scheduled to be completed by or around the date of this offering. The properties included in the Acquisition Properties started operations between 2006 and 2009. None of the acquisitions will include the assumption of indebtedness or other pre-acquisition liabilities. The all cash purchase prices will be funded with a portion of the proceeds from this offering. Transaction costs of $0.8 million are reflected as being accrued in this column, but such costs are not reflected in the pro forma statement of operations as they represent nonrecurring costs. The acquisition method of accounting was used to allocate the respective purchase prices to the tangible and identifiable intangible assets and liabilities as follows (amounts in thousands):

	Rainier Portfolio	Lufkin, Texas	Pembroke Pines, Florida	Texas SSA Portfolio	Total
Land	$6,254	$772	$3,307	$1,603	$11,936
Buildings and improvements	33,162	5,397	6,056	12,385	57,000
Deferred leasing intangibles	134	—	—	—	134
In-place leases and tenant relationships	6,968	696	1,837	1,984	11,485
Deferred leasing obligations	(2,018)	(415)	—	(672)	(3,105)

	$44,500	$6,450	$11,200	$15,300	$77,450

E.	“The Offering” column reflects the proceeds expected from this offering and the use of those proceeds as indicated in the table below (dollars in thousands):

	Cash		Stockholders’ Equity
Gross offering proceeds		$304,350		$304,350
Underwriting discount		(21,304)		(21,304)
Other offering costs(a)		( )		(	)
Repayment of indebtedness		(77,939)		—
Elimination of unamortized deferred financing costs		—		(271)
Cash portion of contribution consideration		( )		(	)
Payment of acquisition consideration(a)		(77,450)		—
Payment of acquisition-related transaction costs(a)		(773)		—

	$		$

U.S. FEDERAL PROPERTIES TRUST, INC.

Notes to Unaudited Pro Forma Financial Information—(Continued)

(a)	Includes $ , $380,000 and $ of other offering costs, acquisition consideration and acquisition-related transaction costs paid to or reimbursed to the contributors and their affiliates.

Net proceeds from this offering remaining after the above planned uses of cash will remain available for working capital and general corporate purposes, including future acquisitions and development activities.

This column also reflects the issuance of limited partnership units of the Operating Partnership to the contributors and minority owners, thereby creating non-controlling interest in the Company. The non-controlling interest is net of $             million of cash payments to the previous owners as partial consideration for Salt Lake. The non-controlling interest is estimated to be     % of the outstanding limited partnership units of the Operating Partnership. On a pro forma basis, the net assets of the Operating Partnership are $             million, resulting in a non-controlling interest of $             million.

If the underwriters’ over-allotment option to acquire              shares of common stock is exercised in full at $             per share, net of the underwriting discount ($             million), $             million of additional net proceeds will be used by the Company to acquire additional limited partnership units of the Operating Partnership thereby resulting in pro forma Company equity of $             million and pro forma non-controlling interest of $             million.

Note 3—Pro Forma Statement of Operations

A.	The “USFPT Predecessor” column reflects the historical operating results of Jacksonville Field Office, LLC and Great Falls Courthouse, LLC, two entities currently owned by the contributors and the minority owners which collectively comprise USFPT Predecessor, the Company’s predecessor, and will be contributed in exchange for limited partnership units of the Operating Partnership. Such contribution will be accounted for at the properties’ historical cost as described further above. The operating results of these two properties reflect their respective commencement dates of February 20, 2009 and June 26, 2009.

B.	The “Denver” column reflects the contribution of DHS Denver, LLC from the contributors and minority owners in exchange for limited partnership units of the Operating Partnership. Such contribution will be accounted for as a business acquisition. The pro forma operating results of Denver reflect a lease commencement of September 1, 2009. Its historical rental income has been adjusted for amortization of deferred leasing intangibles over the 10 year non-cancelable term of the lease ($0.4 million). Pro forma operating expenses include depreciation and amortization of buildings and improvements over the -year life of the asset ($0.2 million) and interest expense on the bank loan payable at an interest rate of 4.0% above the BBA LIBOR Daily Floating Rate, which was 4.23% at December 31, 2009 ($ million). The bank loan will be retired with a portion of the net proceeds from this offering.

C.	The “Salt Lake” column reflects the contribution of DHS Salt Lake, LLC from the contributors in exchange for limited partnership units of the Operating Partnership and cash. Such contribution will be accounted for as a net asset acquisition from affiliated parties at historical cost basis. As construction of the Salt Lake property had not commenced as of December 31, 2009, it had no operating results to report for 2009.

D.

The “Acquisition Properties” column reflects the all cash acquisitions of eleven federal government-leased properties in seven states from third parties that will be accounted for as business acquisitions. All these acquisitions are scheduled to be completed by or around the date of this offering. The properties included in the Acquisition Properties column started operations between 2006 and 2009. None of the acquisitions will include the assumption of indebtedness. Historical rental income has been adjusted for amortization of deferred leasing intangibles over the     -year weighted average non-cancelable term of the leases ($0.2 million). Pro forma operating expenses include depreciation and amortization of buildings and

U.S. FEDERAL PROPERTIES TRUST, INC.

Notes to Unaudited Pro Forma Financial Information—(Continued)

improvements over the -year weighted average life of the assets ($.01 million). The pro forma operating results of the Acquisition Properties are as follows (amounts in thousands):

	Rainier Portfolio	Lufkin, Texas	Pembroke Pines, Florida	Texas SSA Portfolio	Total
Number of properties	6	1	1	3
In-service dates	September 2007- December 2009	August 2009	July 2006	February 2008- August 2009

Rental income	$3,683	$365	$1,302	$1,056	$6,406
Expenses
Real estate taxes	191	9	124	94	418
Utility expenses	265	—	107	71	443
Other operating expenses	492	62	177	83	814
Depreciation and amortization	1,104	110	331	264	1,809

Total expenses	2,052	181	739	512	3,484

Operating income	$1,631	$184	$563	$544	$2,922

E.	“The Offering” column primarily reflects (a) the application of the net proceeds expected from this offering to pay existing indebtedness and thereby eliminating related interest expense and unrealized derivative (interest rate swaps) gains and (b) estimated property management fees expected to be charged by Lane4, a related party management company, for services to be provided to the Company pursuant to a property management agreement expected to be executed concurrent with this offering (aggregating to a pro forma total of $ million) and (c) certain incremental general and administrative costs. Such costs include (i) $0.1 million of costs incurred by BC Development Co. in 2009 in pursuing GSA property bids for other than the four Contribution Properties, (ii) salaries and related cash benefits of $ million for the new executive team based on the terms of employment agreements expected to be executed concurrent with the Offering and (iii) $ million of non-cash compensation costs related to service-based restricted stock units granted to our senior management team and restricted shares of common stock granted to the independent directors concurrent with this offering. This column also reflects (a) the issuance of shares of our common stock pursuant to this offering at an offering price of $ per share to raise the $156.2 million necessary to retire debt and pay the consideration and transaction costs of the Acquisition Properties and (b) shares of restricted stock granted to our independent directors under the equity incentive plan. This column also reflects the net income attributable to the non-controlling interest resulting from the issuance of Operating Partnership limited partnership units in exchange for the Contribution Properties. Based on these pro forma share issuances (but excluding shares issued in exchange for cash to be used for working capital and general corporate purposes), the non-controlling interest is estimated to be % of the outstanding limited partnership units of the Operating Partnership.

The issuance of the              shares of common stock necessary to raise the $156.2 million, after contribution of these proceeds by the Company to the Operating Partnership, will result in the Company owning     % of the Operating Partnership which, in turn, will result in pro forma net income attributable to non-controlling interests and to the Company of $             million and $             million, respectively. The assumed issuance of all              shares of common stock in this offering, after contribution of these proceeds by the Company to the Operating Partnership, would result in the Company owning     % of the Operating Partnership which, without reflecting any income from the assumed use of the additional proceeds, would result in pro forma net income attributable to non-controlling interests and to the Company of $             million and $             million, respectively. Similarly, if the underwriters’ over-allotment option to is exercised in full, an additional              shares of common stock will be issued in this offering and pro forma net income attributable to the Company and net income per share would be $             million and $            , respectively.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of US Federal Properties Trust, Inc.

Kansas City, Missouri

We have audited the accompanying balance sheet of US Federal Properties Trust, Inc. as of March 9, 2010 (date of incorporation). This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether this financial statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of US Federal Properties Trust, Inc. at March 9, 2010 (date of incorporation), in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO SEIDMAN, LLP

Chicago, Illinois

May 13, 2010

US FEDERAL PROPERTIES TRUST, INC.

Balance Sheet

March 9, 2010

ASSETS
Cash	$1,000

Total assets	$1,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$—
Common stock, $.001 par value; 5,000 shares authorized; 1,000 shares issued and outstanding	1
Additional paid in capital	999

Total stockholders’ equity	$1,000

See accompanying notes to this balance sheet.

US FEDERAL PROPERTIES TRUST, INC.

Notes to Balance Sheet

March 9, 2010

Note 1. Organization

US Federal Properties Trust, Inc. (the “Company”) was incorporated in Maryland on March 9, 2010 principally by three individuals referred to as the contributors. The Company intends to file a Registration Statement on Form S-11 with the Securities and Exchange Commission (“SEC”) with respect to a proposed public offering of common stock (the “Offering”). Subsequent to its incorporation, the Company became the indirect majority owner and sole general partner of U.S. Federal Properties Partnership, LP (the “Operating Partnership”), which was formed on April 21, 2010 in anticipation of the Offering. The Company and the Operating Partnership were formed to continue and grow the business of acquiring, developing, financing, owning and managing properties leased primarily to the United States of America, acting either through the General Services Administration or another federal government agency or department. From inception through the date of filing of the Form S-11, neither the Company nor the Operating Partnership have had any operations.

Prior to or concurrent with the completion of the Offering, the Company will complete a series of transactions, primarily including (a) the Company will contribute the net Offering proceeds to the Operating Partnership in exchange for Operating Partnership limited partnership units in an amount equal to the number of shares of common stock sold in the Offering, (b) the contribution of four properties (three in-service and one in development) into the Operating Partnership by the current shareholders in exchange for Operating Partnership limited partnership units and cash, (c) the extinguishment of certain mortgage indebtedness, (d) the acquisition of an additional 11 properties from unrelated parties with a portion of the net Offering proceeds contributed to the Operating Partnership from the Company and (e) the payment of related transaction fees and other fees previously incurred by related parties on behalf of the Company or the contributed properties. The operations of the Company will then be carried on primarily through the Operating Partnership. The Company intends to elect the status of and qualify as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The Company will be self-managed. The value of the limited partnership units that the Operating Partnership will give for contributed property interests will increase or decrease based on the initial public offering price of the Company’s common stock.

The Company has adopted December 31 as its fiscal year end.

The Company evaluated subsequent events through May 13, 2010, the date the Form S-11 was filed with the SEC.

Note 2. Income Taxes

If the Offering is successfully concluded, the Company intends to qualify as a REIT. As a REIT, the Company will be permitted to deduct distributions paid to its stockholders, eliminating the federal taxation of income represented by such distributions at the Company level. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. The Company may be subject to certain state and local taxes on its income and property.

Note 3. Offering Costs

In connection with the Offering, the contributors have or will incur legal, accounting, and related costs, which will be reimbursed by the Company upon the consummation of the Offering. Such costs will be funded from the net proceeds of the Offering.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of US Federal Properties Trust, Inc.

Kansas City, Missouri

We have audited the accompanying combined balance sheets of US Federal Properties Trust Predecessor (entities under common ownership) as of December 31, 2009 and 2008 and the related combined statements of operations, ownership interests, and cash flows for each of the three years in the period ended December 31, 2009. In connection with our audits of the financial statements, we have also audited the financial statement schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the US Federal Properties Trust Predecessor (entities under common ownership) at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ BDO SEIDMAN, LLP

Chicago, Illinois

May 13, 2010

US Federal Properties Trust Predecessor

(Entities Under Common Ownership)

Combined Balance Sheets

(dollars in thousands)

	December 31,
	2009	2008
ASSETS
Real estate properties
Land	$4,952	$4,952
Buildings and improvements	60,699	—
Construction in progress	—	44,790

	65,651	49,742
Accumulated depreciation	(1,491)	—

	64,160	49,742
Cash	249	34
Rent receivable	531	—
Deferred rent receivable, net	542	—
Deferred leasing costs, net	29	31
Deferred financing costs, net	113	348
Other assets, net	172	36

Total Assets	$65,796	$50,191

LIABILITIES AND OWNERSHIP INTERESTS
Bank loans payable	$63,800	$48,104
Accounts payable and accrued expenses	433	1,339
Derivative liability	—	568
Deferred rental income	1,742	—

	65,975	50,011
Ownership interests	(179)	180

Total liabilities and ownership interests	$65,796	$50,191

See accompanying notes to combined financial statements.

US Federal Properties Trust Predecessor

(Entities Under Common Ownership)

Combined Statements of Operations

(dollars in thousands)

	Year ended December 31,
	2009	2008	2007
Rental income	$5,378	$—	$—

Expenses
Real estate taxes	108	—	—
Utility expenses	398	—	—
Other operating expenses	700	—	—
Depreciation and amortization	1,493	—	—
General and administrative	45	—	—

Total Expenses	2,744	—	—

Operating income	2,634	—	—
Unrealized gain (loss) on derivatives	568	(568)	—
Interest expense	(1,449)	—	—

Net income (loss)	$1,753	$(568)	$—

See accompanying notes to combined financial statements.

US Federal Properties Trust Predecessor

(Entities Under Common Ownership)

Combined Statements of Ownership Interests

(dollars in thousands)

Balance at December 31, 2006	$269
Contributions	249

Balance at December 31, 2007	518
Net loss	(568)
Contributions	230

Balance at December 31, 2008	180
Net income	1,753
Distributions	(2,112)

Balance at December 31, 2009	$(179)

See accompanying notes to combined financial statements.

US Federal Properties Trust Predecessor

(Entities Under Common Ownership)

Combined Statements of Cash Flows

(dollars in thousands)

	Year ended December 31,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,753	$(568)	$—
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	1,493	—	—
Straight line rent adjustment	(542)	—	—
Deferred financing cost amortization	163	—	—
Unrealized (gain) loss on derivatives	(568)	568	—
Change in assets and liabilities:			—
Rent receivable	(531)	—	—
Other assets	(137)	—	—
Accounts payable and accrued expenses	(906)	—	—
Deferred rental income	1,742	—	—

Net cash provided by (used in) operating activities	2,467	—	—

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate acquisitions and development	(15,837)	(38,160)	(9,750)
Leasing cost paid	—	—	(31)

Net cash used in investing activities	(15,837)	(38,160)	(9,781)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under bank loans	15,697	38,132	9,972
Financing fees paid	—	(168)	(440)
Net (distributions) contributions	(2,112)	230	249

Net cash provided by financing activities	13,585	38,194	9,781

Increase in cash	215	34	—
Cash at beginning of period	34	—	—

Cash at end of period	249	34	—

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid, net of interest capitalized of $637 in 2009, $1,172 in 2008 and $223 in 2007	$1,177	$—	$—

See accompanying notes to combined financial statements.

US Federal Properties Trust Predecessor

(Entities Under Common Ownership)

Notes to Combined Financial Statements

(dollars in thousands)

Note 1. Organization

The combined financial statements include the accounts of Jacksonville Field Office, LLC, a Missouri limited liability company (“Jacksonville”) located in Jacksonville, Florida, and Great Falls Courthouse, LLC, a Missouri limited liability company (“Great Falls”) located in Great Falls, Montana (collectively, “USFPT Predecessor”). Jacksonville and Great Falls are each identically owned principally by three entities referred to as the contributors; however, they do not collectively constitute a legal entity. Jacksonville has $(208) of owners’ interests as of December 31, 2009. Great Falls has $29 of owners’ interests as of December 31, 2009. The operations of USFPT Predecessor consists of leasing two properties to the federal government.

US Federal Properties Trust, Inc. (the “Company”) was incorporated in Maryland on March 9, 2010 and is principally owned by the contributors. The Company intends to file a Registration Statement on Form S-11 with the Securities and Exchange Commission (“SEC”) with respect to a proposed public offering of common stock (the “Offering”). Subsequent to its incorporation, the Company became the indirect majority owner and sole general partner of US Federal Properties Partnership, LP (the “Operating Partnership”), which was formed on April 21, 2010 in anticipation of the Offering. The Company and the Operating Partnership were formed to continue and grow the business of acquiring, developing, financing, owning and managing properties leased primarily to the United States, acting either through the General Services Administration or another federal government agency or department. From inception through the date of filing of the Form S-11, neither the Company nor the Operating Partnership have had any operations.

Prior to or concurrent with the completion of the Offering, the Company plans to complete a series of transactions primarily including (a) the contribution of four properties, including USFPT Predecessor into the Operating Partnership by the current shareholders in exchange for Operating Partnership equity units and the extinguishment of related mortgage indebtedness, (b) the acquisition of an additional 11 properties from unrelated parties with a portion of the net Offering proceeds contributed to the Operating Partnership from the Company and (c) the payment of related transaction fees and other fees previously incurred by related parties on behalf of the Company or the contributed properties. The operations of the Company will then be carried on primarily through the Operating Partnership. The Company intends to elect the status of and qualify as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The Company will be self-managed. In connection with the above transactions, the Operating Partnership will assume debt and other obligations. The value of the units that the Operating Partnership will give for contributed property interests will increase or decrease based on the initial public offering price of the Company’s common stock.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation. The financial statements of Jacksonville and Great Falls are presented on a combined basis due to their identical ownership and on an historical cost basis.

Since all of the activities of USFPT Predecessor are managed as a single portfolio, they are presented as one reportable segment.

USFPT Predecessor has evaluated subsequent events through May 13, 2010, the date this Form S-11 was filed with the SEC.

Use of Estimates. The preparation of these combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of the assets, liabilities and the amount of any contingent assets or liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

US Federal Properties Trust Predecessor

(Entities Under Common Ownership)

Notes to Combined Financial Statements—(Continued)

(dollars in thousands)

Real Estate Properties. Real estate properties are recorded at cost. Interest, real estate taxes, insurance and ground lease payments incurred during the construction period are also capitalized. Depreciation on buildings and improvements is provided for on a straight-line basis over estimated useful lives of 39 years. Expenditures for leasehold improvements are capitalized and amortized over the initial term of each lease. Maintenance and repairs are expensed as incurred. Included in real estate properties as of December 31, 2009 and 2008 are interest costs of $2,032 and $1,395, respectively, and land rental capitalized during the development periods of the respective properties of $196 and $148, respectively.

Great Falls is located on land that is leased from an unrelated third party. The lease commenced in July 2007 and continues for 75 years. During the first twenty years of the lease, rent payments are subject to an annual increase equal to the increase in the Consumer Price Index. Thereafter, lease payments are subject to an annual increase in the Consumer Price Index plus one-half of one percent. Applicable accounting principles require that certain known rent escalations be expensed over the term of the lease even though they are not currently paid. Accordingly, accrued expenses as of December 31, 2009 and 2008, include $90 and $81, respectively, for such deferred rent. Great Falls is also responsible for costs associated with maintaining the land. Minimum lease payments for each of 2010 through 2015 is $90 and $6,821 thereafter.

Impairment losses on real estate properties would be recognized when indicators of impairment are present and the undiscounted cash flow estimated to be generated by the real estate properties is less than their carrying value. The determination of undiscounted cash flow includes many factors including income to be earned from the real estate properties, holding costs (excluding interest), their estimated selling prices and prevailing economic and market conditions. To the extent impairment does exist, the related charge would equal the excess of the carrying value over the fair value of the property (generally as measured by discounting the estimated cash flows at an appropriate discount rate). No impairments have been recognized through December 31, 2009.

Revenue Recognition, Rent Receivable and Deferred Rent Receivable. Rent is receivable from the tenants monthly in arrears. Rental income from operating leases is recognized on a straight line basis over the original non-cancelable term of the lease agreements including known rent escalations. The difference between income recorded on a straight line basis and rent billed to the tenants is reflected as deferred rent receivable on the combined balance sheets and totaled $542 and $0 at December 31, 2009 and 2008, respectively. The U.S. Government was responsible for 100% of rental income and rent receivable of USFPT Predecessor.

Deferred Leasing Costs. Deferred leasing costs include brokerage, legal and other fees associated with the successful negotiation of leases and are amortized on a straight-line basis over the initial terms of the respective leases beginning on the date the tenant’s lease obligation begins. Deferred leasing costs totaled $31 at both December 31, 2009 and 2008, and accumulated amortization of deferred leasing costs totaled $2 and $0 at December 31, 2009 and 2008, respectively. Future amortization of deferred leasing costs to be recognized during the current terms of the existing leases as of December 31, 2009, are $2 in each of the next five years and $19 thereafter.

Deferred Financing Costs. Costs incurred in obtaining financing are deferred and amortized on a straight- line basis over the term of the related loan. Amounts amortized during the construction period are capitalized as construction in progress. Amounts amortized after the property is placed in service are recorded as interest expense. Deferred financing fees on the combined balance sheet are shown net of accumulated amortization of $495 and $260 as of December 31, 2009 and 2008, respectively.

Other Assets. Other assets consist principally of prepaid property operating expenses and miscellaneous receivables.

US Federal Properties Trust Predecessor

(Entities Under Common Ownership)

Notes to Combined Financial Statements—(Continued)

(dollars in thousands)

Interest Rate Swap Agreements. USFPT Predecessor recognizes all derivatives as assets or liabilities measured at fair value. As described in Note 6, USFPT Predecessor was party to interest rate swap agreements at December 31, 2008 that qualified as derivatives. The interest rate swap agreements, both of which terminated during 2009, were adjusted at December 31, 2008 to their fair market value of $389 and $179, respectively. The agreements did not qualify for hedge accounting.

Deferred Rental Income. Lump sum payments received from the tenants for tenant improvements are deferred and recognized as an adjustment to rental income over the original non-cancelable term of the associated lease agreement. Deferred rental income totaled $1,742 and $0 at December 31, 2009 and 2008, respectively.

Income Taxes. USFPT Predecessor operates as limited liability companies which are not generally subject to income taxes because their operating income or loss are allocated to and reported on the tax returns of their members. USFPT Predecessor is subject to certain state and local taxes.

New Accounting Standards:

Business Combinations. In December 2008, the Financial Accounting Standards Board (“FASB”) issued new guidance included in FASB Accounting Standard Codification (“ASC”) ASC 805 “Business Combinations.” ASC 805 retains the fundamental requirements of the previous pronouncement requiring that the purchase method be used for all business combinations. ASC 805 defines the acquirer as the entity that obtains control of one or more businesses in the business combination, establishes the acquisition date as the date that the acquirer achieves control and requires the acquirer to recognize the assets and liabilities assumed and any non-controlling interest at their fair values as of the acquisition date. ASC 805 requires, among other things, that the acquisition related costs be recognized separately from the acquisition. ASC 805 applies to business combinations for which the acquisition date is on or after January 1, 2009. The adoption of this standard will impact any future acquisitions.

Fair Value Measurements. In September 2006, the FASB issued new guidance included in ASC 820-10 “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. In November 2008, the FASB agreed to a one-year deferral of the effective date of ASC 820-10 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. ASC 820-10 was effective for the Company beginning on January 1, 2008 for financial assets and liabilities. On January 1, 2009, the Company adopted the remaining aspects of ASC 820-10 that had been deferred.

The adoption of this standard did not have a material effect on USFPT Predecessor’s combined financial statements other than additional disclosures. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard establishes a fair value hierarchy giving the highest priority to quoted market prices in active markets and the lowest priority to unobservable data. ASC 820-10 requires fair value measurements to be separately disclosed by level within the fair value hierarchy and establishes three levels of inputs that may be used to measure fair value.

Level 1 —	Quoted prices in active markets for identical assets and liabilities;

Level 2 —	Observable inputs other than Level 1 prices such as quoted prices of similar assets and liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets);

US Federal Properties Trust Predecessor

(Entities Under Common Ownership)

Notes to Combined Financial Statements—(Continued)

(dollars in thousands)

Level 3 —	Unobservable inputs to the evaluation methodology that are significant to the measurement of fair value of assets and liabilities.

At December 31, 2008, USFPT Predecessor’s interest rate swap agreements were required to be measured at fair value on a recurring basis and were done so predominately using Level 2 inputs.

Non-controlling Interests in Consolidated Financial Statements. In December 2008, the FASB amended ASC 810 “Consolidations” for the accounting and reporting of non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends consolidation procedures for consistency with the requirements of ASC 805. These amendments were effective for fiscal years and interim periods within those fiscal years beginning on or after December 15, 2008. The adoption of this amendment did not have a material impact on USFPT Predecessor’s combined financial statements.

Variable Interest Entities. In June 2009, the FASB issued new guidance included in ASC 810-10 “Consolidation Variable Interest Entities.” The objective of ASC 810-10 is to improve the financial reporting of companies involved with variable interest entities (“VIEs”). This statement amends prior guidance to replace the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in the VIE with a qualitative approach focused on identifying which company has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses of the entity or the right to receive benefits from the entity that are significant. Additionally, this statement requires a company to perform ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity that are significant. Prior to this statement, a company was only required to reassess the status when specific events occurred. The adoption of this statement is required beginning January 1, 2010 and is not expected to have a material impact on the Predecessor Properties’ combined financial statements.

Note 3. Real Estate Properties

USFPT Predecessor’s two properties are leased on a modified gross lease basis pursuant to fixed term operating leases expiring in 2024 and 2029, respectively. These modified gross leases require USFPT Predecessor to pay all or some property operating expenses and to provide all or most property management services. Development of both properties was completed, and the properties placed in service, in February and June 2009.

The future minimum lease payments (excluding real estate taxes and other expense reimbursements) scheduled to be received during the remaining non-cancelable terms of the existing leases as of December 31, 2009, are:

Year
2010	$6,754
2011	6,988
2012	7,010
2013	7,010
2014	7,014
Thereafter	76,446

$111,222

US Federal Properties Trust Predecessor

(Entities Under Common Ownership)

Notes to Combined Financial Statements—(Continued)

(dollars in thousands)

Note 4. Transactions with Affiliates

BC Development, LLC, which is owned by certain of the contributors, provided leasing, project management and development services to USFPT Predecessor during the development of their respective properties. No fees were charged to USFPT Predecessor.

Occasionally, USFPT Predecessor pays certain costs on behalf of the contributors’ affiliated entities which are reflected herein as distributions. Alternatively, certain USFPT Predecessor costs are paid by the contributors’ affiliated entities which are reflected herein as contributions.

Lane4 Management, Inc., which is owned by certain of the contributors and another party, provides property management services to USFPT Predecessor after the properties are placed in service. Property management fees totaled $66 in 2009, and are reflected as a component of other operating expenses on the combined statements of operations.

Note 5. Bank Loans Payable

Both USFPT Predecessor properties obtained construction financing from M&I Bank. The Jacksonville loan originated on July 31, 2007, with a maximum borrowing capacity of $45,320, and an original maturity date of July 30, 2010. The Great Falls loan originated on April 21, 2008, with a maximum borrowing capacity of $19,000, and an original maturity date of April 20, 2010. In 2010, both loans were extended, with each having a new maturity date of March 31, 2011.

Both loans required monthly interest-only payments at a variable interest rate equal to the one month London Interbank Offered Rate (“LIBOR”) plus 1.65%. The effective interest rate on both loans at December 31, 2009 was 1.88%. The loans are collateralized by their respective properties. Beginning August 1, 2010, the loan extensions modify the interest rates to a floating interest rate of LIBOR plus 3.75%, subject to an interest rate floor of 5%, and call for a 20-year principal amortization

Both loan extensions were made under the same other general terms and conditions as the original loans, except no further loan advances will be funded or letters of credit issued. Additionally, both loans are personally guaranteed by certain of the contributors. Both loans are expected to be fully repaid with a portion of the proceeds for the Company’s Offering described in Note 1.

At December 31, 2009 and 2008, outstanding indebtedness was:

	December 31,
	2009	2008
Jacksonville construction loan	$45,150	$37,395
Great Falls construction loan	18,650	10,709

	$63,800	$48,104

Jacksonville entered into an interest rate swap agreement for the period of February 1, 2008 through August 3, 2009 effectively fixing its loan’s interest rate at 2.855% on a notional amount equal to the outstanding loan balance. Great Falls entered into an interest rate swap agreement for the period May 20, 2008 through June 30, 2009 effectively fixing its loan’s interest rate at 3.045% on a notional amount equal to the outstanding loan balance.

US Federal Properties Trust Predecessor

(Entities Under Common Ownership)

Notes to Combined Financial Statements—(Continued)

(dollars in thousands)

Note 6. Fair Value of Financial Instruments

At December 31, 2009 and 2008, the carrying amounts of cash, rent receivable, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments. The carrying amounts of the bank loans payable also approximate fair value due to the variable interest rate associated with the debt.

Note 7. Contingencies

USFPT Predecessor, as a real estate owner and operator, is subject to the usual risks and obligations for such entities; however, management is currently unaware of any material litigation or claims against it.

US Federal Properties Trust Predecessor

(Entities Under Common Ownership)

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

(dollars in thousands)

			Initial Cost (B)		Costs Capitalized Subsequent to Acquisition	Gross Amounts at Which Carried at Close of Period			Accumulated Depreciation (D)	Date of Construction/ Acquisition
Location	State	Encumbrances (A)	Land (C)	Buildings and Improvements		Land	Buildings and Improvements	Total
Jacksonville	FL	$45,150	$4,952	$40,884	$—	$4,952	$40,884	$45,836	$1,180	2009
Great Falls	MT	18,650	—	19,815	—	—	19,815	19,815	311	2009

		$63,800	$4,952	$60,699	$—	$4,952	$60,699	$65,651	$1,491

(A)	Encumbrances represent the mortgage notes payable balance at December 31, 2009.
(B)	Initial cost represents the total cost capitalized at the end of the first fiscal year in which the property was completed.
(C)	The land is subject to a ground lease for a term of 75 years, beginning July 4, 2007. The initial lease rate of $7,500 per month is subject to annual increases based on the increase in the Consumer Price Index (CPI). The rent increases an additional 0.5% per year following the 20th year of the lease term.
(D)	Depreciation is computed over the estimated useful life of the assets, which is 39 years for buildings and the shorter of the useful and the initial term of the lease for improvements.

The following is a reconciliation of total real estate carrying value and related accumulated depreciation for the years ended December 31:

	2009	2008	2007
Real Estate:
Balance at beginning of period	$49,742	$12,005	$—
Additions	15,909	37,737	12,005

Balance at close of period	$65,651	$49,742	$12,005

Accumulated Depreciation:
Balance at beginning of period	$—	$—	$—
Depreciation expense	1,491	—	—

Balance at close of period	$1,491	$—	$—

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of US Federal Properties Trust, Inc.

Kansas City, Missouri

We have audited the accompanying statement of revenues and certain operating expenses of 12445 E. Caley Ave., Centennial, CO, a property to be acquired by a subsidiary of US Federal Properties Trust, Inc., for the year ended December 31, 2009. This financial statement is the responsibility of the property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of US Federal Properties Trust, Inc. As described in Note 1, material amounts that would not be comparable to those resulting from the proposed future operations of the property are excluded from the financial statement and the financial statement is not intended to be a complete presentation of 12445 E. Caley Ave., Centennial, CO’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain operating expenses of 12445 E. Caley Ave., Centennial, CO for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO SEIDMAN, LLP

Chicago, Illinois

May 13, 2010

12445 E. Caley Ave., Centennial, CO

Statement of Revenues and Certain Operating Expenses

(dollars in thousands)

For the year ended December 31, 2009
Revenues:
Rental income	$641

Certain operating expenses:
Real estate taxes	31
Utility expenses	48
Other operating expenses	79

158

Revenues in excess of certain operating expenses	$483

See accompanying notes.

12445 E. Caley Ave., Centennial, CO

Notes to Statement of Revenues and Certain Operating Expenses

Year ended December 31, 2009

1. General Information, Basis of Presentation and Summary of Significant Accounting Policies:

General Information—DHS Denver, LLC, a Missouri Limited Liability Company (“Denver”), owns and operates 12445 E. Caley Ave., Centennial, CO (the “Property”). The Property is to be contributed to US Federal Properties Partnership, LP (“Operating Partnership”) prior to or concurrent with the initial public offering of US Federal Properties Trust, Inc. (“USFPT”) to be filed on Form S-11. With respect to the contribution of net assets to the Operating Partnership, such contribution will be accounted for as a business combination and transferred at fair market value in exchange for membership units. Construction of the Property was completed in 2009; therefore, there were no operations prior to 2009. The Property’s single tenant is the U. S. Government.

Basis of Presentation—The accompanying financial statement has been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission for inclusion in the Form S-11 of USFPT and is not intended to be a complete presentation of the Property’s operations for the period presented. Certain historical expenses and revenues that may not be comparable to those resulting from the proposed future operation of the Property have been excluded. Excluded items include amortization of deferred revenues and certain expenses such as depreciation and amortization, interest and other costs not directly related to the future operations of the Property.

Use of Estimates—The preparation of this financial statement in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect the amounts reported in this financial statement and accompanying notes. Actual results could differ from those estimates.

Rental Income—The tenant lease is accounted for as an operating lease. Rental income is recognized on a straight-line basis over the original non-cancelable term of the lease. Reimbursements of real estate taxes and other expenses are recognized when they become billable to the tenant.

Repairs and Maintenance—Expenditures for repairs and maintenance are expensed as incurred.

Subsequent Events—The Property evaluated subsequent events through May 13, 2010, the date this Form S-11 was filed with the SEC.

2. Leases

The Property is 100% occupied by the U.S. Government under an operating lease with a non-cancelable lease term of 10 years. This lease commenced in September 2009 and will be assumed by the Operating Partnership upon contribution. The future minimum lease payments (excluding real estate taxes and other expense reimbursements) scheduled to be received during the remaining non-cancelable term of the existing lease as of December 31, 2009, are (dollars in thousands):

Year
2010	$1,756
2011	1,874
2012	2,000
2013	2,000
2014	2,000
Thereafter	9,414

$19,044

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of US Federal Properties Trust, Inc.

Kansas City, Missouri

We have audited the accompanying combined statement of revenues and certain operating expenses of the Rainier Portfolio, reflecting properties to be acquired by a subsidiary of US Federal Properties Trust, Inc., for the year ended December 31, 2009. This combined financial statement is the responsibility of the properties’ management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of US Federal Properties Trust, Inc. As described in Note 1, material amounts that would not be comparable to those resulting from the proposed future operations of the properties are excluded from the combined financial statement and the combined financial statement is not intended to be a complete presentation of the Rainier Portfolio’s revenues and expenses.

In our opinion, the combined financial statement referred to above presents fairly, in all material respects, the revenues and certain operating expenses of the Rainier Portfolio for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO SEIDMAN, LLP

Chicago, Illinois

May 13, 2010

Rainier Portfolio

Combined Statement of Revenues and Certain Operating Expenses

(dollars in thousands)

For the year ended December 31, 2009
Revenues:
Rental income	$3,613
Reimbursement from tenants	7

3,620

Certain operating expenses:
Real estate taxes	191
Utility expenses	265
Other operating expenses	492

948

Revenues in excess of certain operating expenses	$2,672

See accompanying notes.

Rainier Portfolio

Notes to Combined Statement of Revenues and Certain Operating Expenses

Year ended December 31, 2009

1. General Information, Basis of Presentation and Summary of Significant Accounting Policies:

General Information—JDL Castle Corporation, a North Carolina corporation, owns and operates six properties, two in Ohio and one each in Massachusetts, North Carolina, Tennessee and Vermont (the “Properties”). The Properties are owned indirectly through separate entities and presented herein on a combined basis. The Properties are expected to be acquired for cash by US Federal Properties Partnership, LP (“Operating Partnership”) concurrent with the initial public offering of US Federal Properties Trust, Inc. (“USFPT”) to be filed on Form S-11. Each of the Properties’ single tenant is the U. S. Government.

Basis of Presentation—The accompanying combined financial statement has been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission for inclusion in the Form S-11 of USFPT and is not intended to be a complete presentation of the Properties’ operations for the period presented. Certain historical expenses and revenues that may not be comparable to those resulting from the proposed future operation of the Properties have been excluded. Excluded items include certain expenses such as depreciation and amortization, interest and other costs not directly related to the future operations of the Properties.

Use of Estimates—The preparation of this financial statement in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect the amounts reported in this financial statement and accompanying notes. Actual results could differ from those estimates.

Rental Income—The tenant leases are accounted for as operating leases. Rental income is recognized on a straight-line basis over the original non-cancelable term of the related leases. Reimbursements of real estate taxes and other expenses are recognized when they become billable to the tenants.

Repairs and Maintenance—Expenditures for repairs and maintenance are expensed as incurred.

Subsequent Events—The Properties have evaluated subsequent events through May 13, 2010, the date this Form S-11 was filed with the SEC.

2. Leases

The Properties are 100% occupied by the U.S. Government under operating leases with non-cancelable lease terms ranging from 10 to 15 years. These leases commenced in years ranging from 2007 to 2009 and will be assumed by the Operating Partnership upon acquisition. The future minimum lease payments (excluding real estate taxes and other expense reimbursements) scheduled to be received during the remaining non-cancelable term of the existing leases as of December 31, 2009, are (dollars in thousands):

Year
2010	$4,976
2011	5,105
2012	5,105
2013	5,105
2014	5,105
Thereafter	24,377

$49,773

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of US Federal Properties Trust, Inc.

Kansas City, Missouri

We have audited the accompanying statement of revenues and certain operating expenses of 2206 N. John Redditt Dr., Lufkin, TX, a property to be acquired by a subsidiary of US Federal Properties Trust, Inc., for the year ended December 31, 2009. This financial statement is the responsibility of the property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of US Federal Properties Trust, Inc. As described in Note 1, material amounts that would not be comparable to those resulting from the proposed future operations of the property are excluded from the financial statement and the financial statement is not intended to be a complete presentation of 2206 N. John Reditt Dr., Lufkin, TX’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain operating expenses of 2206 N. John Reditt Dr., Lufkin, TX for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO SEIDMAN, LLP

Chicago, Illinois

May 13, 2010

2206 N. John Redditt Dr., Lufkin, TX

Statement of Revenues and Certain Operating Expenses

(dollars in thousands)

For the year ended December 31, 2009
Revenues:
Rental income	$344
Reimbursement from tenant	9

353
Certain operating expenses:
Real estate taxes	9
Utility expenses	—
Other operating expenses	62

71

Revenues in excess of certain operating expenses	$282

See accompanying notes.

2206 N. John Redditt Dr., Lufkin, TX

Notes to Statement of Revenues and Certain Operating Expenses

Year ended December 31, 2009

1. General Information, Basis of Presentation and Summary of Significant Accounting Policies:

General Information—LD Lyndon Properties, LLC, a Texas corporation, owns and operates 2206 N. John Redditt Dr., Lufkin, TX (the “Property”). The Property is expected to be acquired for cash by US Federal Properties Partnership, LP (“Operating Partnership”) concurrent with the initial public offering of US Federal Properties Trust, Inc. (“USFPT”) to be filed on Form S-11. The Property’s single tenant is the U. S. Government.

Basis of Presentation—The accompanying financial statement has been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission for inclusion in the Form S-11 of USFPT and is not intended to be a complete presentation of the Property’s operations for the period presented. Certain historical expenses and revenues that may not be comparable to those resulting from the proposed future operation of the Property have been excluded. Excluded items include certain expenses such as depreciation and amortization, interest and other costs not directly related to the future operations of the Property.

Use of Estimates—The preparation of this financial statement in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect the amounts reported in this financial statement and accompanying notes. Actual results could differ from those estimates.

Rental Income—The tenant lease is accounted for as an operating lease. Rental income is recognized on a straight-line basis over the original non-cancelable term of the lease. Reimbursements of real estate taxes and other expenses are recognized when they become billable to the tenant.

Repairs and Maintenance—Expenditures for repairs and maintenance are expensed as incurred.

Subsequent Events—The Property has evaluated subsequent events through May 13, 2010, the date this Form S-11 was filed with the SEC.

2. Lease

The Property is 100% occupied by the U.S. Government under an operating lease with a non-cancelable lease term of 20 years under which the tenant is responsible to directly pay many related operating expenses. Rental payments began in June 2009 and will be assumed by the Operating Partnership upon acquisition. The future minimum lease payments (excluding real estate taxes and other expense reimbursements) scheduled to be received during the remaining non-cancelable term of the existing lease as of December 31, 2009, are (dollars in thousands):

Year
2010	$636
2011	636
2012	636
2013	636
2014	636
Thereafter	9,283

$12,463

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of US Federal Properties Trust, Inc.

Kansas City, Missouri

We have audited the accompanying statement of revenues and certain operating expenses of 15500 Pines Blvd., Pembroke Pines, FL, a property to be acquired by a subsidiary of US Federal Properties Trust, Inc., for the year ended December 31, 2009. This financial statement is the responsibility of the property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of US Federal Properties Trust, Inc. As described in Note 1, material amounts that would not be comparable to those resulting from the proposed future operations of the property are excluded from the financial statement and the financial statement is not intended to be a complete presentation of 15500 Pines Blvd., Pembroke Pines, FL’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain operating expenses of 15500 Pines Blvd., Pembroke Pines, FL for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO SEIDMAN, LLP

Chicago, Illinois

May 13, 2010

15500 Pines Blvd., Pembroke Pines, FL

Statement of Revenues and Certain Operating Expenses

(dollars in thousands)

For the year ended December 31, 2009
Revenues:
Rental income	$1,249
Reimbursement from tenant	53

1,302

Certain operating expenses:
Real estate taxes	124
Utility expenses	107
Other operating expenses	177

408

Revenues in excess of certain operating expenses	$894

See accompanying notes.

15500 Pines Blvd., Pembroke Pines, FL

Notes to Statement of Revenues and Certain Operating Expenses

Year ended December 31, 2009

1. General Information, Basis of Presentation and Summary of Significant Accounting Policies:

General Information—Pembroke Plaza Partners, LLC, a Florida corporation, owns and operates 15500 Pines Blvd., Pembroke Pines, FL (the “Property”). The Property is expected to be acquired for cash by US Federal Properties Partnership, LP (“Operating Partnership”) concurrent with the initial public offering of US Federal Properties Trust, Inc. (“USFPT”) to be filed on Form S-11. The Property’s single tenant is the U. S. Government.

Basis of Presentation—The accompanying financial statement has been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission for inclusion in the Form S-11 of USFPT and is not intended to be a complete presentation of the Property’s operations for the period presented. Certain historical expenses and revenues that may not be comparable to those resulting from the proposed future operation of the Property have been excluded. Excluded items include certain expenses such as depreciation and amortization, interest and other costs not directly related to the future operations of the Property.

Use of Estimates—The preparation of this financial statement in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect the amounts reported in this financial statement and accompanying notes. Actual results could differ from those estimates.

Rental Income—The tenant lease is accounted for as an operating lease. Rental income is recognized on a straight-line basis over the original non-cancelable term of the lease. Reimbursements of real estate taxes and other expenses are recognized when they become billable to the tenant.

Repairs and Maintenance—Expenditures for repairs and maintenance are expensed as incurred.

Subsequent Events—The Property has evaluated subsequent events through May 13, 2010, the date this Form S-11 was filed with the SEC.

2. Lease

The Property is 100% occupied by the U.S. Government under an operating lease with a non-cancelable lease term of 15 years. This lease commenced in July 2006 and will be assumed by the Operating Partnership upon acquisition. The future minimum lease payments (excluding real estate taxes and other expense reimbursements) scheduled to be received during the remaining non-cancelable term of the existing lease as of December 31, 2009, are (dollars in thousands):

Year
2010	$1,236
2011	1,236
2012	1,236
2013	1,236
2014	1,236
Thereafter	8,090

$14,270

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of US Federal Properties Trust, Inc.

Kansas City, Missouri

We have audited the accompanying combined statement of revenues and certain operating expenses of the Texas SSA Portfolio, reflecting properties to be acquired by a subsidiary of US Federal Properties Trust, Inc., for the year ended December 31, 2009. This combined financial statement is the responsibility of the properties’ management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of US Federal Properties Trust, Inc. As described in Note 1, material amounts that would not be comparable to those resulting from the proposed future operations of the properties are excluded from the combined financial statement and the combined financial statement is not intended to be a complete presentation of the Texas SSA Portfolio’s revenues and expenses.

In our opinion, the combined financial statement referred to above presents fairly, in all material respects, the revenues and certain operating expenses of the Texas SSA Portfolio for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO SEIDMAN, LLP

Chicago, Illinois

May 13, 2010

Texas SSA Portfolio

Combined Statement of Revenues and Certain Operating Expenses

(dollars in thousands)

For the year ended December 31, 2009
Revenues:
Rental income	$1,007
Reimbursement from tenants	4

1,011

Certain operating expenses:
Real estate taxes	94
Utility expenses	71
Other operating expenses	83

248

Revenues in excess of certain operating expenses	$763

See accompanying notes.

Texas SSA Portfolio

Notes to Combined Statement of Revenues and Certain Operating Expenses

Year ended December 31, 2009

1. General Information, Basis of Presentation and Summary of Significant Accounting Policies:

General Information—Rocky Bluff, LLC and Standridge & Jackson Development, LLC, both limited liability corporations of Oklahoma, own and operate three properties in Texas (the “Properties”). The Properties are owned indirectly through separate entities and presented herein on a combined basis. The Properties are expected to be acquired for cash by US Federal Properties Partnership, LP (“Operating Partnership”) concurrent with the initial public offering of US Federal Properties Trust, Inc. (“USFPT”) to be filed on Form S-11. Each of the Properties’ single tenant is the U. S. Government.

Basis of Presentation—The accompanying combined financial statement has been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission for inclusion in the Form S-11 of USFPT and is not intended to be a complete presentation of the Properties’ operations for the period presented. Certain historical expenses and revenues that may not be comparable to those resulting from the proposed future operation of the Properties have been excluded. Excluded items include amortization of deferred revenues and certain expenses such as depreciation and amortization, interest and other costs not directly related to the future operations of the Properties.

Use of Estimates—The preparation of this financial statement in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect the amounts reported in this financial statement and accompanying notes. Actual results could differ from those estimates.

Rental Income—The tenant leases are accounted for as operating leases. Rental income is recognized on a straight-line basis over the original non-cancelable term of the related leases. Reimbursements of real estate taxes and other expenses are recognized when they become billable to the tenants.

Repairs and Maintenance—Expenditures for repairs and maintenance are expensed as incurred.

Subsequent Events—The Properties have evaluated subsequent events through May 13, 2010, the date this Form S-11 was filed with the SEC.

2. Leases

The Properties are 100% occupied by the U.S. Government under operating leases with non-cancelable lease terms of 10 years. These leases commenced in 2008 and 2009 and will be assumed by the Operating Partnership upon acquisition. The future minimum lease payments (excluding real estate taxes and other expense reimbursements) scheduled to be received during the remaining non-cancelable term of the existing leases as of December 31, 2009, are (dollars in thousands):

Year
2010	$1,642
2011	1,721
2012	1,721
2013	1,721
2014	1,721
Thereafter	7,089

$15,615

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, liquidity, FFO, results of operations and prospects may have changed since that date.

Until                     , 2010 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

             Shares

Common Stock

US Federal Properties Trust, Inc.

PROSPECTUS

Deutsche Bank Securities

UBS Investment Bank

                    , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee.

SEC registration fee		$24,955
FINRA filing fee		35,500
NYSE listing fee		*
Legal fees and expenses (including Blue Sky fees)		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Equity Securities.

On May 6, 2010, we issued 1,000 shares of our common stock in the aggregate to our contributors and the minority owners in exchange for $1,000 in cash in the aggregate, as our initial capitalization. We will repurchase these 1,000 shares at cost upon completion of this offering. Such issuance was exempt from the requirements of the Securities Act pursuant to Section 4(2) and Rule 506 of Regulation D promulgated thereunder.

Pursuant to a contribution agreement dated May 12, 2010, our operating partnership will acquire 100% of the ownership interests in our contribution properties in exchange for (1) with respect to our contributors, an aggregate of              OP units and $             in cash and (2) with respect to the minority owners, an aggregate of OP units. Our contributors and the minority owners are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of these OP units will be effected in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 34.	Indemnification of Directors and Officers.

The MGCL permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision eliminating such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent that Maryland law in effect from time to time permits, to obligate us to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served in any of the capacities described above and to any employee or agent of our company.

The MGCL requires a corporation (unless its articles of incorporation provide otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was (1) committed in bad faith or (2) the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not provide any indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

The MGCL also permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We intend to enter into indemnification agreements with each of our directors and our senior management team that will obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that:

•

if a director or member of our senior management team is a party or is threatened to be made a party to any proceeding, by reason of such director’s or senior management team member’s status as a director, officer or employee of our company, we must indemnify such director or senior management team member, and advance expenses actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•

the act or omission of the director or senior management team member was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or senior management team member actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal action or proceeding, the director or senior management team member had reasonable cause to believe his or her conduct was unlawful;

Except as described below, our directors and senior management team members will not be entitled to indemnification pursuant to the indemnification agreement:

•	if the proceeding was one brought by us or in our right and the director or senior management team member is adjudged to be liable to us;

•	if the director or senior management team member is adjudged to be liable on the basis that personal benefit was improperly received; or

•

in any proceeding brought by the director or senior management team member other than to enforce his or her rights under the indemnification agreement, and then only to the extent provided by the agreement and, except as may be expressly provided in our charter, our bylaws, a resolution of our board of directors or of our stockholders entitled to vote generally in the election of directors or an agreement approved by our board of directors.

Notwithstanding the limitations on indemnification described above, on application by a director of our company or member of our senior management team to a court of appropriate jurisdiction, the court may order indemnification of such director or senior management team member if:

•

the court determines the director or senior management team member is entitled to indemnification as described in the following paragraph, in which case the director or senior management team member shall be entitled to recover from us the expenses of securing such indemnification; or

•

the court determines that such director or senior management team member is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or senior management team member (i) has met the standards of conduct set forth above or (ii) has been adjudged liable for receipt of an “improper personal benefit”; provided, however, that our indemnification obligations to such director or senior management team member will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit.

Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a director or senior management team member is a party or is threatened to be made a party to any proceeding by reason of such director’s or senior management team member’s status as a director, officer or employee of our company, and such director or senior management team member is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or senior management team member for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with our without prejudice.

In addition, the indemnification agreements will require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or senior management team member is not entitled to indemnification.

Item 35.	Treatment of Proceeds from Stock Being Registered.

The consideration to be received by us for our common stock registered hereunder will be credited to the appropriate stock account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index to the financial statements included in this registration statement.

(b) Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement among the Registrant, the operating partnership and the underwriters named therein.*

3.1	Form of Articles of Amendment and Restatement of the Registrant.*

3.2	Form of Bylaws of the Registrant.*

4.1	Specimen Common Stock Certificate of the Registrant.*

5.1	Opinion of Venable LLP relating to the legality of the securities being registered.*

8.1	Opinion of Hunton & Williams LLP regarding tax matters.*

10.1	Amended and Restated Limited Partnership Agreement of US Federal Properties Partnership, LP.*

10.2	Form of Contribution Agreement for contribution properties.*

10.3	Form of Property Management Agreement between the Registrant and Lane4.*

10.4	US Federal Properties Trust, Inc. 2010 Equity Incentive Plan.*

10.5	Form of RSU Agreement.*

10.6	Form of Employment Agreement between the Registrant and Richard Baier.*

10.7	Form of Employment Agreement between the Registrant and.*

10.8	Form of Employment Agreement between the Registrant and Daniel K. Carr.*

10.9	Form of Employment Agreement between the Registrant and Cathleen M. Baier.*

10.10	Form of Employment Agreement between the Registrant and Edwin M. Stanton.*

10.11	Form of Employment Agreement between the Registrant and Nicholas J. Rhodes.*

10.12	Credit Facility Agreement.*

Exhibit Number	Exhibit Description

10.13	Form of Indemnification Agreement.*

10.14	Registration Rights Agreement.*

10.15	Lease for Jacksonville, Florida property, dated January 25, 2007, as amended.*

10.16	Lease for Denver, Colorado property, dated March 23, 2007, as amended.*

10.17	Lease for Great Falls, Montana property, dated April 30, 2007, as amended.*

21.1	List of Subsidiaries of the Registrant.*

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Venable LLP (included in Exhibit 5.1).*

23.3	Consent of Hunton & Williams LLP (included in Exhibit 8.1).*

24.1	Power of Attorney.*

99.1	Consent of to be named as a proposed director.*

99.2	Consent of to be named as a proposed director.*

99.3	Consent of to be named as a proposed director.*

99.4	Consent of to be named as a proposed director.*

*	To be filed by amendment.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 13th day of May, 2010.

US FEDERAL PROPERTIES TRUST, INC.

By:	/s/ RICHARD BAIER
Name:	Richard Baier
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date:

/s/ RICHARD BAIER Richard Baier	Chief Executive Officer and President and Director (Principal Executive Officer)	May 13, 2010

/s/ NICHOLAS J. RHODES Nicholas J. Rhodes	Executive Vice President, Chief Operating Officer, Treasurer and Secretary (Principal Accounting Officer and Principal Financial Officer)	May 13, 2010

/s/ DANIEL K. CARR Daniel K. Carr	Director, Executive Vice President and Chief Development Officer	May 13, 2010

/s/ EDWIN M. STANTON Edwin M. Stanton	Director, Executive Vice President and Chief Investment Officer	May 13, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement among the Registrant, the operating partnership and the underwriters named therein.*

3.1	Form of Articles of Amendment and Restatement of the Registrant.*

3.2	Form of Bylaws of the Registrant.*

4.1	Specimen Common Stock Certificate of the Registrant.*

5.1	Opinion of Venable LLP relating to the legality of the securities being registered.*

8.1	Opinion of Hunton & Williams LLP regarding tax matters.*

10.1	Amended and Restated Limited Partnership Agreement of US Federal Properties Partnership, LP.*

10.2	Form of Contribution Agreement for contribution properties.*

10.3	Form of Property Management Agreement between the Registrant and Lane4.*

10.4	US Federal Properties Trust, Inc. 2010 Equity Incentive Plan.*

10.5	Form of RSU Agreement.*

10.6	Form of Employment Agreement between the Registrant and Richard Baier.*

10.7	Form of Employment Agreement between the Registrant and .*

10.8	Form of Employment Agreement between the Registrant and Daniel K. Carr.*

10.9	Form of Employment Agreement between the Registrant and Cathleen M. Baier.*

10.10	Form of Employment Agreement between the Registrant and Edwin M. Stanton.*

10.11	Form of Employment Agreement between the Registrant and Nicholas J. Rhodes.*

10.12	Credit Facility Agreement.*

10.13	Form of Indemnification Agreement.*

10.14	Registration Rights Agreement.*

10.15	Lease for Jacksonville, Florida property, dated January 25, 2007, as amended.*

10.16	Lease for Denver, Colorado property, dated March 23, 2007, as amended.*

10.17	Lease for Great Falls, Montana property, dated April 30, 2007, as amended.*

21.1	List of Subsidiaries of the Registrant.*

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Venable LLP (included in Exhibit 5.1).*

23.3	Consent of Hunton & Williams LLP (included in Exhibit 8.1).*

24.1	Power of Attorney.*

99.1	Consent of to be named as a proposed director.*

99.2	Consent of to be named as a proposed director.*

99.3	Consent of to be named as a proposed director.*

99.4	Consent of to be named as a proposed director.*

*	To be filed by amendment.